Form 10-K405, Exhibit 13
period 1996-12-31
UNIONBANCORP INC
filed 1997-03-31
CIK 1019650

                                 UNIONBANCORP, INC.
                                   AND SUBSIDIARIES

                          CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996, 1995 AND 1994

                                  UNIONBANCORP, INC.
                                   AND SUBSIDIARIES

                                       CONTENTS

--------------------------------------------------------------------------------
INDEPENDENT AUDITOR'S REPORT                                                  1
--------------------------------------------------------------------------------

    CONSOLIDATED FINANCIAL STATEMENTS

    Consolidated balance sheets                                               2

    Consolidated statements of income                                         3

    Consolidated statements of stockholders' equity                     4 and 5

    Consolidated statements of cash flows                                 6 - 8

    Notes to consolidated financial statements                           9 - 37

--------------------------------------------------------------------------------

                             INDEPENDENT AUDITOR'S REPORT


TO THE STOCKHOLDERS AND BOARD OF DIRECTORS
UNIONBANCORP, INC.
OTTAWA, ILLINOIS

We have audited the accompanying consolidated balance sheets of UNIONBANCORP, INC. AND SUBSIDIARIES as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UNIONBANCORP, INC. AND SUBSIDIARIES as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.





Champaign, Illinois
February 5, 1997

UNIONBANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1996 AND 1995 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                       1996           1995
---------------------------------------------------------------------------------------------------------------

ASSETS
Cash and cash equivalents                                                           $   29,236     $   16,167
Federal funds sold                                                                      10,267          2,265
Securities held to maturity (fair value of $35,322 in 1996 and $29,186 in 1995)         35,017         29,026
Securities available for sale                                                          188,538         63,891
Loans, net of allowance for loan losses of $3,068 in 1996 and $2,014 in 1995           343,428        178,805
Premises and equipment                                                                  13,580          6,571
Intangible assets                                                                       10,801            943
Other assets                                                                            11,157          5,865
                                                                                    --------------------------
         TOTAL ASSETS                                                               $  642,024     $  303,533
                                                                                    --------------------------
                                                                                    --------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
 Deposits:
   Noninterest bearing                                                              $   65,864     $   35,688
   Interest bearing                                                                    477,880        226,039
                                                                                    --------------------------
         TOTAL DEPOSITS                                                                543,744        261,727
Federal funds purchased and securities
 sold under agreements to repurchase                                                    21,817         11,505
Advances from the Federal Home Loan Bank                                                10,021            -
Notes payable                                                                           13,180          4,346
Other liabilities                                                                        5,027          2,480
                                                                                    --------------------------
         TOTAL LIABILITIES                                                             593,789        280,058
                                                                                    --------------------------

Minority interest in subsidiaries                                                          795            -
                                                                                    --------------------------

Mandatory redeemable preferred stock, Series B, no par value; 1,092 shares
 authorized; 857 shares issued and outstanding                                             857            -
                                                                                    --------------------------

Stockholders' Equity
 Preferred stock                                                                           -              -
 Series A convertible preferred stock                                                      500            -
 Series C preferred stock                                                                  -              -
 Common stock, $1 par value; 10,000,000 shares authorized; 4,386,064 and                 4,386          2,400
   2,400,000 shares issued in 1996 and 1995, respectively                               19,403          1,074
 Surplus                                                                                22,981         20,568
 Retained earnings                                                                         (74)             2
 Unrealized gain (loss) on securities available for sale                                   (91)           (48)
 Deferred compensation - stock options                                              --------------------------
                                                                                        47,105         23,996

 Less treasury stock, at cost; 271,263 and 268,263 shares
   in 1996 and 1995, respectively                                                          522            521
                                                                                    --------------------------
         TOTAL STOCKHOLDERS' EQUITY                                                     46,583         23,475
                                                                                    --------------------------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                 $  642,024     $  303,533
                                                                                    --------------------------
                                                                                    --------------------------

See Accompanying Notes to Consolidated Financial Statements.

UNIONBANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                     1996           1995           1994
----------------------------------------------------------------------------------------------------------
Interest income:
 Loans and fees on loans                                        $   22,138     $   16,322     $   13,419
 Securities:
   U.S. Treasury securities                                            959          1,062          1,571
   U.S. Government agencies and corporations                         3,146          2,202          1,796
   States and political subdivisions                                 1,574          1,404          1,397
   Collateralized mortgage obligations                               1,467             10             10
   U.S. Government agency mortgage backed securities                 1,327            -              -
   Other securities                                                    140            212            396
 Federal funds sold                                                    286            156             38
                                                                 -----------------------------------------
         TOTAL INTEREST INCOME                                      31,037         21,368         18,627
                                                                 -----------------------------------------
Interest expense:
 Deposits                                                           15,239         10,257          8,093
 Federal funds purchased and securities
   sold under agreements to repurchase                                 861            523            234
 Advances from the Federal Home Loan Bank                              213            -              -
 Notes payable                                                         690            469            379
                                                                 -----------------------------------------
         TOTAL INTEREST EXPENSE                                     17,003         11,249          8,706
                                                                 -----------------------------------------
         NET INTEREST INCOME                                        14,034         10,119          9,921
Provision for loan losses                                            1,178            684            660
                                                                 -----------------------------------------
         NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES        12,856          9,435          9,261
                                                                 -----------------------------------------
Noninterest income:
 Service charges                                                     1,286            952            895
 Merchant fee income                                                   524            418            357
 Trust income                                                          393            330            301
 Gain on sale of loans                                                 262            288            130
 Securities gains, net                                                  20             98            118
 Other noninterest income                                              737            484            482
                                                                 -----------------------------------------
                                                                     3,222          2,570          2,283
                                                                 -----------------------------------------
Noninterest expenses:
 Salaries and employee benefits                                      6,469          4,451          3,868
 Occupancy expense, net                                                899            665            574
 Furniture and equipment expense                                       977            584            560
 FDIC deposit assessment                                                 8            271            526
 Amortization of intangible assets                                     392            120            162
 Other noninterest expenses                                          3,503          2,680          2,557
                                                                 -----------------------------------------
                                                                    12,248          8,771          8,247
                                                                 -----------------------------------------
                                                                     3,830          3,234          3,297
Minority interest                                                       27            -              -
                                                                 -----------------------------------------
         INCOME BEFORE INCOME TAXES                                  3,803          3,234          3,297
Income taxes                                                           969            881            703
                                                                 -----------------------------------------
         NET INCOME                                                  2,834          2,353          2,594
Preferred stock dividends                                              105            -              -
                                                                 -----------------------------------------
NET INCOME ON COMMON STOCK                                      $    2,729     $    2,353     $    2,594
                                                                 -----------------------------------------
                                                                 -----------------------------------------
EARNINGS PER COMMON SHARE                                       $     0.98     $     1.09     $     1.22
                                                                 -----------------------------------------
                                                                 -----------------------------------------
WEIGHTED AVERAGE NUMBER OF  SHARES OUTSTANDING                   2,773,769      2,148,897      2,132,712
                                                                 -----------------------------------------
                                                                 -----------------------------------------

See Accompanying Notes to Consolidated Financial Statements.

UNIONBANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


--------------------------------------------------------------------------------

                                                                                              Series A Convertible
                                                 Common Stock           Preferred Stock          Preferred Stock
                                           -------------------------------------------------------------------------
                                             Shares     Dollars       Shares     Dollars       Shares     Dollars
                                           -------------------------------------------------------------------------

Balance, December 31, 1993, as restated    2,400,000   $   2,400         -      $    -            -      $    -
 Effect of adoption of change in method
   of accounting for securities                 -           -            -           -            -           -
 Net income                                     -           -            -           -            -           -
 Cash dividends, $.12 per share                 -           -            -           -            -           -
 Issuance of 1,977 shares of treasury
   stock                                        -           -            -           -            -           -
 Redemption of qualifying directors
   stock                                                    -            -           -            -           -
 Change in unrealized gain (loss) on
   securities available for sale                -           -            -           -            -           -
                                           -------------------------------------------------------------------------

Balance, December 31, 1994                 2,400,000       2,400         -           -            -           -
 Net income                                     -           -            -           -            -           -
 Cash dividends, $.13 per share
 Issuance of nonqualifying stock options        -           -            -           -            -           -
 Amortization of unearned compensa-
   tion on nonqualifying stock options          -           -            -           -            -           -
 Change in unrealized gain (loss) on
   securities available for sale                -           -            -           -            -           -
                                           -------------------------------------------------------------------------

Balance, December 31, 1995                 2,400,000       2,400         -           -            -           -
 Net income                                     -           -            -           -            -           -
 Issuance of common stock                  1,266,398       1,266         -           -            -           -
 Cost to raise capital                          -           -            -           -            -           -
 Cash dividends, $.14 per share
 Dividends on preferred stock                               -            -           -            -           -
 Stock issued for acquisitions               719,666         720         -           -        2,762.24         500
 Issuance of nonqualifying stock options        -           -            -           -            -           -
 Amortization of unearned compensa-
   tion on nonqualifying stock options          -           -            -           -            -           -
 Change in unrealized gain (loss) on
   securities available for sale                -           -            -           -            -           -
 Redemption of qualifying directors
   stock                                        -           -            -           -            -           -
                                           -------------------------------------------------------------------------

Balance, December 31, 1996                 4,386,064   $   4,386         -      $    -        2,762.24   $     500
                                           -------------------------------------------------------------------------
                                           -------------------------------------------------------------------------


See Accompanying Notes to Consolidated Financial Statements.

                                                                                 Unrealized
                                                                                 Gain (Loss)  Deferred
                                             Series C                                on       Compen-
                                          Preferred Stock                        Securities   sation -  Treasury Stock
                                         -----------------             Retained   Available    Stock    ---------------
                                         Shares   Dollars   Surplus    Earnings   for Sale    Options   Shares   Dollars     Total
                                         -------------------------------------------------------------------------------------------
Balance, December 31, 1993, as restated    -     $   -    $     996  $   16,153   $   -     $   -      267,240  $  (524) $  19,025
 Effect of adoption of change in method
   of accounting for securities            -         -          -           -         831       -         -         -          831
 Net income                                -         -          -         2,594       -         -         -         -        2,594
 Cash dividends, $.12 per share            -         -          -          (248)      -         -         -         -         (248)
 Issuance of 1,977 shares of treasury
   stock                                   -         -           11         -         -         -       (1,977)       4         15
 Redemption of qualifying directors
   stock                                   -         -          -           -         -         -        3,000       (1)        (1)
 Change in unrealized gain (loss) on
   securities available for sale           -         -          -           -      (2,588)      -         -         -       (2,588)
                                         ------------------------------------------------------------------------------------------

Balance, December 31, 1994                 -         -        1,007      18,499    (1,757)      -      268,263     (521)    19,628
 Net income                                -         -          -         2,353       -         -         -         -        2,353
 Cash dividends, $.13 per share            -         -                     (284)      -                   -                   (284)
 Issuance of nonqualifying stock options   -         -           67         -         -         (67)      -         -          -
 Amortization of unearned compensa-
   tion on nonqualifying stock options     -         -          -           -         -          19       -         -           19
 Change in unrealized gain (loss) on
   securities available for sale           -         -          -           -       1,759       -         -         -        1,759
                                         ------------------------------------------------------------------------------------------

Balance, December 31, 1995                 -         -        1,074      20,568         2       (48)   268,263     (521)    23,475
 Net income                                -         -          -         2,834       -         -         -         -        2,834
 Issuance of common stock                  -         -       12,221         -         -         -         -         -       13,487
 Cost to raise capital                     -         -       (1,051)        -         -         -         -         -       (1,051)
 Cash dividends, $.14 per share            -         -          -          (316)      -         -         -         -         (316)
 Dividends on preferred stock              -         -          -          (105)      -         -         -         -         (105)
 Stock issued for acquisitions             -         -        7,090         -         -         -         -         -        8,310
 Issuance of nonqualifying stock options   -         -           69         -         -         (69)      -         -          -
 Amortization of unearned compensa-
   tion on nonqualifying stock options     -         -           26         -         -         -         -         -           26
 Change in unrealized gain (loss) on
   securities available for sale           -         -          -           -         (76)      -         -         -          (76)
 Redemption of qualifying directors
   stock                                   -         -          -           -         -         -        3,000       (1)        (1)
                                         ------------------------------------------------------------------------------------------
Balance, December 31, 1996                 -     $   -    $  19,403  $   22,981   $   (74)  $   (91)   271,263  $  (522) $  46,583
                                         ------------------------------------------------------------------------------------------
                                         ------------------------------------------------------------------------------------------

                                       5

UNIONBANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994  (DOLLARS IN THOUSANDS)

                                                               1996           1995           1994
-----------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
  Net income                                               $    2,834     $    2,353     $    2,594
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation                                                  849            526            529
    Amortization of intangible assets                             392            120            162
    Amortization of deferred compensation - stock options          26             19            -
    Amortization of bond premiums, net                            543            448            640
    Provision for loan losses                                   1,178            684            660
    Provision for deferred income taxes                           (45)          (138)           (32)
    Gain on sales of securities                                   (20)           (98)          (118)
    Gain on sale of equipment                                      -             (37)            (2)
    (Gain) loss on sale of real estate acquired in
      settlement of loans                                        (134)           (33)            65
    Gain on sale of loans                                        (262)          (288)          (130)
    Proceeds from sales of loans held for resale               21,355         14,899          9,289
    Origination of loans held for resale                      (20,803)       (14,673)        (9,159)
    Minority interest in net income of subsidiary                  27             -              -
    Change in assets and liabilities:
      (Increase) decrease in other assets                           9           (666)            12
      Increase (decrease) in other liabilities                   (449)           539            346
                                                           -----------------------------------------
         NET CASH PROVIDED BY OPERATING ACTIVITIES              5,500          3,655          4,856
                                                           -----------------------------------------

Cash Flows from Investing Activities
  Securities:
    Held to maturity:
      Proceeds from calls, maturities and paydowns              4,429          3,858          1,279
      Purchases                                                (5,247)        (4,300)        (6,197)
    Available for sale:
      Proceeds from maturities and paydowns                    20,455          6,230          6,621
      Proceeds from sales                                      24,620         17,318         21,562
      Purchases                                               (19,708)       (28,240)       (27,357)
Net (increase) decrease in federal funds sold                     167         (1,065)         8,900
Net increase in loans                                         (21,841)       (20,533)       (14,024)
Purchases of premises and equipment                            (1,314)        (1,430)        (1,201)
Proceeds from sale of real estate acquired in
  settlement of loans                                             575            800            727
Proceeds from sale of equipment                                     3             59             40
Bank and bank holding company acquisitions, net
  of cash and cash equivalents received                       (11,748)           -              -
                                                           -----------------------------------------
         NET CASH USED IN INVESTING ACTIVITIES                 (9,609)       (27,303)        (9,650)
                                                           -----------------------------------------


                                                                     (Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (DOLLARS IN THOUSANDS)

                                                               1996           1995           1994
------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
  Net increase (decrease) in demand deposits,
    NOW accounts and savings accounts                      $    7,784     $   11,656     $(   6,853)
  Net increase in time deposits                                (6,037)        17,738          1,732
  Net increase (decrease) in federal funds purchased and
    securities sold under agreements to repurchase              2,481         (1,613)         9,976
  Net decrease in advances from the Federal Home Loan Bank     (4,000)           -              -
  Payments on notes payable                                   (13,802)          (680)          (254)
  Proceeds from notes payable                                  18,686
  Dividends paid on common stock                                 (316)          (284)          (248)
  Dividends paid on preferred stock                               (53)           -              -
  Proceeds from issuance of treasury stock                        -              -               15
  Redemption of qualifying directors' stock                        (1)           -               (1)
  Proceeds from issuance of common stock, net of costs
    to raise capital                                           12,436            -              -
                                                           ------------------------------------------
         NET CASH PROVIDED BY FINANCING ACTIVITIES             17,178         26,817          4,367
                                                           ------------------------------------------

         NET INCREASE (DECREASE) IN CASH AND
            DUE FROM BANKS                                     13,069          3,169           (427)

Cash and cash equivalents:
  Beginning of year                                            16,167         12,998         13,425

                                                           ------------------------------------------
  End of year                                              $   29,236     $   16,167     $   12,998
                                                           ------------------------------------------
                                                           ------------------------------------------

Supplemental Disclosures of Cash Flow Information
  Cash payments for:
    Interest  - depositors                                 $   15,232     $    9,978     $    7,912
                                                           ------------------------------------------
                                                           ------------------------------------------
              - federal funds and repurchase agreements    $      437     $      371     $      171
                                                           ------------------------------------------
                                                           ------------------------------------------
              - notes payable                              $      690     $      576     $      357
                                                           ------------------------------------------
                                                           ------------------------------------------
              - FHLB advances                              $      210     $      -       $      -
                                                           ------------------------------------------
                                                           ------------------------------------------

    Income taxes                                           $      921     $      994     $      833
                                                           ------------------------------------------
                                                           ------------------------------------------

                                                                     (Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994  (DOLLARS IN THOUSANDS)


                                                                           1996          1995           1994
---------------------------------------------------------------------------------------------------------------
Supplemental Schedule of Noncash Investing
  and Financing Activities
  Transfer of loans to real estate acquired in settlement of loans   $      316     $      535     $      519
                                                                     -----------------------------------------
                                                                     -----------------------------------------
  Change in unrealized gain (loss) on securities
    available for sale                                               $     (125)    $    2,873     $   (2,870)
                                                                     -----------------------------------------
                                                                     -----------------------------------------
  Increase (decrease) in deferred taxes attributable to the
    unrealized gain (loss) on securities available for sale          $       49     $   (1,115)    $    1,114
                                                                     -----------------------------------------
                                                                     -----------------------------------------
  Unrealized gain on securities available for sale attributable
    to minority interest                                             $        8     $      -       $      -
                                                                     -----------------------------------------
                                                                     -----------------------------------------
  Issuance of nonqualifying stock options                            $       69     $       67     $      -
                                                                     -----------------------------------------
                                                                     -----------------------------------------
  Preferred stock dividends declared not paid                        $       52     $      -       $      -
                                                                     -----------------------------------------
                                                                     -----------------------------------------

Assets acquired:
  Cash and cash equivalents                                          $    5,191     $      -       $      -
  Federal funds sold                                                      8,169            -              -
  Securities                                                            155,824            -              -
  Loans, net                                                            144,566            -              -
  Premises and equipment                                                  6,547            -              -
  Intangible assets                                                      10,250            -              -
  Other assets                                                            5,426            -              -
Liabilities assumed:
  Demand deposits, NOW accounts and savings accounts                   (101,134)           -              -
  Time deposits                                                        (179,136)           -              -
  Federal funds purchased and securities sold under
    agreements to repurchase                                             (7,831)           -              -
  Advances from the Federal Home Loan Bank                              (14,021)           -              -
  Notes payable                                                          (3,950)           -              -
  Deferred taxes                                                           (534)           -              -
  Other liabilities                                                      (2,501)           -              -
  Minority interest in subsidiaries                                        (760)           -              -
                                                                     -----------------------------------------
                                                                     $   26,106     $      -       $      -
                                                                     -----------------------------------------
                                                                     -----------------------------------------

Value of common stock issued                                         $    7,810     $      -       $      -
                                                                     -----------------------------------------
                                                                     -----------------------------------------
Value of mandatory redeemable preferred stock issued                 $      857     $      -       $      -
                                                                     -----------------------------------------
                                                                     -----------------------------------------
Value of convertible preferred stock issued                          $      500     $      -       $      -
                                                                     -----------------------------------------
                                                                     -----------------------------------------
Purchase price paid                                                  $   16,939     $      -       $      -
                                                                     -----------------------------------------
                                                                     -----------------------------------------



See Accompanying Notes to Consolidated Financial Statements.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
-------------------------------------------------------------------------------


NOTE 1.   ACCOUNTING POLICIES

UnionBancorp, Inc. (the "Company") is a multi-bank holding company with three nonbank subsidiaries. The Company provides a full range of banking services to individual and corporate customers in the north central and west central Illinois areas. The Company is subject to competition from other financial institutions and nonfinancial institutions providing financial services. Additionally, the Company and its bank subsidiaries (the "Banks") are subject to regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

The significant accounting and reporting policies for UnionBancorp, Inc. and its subsidiaries follow:

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Company and its subsidiaries, UnionBank, UnionBank/Sandwich , Prairie Acquisition Corp., Country Bancshares, Inc., LaSalle County Collections, Inc., UnionData Corp., Inc. and Union Corporation. Prairie Acquisition Corp. ("Prairie") is a multi-bank holding company for banks located in the Illinois communities of Ferris, Hanover, Ladd, Manlius, Tampico and Tiskilwa, with additional branches in Carthage, Elizabeth and Princeton. Country Bancshares, Inc., ("Country") is a one-bank holding company headquartered in Hull, Illinois with offices in the Illinois communities of Macomb, Hull, Paloma, East Hannibal, Camp Point and Blandinsville. All material intercompany accounts and transactions have been eliminated in consolidation.

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and reporting practices prescribed for the banking industry.

In preparing the consolidated financial statements, Company management is required to make estimates and assumptions which significantly affect the amounts reported in the consolidated financial statements. Significant estimates which are particularly susceptible to change in a short period of time include the determination of the allowance for loan losses and valuation of real estate and other properties acquired in connection with foreclosures or in satisfaction of amounts due from borrowers on loans. Actual results could differ from those estimates.

Assets held in an agency or fiduciary capacity, other than trust cash on deposit with the Banks, are not assets of the Company and, accordingly, are not included in the accompanying consolidated financial statements.

                                                                 (Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
-------------------------------------------------------------------------------

SECURITIES HELD TO MATURITY

Securities classified as held to maturity are those debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed using the interest method over their contractual lives.

SECURITIES AVAILABLE FOR SALE

Securities classified as available for sale are those debt securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. The difference between fair value and cost, adjusted for amortization of premium and accretion of discounts, results in an unrealized gain or loss. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Gains or losses from the sale of securities are determined using the specific identification method.

LOANS

Loans are stated at the principal amount outstanding, net of unearned interest and the allowance for loan losses.

Unearned interest on certain installment loans is credited to income over the term of the loan using the interest method. For all other loans, interest is credited to income as earned using the simple interest method applied to the daily balances of the principal outstanding.

The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When the accrual of interest is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received and the principal is considered fully collectible.

The Banks originate certain loans for sale in the secondary market. These loans are recorded at the lower of aggregate cost or market until they are sold. Net unrealized losses are recognized in a valuation allowance by charges to income. Gains or losses on sales of loans held for sale are computed using the specific-identification method and are reflected in income at the time of sale.

                                                                 (Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
-------------------------------------------------------------------------------

MORTGAGE SERVICING RIGHTS

The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market rate. For purposes of measuring impairment, the rights are stratified based on the following predominant risk characteristics of the underlying loans: weighted average maturity and weighted average rate. The amount of impairment is the excess of the capitalized mortgage servicing rights for a stratum over their fair value.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loss experience. The evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowance for loan losses, and may require the Banks to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance for loan losses related to impaired loans that are identified for evaluation is based on discounted cash flows using the loan's effective interest rate or the fair value, less selling costs, of the collateral for collateral dependent loans.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the accelerated and straight-line methods over the estimated useful lives of the assets.

INTANGIBLE ASSETS

Fair value adjustments for identifiable tangible assets are accreted and amortized over the lives of the respective assets. The excess of the purchase price over the fair value of assets acquired for transactions accounted for as purchases are recorded as intangible assets. Core deposit intangibles are amortized on a straight line basis over ten years. Goodwill is amortized on a straight line basis over fifteen years.

                                                                 (Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
-------------------------------------------------------------------------------

DEFERRED INCOME TAXES

Deferred taxes are provided using the liability method. Deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

EARNINGS PER SHARE

Earnings per share are calculated on the weighted average number of shares outstanding, including common stock equivalents, during the year. Shares held by the employee stock ownership plan are considered to be outstanding shares regardless of whether they are allocated to participants or held as unallocated shares. All share amounts in the consolidated financial statements have been restated to reflect the three-for-one stock split which took effect May 20, 1996.

PREFERRED STOCK

Terms of each class of preferred stock are as follows:

PREFERRED STOCK: The Company's Certificate of Incorporation authorizes its Board of Directors to fix or alter the rights, preferences, privileges and restrictions of 200,000 shares of Preferred Stock, including the dividend rights, original issue price, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms thereof, and the number of shares of each series subsequent to the issuance of shares of such series (but not below the number of shares outstanding). The Board of Directors has fixed the rights, preferences, privileges and restrictions with respect to 2,765 shares of Series A Preferred Stock, 1,092 shares of Series B Preferred Stock, and 4,500 shares of Series C Preferred Stock, as described below.

                                                                 (Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
-------------------------------------------------------------------------------

SERIES A CONVERTIBLE PREFERRED STOCK: The Company has issued 2,762.24 of the 2,765 authorized shares of Series A Convertible Preferred Stock. Preferential cumulative cash dividends are payable quarterly at an annual rate of $75.00 per share. Dividends accrue on each share of Series A Preferred Stock from the date of issuance and from day to day, thereafter, whether or not earned or declared. The shares of Series A Preferred Stock are convertible into the number of shares of Common Stock that results from multiplying $1,000 by the number of shares of Series A Preferred Stock, subtracting from this product such realized after-tax loss of specified securities obtained in the acquisition of Prairie Bancorp, Inc. and dividing this result by the conversion price (1.075 times the Common Stock per share book value). Series A Preferred Stock is not redeemable for cash. Holders of shares of Series A Preferred Stock are not entitled to vote except: (i) as required by law;
(ii) to approve the authorization or issuance of any shares of any class or series of stock which ranks senior or on a parity with the Series A Preferred Stock in respect of dividends and distributions upon the dissolution, liquidation or winding up of the Company; (iii) during any period of time when two dividend payments on shares of Series A Preferred Stock have accrued but have not been paid; (iv) upon conversion of the shares of Series A Preferred Stock into shares of Common Stock; or (v) if the holders of Common Stock vote on a proposal to merge or otherwise enter into a transaction with a third party pursuant to which the Company is not the surviving entity. On dissolution, winding up or liquidation of the Company, voluntary or otherwise, holders of Series A Preferred Stock will be entitled to receive, out of the assets of the Company available for distribution to stockholders, the amount of $1,000 per share, plus any accrued but unpaid dividends, before any payment or distribution may be made on shares of Common Stock or any other securities issued by the Company which rank junior to the Series A Preferred Stock.

SERIES B MANDATORY REDEEMABLE PREFERRED STOCK: The Company has issued 857 of the 1,092 authorized shares Series B Mandatory Redeemable Preferred Stock. Preferential cumulative cash dividends are payable quarterly at an annual rate of $60.00 per share. Dividends accrue on each share of Series B Preferred Stock from the date of issuance and from day to day, thereafter, whether or not earned or declared. Each original holder of Series B Preferred Stock (or upon such holder's deaths, their respective executors or personal representatives) will have the option, exercisable at their sole discretion, to sell, and the Company will be obligated to redeem, such holder's shares of Series B Preferred Stock upon the earlier to occur of the death of the respective original holder of Series B Preferred Stock or ten years after the original issuance date of the Series B Preferred Stock. The per share price payable by the Company for such shares of Series B Preferred Stock will be equal to $1,000 per share, plus any accrued but unpaid dividends. Notwithstanding the foregoing, the Company will not be obligated to redeem for cash any shares of Series B Preferred Stock if such redemption would cause it to be in violation of any statute, rule, or regulation or agreement to which it is a party relating to minimum capital requirements, provided that the Company is required to use its best efforts promptly to remedy any such violation and shall promptly complete the redemption of such shares after such violation has been cured. Holders of shares of Series B Preferred Stock are not entitled to vote except as required by law. On dissolution, winding up or liquidation of the Company, voluntary or otherwise, holders of Series B Preferred Stock will be entitled to receive, out of the assets of the Company available for distribution to stockholders, the amount of $1,000 per share, plus any accrued but unpaid dividends, before any payment or distribution may be made on shares of Common Stock or any other securities issued by the Company which rank junior to the Series B Preferred Stock.

                                                                 (Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
-------------------------------------------------------------------------------

SERIES C JUNIOR PARTICIPATING PREFERRED STOCK: The Company has authorized 4,500 shares of Series C Junior Participating Preferred Stock. The Series C Preferred Stock is only issuable upon exercise of rights issued pursuant to the Company's Stockholder Rights Plan. Each share of Series C Junior Participating Preferred Stock is entitled to, when, as and if declared, a minimum preferential quarterly dividend payment of $3.00 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of Common Stock. In the event of liquidation, dissolution or winding up of the Company, the holders of the Series C Preferred Stock will be entitled to a minimum preferential payment of $100 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 1,000 times the payment made per share of Common Stock. Each share of Series C Preferred Stock will have 1,000 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which outstanding shares of Common Stock are converted or exchanged, each share of Series C Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

STOCKHOLDER RIGHTS PLAN: On July 17, 1996, the Company declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series C Junior Participating Preferred Stock, no par value, of the Company at a price of $50.00 per one one-thousandth of a share of Preferred Stock (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of August 5, 1996, as the same may be amended from time to time (the "Rights Agreement"), between the Company and Harris Trust and Savings Bank, as Rights Agent.

The Rights are not exercisable until the earlier to occur of: (i) 10 days after a person or group ("Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock or (ii) 10 business days (or such later date as determined by the Board of Directors) following the commencement of a tender offer or exchange offer (the "Distribution Date"). Unless extended, the Rights will expire on August 4, 2006.

In the event that any person(s) becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right that number of shares of Common Stock having a market value of two times the exercise price of the Right.

In the event that, after a person or group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provisions will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive upon the exercise of a Right that number of shares of common stock of the person with whom the Company has engaged in the foregoing transaction (or its parent) that at the time of such transaction have a market value of two times the exercise price of the Right.

                                                                 (Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
-------------------------------------------------------------------------------
 At any time prior to the time an Acquiring Person becomes such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right.

ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES

In June 1996, the Financial Accounting Standards Board issued Statement
No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" (Statement No. 125). Statement No. 125 distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interest in the transferred assets is received in exchange. Statement No. 125 also establishes standards on the initial recognition and measurement of servicing assets and other retained interests and servicing liabilities, and their subsequent measurement.

Statement No. 125 requires that debtors reclassify financial assets pledged as collateral and that secured parties recognize those assets and their obligation to return them in certain circumstances in which the secured party has taken control of those assets. In addition, Statement No. 125 requires that a liability be derecognized only if the debtor is relieved of its obligation through payment to the creditor or by being legally released from being the primary obligor under the liability either judicially or by the creditor.

Statement No. 125 is effective for transactions occurring after December 31, 1996, except for transactions relating to secured borrowings and collateral for which the effective date is December 31, 1997. The Company believes the adoption of Statement No. 125 will not have a material impact on its consolidated financial statements.

NOTE 2.   BUSINESS ACQUISITIONS

On August 1, 1996, the Company acquired LaSalle County Collections, Inc. ("LaSalle"), a collection agency located in Ottawa, Illinois. The purchase price of $177 included the issuance of 9,090 shares of Common Stock, valued at $11.08 per share, and payment of $77 in cash. The Company recognized an intangible asset of $170 for the excess of purchase price over total assets acquired.

On August 6, 1996, the Company acquired six additional bank subsidiaries through the purchase of Prairie Bancorp, Inc. ("Prairie"), a multi-bank holding company headquartered in Princeton, Illinois. At the date of acquisition, Prairie had approximately $226,756 in total assets and $189,271 in total deposits. In conjunction with the acquisition, the Company issued 2,762.24 of the 2,765 authorized shares of Series A Convertible Preferred Stock, which were valued at $500. In addition, the Company issued 857 of the 1,092 authorized shares of Series B Preferred Stock, which were valued at $857 and 710,576 shares of Common Stock valued at $7,710. The total acquisition cost of $14,302 resulted in goodwill of $2,749 and core deposit intangible estimated at $1,857.

                                                                 (Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
-------------------------------------------------------------------------------

On September 25, 1996, the Company acquired an additional bank subsidiary through the purchase of Country Bancshares, Inc. ("Country"). At the date of acquisition, Country had approximately $109,040 in total assets and $90,999 in total deposits. The cash purchase price of $11,627 resulted in goodwill of $4,842 and core deposit intangible estimated at $632.

All acquisitions were recorded using the purchase method of accounting. As such, the results of operations of the acquired entities are excluded from the consolidated statements of income for the periods prior to the respective acquisition dates.

The unaudited pro forma results of operations which follow assume the acquisitions had occurred at the beginning of the respective periods. In addition to combining the historical results of operations of the companies, the pro forma calculations include purchase accounting adjustments related to the acquisitions and interest on borrowed funds.

Unaudited pro forma consolidated results of operations for the periods ending December 31, 1996 and 1995 as though Prairie and Country had been acquired as of January 1, 1995 follow:

                                                Years ended December 31,
                                               -------------------------

                                                1996              1995
                                               -------------------------

Net interest income                            $17,965         $17,538
                                               -------------------------
                                               -------------------------

Net income                                       3,088           2,833
                                               -------------------------
                                               -------------------------

Earnings per common share                      $  0.69         $  0.62
                                               -------------------------
                                               -------------------------

The effects of the acquisition of LaSalle are not material and therefore have not been included in the above analysis.

The pro forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the purchases actually been made at the beginning of the respective periods, or of results which may occur in the future.

NOTE 3.   CASH AND CASH EQUIVALENTS

Certain of the Banks are required to maintain legal reserves composed of funds on deposit with the Federal Reserve Bank and cash on hand. The required balances as of December 31, 1996 and 1995, were $2,273 and $1,973, respectively.

                                                                 (Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
-------------------------------------------------------------------------------

NOTE 4.   SECURITIES

Amortized costs and fair values of securities are summarized as follows:



HELD TO MATURITY                                             Gross          Gross
December 31, 1996                          Amortized      Unrealized      Unrealized        Fair
                                              Cost           Gains          Losses         Value
                                        ---------------------------------------------------------


States and political subdivisions       $   35,017          $ 496         $  191       $ 35,322
                                        -------------------------------------------------------
                                        -------------------------------------------------------
December 31, 1995
U.S. Treasury                           $      117          $  -          $   -        $    117
U.S. Government agencies and
  corporations                               2,000                           121          1,879
States and political subdivisions           26,660            496            215         26,941
Collateralized mortgage obligations              9             -              -               9
Corporate bonds                                240             -              -             240
                                        -------------------------------------------------------
                                        $   29,026          $ 496         $  336       $ 29,186
                                        -------------------------------------------------------
                                        -------------------------------------------------------

AVAILABLE FOR SALE
December 31, 1996

U.S. Treasury                           $   26,528          $ 107         $  117       $ 26,518
U.S. Government agencies and
  corporations                              53,905            184            535         53,554
U.S. Government mortgage backed
  securities                                49,266            293            105         49,454
Collateralized mortgage obligations         58,744            219            143         58,820
Corporate bonds                                192             -              -             192
Other                                           25             -              25             -
                                        -------------------------------------------------------
                                        $  188,660          $ 803         $  925       $188,538
                                        -------------------------------------------------------
                                        -------------------------------------------------------

(Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
-------------------------------------------------------------------------------



AVAILABLE FOR SALE                                          Gross          Gross
December 31, 1995                          Amortized     Unrealized      Unrealized        Fair
                                             Cost           Gains          Losses         Value
                                          ----------------------------------------------------

U.S. Treasury                             $18,330          $  24          $  75        $18,279
U.S. Government agencies and
  corporations                             36,909            303            225         36,987
U.S. Government mortgage backed
  securities                                6,111             30             58          6,083
Collateralized mortgage obligations           107             -               1            106
States and political subdivisions             893             20             -             913
Other                                       1,538             10             25          1,523
                                          ----------------------------------------------------
                                          $63,888          $ 387          $ 384        $63,891
                                          ----------------------------------------------------
                                          ----------------------------------------------------


The amortized cost and fair value of securities classified as held to maturity and available for sale at December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                              Held to Maturity            Available for Sale
                                          ----------------------------------------------------

                                            Amortized        Fair        Amortized        Fair
                                             Cost           Value           Cost           Value

Due in one year or less                   $ 3,007        $ 3,019       $  8,277       $  8,230
Due after one year through five years      16,162         16,245         38,519         38,527
Due after five years through ten years     12,322         12,444         33,854         33,507
Due after ten years                         3,526          3,614             -              -
U.S. Government mortgage backed
  securities                               49,266         49,454             -              -
Collateralized mortgage obligations            -              -          58,744         58,820
                                          ----------------------------------------------------
                                          $35,017        $35,322       $188,660       $188,538
                                          ----------------------------------------------------
                                          ----------------------------------------------------



Securities with carrying values of approximately $131,997 and $50,338 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase and advances from the Federal Home Loan Bank, and for other purposes as required or permitted by law.

The Company elected to transfer certain securities held to maturity with an amortized cost of $2,242 and a fair value of $2,004 to available for sale. In addition, certain securities available for sale with an amortized cost of $395 and a fair value of $402 were transferred to held to maturity.

These transfers were made in connection with the 1996 acquisitions to maintain the Company's interest rate risk.

                                                           (Continued)

UNIONBANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
-------------------------------------------------------------------------------

Realized gains and losses from securities available for sale follow:

                                                    Years Ended December 31,
                                                 ------------------------------
                                                     1996      1995      1994
                                                 ------------------------------

Gross gains                                      $    137  $    172  $    229
Gross losses                                         (117)      (74)     (111)
                                                 ------------------------------
NET GAIN                                         $     20  $     98  $    118
                                                 ------------------------------
                                                 ------------------------------

The Company adopted Financial Accounting Standards Board Statement No. 115 (Statement No. 115), "Accounting for Certain Investments in Debt and Equity Securities" as of January 1, 1994. The effect of adopting Statement No. 115 on the accompanying balance sheet as of January 1, 1994 was an increase in stockholders' equity of $831, net of the related income tax effect of $527, to recognize the net unrealized gain in securities available for sale at that date.

NOTE 5.  LOANS

The major classifications of loans follow:

                                                           December 31,
                                                 ------------------------------
                                                       1996            1995
                                                 ------------------------------
Commercial                                       $     95,929     $     53,226
Real estate                                           203,732          100,506
Installment                                            41,303           24,166
Other                                                   6,047            2,928
                                                 ------------------------------
                                                      347,011          180,826
                                                 ------------------------------

Less:
  Unearned interest                                       515                7
  Allowance for loan losses                             3,068            2,014
                                                 ------------------------------
                                                        3,583            2,021
                                                 ------------------------------
                                                 $    343,428     $    178,805
                                                 ------------------------------
                                                 ------------------------------

The Company's opinion as to the ultimate collectibility of these loans is subject to estimates regarding future cash flows from operations and the value of property, real and personal, pledged as collateral. These estimates are affected by changing economic conditions and the economic prospects of borrowers.


                                                                    (Continued)

UNIONBANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
-------------------------------------------------------------------------------

The following table presents data on impaired loans:


                                                                              December 31,
                                                                     --------------------------
                                                                          1996           1995
                                                                     --------------------------
Impaired loans for which an allowance has been provided              $        14    $       733
Impaired loans for which no allowance has been provided                    1,080             -
                                                                     --------------------------
Total loans determined to be impaired                                $     1,094    $       733
                                                                     --------------------------
                                                                     --------------------------
Allowance for loan loss for impaired loans included
  in the allowance for loan losses                                   $         2    $       500
                                                                     --------------------------
                                                                     --------------------------
Average recorded investment in impaired loans                        $       947    $       423
                                                                     --------------------------
                                                                     --------------------------
Interest income recognized from impaired loans                       $        -     $        -
                                                                     --------------------------
                                                                     --------------------------
Cash basis interest income recognized from impaired loans            $        -     $        -
                                                                     --------------------------
                                                                     --------------------------


Loans on which the accrual of interest had been discontinued or reduced amounted to $1,061 at December 31, 1994, which had the effect of reducing interest income approximately $167 for the year ended December 31, 1994.

The Company and its subsidiaries conduct most of their business activities, including granting agribusiness, commercial, residential and installment loans with customers in north central and west central Illinois. The Banks' loan portfolios include a concentration of loans to agricultural and agricultural-related industries amounting to approximately $61,978 and $27,308 as of December 31, 1996 and 1995, respectively. In addition, the Company has a concentration of commercial real estate loans of approximately $63,254 and $44,393 as of December 31, 1996 and 1995, respectively. Generally those loans are collateralized by assets of those entities. The loans are expected to be repaid from cash flows or from proceeds from the sale of selected assets of the borrowers. Credit losses arising from lending transactions with agricultural entities compare favorably with the Banks' credit loss experience on the loan portfolio as a whole.

In the normal course of business, loans are made to executive officers, directors, principal stockholders of the Company and its subsidiaries and to parties which the Company or its directors, executive officers and stockholders have the ability to significantly influence its management or operations (related parties). In the opinion of management, the terms of these loans, including interest rates and collateral, are similar to those prevailing for comparable transactions with other customers and do not involve more than a normal risk of collectibility. Changes in such loans during the year ended December 31, 1996 follow:

Balance at December 31, 1995                                    $     11,338
  Balance acquired                                                     2,379
  New loans, extensions and modifications                              5,877
  Repayments                                                         (10,075)
                                                                -------------
Balance at December 31, 1996                                    $      9,519
                                                                -------------
                                                                -------------


                                                                    (Continued)

UNIONBANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
-------------------------------------------------------------------------------

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans were $49,778 and $47,777 at December 31, 1996 and 1995, respectively.

NOTE 6.  ALLOWANCE FOR LOAN LOSSES

An analysis of activity in the allowance for loan losses follows:

                                               Years Ended December 31,
                                      --------------------------------------
                                           1996        1995          1994
                                      --------------------------------------
Balance at beginning of year          $     2,014  $    1,704   $     1,787
  Balance acquired                          1,292          -             -
  Provision for loan losses                 1,178         684           660
  Recoveries                                   98         163           281
  Loans charged off                        (1,514)       (537)       (1,024)
                                      --------------------------------------
Balance at end of year                $     3,068  $    2,014   $     1,704
                                      --------------------------------------
                                      --------------------------------------

NOTE 7.  PREMISES AND EQUIPMENT

Premises and equipment consisted of:

                                                          December 31,
                                                 ---------------------------
                                                      1996           1995
                                                 ---------------------------
Land                                             $     1,325    $       747
Buildings                                             10,893          6,022
Furniture and equipment                               10,457          5,586
                                                 ---------------------------
                                                      22,675         12,355
Less accumulated depreciation                          9,095          5,784
                                                 ---------------------------
                                                 $    13,580    $     6,571
                                                 ---------------------------
                                                 ---------------------------


                                                                    (Continued)

UNIONBANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
-------------------------------------------------------------------------------

NOTE 8.  DEPOSITS

Deposit account balances by type are summarized as follows:


                                                          December 31,
                                                 ---------------------------
                                                      1996           1995
                                                 ---------------------------
Demand deposits                                  $    65,864    $    35,688
Savings, NOW and money market accounts               159,614         80,872
Time deposits of $100 or more                         74,485         23,652
Other time deposits                                  243,781        121,515
                                                 ---------------------------

                                                 $   543,744    $   261,727
                                                 ---------------------------
                                                 ---------------------------

At December 31, 1996, the scheduled maturities of time deposits were as follows:

 Year                                                                Amount
--------------------------------------------------------------------------------
    1997                                                        $      221,179
    1998                                                                66,865
    1999                                                                22,986
    2000                                                                 4,156
    2001 and thereafter                                                  3,080
                                                                ---------------
                                                                $      318,266
                                                                ---------------
                                                                ---------------
A maturity distribution of time certificates of deposit in denominations of $100 or more was as follows:

                                                          December 31,
                                                 ---------------------------
                                                      1996           1995
                                                 ---------------------------
3 months or less                                 $    33,810    $     6,024
Over 3 months through 6 months                        17,047          3,128
Over 6 months through 12 months                        8,694          5,013
Over 12 months                                        14,934          9,487
                                                 ---------------------------

                                                 $    74,485    $    23,652
                                                 ---------------------------
                                                 ---------------------------


                                                                    (Continued)

UNIONBANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
-------------------------------------------------------------------------------

NOTE 9.  BORROWED FUNDS

Borrowed funds include federal funds purchased and securities sold under agreements to repurchase, advances from the Federal Home Loan Bank, and notes payable to a third party lender.

A summary of short-term borrowings follows:


                                                          December 31,
                                                 ---------------------------
                                                      1996           1995
                                                 ---------------------------
Federal funds purchased                          $       800    $        -
Securities sold under agreements to repurchase        21,017         11,505
                                                 ---------------------------

                                                 $    21,817    $    11,505
                                                 ---------------------------
                                                 ---------------------------

Federal Funds purchased and securities sold under agreement to repurchase generally mature within one to four days from the transaction date.

At December 31, 1996, the scheduled maturities of advances from the Federal Home Loan Bank were as follows:

 Year                                                                Amount
-------------------------------------------------------------------------------
    1997                                                        $       1,566
    1998                                                                2,960
    1999                                                                   -
    2000                                                                   -
    2001 and thereafter                                                 5,495
                                                                --------------
                                                                $      10,021
                                                                --------------
                                                                --------------
Notes payable of $13,180 at December 31, 1996 consisted of advances on a $26,000 line of credit note issued by LaSalle National Bank. Interest is payable quarterly based on agreed upon currency rates, an effective rate of 8.25% (Prime Rate) at December 31, 1996. All unpaid principal and accrued interest is due August 2, 1997.

The notes payable agreement contains certain covenants which limit the amounts of dividends paid, the purchase of other banks and/or businesses, the purchase of investments not in the ordinary course of business, the changes in capital structure and the guarantees of other liabilities and obligations. In addition, the Company must maintain certain financial ratios. The Company was in compliance with all covenants for the year ended December 31, 1996.


                                                                    (Continued)

UNIONBANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
-------------------------------------------------------------------------------

Information concerning borrowed funds is as follows:


                                                               Years Ended December 31,
                                                    ------------------------------------------
                                                          1996           1995           1994
                                                    ------------------------------------------
FEDERAL FUNDS PURCHASED
Maximum month-end balance during the year           $     11,288   $         -    $         -
Average balance during the year                            2,448             -              -
Weighted average interest rate for the year                 5.26%            -              -
Weighted average interest rate at year end                  7.50%            -              -

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
Maximum month-end balance during the year           $     32,310   $     15,511   $     11,563
Average balance during the year                           20,239          9,260          5,511
Weighted average interest rate for the year                 5.70%          5.73%          3.80%
Weighted average interest rate at year end                  5.79%          5.49%          4.87%

ADVANCES FROM THE FEDERAL HOME LOAN BANK
Maximum month-end balance during the year           $     15,422   $         -    $         -
Average balance during the year                           13,294             -              -
Weighted average interest rate for the year                 5.29%            -              -
Weighted average interest rate at year end                  6.03%            -              -

NOTES PAYABLE
Maximum month-end balance during the year           $     25,320   $      4,946   $      5,186
Average balance during the year                            8,364          4,696          5,135
Weighted average interest rate for the year                 8.25%          9.00%          7.22%
Weighted average interest rate at year end                  8.25%          9.16%          8.50%



                                                                    (Continued)

UNIONBANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
-------------------------------------------------------------------------------

NOTE 10.  INCOME TAXES

Income taxes consisted of:


                                               Years Ended December 31,
                                      --------------------------------------
                                           1996        1995          1994
                                      --------------------------------------
Federal:
    Current                           $      918   $      879   $       684
    Deferred                                 (24)        (134)          (31)
                                      --------------------------------------
                                             894          745           653
                                      --------------------------------------

State:
    Current                                   96          140            51
    Deferred                                 (21)          (4)           (1)
                                      --------------------------------------
                                              75          136            50
                                      --------------------------------------

                                      $      969   $      881   $       703
                                      --------------------------------------
                                      --------------------------------------

The Company's income tax expense differed from the statutory federal rate of 34% as follows:


                                                                Years Ended December 31,
                                                      -------------------------------------------
                                                            1996           1995           1994
                                                      -------------------------------------------
Expected income taxes                                 $      1,293   $      1,100   $      1,121
Income tax effect of:
  Interest earned on tax free investments
    and loans                                                 (535)          (472)          (465)
  Nondeductible interest expense incurred to
    carry tax-free investments and loans                        90             63             49
  Tax-exempt dividends                                          -              -              (9)
  Nondeductible amortization                                    67             23             23
  State income taxes, net of federal tax benefit                50             90             33
  Other                                                          4             77            (49)
                                                      -------------------------------------------

                                                      $        969   $        881   $        703
                                                      -------------------------------------------
                                                      -------------------------------------------



                                                                    (Continued)

UNIONBANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
-------------------------------------------------------------------------------

The significant components of deferred income tax assets and liabilities:

                                                             December 31,
                                                      ------------------------
                                                          1996         1995
                                                      ------------------------
Deferred tax assets:
  Allowance for loan losses                           $      446  $       447
  Deferred compensation                                       25           26
  Other intangible assets                                    577           -
  Securities available for sale                               48           -
  Other                                                       39           -
                                                      ------------------------
         TOTAL DEFERRED TAX ASSETS                         1,135          473
                                                      ------------------------

Deferred tax liabilities:
  Premises and equipment                                    (532)        (312)
  Core deposit intangible                                 (1,053)        (152)
  Securities available for sale                               -            (1)
  Other                                                       -           (18)
                                                      ------------------------
         TOTAL DEFERRED TAX LIABILITIES                   (1,585)        (483)
                                                      ------------------------

Net deferred tax liabilities                          $     (450)  $      (10)
                                                      ------------------------
                                                      ------------------------

NOTE 11.  EMPLOYEE STOCK OWNERSHIP PLAN

The Company's Employee Stock Ownership Plan (the "Plan") covers all full-time employees who have completed six months of service and have attained the minimum age of twenty and one-half years. Vesting in the Plan is based on years of continuous service. A participant is fully vested after seven years of credited service.

The Plan owns 450,945 shares of the Company's common stock. At December 31, 1996, all shares held by the Plan were allocated to Plan participants. The Plan operated as a leveraged employee stock ownership plan until April 1996 when the outstanding debt of the Plan was retired. Principal and interest on the loan had been required to be paid in quarterly installments.


                                                                    (Continued)

UNIONBANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
-------------------------------------------------------------------------------

Company contributions, when aggregated with the Plan's dividend and interest earnings, have been, at a minimum, equal to the amount required by the Plan to pay the principal and interest on the loan, plus the sum required to purchase allocated shares from terminated participants. The Company expenses all cash contributions made to the Plan. Contributions were $252, $237 and $251 for the years ended December 31, 1996, 1995 and 1994, respectively.

NOTE 12.  STOCK OPTION PLAN

In April 1993, the Company adopted the UnionBancorp 1993 Stock Option Plan (the "Option Plan"). Under the Option Plan, nonqualified options, incentive stock options, and/or stock appreciation rights may be granted to employees and outside directors of the Company and its subsidiaries to purchase the Company's Common Stock at an exercise price to be determined by the Option Plan's administrative committee. Pursuant to the Option Plan, 600,000 shares of the Company's unissued Common Stock have been reserved and are available for issuance upon the exercise of options and rights granted under the Option Plan.

A summary of the status of the Option Plan as of December 31, 1996, 1995 and 1994 and changes during the years ending on those dates is presented below:


                                    1996                      1995                     1994
                           ---------------------------------------------------------------------------
                                         Weighted-                 Weighted-                Weighted-
                                          Average                   Average                  Average
                                         Exercise                  Exercise                 Exercise
Fixed Options                 Shares      Price        Shares       Price       Shares       Price
-------------              ---------------------------------------------------------------------------
Outstanding at
  beginning of year           68,400   $     6.24       38,100   $     5.87         -     $        -
Granted                       41,250         7.99       30,300         6.70      38,100         5.87
Exercised                     (1,398)        6.97          -              -         -              -
Forfeited                     (2,058)        8.65          -              -         -              -
                           ----------                ----------               ----------
Outstanding at end
  of year                    106,194         6.87       68,400         6.24      38,100         5.87
                           ----------                ----------               ----------
                           ----------                ----------               ----------

Options exercisable
  at year-end                 41,727         6.48       21,300         6.11       7,620         5.87
                           ----------                ----------               ----------
                           ----------                ----------               ----------
Weighted-average fair
  value of options
  granted during the
  year                                       3.32                      2.79                N/A
                                        ----------                ----------
                                        ----------                ----------



                                                                    (Continued)

UNIONBANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
-------------------------------------------------------------------------------

Grants under the Option Plan are accounted for following APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for incentive stock option grants under the Option Plan. Compensation cost charged to income for nonqualified stock option grants was $26, $19, and $0 for the years ended December 31, 1996, 1995 and 1994, respectively. Had compensation cost for all of the stock-based compensation plans been determined based on the grant date, fair values of awards (the method described by Statement No. 123), reported income and earnings per common share would have been reduced to the pro forma amounts shown below:

                                                      1996           1995
                                                 ----------------------------
Net income on common stock:
  As reported                                    $      2,729   $      2,353
  Pro forma                                             2,685          2,336
Earnings per common share:
  As reported                                            0.98           1.09
  Pro forma                                              0.97           1.09


NOTE 13.  REGULATORY MATTERS

The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and the Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined by the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Company and the Banks meet all capital adequacy requirements to which they are subject.

As of December 31, 1996, the most recent notification from the corresponding regulatory agency categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Banks' categories.

                                                                    (Continued)
                                          28

UNIONBANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


                                                                                                   To Be Well
                                                                                               Capitalized Under
                                                                   For Capital                Prompt  Corrective
                                            Actual              Adequacy Purposes              Action Provisions
                                   --------------------------------------------------------------------------------
                                    Amount         Ratio      Amount          Ratio         Amount         Ratio
                                   --------------------------------------------------------------------------------
As of December 31, 1996
Total capital
  (to Risk Weighted Assets)
  UnionBancorp, Inc.               $  40,667        10.87%   $  29,922         8.00%         N/A
  UnionBank                           26,442        14.31%      14,785         8.00%       $  18,481        10.00%
  UnionBank/Sandwich                   3,003        11.16%       2,153         8.00%           2,691        10.00%
  Farmers State Bank of Ferris         3,136        16.33%       1,536         8.00%           1,920        10.00%
  Bank of Ladd                         2,916        16.06%       1,456         8.00%           1,816        10.00%
  Hanover State Bank                   2,244        24.29%         739         8.00%             924        10.00%
  First National Bank of Manlius       4,270        16.30%       2,095         8.00%           2,619        10.00%
  Tampico National Bank                1,406        19.41%         580         8.00%             724        10.00%
  Tiskilwa State Bank                  1,820        18.46%         789         8.00%             986        10.00%
  Omni Bank                            6,799        10.19%       5,340         8.00%           6,675        10.00%

Tier I capital
  (to Risk Weighted Assets)
  UnionBancorp, Inc.                  36,242         9.69%      14,961         4.00%         N/A
  UnionBank                           24,833        13.44%       7,392         4.00%          11,089         6.00%
  UnionBank/Sandwich                   2,765        10.28%       1,076         4.00%           1,615         6.00%
  Farmers State Bank of Ferris         3,009        15.67%         768         4.00%           1,152         6.00%
  Bank of Ladd                         2,769        15.25%         726         4.00%           1,089         6.00%
  Hanover State Bank                   2,164        23.42%         370         4.00%             554         6.00%
  First National Bank of Manlius       4,036        15.41%       1,048         4.00%           1,572         6.00%
  Tampico National Bank                1,353        18.67%         290         4.00%             435         6.00%
  Tiskilwa State Bank                  1,751        17.76%         394         4.00%             592         6.00%
  Omni Bank                            6,287         9.42%       2,670         4.00%           4,005         6.00%

Tier I leverage ratio
  (to Average Assets)
  UnionBancorp, Inc.                  36,242         7.76%      18,676         4.00%         N/A
  UnionBank                           24,833         9.10%      10,886         4.00%          13,645         5.00%
  UnionBank/Sandwich                   2,765         7.33%       1,510         4.00%           1,887         5.00%
  Farmers State Bank of Ferris         3,009         6.33%       1,091         4.00%           2,377         5.00%
  Bank of Ladd                         2,769         6.85%       1,618         4.00%           2,022         5.00%
  Hanover State Bank                   2,164         8.71%         994         4.00%           1,242         5.00%
  First National Bank of Manlius       4,036         6.66%       2,425         4.00%           3,032         5.00%
  Tampico National Bank                1,353         7.69%         704         4.00%             880         5.00%
  Tiskilwa State Bank                  1,751         7.37%         950         4.00%           1,187         5.00%
  Omni Bank                            6,287         6.22%       4,043         4.00%           5,054         5.00%


                                                                     (Continued)

UNIONBANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

NOTE 14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

Following is a summary of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

CASH AND CASH EQUIVALENTS

The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.

FEDERAL FUNDS SOLD

The stated carrying amounts of federal funds sold approximate their fair values.

SECURITIES

Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amount of accrued interest receivable approximates its fair value.

LOANS

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed-rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.

DEPOSIT LIABILITIES

The fair values for demand deposits equal their carrying amounts, which represents the amount payable on demand. The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits. The carrying amount of accrued interest payable approximates its fair value.

                                                                     (Continued)

UNIONBANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

BORROWED FUNDS

The stated carrying amounts of federal funds purchased and securities sold under agreements to repurchase, advances from the Federal Home Loan Bank, and notes payable approximate their fair values based on rates and terms currently available for borrowings with similar terms and maturities.

OFF-BALANCE-SHEET INSTRUMENTS

Fair values for the Company's off-balance-sheet instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The fair value of these items is not material.

The estimated fair values of the Company's financial instruments were as follows:


                                                                December 31,
                                         --------------------------------------------------------
                                                    1996                          1995
                                         --------------------------------------------------------
                                           Carrying        Fair          Carrying       Fair
                                            Amount         Value         Amount         Value
                                         --------------------------------------------------------
Financial Assets:
 Cash and cash equivalents               $   29,236     $   29,236     $   16,167     $   16,167
 Federal funds sold                          10,267         10,267          2,265          2,265
 Securities                                 223,555        223,860         92,917         93,077
 Loans                                      348,428        348,043        178,805        178,928
 Accrued interest receivable                  6,501          6,501          3,826          3,826

Financial Liabilities:
 Deposits                                   543,744        545,433        261,727        262,491
 Federal funds purchased and securities
   sold under agreement to repurchase        21,817         21,817         11,505         11,505
 Advances from the Federal
   Home Loan Bank                            10,021         10,021             -              -
 Notes payable                               13,180         13,180          4,346          4,346
 Accrued interest payable                     3,931          3,931          2,231          2,231


                                                                     (Continued)

UNIONBANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

In addition, other assets and liabilities of the Company that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, nonfinancial instruments typically not recognized in financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the earnings potential of loan servicing rights, the earnings potential of the trust operations, the trained work force, customer goodwill and similar items.

NOTE 15.  COMMITMENTS, CONTINGENCIES AND CREDIT RISK

In the normal course of business, there are outstanding various contingent liabilities such as claims and legal actions, which are not reflected in the consolidated financial statements. In the opinion of management, no material losses are anticipated as a result of these actions or claims.

The Banks are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contractual amounts of those instruments reflect the extent of involvement in particular classes of financial instruments.

The Banks' exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written, is represented by the contractual amount of those instruments. The Banks use the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments. Financial instruments whose contract amounts represent credit risk at follows:


                                                                                     Range of Rates
                                     Variable Rate    Fixed Rate          Total      on Fixed Rate
                                       Commitments    Commitments    Commitments       Commitments
                                     ----------------------------------------------------------------
Commitments to extend credit and
  standby letters of credit
    at December 31, 1996               $    49,712    $   10,142     $   59,854       6.25 - 14.00%
    at December 31, 1995                    40,686         3,111         43,797       6.25 - 11.25%



                                                                     (Continued)

UNIONBANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses an may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. For commitments to extend credit, the Banks evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Banks upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include accounts receivable; inventory; property, plant, and equipment; and income producing commercial properties.

Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. The standby letters of credit are unsecured.

The Company has employment agreements with its executive officers and certain other management personnel. These agreements generally continue until terminated by the executive or the Company and provide for continued salary and benefits to the executive under certain circumstances. The agreements provide the employees with additional rights after a change of control of the Company occurs.

The Company does not engage in the use of interest rate swaps, or futures, forwards or option contracts.

NOTE 16.  CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY

The primary source of funds for the Company is dividends from its subsidiaries. By regulation, the Banks are prohibited from paying dividends that would reduce regulatory capital below a specific percentage of assets without regulatory approval. As a practical matter, dividend payments are restricted to maintain prudent capital levels.

                                                         (Continued)
                                      33

UNIONBANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

Condensed financial information for UnionBancorp, Inc. follows:

BALANCE SHEETS (PARENT COMPANY ONLY)                                            December 31,
                                                                     -------------------------------
ASSETS                                                                   1996               1995
                                                                     -------------------------------
Cash and cash equivalents                                            $        6          $       -
Investment in subsidiaries                                               60,092              27,558
Premises and equipment                                                      336                 152
Intangible assets                                                            52                  76
Other assets                                                                233                  76
                                                                     -------------------------------
                                                                     $   60,719          $   27,862
                                                                     -------------------------------
                                                                     -------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Notes payable                                                        $   13,180          $    4,346
Other liabilities                                                            99                  41
                                                                     -------------------------------
                                                                         13,279               4,387
                                                                     -------------------------------

Mandatory redeemable preferred stock, Series B, no par value; 1,092
  shares authorized; 857 shares issued and outstanding                      857                  -
                                                                     -------------------------------

Stockholders' Equity
  Preferred stock                                                            -                   -
  Series A convertible preferred stock                                      500                  -
  Series C preferred stock                                                   -                   -
  Common stock, $1 par value; 10,000,000 shares authorized;
    4,386,064 and 2,400,000 issued in 1996 and 1995, respectively         4,386               2,400
  Surplus                                                                19,403               1,074
  Retained earnings                                                      22,981              20,568
  Unrealized gain (loss) on securities available for sale                   (74)                  2
  Deferred compensation - stock options                                     (91)                (48)
                                                                     -------------------------------
                                                                         47,105              23,996
  Less treasury stock, at cost; 271,263 and 268,263 shares
    in 1996 and 1995, respectively                                          522                 521
                                                                     -------------------------------
                                                                         46,583              23,475
                                                                     -------------------------------
                                                                     $   60,719          $   27,862
                                                                     -------------------------------
                                                                     -------------------------------


                                                                     (Continued)

UNIONBANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


INCOME STATEMENTS (PARENT COMPANY ONLY)                              Years Ended December 31,
                                                           -----------------------------------------
                                                               1996           1995           1994
                                                           -----------------------------------------
Dividends from subsidiaries                                $    1,227     $    1,532     $    1,149
Management fees and other                                         977            981            652
                                                           -----------------------------------------

         TOTAL INCOME                                           2,204          2,513          1,801
                                                           -----------------------------------------

Interest expense                                                  690            422            371
Other expenses                                                  1,768          1,275            883
                                                           -----------------------------------------

         TOTAL EXPENSES                                         2,458          1,697          1,254
                                                           -----------------------------------------

         INCOME (LOSS) BEFORE INCOME TAX BENEFIT
           EQUITY IN UNDISTRIBUTED EARNINGS
           OF SUBSIDIARIES                                       (254)           816            547

Income tax benefit                                               (545)          (217)          (251)
                                                           -----------------------------------------

         INCOME BEFORE EQUITY IN UNDISTRIBUTED
           EARNINGS OF SUBSIDIARIES                               291          1,033            798

Equity in undistributed earnings of subsidiaries                2,543          1,320          1,796
                                                           -----------------------------------------

         NET INCOME                                             2,834          2,353          2,594

Less dividends on preferred stock                                 105             -              -
                                                           -----------------------------------------

         NET INCOME ON COMMON STOCK                        $    2,729     $    2,353     $    2,594
                                                           -----------------------------------------
                                                           -----------------------------------------


                                                                     (Continued)

UNIONBANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS (PARENT COMPANY ONLY)                       Years Ended December 31,
                                                           -----------------------------------------
                                                               1996           1995           1994
                                                           -----------------------------------------
Cash Flows from Operating Activities
  Net income                                               $    2,834    $     2,353     $    2,594
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation                                                   53             17             10
    Undistributed earnings of subsidiaries                     (2,543)        (1,320)        (1,796)
    Amortization of intangible assets                              24             24             24
    Amortization of deferred compensation -
      stock options                                                26             19             -
    Provision for deferred income taxes                           (27)            12             -
    Change in assets and liabilities:
      (Increase) decrease in other assets                        (142)           438            225
      Increase (decrease) in other liabilities                     18           (134)            30
                                                           -----------------------------------------
         NET CASH PROVIDED BY OPERATING ACTIVITIES                243          1,409          1,087
                                                           -----------------------------------------

Cash Flows from Investing Activities
  Investment in subsidiary                                        (11)          (400)          (500)
  Purchases of premises and equipment                            (237)           (51)          (123)
  Purchase price paid for acquisitions                        (16,939)            -              -
                                                           -----------------------------------------
         NET CASH (USED IN) FINANCING ACTIVITIES              (17,187)          (451)          (623)
                                                           -----------------------------------------

Cash Flows from Financing Activities
  Net increase (decrease) in notes payable                      4,884           (680)          (254)
  Dividends paid on common stock                                 (316)          (284)          (248)
  Dividends paid on preferred stock                               (53)            -              -
  Proceeds from issuance of treasury stock                         -              -              15
  Redemption of qualifying directors' shares                       (1)            -              (1)
  Proceeds from issuance of common stock, net of cost
    to raise capital                                           12,436             -              -
                                                           -----------------------------------------
         NET CASH PROVIDED BY (USED IN)
           FINANCING ACTIVITIES                                16,950           (964)          (488)
                                                           -----------------------------------------
         NET INCREASE (DECREASE) IN CASH AND
           CASH EQUIVALENTS                                         6             (6)           (24)


Cash and Cash Equivalents:
  Beginning of year                                                -               6             30
                                                           -----------------------------------------
  End of year                                              $        6    $        -      $        6
                                                           -----------------------------------------
                                                           -----------------------------------------

UNIONBANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

Supplemental Schedule of Noncash Investing
  and Financing Activities
  Change in unrealized gain (loss) on securities
    available for sale                                     $      (76)   $     1,759     $   (1,757)
                                                           -----------------------------------------
                                                           -----------------------------------------
Preferred stock dividends declared not paid                $       52    $        -      $       -
                                                           -----------------------------------------
                                                           -----------------------------------------
Issuance of nonqualifying stock options                    $       69    $        67     $       -
                                                           -----------------------------------------
                                                           -----------------------------------------
Notes payable assumed in acquisition of subsidiary         $    3,950    $       - $     $       -
                                                           -----------------------------------------
                                                           -----------------------------------------


NOTE 17.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                                         Three Months Ended
                                                                     December 31,   September 30,
                                                                         1996             1996
                                                                     ----------------------------
Interest income                                                      $     11,554   $       8,205
Interest expense                                                            6,586           4,567
                                                                     ----------------------------
         NET INTEREST INCOME                                                4,968           3,638
Provision for loan losses                                                     482             196
                                                                     ----------------------------
         NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                4,486           3,442
Noninterest income                                                          1,096             801
Noninterest expense                                                         4,339           3,148
                                                                     ----------------------------
         INCOME BEFORE INCOME TAXES AND MINORITY INTEREST                   1,243           1,095
Minority interest                                                              18               9
                                                                     ----------------------------
         INCOME BEFORE INCOME TAXES                                         1,225           1,086
Income taxes                                                                  307             282
                                                                     ----------------------------
         NET INCOME                                                  $        918   $         804
                                                                     ----------------------------
                                                                     ----------------------------

Earnings per common share                                            $       0.21   $        0.29
                                                                     ----------------------------
                                                                     ----------------------------


                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY

    The following discussion provides additional information regarding the operations and financial condition of the Company for the three years ended December 31, 1996. This discussion should be read in conjunction with "Selected Consolidated Financial Data," the consolidated financial statements of the Company and the accompanying notes thereto.

GENERAL

    The Company derives substantially all of its revenues and income from the operations of its banking subsidiaries, the Banks, which provide a full range of commercial and consumer banking services to businesses and individuals, primarily in north central and west central Illinois. As of December 31, 1996, the Company had total assets of $642,024,000, net loans of $343,428,000, total deposits of $543,744,000 and total stockholders' equity of $46,583,000. During 1996, the Company more than doubled its total assets, primarily through the acquisitions of Prairie Bancorp, Inc. ("Prairie") and Country Bancshares, Inc. ("Country"). The Prairie and Country acquisitions (the "Acquisitions") increased the organization to nine bank subsidiaries with 27 locations in 13 Illinois counties. The Acquisitions were funded in part by a public offering in October of 1996 of 1,265,000 shares of Common Stock. Net proceeds of the offering to the Company were $12,436,000. As a result of the Acquisitions, internal loan and deposit portfolio growth, and a relatively stable net interest margin, the Company reported net income of $2,834,000 for the year ended December 31, 1996, compared with net income of $2,353,000 for the year ended December 31, 1995.

RESULTS OF OPERATIONS

   NET INCOME

    Net income was $2,834,000 ($.98 per share) for the year ended December 31, 1996, compared with net income of $2,353,000 ($1.09 per share) for the year ended December 31, 1995, an increase of $481,000 or 20.4%. The increase in earnings in 1996 compared with 1995 was primarily attributable to the Acquisitions and internal growth in the Company's loan and deposit portfolios.

    Net income was $2,594,000 for 1994 ($1.22 per share).  The $241,000 (9.3%)
decrease in earnings for 1995 compared to 1994 was primarily attributable to start-up costs related to the opening of two new banking facilities during that year.

   NET INTEREST INCOME

    Net interest income is the difference between income earned on interest-earning assets and the interest expense incurred on interest-bearing liabilities. The net yield on total interest-earning assets, also referred to as interest rate margin or net interest margin, represents net interest income divided by average interest-earning assets. The Company's principal interest-earning assets are loans, investment securities and federal funds sold.

    Net interest income was $14,034,000 for 1996, an increase of $3,915,000 or 38.7%, compared with net interest income of $10,119,000 for 1995, which represented an increase of $198,000 or 2.0% compared with net interest income of $9,921,000 for 1994. The Company's average total interest-earning assets increased from $261,001,000 for 1995 to $396,926,000 for 1996, representing a 52.1% increase resulting primarily from the growth attributed to the Acquisitions during 1996. The net interest margin declined to 3.74% at December 31, 1996 from 4.15% at December 31, 1995. The interest rates on average earning assets decreased to 8.02% in 1996, from 8.46% in 1995, while rates on average interest bearing liabilities decreased to 4.80% in 1996 from 4.90% in 1995. The decrease in the yield on average earning assets primarily resulted from a change in the mix of the earning assets resulting from the Acquisitions, which brought a higher level of earning assets in lower yielding securities. In addition, during 1996 there was an overall decrease in the market rates of interest. The nominal decrease in the average rates paid on interest bearing liabilities primarily resulted from interest rates on time deposits reflecting the decrease in market rates of interest.

    The following table sets forth for each category of interest-earning assets and interest-bearing liabilities the average amounts outstanding, the interest earned or paid on such amounts and the average rate paid for the years ended December 31, 1996, 1995 and 1994. The table also sets forth the average rate earned on all interest-earning assets, the average rate paid on all interest-bearing liabilities and the net yield on average interest-earning assets for the same period.

                                AVERAGE BALANCE SHEET
                         AND ANALYSIS OF NET INTEREST INCOME
                                (DOLLARS IN THOUSANDS)


                                                                              For the Years Ended December 31,
                                                        ---------------------------------------------------------------------------
                                                                        1996                                   1995
                                                        ------------------------------------   ------------------------------------
                                                                     Interest                               Interest
                                                         Average      Income/     Average       Average      Income/      Average
                                                         Balance      Expense       Rate        Balance      Expense       Rate
ASSETS                                                 ----------   ----------   ----------   ----------   ----------   ----------
INTEREST-EARNING ASSETS:
  Interest earning deposits                            $       66   $        4        5.92%   $       27   $        2        5.85%
  Investment securities(1):
    Taxable                                               122,653        7,316        5.96%       62,808        3,636        5.79%
    Non-taxable(2)                                         26,994        2,051        7.60%       24,463        1,919        7.84%
                                                       ----------   ----------   ----------   ----------   ----------   ----------
       Total investment securities (tax equivalent)       149,647        9,367        6.26%       87,271        5,555        6.37%
                                                       ----------   ----------   ----------   ----------   ----------   ----------
    Federal funds sold                                      5,637          298        5.29%        2,577          156        6.05%
                                                       ----------   ----------   ----------   ----------   ----------   ----------
    Loans:(3)(4)
      Commercial                                           72,210        6,793        9.41%       55,431        5,524        9.97%
      Real estate                                         138,721       11,684        8.42%       94,050        8,380        8.91%
      Installment and other                                33,047        3,062        9.27%       23,523        2,103        8.94%
      Fees on loans                                           -            641          -            -            362          -
      Less:  Allowance for loan losses                     (2,402)         -            -         (1,878)         -            -
                                                       ----------   ----------   ----------   ----------   ----------   ----------
        Net loans (tax equivalent)                        241,576       22,180        9.18%      171,126        16,36        9.57%
                                                       ----------   ----------   ----------   ----------   ----------   ----------
      Total interest-earning assets                       396,926       31,849        8.02%      261,001       22,082        8.46%
                                                       ----------   ----------   ----------   ----------   ----------   ----------
  NONEARNING ASSETS:
    Cash and cash equivalents                              14,430                                 10,763
    Premises and equipment, net                             9,261                                  6,042
    Other assets                                           10,076                                  5,585
                                                       ----------                             ----------
      Total nonearning assets                              33,767                                 22,390
                                                       ----------                             ----------
        Total assets                                   $  430,693                             $  283,391
                                                       ----------                             ----------
                                                       ----------                             ----------
LIABILITIES

    NOW accounts                                        $  40,755   $    1,055        2.59%   $   31,097   $      843        2.71%

    Money market accounts                                  25,333          804        3.17%       19,691          584        2.97%
    Savings deposits                                       41,664        1,224        2.94%       23,146          611        2.64%
    Time, $100,000 and over                                22,955        1,433        6.24%       12,040          687        5.71%
    Other time deposits                                   194,957       10,723        5.50%      129,147        7,534        5.84%
    Federal funds purchased and repurchase agreements      16,388          861        5.25%        9,825          567        5.77%
    Advances from FHLB                                      3,427          213        6.21%          -            -            -
    Notes payable                                           8,364          690        8.25%        4,696          423        9.00%
                                                       ----------   ----------   ----------   ----------   ----------   ----------
      Total interest-bearing liabilities                  353,843       17,003        4.80%      229,642       11,249        4.90%
                                                       ----------   ----------   ----------   ----------   ----------   ----------
  NONINTEREST-BEARING LIABILITIES:
    Noninterest-bearing deposits                           41,395                                 29,950
    Other liabilities                                       4,693                                  2,071
                                                       ----------                             ----------
      Total noninterest-bearing liabilities                46,088                                 32,021
                                                       ----------                             ----------
    Stockholders' equity                                   30,762                                 21,728
    Total liabilities and stockholders' equity         $  430,693                             $  283,391
                                                       ----------                             ----------
                                                       ----------                             ----------
    Net interest income (tax equivalent)                            $   14,846                             $   10,833
                                                                    ----------                             ----------
                                                                    ----------                             ----------
    Net interest income (tax equivalent) to total
        earning assets                                                                3.74%                                  4.15%
    Interest bearing liabilities to earning assets         89.14%                                 87.99%
------------------------------------------------------------------                            ----------


                                                          For the Years Ended December 31,
                                                       ------------------------------------
                                                                        1994
                                                       ------------------------------------
                                                                     Interest
                                                         Average      Income/      Average
                                                         Balance      Expense       Rate
ASSETS                                                 ----------   ----------   ----------
INTEREST-EARNING ASSETS:
  Interest earning deposits                            $      -     $      -            -
  Investment securities(1):
    Taxable                                                68,946        3,937        5.71%
    Non-taxable(2)                                         22,818        1,869        8.19%
                                                       ----------   ----------   ----------
       Total investment securities (tax equivalent)        91,764        5,806        6.33%
                                                       ----------   ----------   ----------
    Federal funds sold                                        629           38        6.04%
                                                       ----------   ----------   ----------
    Loans:(3)(4)
      Commercial                                           57,093        5,074        8.89%
      Real estate                                          78,262        6,522        8.33%
      Installment and other                                16,831        1,552        9.22%
      Fees on loans                                           -            339          -
      Less:  Allowance for loan losses                     (1,731)         -            -
                                                       ----------   ----------   ----------
        Net loans (tax equivalent)                        150,455       13,487        8.96%
                                                       ----------   ----------   ----------
      Total interest-earning assets                       242,848       19,331        7.96%
                                                       ----------   ----------   ----------
  NONEARNING ASSETS:
    Cash and cash equivalents                              10,867
    Premises and equipment, net                             5,282
    Other assets                                            5,637
                                                       ----------
      Total nonearning assets                              21,786
                                                       ----------
        Total assets                                   $  264,634
                                                       ----------
                                                       ----------
LIABILITIES

    NOW accounts                                       $   27,187   $      627        2.31%
    Money market accounts                                  22,108          590        2.67%
    Savings deposits                                       26,288          723        2.75%
    Time, $100,000 and over                                15,912          755        4.74%
    Other time deposits                                   112,094        5,398        4.82%
    Federal funds purchased and repurchase agreements       4,574          242        5.29%
    Advances from FHLB                                        -            -            -
    Notes payable                                           5,135          371        7.22%
                                                       ----------   ----------   ----------
      Total interest-bearing liabilities               $  213,298   $    8,706        4.08%
                                                       ----------   ----------   ----------
  NONINTEREST-BEARING LIABILITIES:
    Noninterest-bearing deposits                           29,622
    Other liabilities                                       2,194
                                                       ----------
      Total noninterest-bearing liabilities                31,816
                                                       ----------
    Stockholders' equity                                   19,520
    Total liabilities and stockholders' equity         $  264,634
                                                       ----------
                                                       ----------
    Net interest income (tax equivalent)                            $   10,625
                                                                    ----------
                                                                    ----------
    Net interest income (tax equivalent) to total
        earning assets                                                                4.38%
    Interest bearing liabilities to earning assets         87.83%
                                                       ----------



(1) Average balance and average rate on securities classified as available for sale is based on historical amortized cost balances.
(2) Interest income and average rate on non-taxable securities are reflected on a tax equivalent basis based upon a statutory Federal income tax rate of 34%.
(3) Nonaccrual loans are included in the average balances.
(4) Overdraft loans are excluded in the average balances.

    The Company's net interest income is affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities, referred to as a "volume change." It is also affected by changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds referred to as a "rate change." The following table reflects the changes in net interest income stemming from changes in interest rates and from asset and liability volume, including mix. The change in interest attributable to both rate and volume has been allocated to the changes in the rate and the volume on a pro rata basis.


                               RATE/VOLUME ANALYSIS OF
                                 NET INTEREST INCOME
                                (DOLLARS IN THOUSANDS)



                                                        For the Years Ended December 31,
                               -----------------------------------------------------------------------------------
                                        1996 Compared to 1995                       1995 Compared to 1994
                               --------------------------------------      ---------------------------------------
                                             Change Due to                               Change Due to
                               --------------------------------------      ---------------------------------------
                                  Volume          Rate           Net          Volume           Rate          Net
                               --------       --------       --------      ---------       --------     ----------

 INTEREST INCOME:

 Interest earning deposits     $      2       $      -       $      2      $       -       $      2     $        2

 Investment securities:

  Taxable                         3,567            113          3,680           (354)            53           (301)
  Non-taxable                       194            (62)           132            131            (81)            50

 Federal funds sold                 164            (22)           142            118              -            118

 Loans                            6,492           (681)         5,811          1,936            946          2,882
                               --------       --------       --------      ---------       --------     ----------


 Total interest income         $ 10,419       $   (652)      $  9,767      $   1,831       $    920     $    2,751
                               --------       --------       --------      ---------       --------     ----------


 INTEREST EXPENSE:

 NOW accounts                  $    251       $    (39)      $    212      $      97       $    119     $      216
 Money market accounts              177             43            220            (68)            62             (6)

 Savings deposits                   538             75            613            (84)           (28)          (112)

 Time, $100,000 and over            677             69            746           (203)           135            (68)


 Other time                       3,632           (443)         3,189            894          1,242          2,136

 Federal funds purchased and
  repurchase agreements             348            (54)           294            301             24            325

 Advances from FHLB                   -            213            213              -              -              -


 Notes payable                      340            (73)           267            (34)            86             52
                               --------       --------       --------      ---------       --------     ----------


 Total interest expense        $  5,963       $   (209)      $  5,754      $     903       $  1,640     $    2,543
                               --------       --------       --------      ---------       --------     ----------



 Net interest margin           $  4,456       $   (443)      $  4,013      $     928       $   (720)    $      208
                               --------       --------       --------      ---------       --------     ----------
                               --------       --------       --------      ---------       --------     ----------



   PROVISION FOR LOAN LOSSES

    The amount of the provision for loan losses is based on monthly evaluations of the loan portfolio, with particular attention directed toward nonperforming and other potential problem loans. During these evaluations, consideration is also given to such factors as management's evaluation of specific loans, the level and composition of nonperforming loans, historical loss experience, results of examinations by regulatory agencies, an internal asset review process, the market value of collateral, the strength and availability of guaranties, concentrations of credits and other judgmental factors.

    The 1996 provision for loan losses was $1,178,000 compared with $684,000 in 1995 and $660,000 in 1994. Net charge-offs in 1996 were approximately $1,416,000. Approximately $690,000 of the net charge-offs related to a single borrower for which management had previously identified as a problem credit.
The provision for loan losses of $1,178,000 was made to bring the allowance for loan loss to the level management deemed adequate as of December 31, 1996. The increase in the provision for loan losses during 1996 versus 1995 was related to the increase in the ratio of net charge-offs to average loans, which was primarily caused by the credit described above, coupled by the Company's decision to make additional provisions to the allowance to compensate for growth in the loan portfolio and to maintain the allowance for loan losses at what management believes to be an adequate level. The 3.6% increase in the 1995 provision for loan losses when compared with 1994 was primarily a result of a $19,685,000, or 12.2% increase in loans outstanding which was partially offset by a $369,000 or 49.7% decrease in net charge-offs.

   NONINTEREST INCOME

    The following table shows the Company's noninterest income:

                                  NONINTEREST INCOME
                                (DOLLARS IN THOUSANDS)

                                                 Year Ended
                                                 December 31,
                                  1996              1995             1994
                             --------------    ---------------  --------------

Service charges              $       1,286     $          952   $          895
Merchant fee income                    524                418              357
Trust income                           393                330              301
Gain on sale of loans                  262                288              130
Securities gains, net                   20                 98              118
Other noninterest income               737                484              482
                             --------------    ---------------  ---------------

   Total noninterest income  $       3,222     $        2,570   $        2,283
                             --------------    ---------------  ---------------
                             --------------    ---------------  ---------------


     Noninterest income is generated primarily from fees associated with noninterest and interest-bearing accounts. Noninterest income for 1996 was $3,222,000, an increase of $652,000 or 25.4% compared with noninterest income of $2,570,000 for 1995, an increase of $287,000 or 12.6% compared with noninterest income of $2,283,000 for 1994. Internal growth as well as the purchase of additional bank subsidiaries during 1996, increased the number and balance of noninterest and interest-bearing accounts, resulting in increased noninterest income. Specifically, service charges increased on demand deposit accounts, the largest component of noninterest bearing deposit accounts, and charges grew for items such as insufficient funds and overdrafts, primarily on transactional deposit products such as demand, NOW and Money Market accounts. The increase in service charge income to $1,286,000 for the year ended December 31, 1996, from $952,000 and $895,000 for the years ended December 31, 1995, and 1994, respectively, was related to increases in deposit account balances and increases in the service charge schedule during those periods. Merchant fee income is derived from the Company's credit card operations, comprised primarily of merchant fees (62% of total merchant fees), interchange fees (19% of total merchant fees) and annual fees (6% of total merchant fees). Total merchant fee income has continued to increase as the Company adds new merchants to its customer list and as credit card activity has grown. Other noninterest income is primarily derived from fee-based banking services such as loan servicing fees, and sales of travelers checks and money orders.

     The Company, through the Banks, provides trust services to its customers by acting as executor, administrator, trustee, agent and in various other fiduciary capacities for client accounts. Total assets under management at December 31, 1996, were approximately $106,801,000. Trust income, which is predominately comprised of fees assessed based on the market value of managed client portfolios, increased by $63,000 during 1996 and increased by $29,000 during 1995.

     A significant contribution to the Company's noninterest income was also made by its residential real estate mortgage and origination, sales and servicing operations. In addition, during 1995 the Company implemented a program in connection with the SBA which guarantees repayment on portions of loans if a borrower defaults. Revenues from both of these operations are a substantial component of noninterest income and include commissions and fees for third party loan servicing, origination and other fees received at closing and realized gains on the sale of loans into the secondary market.

   NONINTEREST EXPENSE

     The following table shows the Company's noninterest expense:

                                 NONINTEREST EXPENSE
                                (DOLLARS IN THOUSANDS)

                                                    Year Ended
                                                    December 31,
                                    ------------------------------------------
                                        1996           1995           1994
                                    ------------   ------------   ------------

Salaries and employee benefits        $   6,469       $  4,451       $  3,868
Occupancy expense, net                      899            665            574
Furniture and equipment expenses            977            584            560
FDIC deposit assessment                       8            271            526
Amortization of intangible assets           392            120            162
Other noninterest expense                 3,503          2,680          2,557
                                    ------------   ------------   ------------

      Total noninterest expense       $  12,248       $  8,771       $  8,247
                                    ------------   ------------   ------------
                                    ------------   ------------   ------------

     Noninterest expense was $12,248,000 in 1996, an increase of $3,477,000 or 39.6% compared with noninterest expense of $8,771,000 for 1995, an increase of $524,000 or 6.4% compared with noninterest expense of $8,247,000 for 1994. The $3,477,000 increase in noninterest expense during 1996 was attributed primarily to an increase of $2,018,000 in salaries and employee benefits as a result of acquiring additional subsidiaries, $272,000 increase in amortization expense due to intangibles in connection with the Acquisitions and $823,000 in other noninterest expense. The increase in other nonoperating expenses was attributed to approximately $467,000 in noninterest expense from the Prairie acquisition and approximately $249,000 from the acquisitions of Country and LaSalle County Collections, Inc. ("LaSalle"), a small collection agency. No individual significant balances were included in those totals. The increase in noninterest expense for 1995 from 1994 was attributable to a 15.1%, or $583,000, increase in salaries and employee benefits and a 10.1%, or $115,000, increase in occupancy and equipment expenses, due primarily to the opening of two banking facilities during 1995.

     Deposits held by the Banks are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC"), and as FDIC-insured institutions, the Banks are required to pay deposit insurance premium assessments to the FDIC. The amount an institution pays for FDIC deposit insurance coverage is determined in accordance with a risk-based assessment system under which each insured depository institution is placed into one of nine categories and assessed insurance premiums based upon its level of capital and the results of supervisory evaluations. Changes in the deposit insurance assessment rate have significantly reduced the cost of deposit insurance for the Banks.


   INCOME TAXES

     The Company recorded income tax expense of $969,000, $881,000 and $703,000 for the years ended December 31, 1996, 1995 and 1994, respectively, and effective tax rates were 25.5%, 27.2% and 21.3%, respectively, for such periods. The Company's effective tax rate is lower than statutory rates because the Company derives a significant amount of interest income from municipal securities, which are exempt from federal tax.

   INTEREST RATE SENSITIVITY MANAGEMENT

     The operating income and net income of the Banks depend, to a substantial extent, on "rate differentials," I.E., the differences between the income the Banks receive from loans, securities and other earning assets, and the interest expense they pay to obtain deposits and other liabilities. These rates are highly sensitive to many factors which are beyond the control of the Banks, including general economic conditions and the policies of various governmental and regulatory authorities.

     The objective of monitoring and managing the interest rate risk position of the balance sheet is to contribute to earnings and to minimize fluctuations in net interest income. The potential for earnings to be affected by changes in interest rates is inherent in a financial institution. Interest rate sensitivity is the relationship between changes in market interest rates and changes in net interest income due to the repricing characteristics of assets and liabilities. An asset sensitive position in a given period will result in more assets being subject to repricing; therefore, as interest rates rise, such a position will have a positive effect on net interest income. Conversely, in a liability sensitive position, where liabilities reprice more quickly than assets in a given period, a rise in interest rates will have an adverse effect on net interest income.

     One method of analyzing interest rate risk is to evaluate the balance of the Company's interest rate sensitivity position. A mix of assets and liabilities that are roughly equal in volume, term and repricing represents a matched interest rate sensitivity position. Any excess of assets or liabilities in a particular period results in an interest rate sensitivity gap. The following table presents the interest rate sensitivity for the Company's interest-earning assets and interest-bearing liabilities at December 31, 1996:


                    INTEREST RATE-SENSITIVE ASSETS AND LIABILITIES
                                (DOLLARS IN THOUSANDS)

                                                                           December 31, 1996
                              ------------------------------------------------------------------------------------------------------
                                3 months           3 months to          6 months           1 year to
                                 or less             6 months          to 1 year            5 years      Over 5 years      Total
                              ------------        --------------      ------------        -----------   --------------  ------------
INTEREST-EARNING ASSETS
  Investment securities       $   73,774          $    8,358          $   28,963          $   58,313     $    54,147    $  223,555
  Loans                           96,020              31,700              41,009             124,574          53,193       346,496
                              ----------          ----------          ----------          ----------     -----------    ----------

    Total interest-earning
     assets                   $  169,794          $   40,058          $   69,972          $  182,887     $   107,340    $  570,051
                              ----------          ----------          ----------          ----------     -----------    ----------
                              ----------          ----------          ----------          ----------     -----------    ----------

INTEREST-BEARING LIABILITIES
  NOW accounts                $   53,721          $        -          $        -          $        -     $         -    $   53,721
  Money market accounts           33,720                   -                   -                   -               -        33,720
  Savings                         72,173                   -                   -                   -          72,173
  Time, $100,000 and over         33,810              17,047               8,694              14,934               -        74,485
  Other time                      57,354              43,873              55,843              82,649           4,062       243,781
                              ----------          ----------          ----------          ----------     -----------    ----------

    Total interest-bearing
     deposits                 $  250,778          $   60,920          $   64,537          $   97,583     $     4,062    $  477,880
  Federal funds and
   repurchase agreements          13,528               3,267               1,850               2,923             249        21,817
  Advances from FHLB                   -               1,000                 566               6,155           2,300        10,021
  Notes payable                   13,180                   -                   -                   -               -        13,180
                              ----------          ----------          ----------          ----------     -----------    ----------
    Total interest-bearing
     liabilities              $  277,486          $   65,187          $   66,953          $  106,661     $     6,611    $  522,898
                              ----------          ----------          ----------          ----------     -----------    ----------
                              ----------          ----------          ----------          ----------     -----------    ----------

Period interest sensitivity
 gap                          $ (107,692)         $  (25,129)         $    3,019          $   76,226      $  100,729    $   47,153
Cumulative interest
 sensitivity                  $ (107,692)         $ (132,821)         $ (129,802)         $  (53,576)     $   47,153    $   47,153
Cumulative gap as a percent
 of total assets                  (16.77)%            (20.69)%            (20.22)%             (8.34)%          7.34%         7.34%
Cumulative interest-sensitive
 assets as a percent of
 cumulative interest-
 sensitive liabilities             61.19%              61.24%              68.31%              89.62%         109.02%       109.02%


    The cumulative rate-sensitive gap position at one year was a liability-sensitive position of $129,802,000 or negative 20.2% which indicates that the Company was in a liability interest rate-sensitive position at December 31, 1996. Accordingly, the Company's earnings could experience a significant negative impact from increases in interest rates. The Company prefers to maintain a balanced mix of rate-sensitive assets and liabilities, making each side of the balance sheet approximately equally flexible in reacting to changes in market interest rates. This targeted balance was altered during 1996, principally as a result of the acquisitions. Management intends to return to this close matching position by restructuring the mix of the assets and liabilities, primarily associated with the acquisition growth. It is important to note that in the total for rate-sensitive liabilities are $125,894 in savings and NOW accounts. While these accounts are immediately repriceable, the rates paid on these deposit accounts will not change in direct correlation with changes in the general level of short-term interest rates.

    The Company undertakes this interest rate-sensitivity analysis to monitor the potential risk to future earnings from the impact of possible future changes in interest rates on currently existing net assets or net liability positions. However, this type of analysis is as of a point-in-time, when in fact the Company's interest rate sensitivity can quickly change as market conditions, customer needs and management strategies change. Thus, interest rate changes do not affect all categories of assets and liabilities equally or at the same time. Pursuant to its investment policy, the Company does not purchase derivative financial instruments.

    The preceding table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the repricing of certain assets and liabilities is discretionary and is subject to competitive and other pressures. As of December 31, 1996, the Banks held approximately $49,454,000 in mortgage-backed securities. Although the mortgage-backed securities have various stated maturities, it is not uncommon for mortgage-backed securities to prepay outstanding principal prior to stated maturities. As a result, assets and liabilities indicated as repricing within the same period may, in fact, reprice at different times and at different rate levels.

ANALYSIS OF FINANCIAL CONDITION

   LOANS AND ASSET QUALITY

    The Company's loans are diversified by borrower and industry group. Loan growth has occurred every year over the past five years and can be attributed to increased loan demand, the addition of new loan products and to the Acquisitions. The following table describes the composition of loans by major categories outstanding.

                                    LOAN PORTFOLIO
                                (DOLLARS IN THOUSANDS)

                                                 Aggregate Principal Amount
                          ----------------------------------------------------------------------
                                                        December 31,
                          ----------------------------------------------------------------------
                             1996           1995           1994           1993           1992
                          ----------     ----------     ----------     ----------     ----------

Commercial               $  60,152      $  38,298      $  36,802      $  37,129      $  36,087
Agricultural
Real estate:
  Commercial
   mortgages                 63,254         44,393         36,727         32,744         30,783
  Construction               13,549          7,437          5,047          3,018          3,150
  Agricultural               29,185         10,229         12,169         12,606         11,689
  1-4 family
   mortgages                 91,697         36,637         33,623         27,505         28,076
Installment                  42,320         24,072         19,765         18,262         20,906
Other                         3,354          2,681          2,641          2,511          2,043
                         ------------   ------------   ------------   ------------   ------------
                            347,011        180,826        161,165        148,477        146,855
Unearned discount              (515)            (7)           (31)          (106)          (286)
                         ------------   ------------   ------------   ------------   ------------
Total loans                 346,496        180,819        161,134        148,371        146,569
Allowance for loan
 losses                      (3,068)        (2,014)        (1,704)        (1,787)        (1,586)
                         ------------   ------------   ------------   ------------   ------------
   Loans, net            $  343,428     $  178,805     $  159,430     $  146,584     $  144,983
                         ------------   ------------   ------------   ------------   ------------
                         ------------   ------------   ------------   ------------   ------------

                                            Percentage of Total Loan Portfolio
                         ------------------------------------------------------------------------
Commercial                   17.33%         21.18%         22.84%         25.01%         24.57%
Agricultural                 12.54%          9.45%          8.93%          9.90%          9.62%
Real estate:
  Commercial
   mortgages                 18.23%         24.55%         22.79%         22.05%         20.96%
  Construction                3.90%          4.11%          3.13%          2.03%          2.14%
  Agricultural                8.41%          5.66%          7.55%          8.49%          7.96%
   1-4 family mortgages      26.42%         20.26%         20.86%         18.53%         19.12%
Installment                  12.20%         13.31%         12.26%         12.30%         14.24%
Other loans                   0.97%          1.48%          1.64%          1.69%          1.39%
                         ------------   ------------   ------------   ------------   ------------
Gross Loans                 100.00%        100.00%        100.00%        100.00%        100.00%
                         ------------   ------------   ------------   ------------   ------------
                         ------------   ------------   ------------   ------------   ------------


    As of December 31, 1996 and 1995, commitments of the Banks under standby letters of credit and unused lines of credit totaled approximately $59,854,000 and $43,797,000, respectively.

    Stated loan maturities (including variable rate loans reset to market interest rates) of the total loan portfolio, net of unearned income, at December 31, 1996 were as follows:


                              STATED LOAN MATURITIES(1)
                                (DOLLARS IN THOUSANDS)

                                                 Within One          One Year to         After Five
                                                    Year              Five Years           Years              Total
                                               --------------      ---------------     --------------     --------------
    Commercial                                 $      23,155       $       19,974      $      20,007      $      63,136
    Agricultural                                      23,722                6,363              2,708             32,793
    Real estate                                       40,164               69,705             93,863            203,732
    Installment                                       18,770               25,359              2,706             46,835
                                               --------------      ---------------     --------------     --------------
             Total                             $     105,811       $      121,401      $     119,284      $     346,496
                                               --------------      ---------------     --------------     --------------
                                               --------------      ---------------     --------------     --------------



__________________
(1) Maturities based upon contractual maturity dates


    Rate sensitivities of the total loan portfolio, net of unearned income, at December 31, 1996 were as follows:

                                    LOAN REPRICING
                                (DOLLARS IN THOUSANDS)

                                                 Within One          One Year to         After Five
                                                    Year              Five Years           Years                Total
                                               --------------      ---------------     --------------     ----------------
    Fixed rate                                 $      79,239       $       89,200      $      29,641      $     198,080
    Variable rate                                    101,948               42,419              2,275            146,642
    Nonaccrual                                         1,070                  690                 14              1,774
                                               --------------      ---------------     --------------     --------------
            Total                              $     182,257       $      132,309      $      31,930      $     346,496
                                               --------------      ---------------     --------------     --------------
                                               --------------      ---------------     --------------     --------------


    The maturities presented above are based upon contractual maturities. Many of these loans are made on a short-term basis with the possibility of renewal at time of maturity. All loans, however, are reviewed on a continuous basis for creditworthiness.

   NONPERFORMING ASSETS

    The Company's financial statements are prepared on the accrual basis of accounting, including the recognition of interest income on its loan portfolio, unless a loan is placed on nonaccrual status. Loans are placed on a nonaccrual status when there are serious doubts regarding the collectibility of all principal and interest due under the terms of the loan. Amounts received on nonaccrual loans generally are applied first to principal and then to interest after all principal has been collected. It is the policy of the Company not to renegotiate the terms of a loan because of a delinquent status. Rather, a loan is generally transferred to nonaccrual status if it is not in the process of collection and is delinquent in payment of either principal or interest beyond 90 days. Loans which are 90 days delinquent but are well secured and in the process of collection are not included in nonperforming assets.

    Other nonperforming assets consist of real estate acquired through loan foreclosures or other workout situations and other assets acquired through repossessions. The following table summarizes nonperforming assets by category.

                                 NONPERFORMING ASSETS
                                (DOLLARS IN THOUSANDS)


                                                                   December 31,
                                     ----------------------------------------------------------------------
                                        1996           1995           1994           1993           1992
                                     ----------     ----------     ----------    ----------      ----------

Nonaccrual loans                     $  1,774       $   1,127      $     891     $    1,671      $   2,148
Loans 90 days past due and still
    accruing interest                     486           1,088            560          1,378          1,258
                                     ----------     -----------    -----------   ------------    ----------

        Total nonperforming loans       2,260           2,215          1,451          3,049          3,406
Other real estate owned                   363             441            672          1,096            664
Other nonperforming assets (1)            192             240            240            240              -
                                     ----------     -----------    -----------   ------------    ----------

        Total nonperforming assets   $  2,815       $   2,896      $   2,363     $    4,385      $   4,070
                                     ----------     -----------    -----------   ------------    ----------
                                     ----------     -----------    -----------   ------------    ----------

Nonperforming loans to total loans      0.65%           1.22%          0.90%          2.06%          2.32%
Nonperforming assets to total loans     0.81%           1.60%          1.47%          2.96%          2.77%
Nonperforming assets to total assets    0.44%           0.95%          0.87%          1.64%          1.64%


____________________________
(1) Represents a single municipal security in default status.

    The classification of a loan as nonaccrual does not necessarily indicate that the principal is uncollectible, in whole or in part. A determination as to collectibility is made by the Banks on a case-by-case basis. The Banks consider both the adequacy of the collateral and the other resources of the borrower in determining the steps to be taken to collect nonaccrual loans. The final determination as to the steps taken is made based upon the specific facts of each situation. Alternatives that are typically considered to collect nonaccrual loans are foreclosure, collection under guarantees, loan restructuring or judicial collection actions.

    Each of the Company's loans is assigned a rating based upon an internally developed grading system. A separate credit administration department also reviews grade assignments on an ongoing basis. Management continuously monitors nonperforming, impaired and past due loans to prevent further deterioration of these loans. Management is not aware of any material loans classified for regulatory purposes as loss, doubtful, substandard, or special mention, that have been excluded from classification under nonperforming assets or impaired loans. Management further believes that credits classified as nonperforming assets or impaired loans include any material loans as to which any doubts exist as to their collectibility in accordance with the contractual terms of the loan agreement.

    On January 1, 1995, the Company adopted guidelines for impaired loans required by SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement No. 118, "Accounting by Creditors for Impairment of a Loan
- Income Recognition and Disclosures." The adoption of SFAS 114 did not significantly impact the comparability of the allowance related tables of the Company.

    The following table sets forth a summary of other real estate owned and other collateral acquired at December 31, 1996:


                               OTHER REAL ESTATE OWNED


                                                 Number of         Net Book
Description                                       Parcels       Carrying Value
-----------                                      ---------      --------------

Developed property                                   6          $         336
Vacant land or unsold lots                           1                     27
                                                 ---------      --------------
     Total real estate                               7          $         363
                                                 ---------      --------------
                                                 ---------      --------------

ALLOWANCE FOR LOAN LOSSES

    In originating loans, the Company recognizes that credit losses will be experienced and the risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for such loan. The allowance for loan losses represents the Company's estimate of the allowance necessary to provide for losses incurred in the loan portfolio. In making this determination, the Company analyzes the ultimate collectibility of the loans in its portfolio, incorporating feedback provided by internal loan staff and provided by examinations performed by regulatory agencies. The Company makes an ongoing evaluation as to the adequacy of the allowance for loan losses. To establish the appropriate level of the allowance, all loans (including nonperforming loans) are reviewed and classified as to potential loss exposure. Specific allowances are then established for those loans, with identified loss exposure, and an additional allowance is maintained based upon the size, quality and concentration characteristics of the remaining loan portfolio using both historical quantitative trends and the Company's evaluation of qualitative factors including future economic and industry outlooks. Commitments to extend credit and standby letters of credit are reviewed to determine if credit risk exists. The determination by the Company of the appropriate level of its allowance for loan losses was $3,068,000 at December 31, 1996.

    The allowance for loan losses is based on estimates and ultimate losses will vary from current estimates. These estimates are reviewed monthly and as adjustments, either positive or negative, become necessary a corresponding increase or decrease is made in the provision for loan losses. The following table presents a detailed analysis of the Company's allowance for loan losses.


                                                             ALLOWANCE FOR LOAN LOSSES
                                                               (DOLLARS IN THOUSANDS)

                                                                     December 31,
                                       ------------------------------------------------------------------------
                                          1996           1995           1994           1993           1992
                                       ------------   ------------   ------------   ------------   ------------

Beginning balance                      $    2,014     $    1,704     $    1,787     $    1,586     $    1,384
                                       ------------   ------------   ------------   ------------   ------------

Charge-offs:
   Commercial                                 967            114            413            577            381
   Real estate mortgages                      181            173            371            445            613
   Installment and other loans                366            250            240            257            307
                                       ------------   ------------   ------------   ------------   ------------
Total charge-offs                           1,514            537          1,024          1,279          1,301
                                       ------------   ------------   ------------   ------------   ------------

Recoveries:
   Commercial                                  41             70            142            144             95
   Real estate mortgages                      -               56             83              2             39
   Installment and other loans                 57             37             56             66             72
                                       ------------   ------------   ------------   ------------   ------------
Total recoveries                               98            163            281            212            206
                                       ------------   ------------   ------------   ------------   ------------

Net charge-offs                             1,416            374            743          1,067          1,095
                                       ------------   ------------   ------------   ------------   ------------
Provision for loan losses                   1,178            684            660          1,268          1,297
                                       ------------   ------------   ------------   ------------   ------------
Allowance associated with the
   acquisitions                             1,292            -              -              -              -
                                       ------------   ------------   ------------   ------------   ------------
Ending balance                             $3,068         $2,014         $1,704         $1,787         $1,586
                                       ------------   ------------   ------------   ------------   ------------
                                       ------------   ------------   ------------   ------------   ------------

Period end total loans, net of
   unearned interest                     $346,496       $180,819       $161,134       $148,371       $146,569
                                       ------------   ------------   ------------   ------------   ------------
                                       ------------   ------------   ------------   ------------   ------------

Average loans                            $243,978       $173,004       $152,186       $150,455       $140,945
                                       ------------   ------------   ------------   ------------   ------------
                                       ------------   ------------   ------------   ------------   ------------

Ratio of net charge-offs to average
   loans                                    0.58%          0.22%          0.49%          0.71%          0.78%
Ratio of provision for loan losses to
   average loans                            0.48%          0.40%          0.43%          0.84%          0.92%
Ratio of allowance for loan losses to
   ending total loans                       0.89%          1.11%          1.06%          1.20%          1.08%
Ratio of allowance for loan losses to
   total nonperforming loans              135.75%         90.93%        117.44%         58.61%         46.56%
Ratio of allowance for loan losses to
   total nonperforming assets (1)         108.99%         75.83%         80.26%         43.11%         38.97%
Ratio of allowance at end of period
   to average loans                         1.26%          1.16%          1.12%          1.19%          1.13%



------------------------------
(1) Excludes a single municipal security in default status in the amount of $192,000 in 1996, and $240,000 in 1995, 1994 and 1993.

    The following table sets forth an allocation of the allowance for loan losses among the various loan categories. The Company believes that any allocation of the allowance for loan losses into categories lends an appearance of precision which does not exist. The allowance is utilized as a single unallocated allowance available for all loans. The following allocation table should not be interpreted as an indication of the specific amounts or the relative proportion of future charges to the allowance.



                        ALLOWANCE OF THE ALLOWANCE FOR LOAN LOSSES
                                  (DOLLARS IN THOUSANDS)
                                                                             December 31,
                      -----------------------------------------------------------------------------------------------------------
                              1996                  1995                  1994                  1993                 1992
                      -------------------   -------------------   -------------------   -------------------   -------------------
                                   Loan                 Loan                  Loan                   Loan                  Loan
                                 Category              Category              Category              Category              Category
                                 to Gross              to Gross              to Gross              to Gross              to Gross
                       Amount      Loans     Amount     Loans      Amount     Loans      Amount      Loans     Amount      Loans
                      --------   --------   --------   --------   --------   --------   --------   --------   --------   --------

Commercial            $   776     29.87%    $   800     29.43%    $   327     31.89%    $   336     35.03%    $   320     35.22%
Real estate               758     56.97%        388     55.59%        325     53.74%        288     50.97%        239     49.43%
Installment and other
 loans                    517     13.16%        235     13.36%        194     12.63%        173     12.24%        191     13.83%
Unallocated             1,017         -         591      1.62%        858      1.74%        990      1.76%        836      1.53%
                      --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
Total                 $ 3,068    100.00%    $ 2,014    100.00%    $ 1,704    100.00%    $ 1,787    100.00%    $ 1,586    100.01%
                      --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
                      --------   --------   --------   --------   --------   --------   --------   --------   --------   --------


   INVESTMENT ACTIVITIES

    The Company's investment portfolio, which represented 39.2% of the Company's earning asset base as of December 31, 1996, is managed to minimize interest rate risk, maintain sufficient liquidity and maximize return. Investment securities which are classified as held-to-maturity are purchased with the intent and ability of the Company to hold them to maturity. Securities classified as held-to-maturity are carried at historical cost. The Company's financial planning anticipates income streams based on normal maturity and reinvestment. Investment securities classified as available-for-sale are purchased with the intent to provide liquidity and to increase returns. The securities classified as available-for-sale are carried at fair value. The Company does not have any securities classified as trading.

     Securities held-to-maturity, carried at amortized cost, were $35,017,000 at December 31, 1996, compared to $29,026,000 at December 31, 1995, and $28,667,000 at December 31, 1994. The change in the unrealized position was due to interest rate movements during the periods. There was a net unrealized gain on securities held-to-maturity of $305,000 at December 31, 1996, compared with a net unrealized gain of $160,000 at December 31, 1995 and an unrealized loss of $1,500,000 at December 31, 1994.

    Securities available-for-sale, carried at fair value, were $188,538,000 at December 31, 1996, compared with $63,891,000 at December 31, 1995, and $56,593,000 at December 31, 1994.

    The consolidated investment portfolio consists of several callable agency debentures, adjustable rate mortgage pass-throughs and collateralized mortgage obligations with implied calls. The exposure of capital to market valuation adjustments existing at the time of the Prairie acquisition prior periods has been reduced by the reduction in relative size of the portfolio, the shortening of the average life of the securities by the passage of time, and the sale of floating rate securities with lower lifetime caps or reset limits. In addition, some of the callable securities that have been purchased have shorter final maturities which also reduces the sensitivity of the Economic Value of Equity
(EVE) to changes in the level of interest rates.

    The following tables describe the composition of investments by major category and maturity.



                                                 INVESTMENT PORTFOLIO
                                                 (DOLLARS IN THOUSANDS)


                                                                        December 31,
                                    -------------------------------------------------------------------------------------
                                               1996                         1995                          1994
                                    -------------------------    -------------------------     --------------------------
                                                     % of                          % of                          % of
HELD TO MATURITY                     Amount        Portfolio       Amount        Portfolio        Amount       Portfolio
                                    ---------      ---------      ---------      ---------      ---------      ---------

U.S. Treasury                       $    -              -         $    117          0.13%       $    -              -
U.S. government agencies
   and corporations                      -              -            2,000          2.15%          3,000          3.52%
States and political subdivisions     35,017         15.66%         26,660         28.69%         25,402          29.79
Collateralized mortgage
   obligations                           -              -                9          0.01%             25          0.03%
Corporate bonds                          -              -              240          0.26%            240          0.28%
                                    ---------      ---------      ---------      ---------      ---------      ---------
      Total                         $ 35,017         15.66%       $ 29,026         31.24%       $ 28,667         33.62%
                                    ---------      ---------      ---------      ---------      ---------      ---------
                                    ---------      ---------      ---------      ---------      ---------      ---------


                                                                        December 31,
                                    ------------------------------------------------------------------------------------
                                              1996                           1995                         1994
                                    ------------------------      ------------------------      ------------------------
                                                    % of                          % of                          % of
AVAILABLE FOR SALE                   Amount       Portfolio        Amount       Portfolio        Amount       Portfolio
                                   ---------      ---------      ---------      ---------      ---------      ---------

U.S. Treasury                      $  26,518        11.86%       $  18,279        19.67%       $  24,416        28.64%
U.S. government agencies
   and corporations                   53,554        23.96%          36,987        39.81%          19,672        23.07%
U.S. government agency
   mortgage backed securities         49,454        22.12%           6,084         6.55%           8,232         9.66%
States and political subdivisions        -             -               913         0.98%             885         1.04%
Collateralized mortgage
   obligations                        58,820        26.31%             106         0.11%             165         0.19%
Corporate bonds                          192         0.09%           1,522         1.64%           3,223         3.78%
                                   ---------      ---------      ---------      ---------      ---------      ---------
      Total                        $ 188,538        84.34%       $  63,891        68.76%       $  56,593        66.38%
                                   ---------      ---------      ---------      ---------      ---------      ---------
                                   ---------      ---------      ---------      ---------      ---------      ---------


The following tables set forth the maturities and yields of the investment portfolio as of December 31, 1996.



                                                 MATURITY REPRICING SCHEDULE
                                                   (DOLLARS IN THOUSANDS)

                                                      Maturing or Repricing
                     ---------------------------------------------------------------------------------------------------------
                                                   After 1 But            After 5 But
                         Within 1 Year           Within 5 Years         Within 10 Years          After 10 Years       Total
                     ---------------------   ---------------------   ---------------------   ---------------------   ---------
                      Amount        Yield     Amount        Yield     Amount        Yield     Amount        Yield     Amount
                     ---------     -------   ---------     -------   ---------     -------   ---------     -------   ---------
HELD TO MATURITY
States and
  political sub-
  divisions (1)      $  3,113       7.85%    $ 16,975       7.52%    $ 10,534       8.17%    $  4,395       8.50%    $ 35,017
                     ---------               ---------               ---------               ---------               ---------
                     ---------               ---------               ---------               ---------               ---------


                                                      Maturing or Repricing
                     --------------------------------------------------------------------------------------------------------
                                                 After 1 But              After 5 But
                          Within 1 Year        Within 5 Years           Within 10 Years          After 10 Years        Total
                     ----------------------  ---------------------   ---------------------   ----------------------  ---------
                      Amount        Yield     Amount       Yield      Amount        Yield     Amount         Yield     Amount
                     ---------    ---------  ---------    --------   ---------     -------   ---------      -------  ---------
AVAILABLE FOR
   SALE
U.S. Treasury        $  7,218       5.33%    $ 19,300       5.65%    $      -           -    $      -           -    $ 26,518
U.S. govern-
  ment agen-
  cies and
  corporations          1,000       6.22%      18,124       5.78%      34,430       6.61%           -           -      53,554
U.S. govern-
  ment agency
  mortgage
  backed
  securities           41,630       6.29%       3,606       5.17%         318       5.27%       3,900       7.64%      49,454
Collateralized
  mortgage
  obligations          58,134       5.94%         275       5.64%         319       6.14%          92       5.59%      58,820
Corporate
  bonds                     -           -           -           -         192           -           -           -         192
                     ---------               ---------               ---------               ---------               ---------
      Total          $107,982                $ 41,305                $ 35,259                $  3,992                $188,538
                     ---------               ---------               ---------               ---------               ---------
                     ---------               ---------               ---------               ---------               ---------



------------------------------
(1) Rates on obligations of States and political subdivisions have been adjusted to tax equivalent yields using a 34% income tax rate


   DEPOSIT ACTIVITIES

    Deposits are attracted through the offering of a broad variety of deposit instruments, including checking accounts, money market accounts, regular savings accounts, term certificate accounts (including "jumbo" certificates in denominations of $100,000 or more), and retirement savings plans. The Company's average balance of total deposits was $367,059,000 for 1996, representing an increase of $121,988,000 or 49.8% compared with the average balance of total deposits for the year ended December 31, 1995. The Company's average balance of total deposits was $245,071,000 for the year ended December 31, 1995, an increase of $11,860,000 or 5.09% compared with the average balance of total deposits outstanding for 1994 of $233,211,000. The increases in deposits were primarily due to the Acquisitions.

    The following table sets forth certain information regarding the Banks' average deposits.



                                                         AVERAGE DEPOSITS
                                                      (DOLLARS IN THOUSANDS)

                                                             For the Years Ended December 31,
                         ----------------------------------------------------------------------------------------------------------
                                        1996                                1995                                1994
                         ----------------------------------  ----------------------------------- ----------------------------------
                          Average    Percent of    Average    Average     Percent of   Average     Average   Percent of    Average
                          Amount       Total      Rate Paid    Amount       Total     Rate Paid    Amount      Total      Rate Paid
                         ---------   ----------   ---------  ----------   ----------  ---------  ----------   ----------  ---------
Noninterest-bearing
  demand deposits        $  41,395      11.28%         -     $  29,950      12.22%         -     $  29,622      12.70%         -
Savings accounts            41,664      11.35%       2.94%      23,146       9.45%       2.64%      26,288      11.27%       2.75%
Interest-bearing
  demand deposits           66,088      18.00%       2.84%      50,788      20.72%       2.81%      49,295      21.14%       2.47%
Time, less than $100,000   194,957      53.12%       5.51%     129,147      52.70%       5.84%     112,094      48.07%       4.82%
Time, $100,000 or more      22,955       6.25%       6.24%      12,040       4.91%       5.71%      15,912       6.82%       4.74%
                         ---------   ----------   ---------  ----------   ----------  ---------  ----------   ----------  ---------

      Total deposits     $ 367,059     100.00%       4.16%   $ 245,071     100.00%       4.19%   $ 233,211     100.00%       3.47%
                         ---------   ----------   ---------  ----------   ----------  ---------  ----------   ----------  ---------
                         ---------   ----------   ---------  ----------   ----------  ---------  ----------   ----------  ---------


    As of December 31, 1996, non-brokered time deposits over $100,000 represented 13.7% of total deposits, compared with 9.0% of total deposits as of December 31, 1995, and 9.4% as of December 31, 1994. The Banks do not have and do not solicit brokered deposits.

    The following table sets forth the remaining maturities for time deposits of $100,000 or more at December 31, 1996.

                          TIME DEPOSITS OF $100,000 OR MORE
                                (DOLLARS IN THOUSANDS)

MATURITY RANGE

Three months or less                                       $    33,810
Over three months through six months                            17,047
Over six months through twelve months                            8,694
Over twelve months                                              14,934
                                                           -------------
         Total                                             $    74,485
                                                           -------------
                                                           -------------


   RETURN ON EQUITY AND ASSETS

    The following table presents various ratios for the Company.

                             RETURN ON EQUITY AND ASSETS

                                              For the Years Ended December 31,
                                              -------------------------------
                                                 1996      1995      1994
                                              ----------  -------  ----------

Return on average assets                         0.66%     0.83%     0.98%
Return on average equity                         9.21%    10.83%    13.29%
Average equity to average assets                 7.14%     7.67%     7.38%
Dividend payout ratio for common stock          11.58%    12.06%     9.57%


    The decrease in the return on average assets and return on average equity ratios are primarily related to reduced profitability caused by the contraction in the net interest margin associated with the Acquisitions. Management continues to pursue plans to improve the net interest margin by increasing the earning asset mix toward higher yielding loans at the newly acquired banks.

   LIQUIDITY

    The Company manages its liquidity position with the objective of maintaining sufficient funds to respond to the needs of depositors and borrowers and to take advantage of earnings enhancement opportunities. In addition to the normal inflow of funds from core-deposit growth, together with repayments and maturities of loans and investments, the Company utilizes other short-term funding sources such as securities sold under agreements to repurchase, overnight funds purchased from correspondent banks and the acceptance of short-term deposits from public entities.

    The Company monitors and manages its liquidity position on several bases, which vary depending upon the time period. As the time period is expanded, other data is factored in, including estimated loan funding requirements, estimated loan payoffs, investment portfolio maturities or calls, and anticipated depository buildups or runoffs.

    The Company classifies the majority of its investment securities as available-for-sale, thereby maintaining significant liquidity. The Company's liquidity position is further enhanced by structuring the maturity of its loan portfolio interest payments as monthly, and also by the significant representation of retail credit and residential mortgage loans in the Company's loan portfolio, resulting in a steady stream of loan repayments. In managing its investment portfolio, the Company provides for staggered maturities so that cash flows are provided as such investments mature.

    The Company's cash flows are composed of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Net cash provided by operating activities was $5.5 million for 1996, $3.7 million for the year ended December 31, 1995 and $4.9 million for the year ended December 31, 1994. Net cash used in investing activities, consisting primarily of loan and investment funding, was $9.6 million for 1996, and $27.3 million and $9.7 million for the years ended December 31, 1995 and 1994, respectively. Net cash provided by financing activities for 1996 was $17.2 million and was directly related to the proceeds from issuance of common stock. Net cash provided by financing activities, consisting primarily of growth in deposits and securities sold under agreements to repurchase, was $26.8 million and $4.4 million for the periods ended December 31, 1995 and 1994, respectively.

    The Banks' investment securities portfolios, including federal funds sold, and its cash and due from bank deposit balances serve as the primary sources of liquidity for the Company. At December 31, 1996, 14.2% of the Banks' interest-bearing liabilities were in the form of time deposits of $100,000 and over. Substantially all of such large deposits were obtained from the Banks' market areas and none of such deposits are brokered deposits. Management believes these deposits to be a stable source of funds. However, if a large number of these time deposits matured at approximately the same time and were not renewed, the Banks' liquidity could be adversely affected. Currently, the maturities of the Banks' large time deposits are spread throughout the year, with 45.4% maturing in the first quarter of 1997, 22.9% maturing in the second quarter of 1997, 11.7% maturing in the third and fourth quarter of 1997, and the remaining 20% maturing thereafter. The Banks monitor those maturities in an effort to minimize any adverse effect on liquidity.

    The Company's short term bank borrowings at December 31, 1996 consisted of notes payable in the principal amount of $13,180,000 payable to the Company's principal correspondent bank. The Company incurred this debt in the Acquisitions and in the acquisition of Ottawa National Bank in 1991. The notes are renewable annually, require quarterly interest payments and are collateralized by the Company's stock in the Banks.

    The Company's principal source of funds for repayment of the indebtedness is dividends from the Banks. At December 31, 1996 approximately $5,697,000 was available for dividends without regulatory approval.

   CAPITAL RESOURCES

    The Banks are expected to meet a minimum risk-based capital to risk-weighted assets ratio of 8%, of which at least one-half (or 4%) must be in the form of Tier 1 (core) capital. The remaining one-half (or 4%) may be in the form of Tier 1 (core) or Tier 2 (supplementary) capital. The amount of loan loss allowance that may be included in capital is limited to 1.25% of risk-weighted assets. The ratio of Tier 1 (core) and the combined amount of Tier 1 (core) and Tier 2 (supplementary) capital to risk-weighted assets for the Banks were 9.70% and 10.89%, respectively, at December 31, 1996, and 11.34% and 12.35%, respectively, at December 31, 1995. The Banks are currently, and expect to continue to be, in compliance with these guidelines.

    The Board of Governors of the FRB has announced a policy known as the "source of strength doctrine" that requires a bank holding company to serve as a source of financial and managerial strength for its subsidiary banks. The FRB has interpreted this requirement to require that a bank holding company, such as the Company, stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity. The FRB has stated that it would generally view a failure to assist a troubled or failing subsidiary bank in these circumstances as an unsound or unsafe banking practice or a violation of the FRB's Regulation Y or both, justifying a cease and desist order or other enforcement action, particularly if appropriate resources are available to the bank holding company on a reasonable basis.

    The following table sets forth an analysis of the Company's capital ratios:

                              RISK-BASED CAPITAL RATIOS
                                (DOLLARS IN THOUSANDS)



                                               December 31,                      Minimum         Well-
                                  -----------------------------------------      Capital      Capitalized
                                     1996           1995           1994           Ratios         Ratios
                                  -----------    -----------    -----------     ----------    -----------

Tier 1 risk-based capital         $   36,242     $   22,530     $   20,322
Tier 2 risk-based capital              4,425          2,014          1,704
Total capital                         40,667         24,544         22,026
Risk-weighted assets                 374,028        198,731        179,307
Capital ratios:
  Tier 1 risk-based capital             9.69%         11.34%         11.33%          4.00%          6.00%
  Tier 2 risk-based capital            10.87%         12.35%         12.28%          8.00%         10.00%
  Leverage ratio                        7.76%          7.95%          7.68%          3.00%          5.00%



   ACCOUNTING MATTERS

    In June 1996, the Financial Accounting Standards Board issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" (SFAS No. 125). SFAS No. 125 distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interest in the transferred assets is received in exchange. SFAS No. 125 also establishes standards on the initial recognition and measurement of servicing assets and other retained interests and servicing liabilities, and their subsequent measurement.

    SFAS No. 125 requires that debtors reclassify financial assets pledged as collateral and that secured parties recognize those assets and their obligation to return them in certain circumstances in which the secured party has taken control of those assets. In addition, SFAS No. 125 requires that a liability be derecognized only if the debtor is relieved of its obligation through payment to the creditor or by being legally released from being the primary obligor under the liability either judicially or by the creditor.

    SFAS No. 125 is effective for transactions occurring after December 31, 1996, except for transactions relating to secured borrowings and collateral for which the effective date is December 31, 1997. The Company believes the adoption of SFAS No. 125 will not have a material impact on its consolidated financial statements.

   IMPACT OF INFLATION, CHANGING PRICES AND MONETARY POLICIES


    The financial statements and related financial data concerning the Company have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary effect of inflation on the operations of the Company is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant effect on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Interest rates are highly sensitive to many factors which are beyond the control of the Company, including the influence of domestic and foreign economic conditions and the monetary and fiscal policies of the United States government and federal agencies, particularly the FRB.

                                  UNIONBANCORP, INC.
                         SELECTED CONSOLIDATED FINANCIAL DATA



                                                                               Year Ended December 31,
                                                             1996 (2)        1995         1994          1993          1992
                                                           -----------   -----------   -----------   -----------   -----------
                                                                          (Dollars in Thousands, Except Per Share Data)
STATEMENT OF INCOME DATA
  Interest income                                          $   31,037    $   21,368    $   18,627    $   18,604    $   20,127
  Interest expense                                             17,003        11,249         8,706         8,798        10,482
                                                           -----------   -----------   -----------   -----------   -----------
     Net interest income                                       14,034        10,119         9,921         9,806         9,645
  Provision for loan losses                                     1,178           684           660         1,268         1,297
                                                           -----------   -----------   -----------   -----------   -----------
     Net interest income after provision for loan losses       12,856         9,435         9,261         8,538         8,348
  Noninterest income                                            3,222         2,570         2,283         2,512         1,893
  Noninterest expense                                          12,248         8,771         8,247         7,841         7,335
                                                           -----------   -----------   -----------   -----------   -----------
  Net income before income taxes and minority interest          3,830         3,234         3,297         3,209         2,906
  Minority interest                                                27           -             -             -             -
  Provision for income taxes                                      969           881           703           747           595
                                                           -----------   -----------   -----------   -----------   -----------
  Net income                                               $    2,834    $    2,353    $    2,594    $    2,462    $    2,311
                                                           -----------   -----------   -----------   -----------   -----------
                                                           -----------   -----------   -----------   -----------   -----------
  Net income on common stock                               $    2,729    $    2,353    $    2,594    $    2,462    $    2,311
                                                           -----------   -----------   -----------   -----------   -----------
                                                           -----------   -----------   -----------   -----------   -----------

PER SHARE DATA (1)

  Earnings per common shares                               $     0.98    $     1.09    $     1.22    $     1.15    $     1.08
  Cash dividends on common stock                                 0.14          0.13          0.12          0.09          0.07
  Dividend payout ratio for common stock                        11.58%        12.06%         9.57%         7.78%         6.13%
  Book value per common share                              $    11.20    $    11.01    $     9.21    $     8.92    $     7.83
  Weighted average common shares outstanding                2,773,769     2,148,897     2,132,712     2,132,760     2,132,760
  Period end common shares outstanding                      4,114,801     2,131,737     2,131,737     2,132,760     2,132,760

BALANCE SHEET DATA
  Investments and Federal funds sold                       $  233,822    $   95,182    $   86,460    $   95,098    $   83,057
  Total loans                                                 346,496       180,819       161,134       148,371       146,569
  Allowance for loan losses                                     3,068         2,014         1,704         1,787         1,586
  Total assets                                                642,024       303,533       272,038       266,666       249,121
  Total deposits                                              543,744       261,727       232,334       237,455       222,513
  Stockholders' equity                                         46,583        23,475        19,629        19,026        16,702

EARNINGS PERFORMANCE DATA
  Return on average total assets                                 0.66%         0.83%         0.98%         0.97%         0.95%
  Return on average stockholders' equity                         9.21         10.83         13.29         13.88         15.00
  Net interest margin ratio                                      3.74          4.15          4.38          4.46          4.52
  Efficiency ratio (3)                                          66.70         68.35         66.17         65.81         64.96

ASSET QUALITY RATIOS
  Nonperforming assets to total assets                           0.44%         0.95%         0.87%         1.64%         1.64%
  Nonperforming loans to total loans                             0.65          1.22          0.90          2.06          2.32
  Net loan charge-offs to average loans                          0.58          0.22          0.49          0.71          0.78
  Allowance for loan losses to total loans                       0.89          1.11          1.06          1.20          1.08
  Allowance for loan losses to nonperforming loans             135.75         90.93        117.44         58.61         46.56

CAPITAL RATIOS
  Average equity to average assets                               7.14%         7.67%         7.38%         6.98%         6.34%
  Total capital to risk adjusted assets                         10.87         12.35         12.28         10.97         10.23
  Tier 1 leverage ratio                                          7.76          7.95          7.68          7.00          6.33
--------------------------------------------------



(1) Restated to reflect the three-for-one stock split which took effect May 20, 1996.
(2) Includes results of operations of acquisitions from date of acquisition.
(3) Calculated as noninterest expense less amortization of intangibles and expenses related to other real estate owned divided by the sum of net interest income before provision for loan losses and total noninterest income excluding securities gains and losses.