Form 10-K405, Exhibit 13
period 1997-12-31
UNIONBANCORP INC
filed 1998-03-30
CIK 1019650

                             UNIONBANCORP, INC.
                   SELECTED CONSOLIDATED FINANCIAL DATA



                                                                                 Years Ended December 31,
                                                            ------------------------------------------------------------
                                                               1997         1996         1995        1994         1993
                                                            ----------   ----------  ----------  -----------  ----------
                                                                     (Dollars in Thousands, Except Per Share Data)
STATEMENT OF INCOME DATA
  Interest income                                           $   46,039  $   31,037   $   21,368  $   18,627   $   18,604
  Interest expense                                              24,435      17,003       11,249       8,706        8,798
                                                            ----------   ----------  ----------   ----------  ----------
    Net interest income                                         21,604      14,034       10,119       9,921        9,806
  Provision for loan losses                                      1,079       1,178          684         660        1,268
                                                            ----------   ----------  ----------   ----------  ----------
    Net interest income after provision for loan losses         20,525      12,856        9,435       9,261        8,538
  Noninterest income                                             5,182       3,222        2,570       2,283        2,512
  Noninterest expense                                           18,764      12,248        8,771       8,247        7,841
                                                            ----------   ----------  ----------   ----------  ----------
  Net income before income taxes and minority interest           6,943       3,830        3,234       3,297        3,209
  Minority interest                                                 73          27            -           -            -
  Provision for income taxes                                     2,105         969          881         703          747
                                                            ----------   ----------  ----------   ----------  ----------
  Net income                                                $    4,765  $    2,834   $    2,353  $    2,594   $    2,462
                                                            ----------   ----------  ----------   ----------  ----------
                                                            ----------   ----------  ----------   ----------  ----------
  Net income on common stock                                $    4,506  $    2,729   $    2,353  $    2,594   $    2,462
                                                            ----------   ----------  ----------   ----------  ----------
                                                            ----------   ----------  ----------   ----------  ----------

PER SHARE DATA (1)
  Basic earnings per common shares (2)                      $    1.090  $    1.000   $    1.100  $    1.220   $    1.150
  Diluted earnings per common shares (2)                    $    1.080  $    0.990   $    1.090  $    1.210   $    1.150
  Cash dividends on common stock                                 0.175       0.140        0.130       0.120        0.090
  Dividend payout ratio for common stock                        12.830%     11.580%      12.060%      9.570%       7.780%
  Year end book value per common share                      $   12.350  $   11.200   $   11.010  $    9.210   $    8.920
  Basic weighted average common shares outstanding (2)       4,125,902   2,730,600    2,131,737   2,131,737    2,132,760
  Diluted weighted average common shares outstanding (2)     4,167,764   2,756,806    2,165,428   2,150,073    2,132,760
  Period end common shares outstanding                       4,135,830   4,114,801    2,131,737   2,131,737    2,132,760

BALANCE SHEET DATA
  Investments and federal funds sold                        $  202,142  $  233,822   $   95,182  $   86,460   $   95,098
  Total loans                                                  370,985     346,496      180,819     161,134      148,371
  Allowance for loan losses                                      3,188       3,068        2,014       1,704        1,787
  Total assets                                                 625,460     642,024      303,533     272,038      266,666
  Total deposits                                               527,747     543,744      261,727     232,334      237,455
  Stockholders' equity                                          51,581      46,583       23,475      19,629       19,026

EARNINGS PERFORMANCE DATA
  Return on average total assets                                  0.77%       0.66%        0.83%       0.98%        0.97%
  Return on average stockholders' equity                          9.78        9.32        10.83       13.29        13.88
  Return on average total assets, including mandatory
    redeemable preferred stock                                     .77         .66          N/A         N/A          N/A
  Return on average equity, including mandatory
    redeemable preferred stock                                    9.61        9.21          N/A         N/A          N/A
  Net interest margin ratio                                       3.95        3.72         4.12        4.38         4.46
  Efficiency ratio (3)                                           65.29       66.70        68.35       66.17        65.81

ASSET QUALITY RATIOS
  Nonperforming assets to total assets                            0.49%       0.44%        0.95%       0.87%        1.64%
  Nonperforming loans to total loans                              0.74        0.65         1.22        0.90         2.06
  Net loan charge-offs to average loans                           0.27        0.58         0.22        0.49         0.71
  Allowance for loan losses to total loans                        0.86        0.89         1.11        1.06         1.20
  Allowance for loan losses to non-performing loans             116.95      135.75        90.93      117.44        58.61

CAPITAL RATIOS
  Average equity to average assets                                8.00%       7.14%        7.67%       7.38%        6.98%
  Total capital to risk adjusted assets                          11.86       10.87        12.35       12.28        10.97
  Tier 1 leverage ratio                                           6.76        7.76         7.95        7.68         7.00



---------------------------------------

(1) Restated to reflect the three-for-one stock split which took effect May 20, 1996.
(2) Restated in accordance with Statement of Financial Accounting Standards No. 128 which took effect December 31, 1997.
(3) Calculated as noninterest expense less amorization of intagibles and expenses related to other real estate owned divided by the sum of net interest income before provisions for loan losses and total noninterest income excluding securities gain and losses.

                                                                              1.

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY


The following discussion provides additional information regarding the operations and financial condition of the Company for the three years ended December 31, 1997. This discussion should be read in conjunction with "Selected Consolidated Financial Data", the consolidated financial statements of the Company, and the accompanying notes thereto.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

This report, including the Letter to the Stockholders, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1993 as amended and Section 21E of the Securites Act of 1934 as amended. The Company intends such forward- looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identified by the use of words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market areas; and accounting principles, policies; and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

GENERAL

The Company derives substantially all of its revenues and income from the operations of its banking subsidiaries. The Banks provide a full range of commercial and consumer banking services to businesses and individuals, primarily in north central and west central Illinois. As of December 31, 1997, the Company had total assets of $625,460,000, net loans of $367,797,000, total deposits of $527,747,000, and total stockholders' equity $51,581,000. Total assets have decreased by 2.58% from year-end 1996 or a $16,564,000 reduction. This is the result of the Company's continuing initiative to restructure the balance sheet while expanding the net interest margin.

During the third quarter of 1996, the Company more than doubled its total assets, primarily through the acquisitions of Prairie Bancorp, Inc. ("Prairie") and Country Bancshares, Inc. ("Country"). The Prairie and Country acquisitions (the "Acquisitions") increased the organization to nine bank subsidiaries with 27 locations in 13 Illinois counties. The Acquisitions were funded in part by a public offering in October of 1996 of 1,265,000 shares of Common


                                                                              2.

Stock. Net proceeds of the offering to the Company were $12,436,000. In addition, in conjunction with the acquisitions, the Company issued 2,762.24 of the 2,765 authorized shares of Series A Convertible Preferred Stock, which were valued at $500,000. The no par value stock earns cumulative dividends of $75 per share per year payable in four equal quarterly payments. Also, the Company issued 857 of the 1,092 authorized shares of Series B Preferred Stock, which were valued at $859,000. The no par value stock earns cumulative dividends of $60 per share per year, payable in four equal quarterly payments.

During the fourth quarter of 1997, in conjunction with the reorganization and simplification of the corporate structure, the Company successfully consummated the merger of some of the affiliate banks into regional banking centers. This resulted in UnionBank, UnionBank/Central and UnionBank/West being formed, and reducing the organization from nine bank subsidiaries to five bank subsidiaries.

RESULTS OF OPERATIONS

NET INCOME

Net income was $4,765,000 ($1.08 per "diluted" common share) for the year ended December 31, 1997, compared with net income of $2,834,000 ($.99 per "diluted" common share) for the year ended December 31, 1996, an increase of $1,931,000 or 68.1%. The increase in earnings per share in 1997 compared with 1996 was primarily attributed to a full year of earnings from the banks acquired as part of the Acquisitions, which were consummated during the third quarter of 1996, and internal growth in the Company's loan portfolio.

Net income was $2,834,000 ($.99 per common share "diluted" basis) for the year ended December 31, 1996, compared with net income of $2,353,000 ($1.09 per common share "diluted" basis) for the year ended December 31, 1995, an increase of $481,000 or 20.4%. The increase in earnings in 1996 compared with 1995 was primarily attributed to three months of earnings from the banks acquired as part of the Acquisitions, which were consummated during the third quarter of 1996, and internal growth in the Company's loan and deposit portfolio.

NET INTEREST INCOME

Net interest income is the difference between income earned on interest-earning assets and the interest expense incurred on interest-bearing liabilities. The net yield on total interest-earning assets, also referred to as interest rate margin or net interest margin, represents net interest income divided by average interest-earning assets. The Company's principal interest-earning assets are loans, securities, and federal funds sold.

Net interest income was $21,604,000 for 1997, an increase of $7,570,000 or 53.9%, compared with net interest income of $14,034,000 for 1996. The Company's average total interest-earning assets increased from $399,328,000 for 1996 to $571,626,000 for 1997 representing a 43.2% increase resulting primarily from the growth attributed to the Acquisitions during 1996. The net interest margin (tax equivalent basis) increased to 3.95% at December 31, 1997 from 3.72% at December 31, 1996. The interest rates on average earning assets (tax equivalent basis) increased to 8.22% in 1997 from 7.98% in 1996, while rates on average interest-bearing liabilities remained relatively unchanged by increasing to 4.83% in 1997 from 4.80% in 1996. The increase in the


                                                                             3.

yield on average earning assets was primarily driven by a change in the asset mix of the earning assets by shifting the emphasis toward loans which have a higher yield than securities. The nominal increase in the average rates paid on interest-bearing liabilities primarily resulted from increases in the interest rates on time deposits reflecting pressures in the marketplace for deposits.

Net interest income was $14,034,000 for 1996, an increase of $3,915,000 or 38.7%, compared with net interest income of $10,119,000 for 1995. The Company's average total interest-earning assets increased from $262,879,000 for 1995 to $399,328,000 for 1996, representing a 51.9% increase resulting primarily from the growth attributed to the Acquisitions during 1996. The net interest margin (tax equivalent basis) declined to 3.72% at December 31, 1996 from 4.12% at December 31, 1995. The interest rates on average earning assets (tax equivalent basis) declined to 7.98% in 1996 from 8.46% in 1995, while rates on average interest-bearing liabilities decreased to 4.80% in 1996 from 4.90% in 1995.
The decrease in the yield on average earning assets primarily resulted from a change in the mix of the earning assets resulting from the Acquisitions, which brought about a higher level of earning assets in lower yielding securities. In addition, during 1996 there was an overall decrease in market rates of interest. The nominal decrease in the average rates paid on interest-bearing liabilities primarily resulted from interest rates on time deposits reflecting the decrease in market rates of interest.

The following table sets forth for each category of interest-earning assets and interest-bearing liabilities the average amounts outstanding, the interest earned or paid on such amounts, and the average rate paid for the years ended December 31, 1997, 1996, and 1995. The table also sets forth the average rate earned on all interest-earning assets, the average rate paid on all interest-bearing liabilities, and the net yield on average interest-earning assets for the same period.


                                                                             4.

                                AVERAGE BALANCE SHEET
                         AND ANALYSIS OF NET INTEREST INCOME
                                (Dollars in thousands)


                                                                 For the Years Ended December 31,
                                                    ----------------------------------------------------------
                                                                1997                          1996
                                                    ----------------------------  ----------------------------
                                                               Interest                      Interest
                                                     Average   Income/    Average  Average   Income/    Average
                                                     Balance   Expense      Rate   Balance   Expense      Rate
                                                     -------   -------      ----   -------   -------      ----
ASSETS
Interest-earning assets
   Interest-earning deposits                        $    353   $    28     7.98%  $     66   $     4     5.92%
   Securities (1)
      Taxable                                        173,190    10,838     6.26%   122,653     7,316     5.96%
      Non-taxable (2)                                 32,618     2,566     7.87%    26,994     2,051     7.60%
                                                    --------   -------    -----   --------   -------    -----
         Total securities (tax equivalent)           205,808    13,404     6.51%   149,647     9,367     6.26%
                                                    --------   -------    -----   --------   -------    -----
      Federal funds sold                               6,845       381     5.56%     5,637       298     5.29%
                                                    --------   -------    -----   --------   -------    -----
      Loans (3)(4)
         Commercial                                   97,407     9,274     9.52%    72,210     6,793     9.41%
         Real estate                                 216,911    18,693     8.62%   138,721    11,684     8.42%
         Installment and other                        44,302     4,124     9.31%    33,047     3,062     9.27%
         Fees on loans                                     -     1,092         -         -       641         -
                                                    --------   -------    -----   --------   -------    -----
            Net loans (tax equivalent)               358,620    33,183     9.25%   243,978    22,180     9.09%
                                                    --------   -------    -----   --------   -------    -----
               Total interest-earning assets         571,626    46,996     8.22%   399,328    31,849     7.98%
                                                    --------   -------    -----   --------   -------    -----

Noninterest-earning assets
   Cash and cash equivalents                          17,248                        14,430
   Premises and equipment, net                        14,397                         9,261
   Other assets                                       16,245                         7,674
                                                      ------                        ------
      Total nonearning assets                         47,890                        31,365
                                                      ------                        ------

         Total assets                               $619,516                      $430,693
                                                    --------                      --------
                                                    --------                      --------

LIABILITIES
   NOW accounts                                     $ 55,883     1,396     2.50%  $ 40,755  $  1,055     2.59%
   Money market accounts                              31,433     1,028     3.27%    25,333       804     3.17%
   Savings deposits                                   62,316     1,758     2.82%    41,664     1,224     2.94%
   Time $100,000 and over                             81,612     4,622     5.66%    22,955     1,433     6.24%
   Other time deposits                               231,766    12,860     5.55%   194,957    10,723     5.50%
   Federal funds purchased and
    repurchase agreements                             20,683     1,171     5.66%    16,388       861     5.25%
   Advances from FHLB                                  8,783       543     6.18%     3,427       213     6.21%
   Notes payable                                      13,247     1,057     7.98%     8,364       690     8.25%
                                                    --------   -------    -----   --------   -------    -----
      Total interest-bearing liabilities             505,723    24,435     4.83%   353,843    17,003     4.80%
                                                    --------   -------    -----   --------   -------    -----
Noninterest-bearing liabilities
   Noninterest-bearing deposits                       57,623                        41,395
   Other liabilities                                   6,596                         4,693
                                                    --------                      --------
      Total noninterest-bearing liabilities           64,219                        46,088
                                                    --------                      --------
   Stockholders' equity                               49,574                        30,762
                                                    --------                      --------

   Total liabilities and stockholders' equity       $619,516                      $430,693
                                                    --------                      --------
                                                    --------                      --------
   Net interest income (tax equivalent)                        $22,561                       $14,846
                                                               -------                       -------
                                                               -------                       -------
   Net interest income (tax equivalent) to
    total earning assets                                                   3.95%                         3.72%
   Interest-bearing liabilities to earning assets     88.47%                       89.14%
                                                    --------                      --------



                                                   For the Years Ended December 31,
                                                   -------------------------------
                                                               1995
                                                   -------------------------------
                                                               Interest
                                                    Average    Income/    Average
                                                    Balance    Expense      Rate
                                                    -------    -------      ----
ASSETS
Interest-earning assets
   Interest-earning deposits                        $     27   $     2     5.85%
   Securities (1)
      Taxable                                         62,808     3,636     5.79%
      Non-taxable (2)                                 24,463     1,919     7.84%
                                                    --------   -------    -----
         Total securities (tax equivalent)            87,271     5,555     6.37%
      Federal funds sold                               2,577       156     6.05%
      Loans (3)(4)
         Commercial                                   55,431     5,524     9.97%
         Real estate                                  94,050     8,380     8.91%
         Installment and other                        23,523     2,103     8.94%
         Fees on loans                                     -       362        -
                                                    --------   -------    -----
            Net loans (tax equivalent)               173,004    16,369     9.57%
                                                    --------   -------    -----
               Total interest-earning assets         262,879    22,082     8.46%
                                                    --------   -------    -----

Noninterest-earning assets
   Cash and cash equivalents                          10,763
   Premises and equipment, net                         6,042
   Other assets                                        3,707
                                                    --------
      Total nonearning assets                         20,512
                                                    --------

         Total assets                               $283,391
                                                    --------
                                                    --------

LIABILITIES
   NOW accounts                                     $ 31,097   $   843     2.71%
   Money market accounts                              19,691       584     2.97%
   Savings deposits                                   23,146       611     2.64%
   Time $100,000 and over                             12,040       687     5.71%
   Other time deposits                               129,147     7,534     5.84%
   Federal funds purchased and
    repurchase agreements                              9,825       567     5.77%
   Advances from FHLB                                      -         -        -
   Notes payable                                       4,696       423     9.00%
                                                    --------   -------    -----
      Total interest-bearing liabilities             229,642    11,249     4.90%
                                                    --------   -------    -----
Noninterest-bearing liabilities
   Noninterest-bearing deposits                       29,950
   Other liabilities                                   2,071
                                                    --------
      Total noninterest-bearing liabilities           32,021
                                                    --------
   Stockholders' equity                               21,728
                                                    --------

   Total liabilities and stockholders' equity       $283,391
                                                    --------
                                                    --------
   Net interest income (tax equivalent)                        $10,833
                                                               -------
                                                               -------
   Net interest income (tax equivalent) to
    total earning assets                                                   4.12%
   Interest-bearing liabilities to earning assets     87.99%
                                                    --------

----------------------------
(1)  Average balance and average rate on securities classified as available-for-sale is based on historical amortized cost balances.
(2) Interest income and average rate on non-taxable securities are reflected on a tax equivalent basis based upon a statutory federal income tax rate of 34%
(3)  Nonaccrual loans are included in the average balances.
(3)  Overdraft loans are excluded in the average balances.

                                                                              5.

The Company's net interest income is affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities, referred to as "volume change." It is also affected by changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds referred to as "rate change." The following table reflects the changes in net interest income stemming from changes in interest rates and from asset and liability volume, including mix. The change in interest attributable to both rate and volume has been allocated to the changes in the rate and the volume on a pro rata basis.

                               RATE/VOLUME ANALYSIS OF
                                 NET INTEREST INCOME
                                (DOLLARS IN THOUSANDS)


                                                       For the Years Ended December 31,
                                 ----------------------------------------------------------------------------------
                                       1997 Compared to 1996                       1996 Compared to 1995
                                 -------------------------------------       --------------------------------------
                                            Change Due to                               Change Due to
                                 -------------------------------------       --------------------------------------
                                 Volume          Rate          Net            Volume         Rate            Net
                                 ------          ----          ---            ------         ----            ---
INTEREST INCOME:
Interest-earning deposits        $    23        $     1      $      24       $      2       $      -       $      2
Investment securities:
  Taxable                          3,147            375          3,522          3,567            113          3,680
  Non-taxable                        440             75            515            194            (62)           132
Federal funds sold                    67             16             83            164            (22)           142
Loans                             10,829            174         11,003          6,492           (681)         5,811
                                  ------        -------      ---------       --------       --------       --------

  Total interest income           14,506            641         15,147         10,419           (652)         9,767
                                  ------        -------      ---------       --------       --------       --------

INTEREST EXPENSE:
NOW accounts                         379            (38)           341            251            (39)           212
Money market accounts                199             25            224            177             43            220
Savings deposits                     584            (50)           534            538             75            613
Time, $100,000 and over            3,334           (145)         3,189            677             69            746
Other time                         2,042             95          2,137          3,632           (443)         3,189
Federal funds purchased and
  repurchase agreements              239             71            310            348            (54)           294
Advances from FHLB                   331             (1)           330              -            213            213
Notes payable                        391            (24)           367            340            (73)           267
                                  ------        -------      ---------       --------       --------       --------

  Total interest expense           7,499            (67)         7,432          5,963           (209)         5,754
                                  ------        -------      ---------       --------       --------       --------

    Net interest margin          $ 7,007        $   708        $ 7,715       $  4,456       $   (443)      $  4,013
                                  ------        -------      ---------       --------       --------       --------
                                  ------        -------      ---------       --------       --------       --------



PROVISION FOR LOAN LOSSES

The amount of the provision for loan losses is based on monthly evaluations of the loan portfolio, with particular attention directed toward nonperforming and other potential problem loans. During these evaluations, consideration is also given to such factors as management's evaluation of specific loans, the level and composition of impaired and other nonperforming loans, historical loss experience, results of examinations by regulatory agencies, an internal asset quality review process, the market value of collateral, the estimate of discounted cash flows, the strength and availability of guaranties, concentrations of credits, and other factors.

                                                                             6.

The 1997 provision for loan losses was $1,079,000 compared with $1,178,000 in 1996. Net charge-offs in 1997 were approximately $959,000. The provision for loan losses of $1,079,000 was made to bring the allowance for loan losses to the level management deemed adequate as of December 31, 1997.

The 1996 provision for loan losses was $1,178,000 compared with $684,000 in 1995. Net charge-offs in 1996 were approximately $1,416,000. Approximately $690,000 of the net charge-offs related to a single borrower which management had previously identified as a problem credit. The provision for loan losses of $1,178,000 was made to bring the allowance for loan losses to the level management deemed adequate as of December 31, 1996.

NONINTEREST INCOME

The following table shows the Company's noninterest income:

                                  NONINTEREST INCOME
                                (DOLLARS IN THOUSANDS)

                                                      Years Ended
                                                      December 31,
                                       --------------------------------------
                                          1997           1996           1995
                                       --------       --------       --------
Service charges                        $  1,854       $  1,286       $    952
Merchant fee income                         670            524            418
Trust income                                516            393            330
Mortgage banking operations                 751            425            425
Securities gains, net                       193             20             98
Other noninterest income                  1,198            574            347
                                       --------       --------       --------

   Total noninterest income            $  5,182       $  3,222       $  2,570
                                       --------       --------       --------
                                       --------       --------       --------

Noninterest income is generated primarily from fees associated with noninterest and interest-bearing deposit accounts. Noninterest income for 1997 was $5,182,000, an increase of $1,960,000 or 60.8% compared with noninterest income of $3,222,000 for 1996. Noninterest income for 1996 was $3,222,000, an increase of $652,000 or 25.4% compared with $2,570,000 for 1995. These increases were primarily from internal deposit growth including the purchase of the deposits of additional bank subsidiaries during the third quarter of 1996, and the increased number and balance of noninterest and interest-bearing accounts. Specifically, service charges increased on demand deposit accounts, the largest component of noninterest-bearing deposit accounts, and charges grew for items such as insufficient funds and overdrafts, primarily on transactional deposit products such as demand, NOW, and money market accounts. The increase in service charge income to $1,854,000 for the year ended December 31, 1997, from $1,286,000 for the year ended December 31, 1996, was related to increases in deposit account balances and increases in the service charge schedule during 1997. The increase of $334,000 from 1995 to $1,286,000 in 1996 was related to increases in deposit account balances and increases in the service charge schedule during 1996. Merchant fee income is derived from the Company's credit card

                                                                             7.

operations and is comprised primarily of merchant fees (65% of total merchant fee income), interchange fees (19% of total merchant fee income), and annual fees (4% of total merchant fee income). Total merchant fee income has continued to increase as the Company adds new merchants to its customer list and as credit card activity has grown. Other noninterest income is primarily derived from fee-based banking services such as loan servicing fees and sales of traveler's checks and money orders.

The Company, through the Banks, provides trust services to its customers by acting as executor, administrator, trustee, agent, and in various other fiduciary capacities for client accounts. Total assets under management at December 31, 1997 and 1996 were approximately $110,641,000 and $106,801,000, respectively. Trust income, which is predominately comprised of assessed fees based on the market value of managed client portfolios, increased by $123,000 during 1997 and $63,000 during 1996.

A significant contribution to the Company's noninterest income was also made by its mortgage banking operations. During 1997, loan sales increased by $4 million due to increased originations. In addition, during 1995, the Company implemented a program in connection with the SBA which guarantees repayment on portions of loans if a borrower defaults. Revenues from both of these operations are a substantial component of noninterest income and include commissions and fees for third party loan servicing, origination, and other fees received at closing and realized gains on the sale of loans into the secondary market.

NONINTEREST EXPENSE

The following table shows the Company's noninterest expense:

                                 NONINTEREST EXPENSE
                                (DOLLARS IN THOUSANDS)

                                                    Year Ended
                                                    December 31,
                                      ---------------------------------------
                                         1997           1996           1995
                                      ---------      ---------       --------
Salaries and employee benefits        $   9,231      $   6,469       $  4,451
Occupancy expense, net                    1,532            899            665
Furniture and equipment expenses          1,599            977            584
Supplies and printing                       602            395            270
Telephone                                   472            277            179
Postage                                     404            298            208
FDIC deposit assessment                      63              8            271
Amortization of intangible assets           903            392            120
Other noninterest expense                 3,958          2,533          2,023
                                      ---------      ---------       --------

   Total noninterest expense          $  18,764      $  12,248       $  8,771
                                      ---------      ---------       --------
                                      ---------      ---------       --------


Noninterest expense was $18,764,000 in 1997; an increase of $6,516,000 or 53.2% compared with noninterest expense of $12,248,000 for 1996. The $6,516,000 increase in noninterest expense

                                                                             8.

during 1997 was reflected in all categories of noninterest expense. The increases were primarily the result of a full year of incremental costs linked to the acquired subsidiaries.

Noninterest expense was $12,248,000 in 1996, an increase of $3,477,000 or 39.6% compared with noninterest expense of $8,771,000 for 1995. The $3,477,000 increase in noninterest expense during 1996 was attributable primarily to an increase of $2,018,000 in salaries and employee benefits as a result of acquiring additional subsidiaries; a $272,000 increase in amortization of intangibles due to the Acquisitions, offset by a reduction in the FDIC assessment of $263,000; and an increase in other expenses primarily related to the acquisitions.

Deposits held by the Banks are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC"), and as FDIC-insured institutions, the Banks are required to pay deposit insurance premium assessments to the FDIC.
The amount an institution pays for FDIC deposit insurance coverage is determined in accordance with a risk-based assessment system under which each insured depository institution is placed into one of nine categories and assessed insurance premiums based upon its level of capital and the results of supervisory evaluations. Changes in the deposit insurance assessment rate have significantly reduced the cost of deposit insurance for the Banks during 1996 and 1997 as compared to 1995

INCOME TAXES

The Company recorded income tax expense of $2,105,000, $969,000, and $881,000 for the years ended December 31, 1997, 1996, and 1995, respectively, and effective tax rates were 30.6%, 25.5%, and 27.2%, respectively, for such periods. The Company's effective tax rate is lower than statutory rates because the Company derives interest income from municipal securities, which are exempt from federal tax.

PREFERRED STOCK DIVIDENDS

The Company paid $259,000 of preferred stock dividends in 1997 as compared to $105,000 paid in 1996. The reason for this increase was the preferred stock being outstanding for the entire year, as compared to only a portion of 1996.

INTEREST RATE SENSITIVITY MANAGEMENT

The business of the Company and the composition of its balance sheet consist of investments in interest-earning assets (primarily loans and securities) which are primarily funded by interest-bearing liabilities (deposits and borrowings). Other than loans held for sale, all of the financial instruments of the Company
are for other than trading purposes.   Such financial instruments have varying
levels of sensitivity to changes in market rates of interest. The operating income and net income of the Banks depend, to a substantial extent, on "rate differentials," i.e., the differences between the income the Banks receive from loans, securities, and other earning assets and the interest expense they pay to obtain deposits and other liabilities. These rates are highly sensitive to many factors that are beyond the control of the Banks, including general economic conditions and the policies of various governmental and regulatory authorities.

The objective of monitoring and managing the interest rate risk position of the balance sheet is to contribute to earnings and to minimize fluctuations in net interest income. The potential for
                                                                             9.

earnings to be affected by changes in interest rates is inherent in a financial institution. Interest rate sensitivity is the relationship between changes in market interest rates and changes in net interest income due to the repricing characteristics of assets and liabilities. An asset sensitive position in a given period will result in more assets being subject to repricing; therefore, as interest rates rise, such a position will have a positive effect on net interest income. Conversely, in a liability sensitive position, where liabilities reprice more quickly than assets in a given period, a rise in interest rates will have an adverse effect on net interest income. The Company's exposure to interest rate risk is managed primarily through the Company's strategy of selecting the types and terms of interest-earning assets and interest-bearing liabilities which generate favorable earnings, while limiting the potential negative effects of changes in market interest rates. Since the Company's primary source of interest-bearing liabilities is customer deposits, the Company's ability to manage the types and terms of such deposits may be somewhat limited by customer maturity preferences in the market areas in which the Company operates. The rates, terms, and interest rate indices of the Company's interest-earning assets result primarily from the Company's strategy of investing in loans and securities (a substantial portion of which have adjustable rate terms) which permit the Company to limit its exposure to interest rate risk, together with credit risk, while at the same time achieving a positive interest rate spread.

One method of analyzing interest rate risk is to evaluate the balance of the Company's interest rate sensitivity position. A mix of assets and liabilities that are roughly equal in volume, term, and repricing represents a matched interest rate sensitivity position. Any excess of assets or liabilities in a particular period results in an interest rate sensitivity gap. The following table presents the interest rate sensitivity for the Company's interest-earning assets and interest-bearing liabilities at December 31, 1997. The table was prepared assuming loans prepay at varying degrees, based on type, maturity, and rate. All the NOW accounts, money market accounts, and savings accounts reprice in three months or less, and certificates of deposit have been included based on contractual maturity.

                                                                            10.

                    INTEREST RATE-SENSITIVE ASSETS AND LIABILITIES
                                (DOLLARS IN THOUSANDS)


                                                                              December 31, 1997
                                                 --------------------------------------------------------------------------
                                                 3 months     3 months to  6 months     1 year to       Over
                                                  or less     6 months     to 1 year     5 years      5 years       Total
                                                  -------     --------     ---------     -------      -------       -----
INTEREST-EARNING ASSETS
  Federal funds sold                             $   1,404    $       -    $       -    $       -    $       -    $   1,404
  Securities                                        89,581       14,863       28,439       42,145       25,710      200,738
  Loans                                            104,544       38,595       54,823      138,476       34,547      370,985
                                                 ---------    ---------    ---------    ---------     --------    ---------

    Total interest-earning assets                $ 195,529    $  53,458    $  83,262    $ 180,621    $  60,257    $ 573,127
                                                 ---------    ---------    ---------    ---------     --------    ---------
                                                 ---------    ---------    ---------    ---------     --------    ---------

INTEREST-BEARING LIABILITIES
  NOW accounts                                   $  56,138    $       -    $       -    $       -    $       -    $  56,138
  Money market accounts                             33,160            -            -            -            -       33,160
  Savings                                           58,797            -            -            -            -       58,797
  Time, $100,000 and over                           30,327       13,680       18,738       17,394            -       80,139
  Other time                                        50,951       50,349       82,553       53,518           46      237,417
                                                 ---------    ---------    ---------    ---------     --------    ---------

    Total interest-bearing deposits                229,373       64,029      101,291       70,912           46      465,651

  Federal funds and repurchase agreements            4,642        3,940        1,661        1,518            -       11,761
  Advances from FHLB                                     -          300       10,660        2,350        3,145       16,455
  Notes payable                                     10,000            -            -          261            -       10,261
                                                 ---------    ---------    ---------    ---------     --------    ---------

    Total interest-bearing liabilities           $ 244,015    $  68,269    $ 113,612    $  75,041     $  3,191    $ 504,128
                                                 ---------    ---------    ---------    ---------     --------    ---------
                                                 ---------    ---------    ---------    ---------     --------    ---------

Period interest sensitivity gap                  $ (48,486)   $ (14,811)   $ (30,350)   $ 105,580     $ 57,066    $  68,999
Cumulative interest sensitivity gap                (48,486)     (63,297)     (93,647)      11,933       68,999
Cumulative gap as a percent of total assets          (7.75)%     (10.12)%     (14.97)%       1.91%       11.03%
Cumulative interest-sensitive assets as a
  percent of cumulative interest-sensitive
  liabilities                                        80.13%       79.73%       78.01%      102.38%      113.69%


The Company undertakes this interest rate-sensitivity analysis to monitor the potential risk to future earnings from the impact of possible future changes in interest rates on currently existing net assets or net liability positions. However, this type of analysis is as of a point-in-time, when in fact, the Company's interest rate sensitivity can quickly change as market conditions, customer needs, and management strategies change. Thus, interest rate changes do not affect all categories of assets and liabilities equally or at the same time. Pursuant to its investment policy, the Company does not purchase off-balance-sheet derivative financial instruments.

The preceding table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the repricing of certain assets and liabilities is discretionary and is subject to competitive and other pressures. As of December 31, 1997, the Banks held approximately $22,695,000 (at amortized cost) in mortgage-backed securities. Although the mortgage-backed securities have various stated maturities, it is not uncommon for mortgage-backed securities to prepay outstanding principal prior to stated maturities. As a result, assets and liabilities indicated as repricing within the same period may, in fact, reprice at different times and at different rate levels.

                                                                            11.

In addition to the aforementioned interest rate-sensitivity analysis, the Company also measures its overall interest rate sensitivity through a net interest income analysis. The net interest income analysis measures the change in net income in the event of hypothetical changes in interest rates. This analysis assesses the risk of changes in net interest in the event of sudden and sustained 1.0% to 2.0% increases and decreases in market interest rates. The assumption in this table are that assets will reprice faster than liabilities due to market constraints and management's assessment of their assets and liabilities. The table below presents the Company's projected changes in net interest income for the various rate shock levels at December 31, 1997.


                              Net Interest Income
                         -----------------------------
                         Amount      Change     Change
                         ------      ------     ------
                            (Dollars in Thousands)
          +200 bp     $  19,362      $  412       2.17%
          +100 bp        19,178         228       1.20

           Base          18,950           -          -

          -100 bp        18,501        (449)     (2.37)
          -200 bp        17,254      (1,696)     (8.95)


Based upon the Company's model at December 31, 1997, the effect of an immediate 200 basis point increase in interest rates would increase the Company's net interest income by 2.17% or approximately $412,000. The effect of an immediate 200 basis point decrease in rates would reduce the Company's net income by 8.95% or approximately $1,696.

                                                                            12.

ANALYSIS OF FINANCIAL CONDITION

LOANS AND ASSET QUALITY

The Company's loans are diversified by borrower and industry group. Loan growth has occurred every year over the past five years and can be attributed to increased loan demand, to the addition of new loan products, and to the Acquisitions. The growth in the loan portfolio in 1997 is primarily due to management's restructuring of the balance sheet to increase the net interest margin. The following table describes the composition of loans by major categories outstanding.



                                                               LOAN PORTFOLIO
                                                           (DOLLARS IN THOUSANDS)


                                                          Aggregate Principal Amount
                                   ----------------------------------------------------------------------
                                                                   December 31,
                                   ----------------------------------------------------------------------
                                       1997           1996           1995           1994          1993
                                   ----------     ----------     ----------     ----------     ----------
Commercial                         $   62,936     $   60,152     $   38,298     $   36,802     $   37,129
Agricultural                           39,431         43,500         17,079         14,391         14,702
Real estate:
  Commercial mortgages                 72,730         63,254         44,393         36,727         32,744
  Construction                         14,393         13,549          7,437          5,047          3,018
  Agricultural                         27,955         29,185         10,229         12,169         12,606
  1-4 family mortgages                109,411         91,697         36,637         33,623         27,505
Installment                            41,210         42,320         24,072         19,765         18,262
Other                                   3,076          3,354          2,681          2,641          2,511
                                   ----------     ----------     ----------     ----------     ----------
                                      371,142        347,011        180,826        161,165        148,477
Unearned income                          (157)          (515)            (7)           (31)          (106)
                                   ----------     ----------     ----------     ----------     ----------
Total loans                           370,985        346,496        180,819        161,134        148,371
Allowance for loan losses              (3,188)        (3,068)        (2,014)        (1,704)        (1,787)
                                   ----------     ----------     ----------     ----------     ----------

  Loans, net                       $  367,797     $  343,428     $  178,805     $  159,430     $  146,584
                                   ----------     ----------     ----------     ----------     ----------
                                   ----------     ----------     ----------     ----------     ----------


                                                      Percentage of Total Loan Portfolio
                                   ----------------------------------------------------------------------

Commercial                              16.96%         17.33%         21.18%         22.84%         25.01%
Agricultural                            10.62          12.54           9.45           8.93           9.90
Real estate:
  Commercial mortgages                  19.60          18.23          24.55          22.79          22.05
  Construction                           3.88           3.90           4.11           3.13           2.03
  Agricultural                           7.53           8.41           5.66           7.55           8.49
  1-4 family mortgages                  29.48          26.42          20.26          20.86          18.53
Installment                             11.10          12.20          13.31          12.26          12.30
Other loans                              0.83           0.97           1.48           1.64           1.69
                                   ----------     ----------     ----------     ----------     ----------

  Gross loans                          100.00%        100.00%        100.00%        100.00%        100.00%
                                   ----------     ----------     ----------     ----------     ----------
                                   ----------     ----------     ----------     ----------     ----------


                                                                            13.

As of December 31, 1997 and 1996, commitments of the Banks under standby letters of credit and unused lines of credit totaled approximately $72,980,000 and $59,854,000, respectively.

Stated loan maturities (including rate loans reset to market interest rates) of the total loan portfolio, net of unearned income, at December 31, 1997 were as follows:


                              STATED LOAN MATURITIES (1)
                                (DOLLARS IN THOUSANDS)


                           Within One   One Year to    After Five
                              Year      Five Years       Years        Total
                              ----      ----------       -----        -----
Commercial                 $  35,779    $  20,764      $   6,393   $  62,936
Agricultural                  28,796        9,899            736      39,431
Real estate                   57,933       66,232        100,324     224,489
Installment                   16,826       26,508            795      44,129
                           ---------    ---------      ---------   ---------

     Total                 $ 139,334    $ 123,403      $ 108,248   $ 370,985
                           ---------    ---------      ---------   ---------
                           ---------    ---------      ---------   ---------


---------------------
(1)  Maturities based upon contractual maturity dates

The maturities presented above are based upon contractual maturities. Many of these loans are made on a short-term basis with the possibility of renewal at time of maturity. All loans, however, are reviewed on a continuous basis for creditworthiness.

Rate sensitivities of the total loan portfolio, net of unearned income, at December 31, 1997 were as follows:

                                    LOAN REPRICING
                                (DOLLARS IN THOUSANDS)

                           Within One  One Year to     After Five
                              Year      Five Years       Years       Total
                              ----      ----------       -----       -----
Fixed rate                 $ 101,424    $  81,663      $  25,503   $ 208,590
Variable rate                 96,078       55,569          9,034     160,681
Impaired and nonaccrual          460        1,244             10       1,714
                           ---------    ---------      ---------   ---------

     Total                 $ 197,962    $ 138,476      $  34,547   $ 370,985
                           ---------    ---------      ---------   ---------
                           ---------    ---------      ---------   ---------


                                                                            14.

NONPERFORMING ASSETS

The Company's financial statements are prepared on the accrual basis of accounting, including the recognition of interest income on its loan portfolio, unless a loan is placed on nonaccrual status. Loans are placed on nonaccrual status when there are serious doubts regarding the collectibility of all principal and interest due under the terms of the loans. Amounts received on nonaccrual loans generally are applied first to principal and then to interest after all principal has been collected. It is the policy of the Company not to renegotiate the terms of a loan because of a delinquent status. Rather, a loan is generally transferred to nonaccrual status if it is not in the process of collection and is delinquent in payment of either principal or interest beyond 90 days. Loans which are 90 days delinquent but are well secured and in the process of collection are not included in nonperforming assets

The Company defines impaired loans to include all commercial loans and mortgage loans secured by commercial properties or five-plus family residences that are in nonaccrual status or restructured after January 1, 1995.

Other nonperforming assets consist of real estate acquired through loan foreclosures or other workout situations and other assets acquired through repossessions. The following table summarizes nonperforming assets by category.


                               NONPERFORMING ASSETS
                              (DOLLARS IN THOUSANDS)


                                                                      December 31,
                                          --------------------------------------------------------------------
                                            1997           1996           1995           1994           1993
                                          --------       --------       --------       --------       --------
Nonaccrual and impaired loans not
  accruing                                $  1,714       $  1,774       $  1,127       $    891       $  1,671
Impaired and other loans 90 days past
  due and still accruing interest            1,013            486          1,088            560          1,378
                                          --------       --------       --------       --------       --------
    Total nonperforming loans                2,727          2,260          2,215          1,451          3,049
Other real estate owned                        215            363            441            672          1,096
Other nonperforming assets (1)                 100            192            240            240            240
                                          --------       --------       --------       --------       --------

    Total nonperforming assets            $  3,042       $  2,815       $  2,896       $  2,363       $  4,385
                                          --------       --------       --------       --------       --------
                                          --------       --------       --------       --------       --------

Nonperforming loans to total loans            0.74%          0.65%          1.22%          0.90%          2.06%
Nonperforming assets to total loans           0.82           0.81           1.60           1.47           2.96
Nonperforming assets to total assets          0.49           0.44           0.95           0.87           1.64


------------------------
(1)  Represents a single municipal security in default status.

The classification of a loan as impaired or nonaccrual does not necessarily indicate that the principal is uncollectible, in whole or in part. The Banks make a determination as to

                                                                             15.

collectibility on a case-by-case basis. The Banks consider both the adequacy of the collateral and the other resources of the borrower in determining the steps to be taken to collect impaired or nonaccrual loans. The final determination as to the steps taken is made based upon the specific facts of each situation. Alternatives that are typically considered to collect impaired or nonaccrual loans are foreclosure, collection under guarantees, loan restructuring, or judicial collection actions.

Each of the Company's loans is assigned a rating based upon an internally developed grading system. A separate credit administration department also reviews grade assignments on an ongoing basis. Management continuously monitors nonperforming, impaired, and past due loans to prevent further deterioration of these loans. Management is not aware of any material loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have been excluded from classification under nonperforming assets or impaired loans. Management further believes that credits classified as nonperforming assets or impaired loans include any material loans as to which any doubts exist as to their collectibility in accordance with the contractual terms of the loan agreement.

During 1997, the Company implemented a loan review function which is separate from the lending function and is responsible for the review of new and existing loans. Potential problem credits are monitored by the loan review function and are submitted for review to the loan committee and audit committee members.

The Company adopted Statements of Financial Accounting Standards No. 114 and No. 118 for impaired loans effective January 1, 1995. Under these standards, the Company defined loans that will be individually evaluated for impairment to include commercial loans and mortgages secured by commercial properties or five-plus family residences. All other smaller balance homogeneous loans are evaluated for impairment in total.

The following table sets forth a summary of other real estate owned and other collateral acquired at December 31, 1997:


                               OTHER REAL ESTATE OWNED


                                             Number         Net Book
                                             of             Carrying
                                             Parcels        Value
                                             -------        --------
     Developed property                            2        $    205
     Vacant land or unsold lots                    1              10
                                             -------        --------
          Total real estate                        3        $    215
                                             -------        --------
                                             -------        --------


ALLOWANCE FOR LOAN LOSSES

In originating loans, the Company recognizes that credit losses will be experienced and the risk of loss will vary with, among other things, general economic conditions; the type of loan being made; the creditworthiness of the borrower over the term of the loan; and in the case of a

                                                                            16.

collaterlized loan, the quality of the collateral for such loan. The allowance for loan losses represents the Company's estimate of the allowance necessary to provide for losses incurred in the loan portfolio. In making this determination, the Company analyzes the ultimate collectibility of the loans in its portfolio, incorporating feedback provided by internal loan staff, the loan review function and information provided by examinations performed by regulatory agencies. The Company makes an ongoing evaluation as to the adequacy of the allowance for loan losses. To establish the appropriate level of the allowance, a sample of loans (including impaired and nonperforming loans) are reviewed and classified as to potential loss exposure. Specific allowances are then established for those loans with identified loss exposure (based on discounted collateral value and cash flows), and an additional allowance is maintained based upon the size, quality, and concentration characteristics of the remaining loan portfolio using both historical quantitative trends and the Company's evaluation of qualitative factors including future economic and industry outlooks. Commitments to extend credit and standby letters of credit are reviewed to determine if credit risk exists. The determination by the Company of the appropriate level of its allowance for loan losses was $3,188,000 at December 31, 1997.

The allowance for loan losses is based on estimates, and ultimate losses will vary from current estimates. These estimates are reviewed monthly, and as adjustments, either positive or negative, become necessary, a corresponding increase or decrease is made in the provision for loan losses. The following table presents a detailed analysis of the Company's allowance for loan losses.

                                                                            17.

                              ALLOWANCE FOR LOAN LOSSES
                                (DOLLARS IN THOUSANDS)



                                                                                 December 31,
                                                   ---------------------------------------------------------------------
                                                      1997           1996           1995           1994           1993
                                                   ---------      ---------      ---------      ---------      ---------
Beginning balance                                  $   3,068      $   2,014      $   1,704      $   1,787      $   1,586

Charge-offs:
   Commercial                                            262            967            114            413            577
   Real estate mortgages                                 386            181            173            371            445
   Installment and other loans                           559            366            250            240            257
                                                   ---------      ---------      ---------      ---------      ---------
      Total charge-offs                                1,207          1,514            537          1,024          1,279
                                                   ---------      ---------      ---------      ---------      ---------

Recoveries:
   Commercial                                             47             41             70            142            144
   Real estate mortgages                                  88              -             56             83              2
   Installment and other loans                           113             57             37             56             66
                                                   ---------      ---------      ---------      ---------      ---------
      Total recoveries                                   248             98            163            281            212
                                                   ---------      ---------      ---------      ---------      ---------

Net charge-offs                                          959          1,416            374            743          1,067
                                                   ---------      ---------      ---------      ---------      ---------
Provision for loan losses                              1,079          1,178            684            660          1,268
Allowance associated with the
  Acquisitions                                             -          1,292              -              -              -
                                                   ---------      ---------      ---------      ---------      ---------
Ending balance                                     $   3,188      $   3,068      $   2,014      $   1,704      $   1,787
                                                   ---------      ---------      ---------      ---------      ---------
                                                   ---------      ---------      ---------      ---------      ---------

Period end total loans, net of
  unearned interest                                $ 370,985      $ 346,496      $ 180,819      $ 161,134      $ 148,371
                                                   ---------      ---------      ---------      ---------      ---------
                                                   ---------      ---------      ---------      ---------      ---------

Average loans                                      $ 358,620      $ 243,978      $ 173,004      $ 152,186      $ 150,455
                                                   ---------      ---------      ---------      ---------      ---------
                                                   ---------      ---------      ---------      ---------      ---------
Ratio of net charge-offs to
  average loans                                         0.27%          0.58%          0.22%          0.49%          0.71%
Ratio of provision for loan losses
  to average loans                                      0.30           0.48           0.40           0.43           0.84
Ratio of allowance for loan losses
  to ending total loans                                 0.86           0.89           1.11           1.06           1.20
Ratio of allowance for loan losses
  to total nonperforming loans                        116.91         135.75          90.93         117.44          58.61
Ratio of allowance at end of period
  to average loans                                      0.89           1.26           1.16           1.12           1.19

                                                                            18.

The following table sets forth an allocation of the allowance for loan losses among the various loan categories.

                     ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                                (DOLLARS IN THOUSANDS)


                                                                    December 31,
                          -------------------------------------------------------------------------------------------------
                                1997                1996                1995                1994                1993
                                     Loan                Loan                Loan                Loan                Loan
                                   Category            Category            Category            Category            Category
                                   to Gross            to Gross            to Gross            to Gross            To Gross
                           Amount    Loans     Amount    Loans     Amount    Loans     Amount    Loans     Amount    Loans
                          -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
Commercial                $   962     27.58%  $   776     29.87%  $   800     30.62%      327     31.79%  $   336     34.91%
Real estate                 1,052     60.49       758     56.97       388     54.59       325     54.34       288     51.10
Installment and
  other loans                 482     11.93       517     13.16       235     14.79       194     13.90       173     13.99
Unallocated                   692         -     1,017         -       591         -       858         -       990         -
                          -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
   Total                  $ 3,188    100.00%  $ 3,068    100.00%  $ 2,014    100.00%  $ 1,704    100.00%  $ 1,787    100.00%
                          -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
                          -------   -------   -------   -------   -------   -------   -------   -------   -------   -------

 SECURITIES ACTIVITIES

The Company's securities portfolio, which represented 35.2% of the Company's earning asset base as of December 31, 1997, is managed to minimize interest rate risk, maintain sufficient liquidity, and maximize return. Investment securities which are classified as held-to-maturity are purchased with the intention to hold them to maturity. Securities classified as held-to-maturity are carried at historical cost. The Company's financial planning anticipates income streams
based on normal maturity and reinvestment.   Securities classified as
available-for-sale are purchased with the intent to provide liquidity and to increase returns. The securities classified as available-for-sale are carried at fair value. The Company does not have any securities classified as trading.

Securities held-to-maturity, carried at amortized cost, were $37,170,000 at December 31, 1997 compared to $35,017,000 at December 31, 1996. The fair value of securities held-to-maturity were $37,840,000 at December 31, 1997 and $35,322,000 at December 31, 1996.

Securities available-for-sale, carried at fair value, were $163,568,000 at December 31, 1997 compared to $188,538,000 at December 31, 1996.

The consolidated securities portfolio include several callable agency debentures, adjustable rate mortgage pass-throughs, and collateralized mortgage obligations with implied calls. The exposure of capital to market valuation adjustments existing at the time of the Prairie acquisition has been reduced by the reduction in relative size of the portfolio, the shortening of the average life of the securities by the passage of time, and the sale of floating rate securities with lower lifetime caps or reset limits. In addition, some of the callable securities that have been purchased have shorter final maturities which also reduces the sensitivity of the Economic Value of Equity (EVE) to changes in the level of interest rates.

                                                                            19.

The following tables describe the composition of securities by major category and maturity.


                                 SECURITIES PORTFOLIO
                                (DOLLARS IN THOUSANDS)



                                                                        December 31,
                                    ------------------------------------------------------------------------------------
                                              1997                          1996                          1995
                                    ------------------------      ------------------------       -----------------------
                                                      % of                          % of                          % of
HELD-TO-MATURITY                       Amount      Portfolio         Amount      Portfolio         Amount      Portfolio
                                       ------      ---------         ------      ---------         ------      ---------
U.S. Treasury                       $       -             -%      $       -             -%       $    117          0.13%
U.S. government agencies
  and corporations                          -             -               -             -           2,000          2.15
States and political subdivisions      37,170         18.52          35,017         15.66          26,660         28.69
Collateralized mortgage
  obligations                               -             -               -             -               9          0.01
Corporate bonds                             -             -               -             -             240          0.26
                                    ---------        ------       ---------         -----        --------         -----

   Total                            $  37,170         18.52%      $  35,017         15.66%       $ 29,026         31.24%
                                    ---------        ------       ---------         -----        --------         -----
                                    ---------        ------       ---------         -----        --------         -----




                                                                        December 31,
                                    ------------------------------------------------------------------------------------
                                              1997                          1996                          1995
                                    ------------------------      ------------------------       -----------------------
                                                      % of                          % of                          % of
AVAILABLE-FOR-SALE                     Amount      Portfolio         Amount      Portfolio         Amount      Portfolio
                                       ------      ---------         ------      ---------         ------      ---------
U.S. Treasury                       $  19,163          9.55%      $  26,518         11.86%       $ 18,279         19.67%
U.S. government agencies
  and corporations                     59,315         29.54          53,554         23.96          36,987         39.81
U.S. government agency
  mortgage backed securities           22,695         11.31          49,454         22.12           6,084          6.55
States and political subdivisions           -             -               -             -             913          0.98
Collateralized mortgage
  obligations                          58,300         29.04          58,820         26.31             106          0.11
Corporate bonds                           100          0.05             192          0.09           1,522          1.64
Other securities                        3,995          1.99               -             -               -             -
                                    ---------        ------       ---------         -----        --------         -----
   Total                            $ 163,568         81.48%      $ 188,538         84.34%       $ 63,891         68.76%
                                    ---------        ------       ---------         -----        --------         -----
                                    ---------        ------       ---------         -----        --------         -----



                                                                             20.

The following tables set forth the contractual or estimated maturities and yields of the securities portfolio as of December 31, 1997. Mortgage backed and collateralized mortgage obligation securities are included at estimated maturity.


                             MATURITY REPRICING SCHEDULE
                                (DOLLARS IN THOUSANDS)



                                                       Maturing or Repricing
                            ---------------------------------------------------------------------------------------
                                                   After 1 but          After 5 but
                              Within 1 Year       Within 5 Years      Within 10 Years     After 10 Years     Total
                              -------------       --------------      ---------------     --------------     -----
                            Amount      Yield   Amount      Yield    Amount     Yield    Amount     Yield    Amount
                            ------      -----   ------      -----    ------     -----    ------     -----    ------
HELD-TO-MATURITY
States and political
  Subdivisions (1)          $ 5,591      7.65%  $15,473      7.47%  $14,903      8.22%   $1,203      8.60%  $37,170
                            -------     -----   -------     -----   -------     -----    ------     -----   -------
                            -------     -----   -------     -----   -------     -----    ------     -----   -------



                                                       Maturing or Repricing
                            ---------------------------------------------------------------------------------------
                                                   After 1 but          After 5 but
                              Within 1 Year       Within 5 Years      Within 10 Years     After 10 Years     Total
                              -------------       --------------      ---------------     --------------     -----
                            Amount      Yield   Amount      Yield    Amount     Yield    Amount     Yield    Amount
                            ------      -----   ------      -----    ------     -----    ------     -----    ------
AVAILABLE-FOR-
  SALE
U.S. Treasury               $13,373      5.41%   $5,790      6.16%       $0      0.00%       $0      0.00%  $19,163
U.S. government
  agencies and
  corporations               28,788      6.04    19,537      6.35    10,990      6.73         0      0.00    59,315
U.S. government
  agency mortgage
  backed securities          18,106      7.01       687      7.50       955      9.14     2,947      8.22    22,695
Collateralized
  mortgage obligations       58,048      5.61       252      7.90         -         -         -         -    58,300
Corporate bonds                   -         -       100         -         -         -         -         -       100
Equity securities                 -         -         -         -         -         -     3,995         -     3,995
                           --------             -------             -------              ------            --------
    Total                  $118,315             $26,366             $11,945              $6,942            $163,568
                           --------             -------             -------              ------            --------
                           --------             -------             -------              ------            --------


---------------
(1) Rates on obligations of States and political subdivisions have been adjusted to tax equivalent yields using a 34% income tax rate


DEPOSIT ACTIVITIES

Deposits are attracted through the offering of a broad variety of deposit instruments, including checking accounts, money market accounts, regular savings accounts, term certificate accounts (including "jumbo" certificates in denominations of $100,000 or more), and retirement savings plans. The Company's average balance of total deposits was $520,633,000 for 1997, representing an increase of $153,574,000 or 41.8% compared with the average balance of total deposits for the year ended December 31, 1996. The increases in deposits were primarily due to the Acquisitions.


                                                                             21.

The following table sets forth certain information regarding the Bank's average deposits.


                                  AVERAGE DEPOSITS
                               (DOLLARS IN THOUSANDS)



                                                  For the years ended December 31,
                       ----------------------------------------------------------------------------------------
                                    1997                         1996                          1995
                       ---------------------------   ---------------------------   ----------------------------
                                      %    Average                 %     Average                 %      Average
                        Average      of      Rate    Average      of       Rate    Average      of       Rate
                         Amount    Total     Paid     Amount     Total     Paid     Amount     Total     Paid
                         ------    -----     ----     ------     -----     ----     ------     -----     ----
Non-interest-bearing
  demand deposits      $57,623     11.07%      -%    $41,395     11.28%      -%    $29,950     12.22%        -%
Savings accounts        62,316     11.97    2.82      41,664     11.35    2.94      23,146      9.45      2.64
Interest-bearing
  demand deposits       87,316     16.77    2.78      66,088     18.00    2.84      50,788     20.72      2.81
Time, less than
  $100,000             231,766     44.51    5.55     194,957     53.12    5.51     129,147     52.70      5.84
Time, $100,000
  or more               81,612     15.68    5.66      22,955      6.25    6.24      12,040      4.91      5.71
                      --------    ------    ----    --------    ------    ----    --------    ------      ----
    Total deposits    $520,633    100.00%   4.16%   $367,059    100.00%   4.16%   $245,071    100.00%     4.19%
                      --------    ------    ----    --------    ------    ----    --------    ------      ----
                      --------    ------    ----    --------    ------    ----    --------    ------      ----


As of December 31, 1997, non-brokered time deposits over $100,000 represented 15.2% of total deposits, compared with 13.7% of total deposits as of December 31, 1996. The Banks do not have and do not solicit brokered deposits.

The following table sets forth the remaining maturities for time deposits of $100,000 or more at December 31, 1997.


                         TIME DEPOSITS OF $100,000 OR MORE
                               (DOLLARS IN THOUSANDS)



MATURITY RANGE
     Three months or less                    $    30,327
     Over three months through six months         13,680
     Over six months through twelve months        18,738
     Over twelve months                           17,394
                                             -----------
          Total                              $    80,139
                                             -----------
                                             -----------



                                                                             22.

RETURN ON EQUITY AND ASSETS

The following table presents various ratios for the Company.


                             RETURN ON EQUITY AND ASSETS


                                                       For the Years Ended
                                                           December 31,
                                                     -------------------------
                                                     1997      1996      1995
                                                     -----     -----     -----
Return on average assets                             0.77%     0.66%     0.83%
Return on average equity                             9.78      9.32     10.83
Average equity to average assets                     8.00      7.14      7.67
Dividend payout ratio for common stock              12.83     11.58     12.06


The increase in the return on average assets and return on average equity ratios is primarily related to increased profitability caused by the improvement in the net interest margin. This improvement is reflective of the Company's initiative to restructure the balance sheet by shifting the earning asset mix toward higher yielding loans at the subsidiary banks acquired in 1996.

LIQUIDITY

The Company manages its liquidity position with the objective of maintaining sufficient funds to respond to the needs of depositors and borrowers and to take advantage of earnings enhancement opportunities. In addition to the normal inflow of funds from core-deposit growth together with repayments and maturities of loans and investments, the Company utilizes other short-term funding sources such as securities sold under agreements to repurchase, overnight funds purchased from correspondent banks, and the acceptance of short-term deposits from public entities and Federal Home Loan Bank advances.

The Company monitors and manages its liquidity position on several bases, which vary depending upon the time period. As the time period is expanded, other data is factored in, including estimated loan funding requirements, estimated loan payoffs, investment portfolio maturities or calls, and anticipated depository buildups or runoffs.

The Company classifies the majority of its investment securities as available-for-sale, thereby maintaining significant liquidity. The Company's liquidity position is further enhanced by structuring its loan portfolio interest payments as monthly and by the significant representation of retail credit and residential mortgage loans in the Company's loan portfolio, resulting in a steady stream of loan repayments. In managing its investment portfolio, the Company provides for staggered maturities so that cash flows are provided as such investments mature.

                                                                             23.

The Company's cash flows are composed of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Net cash provided by operating activities was $7.8
million for 1997, $5.5 million for 1996, and $3.7 million for 1995.   Net cash
provided by investing activities, consisting primarily of loan and investing funding, was $9.3 million for 1997. For the year ended December 31, 1996, net cash used in investing activities was $9.6 million. For the year ended December 31, 1995 , net cash used in investing activities was $27.3 million. Net cash used in financing activities for 1997 was $23.5 million, consisting primarily of decreases in deposits and securities sold under agreements to repurchase. Net cash provided by financing activities for 1996 was $17.2 million and was directly related to the proceeds from issuance of common stock. Net cash provided by financing activities for 1995 was $26.8 million.

The Bank's investment securities portfolios, including federal funds sold, and its cash and due from bank deposit balances serve as the primary sources of liquidity for the Company. At December 31, 1997, 15.9% of the Bank's interest-bearing liabilities were in the form of time deposits of $100,000 and over. Substantially all of such large deposits were obtained from the Bank's market areas and none of such deposits are brokered deposits. Management believes these deposits to be a stable source of funds. However, if a large number of these time deposits matured at approximately the same time and were not renewed, the Banks' liquidity could be adversely affected. Currently, the maturities of the Banks' large time deposits are spread throughout the year, with 37.8% maturing in the first quarter of 1998, 17.1% maturing in the second quarter of 1998, 23.4% maturing in the third and fourth quarter of 1998, and the remaining 21.7% maturing thereafter. The Banks monitor those maturities in an effort to minimize any adverse effect on liquidity.

The Company's borrowings included notes payable at December 31, 1997 in the principal amount of $10,000,000 payable to the Company's principal correspondent bank. The Company incurred this debt in connection with the Acquisitions and in the acquisition of Ottawa National Bank in 1991. The note is renewable annually, requires quarterly interest payments, and is collateralized by the Company's stock in the Banks. In addition, the Company has a $261,000 mortgage note payable for a parcel of real estate. Payments on this note are due over 3 years.

The Company's principal source of funds for repayment of the indebtedness is dividends from the Banks. At December 31, 1997, approximately $7,982,000 was available for dividends without regulatory approval.

CAPITAL RESOURCES

The Banks are expected to meet a minimum risk-based capital to risk-weighted assets ratio of 8%, of which at least one-half (or 4%) must be in the form of Tier 1 (core) capital. The remaining one-half (or 4%) may be in the form of Tier 1 (core) or Tier 2 (supplementary) capital. The amount of loan loss allowance that may be included in capital is limited to 1.25% of risk-weighted asses. The ratio of Tier 1 (core) and the combined amount of Tier 1 (core) and Tier 2 (supplementary) capital to risk-weighted assets for the Company is 10.68% and 11.86%, respectively, at December 31,1997. The Banks are currently, and expect to continue to be, in compliance with these guidelines.

                                                                             24.

The Board of Governors of the Federal Reserve Bank ("FRB") has announced a policy known as the "source of strength doctrine" that requires a bank holding company to serve as a source of financial and managerial strength for its subsidiary banks. The FRB has interpreted this requirement to require that a bank holding company, such as the Company, stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity. The FRB has stated that it would generally view a failure to assist a troubled or failing subsidiary bank in these circumstances as an unsound or unsafe banking practice or a violation of the FRB's Regulation Y or both, justifying a cease and desist order or other enforcement action, particularly if appropriate resources are available to the bank holding company on a reasonable basis.


The following table sets forth an analysis of the Company's capital ratios:

                             RISK-BASED CAPITAL RATIOS
                               (DOLLARS IN THOUSANDS)





                                                  December 31,                Minimum         Well
                                    -------------------------------------     Capital     Capitalized
                                      1997           1996           1995       Ratios        Ratios
                                      ----           ----           ----       ------        ------
Tier 1 risk-based capital           $  41,180      $  36,242      $  22,530
Tier 2 risk-based capital               4,545          4,425          2,014
Total capital                          45,725         40,667         24,544
Risk-weighted assets                  385,685        374,028        198,731
Capital ratios
     Tier 1 risk-based capital          10.68%          9.69%         11.34%      4.00%         6.00%
     Tier 2 risk-based capital          11.86          10.87          12.35       8.00         10.00
     Leverage ratio                      6.64           7.76           7.95       4.00          5.00


As of December 31, 1997, the Tier 2 risk-based capital was comprised of $3,188,000 in allowance for loan losses, $857,000 of Mandatory Redeemable Series B Preferred Stock, and $500,000 of Series A Convertible Preferred Stock. The Series A Preferred Stock is convertible into common stock, subject to certain adjustments intended to offset the amount of losses incurred by the Company upon the post-closing sale of certain securities acquired in conjunction with the 1996 acquisition of Prairie.

ACCOUNTING MATTERS

NEW ACCOUNTING STANDARDS

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997.

                                                                             25.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131). SFAS No. 131 requires that public business enterprises report financial and descriptive information about reportable operating segments and report selected information about operating segments in interim financial reports issued to shareholders. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated.

YEAR 2000 COMPLIANCE

A critical issue facing the financial institution industry is concern over a computer systems ability to process year-date data beyond the year 1999. Except in recently introduced Year 2000 compliant programs, computer programmers consistently have abbreviated dates by eliminating the first two digits of the year, with the assumption that these two digits would always be 19. Unless corrected, this situation is expected to cause widespread problems on January 1, 2000, when computer systems may recognize this date as January 1, 1900 and process data incorrectly or stop processing altogether. This issue could affect a variety of the Company's systems from its data processing system which records loan and deposit information to other ancillary systems such as alarms and locking devices. Management has considered this issue internally and receives periodic correspondence from its data processor regarding their plans to be Year 2000 compliant. Management does not anticipate that the Company will incur material operating expenses or be required to invest heavily in computer system improvements to be Year 2000 compliant. Nevertheless, if not properly addressed, these issues could result in interruptions in the Company's business and have a material adverse effect on the Company's results of operations.

The Company has a Year 2000 committee, comprised of members of UnionBancorp, Inc. which has already taken steps regarding this issue. UnionData (a subsidiary company), has completed a survey of all core processing systems and support systems. This survey included contact with each hardware and software vendor. As of December 31, 1997, all core processing systems were documented as being year 2000 compliant. Three vendors of non core processing subsystems have notified UnionBancorp, Inc. that their systems will be upgraded to year 2000 compliance by year end 1998.

IMPACT OF INFLATION, CHANGING PRICES, AND MONETARY POLICIES

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

                                                                             26.

                                        [Logo]
                                     CROWE CHIZEK

                             INDEPENDENT AUDITOR'S REPORT


To the Stockholders and Board of Directors
UnionBancorp, Inc.
Ottawa, Illinois


We have audited the accompanying consolidated balance sheet of UnionBancorp, Inc. and Subsidiaries as of December 31, 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The accompanying consolidated financial statements of the Company as of December 31, 1996, and for the two years then ended, were audited by other auditors whose report dated February 5, 1997 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1997 consolidated financial statements referred to above present fairly, in all material respects, the financial position of UnionBancorp, Inc. and Subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                             /s/ Crowe, Chizek and Company LLP


                                             Crowe, Chizek and Company LLP

Oak Brook, Illinois
February 6, 1998

                                                                             27.

UNIONBANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1997 AND 1996 (IN THOUSANDS, EXCEPT SHARE DATA)



                                                                                    1997                1996
--------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                        $  22,826           $  29,236
Federal funds sold                                                                   1,404              10,267
Securities available-for-sale                                                      163,568             188,538
Securities held-to-maturity (fair value of $37,840 in 1997
  and $35,322 in 1996)                                                              37,170              35,017
Loans                                                                              370,985             346,496
Allowance for loan losses                                                           (3,188)             (3,068)
                                                                                 ---------           ---------
  Net loans                                                                        367,797             343,428
Premises and equipment, net                                                         14,631              13,580
Intangible assets, net                                                               9,898              10,801
Other assets                                                                         8,166              11,157
                                                                                ----------          ----------
       TOTAL ASSETS                                                             $  625,460          $  642,024
                                                                                ----------          ----------
                                                                                ----------          ----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits
     Noninterest bearing                                                         $  62,095           $  65,864
     Interest bearing                                                              465,652             477,880
                                                                                 ---------           ---------
       Total deposits                                                              527,747             543,744
  Federal funds purchased and securities sold
    under agreements to repurchase                                                  11,761              21,817
  Advances from the Federal Home Loan Bank                                          16,455              10,021
  Notes payable                                                                     10,261              13,180
  Other liabilities                                                                  6,154               5,027
                                                                                 ---------           ---------
       TOTAL LIABILITIES                                                           572,378             593,789
                                                                                 ---------           ---------

Minority interest in subsidiaries                                                      644                 795
Mandatory redeemable preferred stock, Series B, no par value;
  1,092 shares authorized; 857 shares issued and outstanding                           857                 857
                                                                                 ---------           ---------

Stockholders' equity
  Preferred stock; 200,000 shares authorized; none issued                                -                   -
  Series A convertible preferred stock;  2,765 shares authorized,
    2,762.24 shares outstanding (aggregate liquidation preference of $2,762)           500                 500
  Series C preferred stock; 4,500 shares authorized; none issued                         -                   -
  Common stock, $1 par value; 10,000,000 shares authorized;
    4,407,093 and 4,386,064 shares outstanding in 1997
    and 1996, respectively                                                           4,407               4,386
  Surplus                                                                           19,705              19,403
  Retained earnings                                                                 26,765              22,981
  Unrealized gain (loss) on securities available for sale, net of tax                  856                 (74)
  Unearned compensation under stock option plans                                      (130)                (91)
                                                                                 ---------           ---------
                                                                                    52,103              47,105
  Treasury stock, at cost; 271,263 and 271,263 shares
    in 1997 and 1996, respectively                                                    (522)               (522)
                                                                                 ---------           ---------
       TOTAL STOCKHOLDERS' EQUITY                                                   51,581              46,583
                                                                                 ---------           ---------

       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $  625,460          $  642,024
                                                                                ----------          ----------
                                                                                ----------          ----------



           See Accompanying Notes to Consolidated Financial Statements.

                                                                             28.

UNIONBANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995 (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                           1997           1996           1995
--------------------------------------------------------------------------------------------------------------
Interest income
  Loans and fees on loans                                             $   33,098     $   22,138     $   16,322
  Securities
     Taxable                                                              10,838          7,039          3,486
     Exempt from federal income taxes                                      1,694          1,574          1,404
  Federal funds sold and other                                               409            286            156
                                                                      ----------     ----------     ----------
       TOTAL INTEREST INCOME                                              46,039         31,037         21,368
                                                                      ----------     ----------     ----------

Interest expense
  Deposits                                                                21,664         15,239         10,257
  Federal funds purchased and securities sold
    under agreements to repurchase                                         1,171            861            523
  Advances from the Federal Home Loan Bank                                   543            213              -
  Notes payable                                                            1,057            690            469
                                                                      ----------     ----------     ----------
       TOTAL INTEREST EXPENSE                                             24,435         17,003         11,249
                                                                      ----------     ----------     ----------
NET INTEREST INCOME                                                       21,604         14,034         10,119
Provision for loan losses                                                  1,079          1,178            684
                                                                      ----------     ----------     ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                       20,525         12,856          9,435
                                                                      ----------     ----------     ----------
Noninterest income
  Service charges                                                          1,854          1,286            952
  Merchant fee income                                                        670            524            418
  Trust income                                                               516            393            330
  Mortgage banking income                                                    751            425            425
  Securities gains, net                                                      193             20             98
  Other income                                                             1,198            574            347
                                                                      ----------     ----------     ----------
                                                                           5,182          3,222          2,570
                                                                      ----------     ----------     ----------

Noninterest expenses
  Salaries and employee benefits                                           9,231          6,469          4,451
  Occupancy expense, net                                                   1,532            899            665
  Furniture and equipment expense                                          1,599            977            584
  FDIC insurance assessment                                                   63              8            271
  Supplies and printing                                                      602            395            270
  Telephone                                                                  472            277            179
  Postage                                                                    404            298            208
  Amortization of intangible assets                                          903            392            120
  Other expenses                                                           3,958          2,533          2,023
                                                                      ----------     ----------     ----------
                                                                          18,764         12,248          8,771
                                                                      ----------     ----------     ----------
                                                                           6,943          3,830          3,234
Minority interest                                                             73             27              -
                                                                      ----------     ----------     ----------
       INCOME BEFORE INCOME TAXES                                          6,870          3,803          3,234
Income taxes                                                               2,105            969            881
                                                                      ----------     ----------     ----------
       NET INCOME                                                          4,765          2,834          2,353
Preferred stock dividends                                                    259            105              -
                                                                      ----------     ----------     ----------

NET INCOME FOR COMMON STOCKHOLDERS                                     $   4,506      $   2,729      $   2,353
                                                                      ----------     ----------     ----------
                                                                      ----------     ----------     ----------
BASIC EARNINGS PER COMMON SHARE                                        $    1.09      $    1.00      $    1.10
                                                                      ----------     ----------     ----------
                                                                      ----------     ----------     ----------
DILUTED EARNINGS PER COMMON SHARE                                           1.08            .99           1.09
                                                                      ----------     ----------     ----------
                                                                      ----------     ----------     ----------

           See Accompanying Notes to Consolidated Financial Statements.

                                                                             29.

UNIONBANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995 (IN THOUSANDS, EXCEPT SHARE DATA)





                                                                                  Unrealized      Unearned
                                    Series A                                      Gain (Loss)      Compen-
                                   Convertible                                   on Securities  sation Under
                                    Preferred     Common              Retained    Available-    Stock Option  Treasury
                                     Stock        Stock    Surplus    Earnings     for-Sale        Plans       Stock      Total
                                   -----------  --------- --------    --------   ------------   ------------  --------    -----
Balance,
  December 31, 1994                   $  -      $ 2,400   $ 1,007     $ 18,499      $  (1,757)        $  -     $  (521)  $  19,628
    Net income                           -            -         -        2,353              -            -           -       2,353
    Common stock dividend,
      $.13 per share                     -            -         -         (284)             -            -           -        (284)
    Issuance of non-
      qualifying stock
      options                            -            -        67            -              -          (67)          -           -
    Amortization of un-
      earned compensation
      under stock
      option plans                       -            -         -            -              -           19           -          19
    Change in unrealized
      gain (loss) on securities
      available-for-sale                 -            -         -            -          1,759            -           -       1,759
                                   --------   --------- ---------    ---------         -------     -------     -------    ---------

Balance,
  December 31, 1995                      -        2,400     1,074       20,568              2          (48)       (521 )    23,475
    Net income                           -            -         -        2,834              -            -           -       2,834
    Issuance of 1,266,398
      shares of common stock             -        1,266    12,221            -              -            -           -      13,487
    Cost to raise capital                -            -    (1,051)           -              -            -           -      (1,051)
    Common stock dividend,
      $.14 per share                     -            -         -         (316)             -            -           -        (316)
    Preferred stock dividends            -            -         -         (105)             -            -           -        (105)
    Stock issued for
      acquisitions                     500          720     7,090            -              -            -           -       8,310
    Issuance of non-
      qualifying stock
      options                            -            -        69            -              -          (69)          -           -
    Amortization of un-
      earned compensation
      under stock option plans           -            -         -            -              -           26           -          26
    Change in unrealized
      gain (loss) on securities
      available-for-sale                 -            -         -            -            (76)           -           -         (76)
    Redemption of
      qualifying directors'
      stock                              -            -         -            -              -            -          (1)         (1)
                                   --------   --------- ---------    ---------         -------     -------      -------    --------
Balance,
  December 31, 1996                    500        4,386    19,403      22,981             (74)         (91)       (522)     46,583
    Net income                           -            -         -       4,765               -            -           -       4,765
    Issuance of common stock             -           20       214           -               -            -           -         234
    Common stock dividend,
      $17.5 per share                    -            -         -        (722)              -            -           -        (722)
    Preferred stock dividends            -            -         -        (259)              -            -           -        (259)
    Issuance of non-
      qualifying stock
      options                            -            -        81           -               -          (81)          -           -
    Exercise of stock options            -            1         7           -               -            -           -           8
    Amortization of un-
      earned compensation
      under stock option plans           -            -         -           -               -           42           -          42
    Change in unrealized
      gain (loss) on securities
      available-for-sale                 -            -         -           -             930            -           -         930
                                   --------   --------- ---------   ---------         -------      -------     -------   ---------

Balance,
  December 31, 1997                 $  500      $ 4,407  $ 19,705    $ 26,765          $  856      $  (130)    $  (522)  $  51,581
                                   --------   --------- ---------   ---------          -------     -------     -------   ---------
                                   --------   --------- ---------   ---------          -------     -------     -------   ---------


See Accompanying Notes to Consolidated Financial Statements.

                                                                             30.

UNIONBANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995 (IN THOUSANDS)



                                                                      1997           1996           1995
----------------------------------------------------------------------------------------------------------
Cash flows from operating activities
  Net income                                                      $   4,765      $   2,834      $   2,353
  Adjustments to reconcile net income to
    net cash provided by operating activities
     Depreciation                                                     1,474            849            526
     Amortization of intangible assets                                  903            392            120
     Amortization of unearned compensation under
       stock option plans                                                42             26             19
     Amortization of bond premiums, net                                 254            543            448
     Provision for loan losses                                        1,079          1,178            684
     Provision for deferred income taxes                                287            (45)          (138)
     Securities gains, net                                             (193)           (20)           (98)
     Gain on sale of equipment                                          (76)             -            (37)
     Loss on sale of real estate acquired in
       settlement of loans                                              (51)          (134)           (33)
     Gain on sale of loans                                             (546)          (262)          (288)
     Proceeds from sales of loans held for sale                      25,097         21,355         14,899
     Origination of loans held for sale                             (25,624)       (20,803)       (14,673)
     Minority interest in net income of subsidiary                       73             27              -
     Change in assets and liabilities
       (Increase) decrease in other assets                             (165)             9           (666)
       Increase (decrease) in other liabilities                         509           (449)           539
                                                                  ---------      ---------       ---------
         NET CASH PROVIDED BY OPERATING ACTIVITIES                    7,828          5,500          3,655

Cash flows from investing activities
  Securities
     Held-to-maturity
       Proceeds from calls, maturities, and paydowns                  3,108          4,429          3,858
       Purchases                                                     (5,367)        (5,247)        (4,300)
     Available-for-sale
       Proceeds from maturities and paydowns                         30,071         20,455          6,230
       Proceeds from sales                                           28,773         24,620         17,318
       Purchases                                                    (29,550)       (19,708)       (28,240)
  Net (increase) decrease in federal funds sold                       8,863            167         (1,065)
  Net increase in loans                                             (24,831)       (21,841)       (20,533)
  Purchase of premises and equipment                                 (2,630)        (1,314)        (1,430)
  Proceeds from sale of real estate acquired in
    settlement of loans                                                 655            575            800
  Proceeds from sale of equipment                                       181              3             59
  Bank and bank holding company acquisitions, net
    of cash and cash equivalent received                                  -        (11,748)             -
                                                                  ---------      ---------       ---------
        NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES           9,273         (9,609)       (27,303)



(Continued)

                                                                             31.

UNIONBANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995 (IN THOUSANDS)

                                                                  1997           1996           1995
----------------------------------------------------------------------------------------------------
Cash flows from financing activities
   Net increase (decrease) in deposits                       $ (15,997)      $  1,747       $ 29,394
   Net increase (decrease) in federal funds purchased
    and securities sold under agreements to repurchase         (10,056)         2,481         (1,613)
   Net increase (decrease) in advances from the
    Federal Home Loan Bank                                       6,434         (4,000)             -
   Payments on notes payable                                    (3,685)       (13,802)          (680)
   Proceeds from notes payable                                     766         18,686              -
   Dividends on common stock                                      (722)          (316)          (284)
   Dividends on preferred stock                                   (259)           (53)             -
   Proceeds from exercise of stock options                           8              -              -
   Redemption of qualifying directors' stock                         -             (1)             -
   Proceeds from issuance of common stock, net
    of costs to raise capital                                        -         12,436              -
                                                             ---------       --------       --------
         NET CASH PROVIDED BY (USED IN) FINANCING
          ACTIVITIES                                           (23,511)        17,178         26,817

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS            (6,410)        13,069          3,169

Cash and cash equivalents
   Beginning of year                                            29,236         16,167         12,998
                                                             ---------       --------       --------

   End of year                                               $  22,826       $ 29,236       $ 16,167
                                                             ---------       --------       --------
                                                             ---------       --------       --------

Supplemental disclosures of cash flow information
   Cash payments for
     Interest                                                $  24,547       $ 16,569       $ 10,925
     Income taxes                                                1,966            921            994



(Continued)


                                                                             32.

UNIONBANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995 (IN THOUSANDS)


                                                                1997           1996           1995
----------------------------------------------------------------------------------------------------
Assets acquired
   Cash and cash equivalents                                                $   5,191
   Federal funds sold                                                           8,169
   Securities                                                                 155,824
   Loans, net                                                                 144,566
   Premises and equipment                                                       6,547
   Intangible assets                                                           10,250
   Other assets                                                                 5,426
Liabilities assumed
   Demand deposits, NOW accounts, and savings accounts                       (101,134)
   Time deposits                                                             (179,136)
   Federal funds purchased and securities sold under
    agreements to repurchase                                                   (7,831)
   Advances from the Federal Home Loan Bank                                   (14,021)
   Notes payable                                                               (3,950)
   Deferred taxes                                                                (534)
   Other liabilities                                                           (2,501)
   Minority interest in subsidiaries                                             (760)
                                                                            ---------

                                                                            $  26,106
                                                                            ---------
                                                                            ---------

Value of common stock issued                                                $   7,810
                                                                            ---------
                                                                            ---------
Value of mandatory redeemable preferred stock issued                        $     857
                                                                            ---------
                                                                            ---------
Value of convertible preferred stock issued                                 $     500
                                                                            ---------
                                                                            ---------
Purchase price paid                                                         $  16,939
                                                                            ---------
                                                                            ---------



See Accompanying Notes to Consolidated Financial Statements.


                                                                            33.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------


NOTE 1.  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Company and its subsidiaries. During 1997, the Company merged some of its banking subsidiaries to form UnionBank, UnionBank/West, and Union Bank/Central. In addition, the Company has two other banks, the Bank of Ladd and Hanover State Bank. All significant intercompany balances and transactions have been eliminated in consolidation.

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and with general practice in the banking industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The allowance for loan losses, fair values of financial instruments, and status of contingencies are particularly subject to change.

Assets held in an agency or fiduciary capacity, other than trust cash on deposit with the Banks, are not assets of the Company and, accordingly, are not included in the accompanying consolidated financial statements.

SECURITIES

Securities classified as held-to-maturity are those debt securities which the Company has the ability and management has the intent to hold to maturity.
These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed using the interest method over their contractual lives.


(Continued)


                                                                            34.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------


Securities classified as available-for-sale are those debt securities which the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available-for-sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred income tax effect.

Interest income, adjusted for amortization of premiums and accretion of discounts is included in earnings. Gains or losses from the sale of securities are determined using the specific identification method.

LOANS

Loans are stated at the principal amount outstanding, net of unearned discount and the allowance for loan losses. Unearned discount on certain installment loans is credited to income over the term of the loan using the interest method. For all other loans, interest is credited to income as earned using the simple interest method applied to the daily balances of the principal amount outstanding.

The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When the accrual of interest is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received and the principal is considered fully collectible.

The Banks originate certain loans for sale in the secondary market. These loans are recorded at the lower of aggregate cost or market value until they are sold. Net unrealized losses are recognized in a valuation allowance by charges to income. Gains or losses on sales of loans held for sale are computed using the specific-identification method and are reflected in income at the time of sale.

MORTGAGE SERVICING RIGHTS

The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market rate. For purposes of measuring impairment, the rights are stratified based on the following predominant risk characteristics of the underlying loans: weighted average maturity and weighted average rate. The amount of impairment is the excess of the capitalized mortgage servicing rights for a stratum over its fair value. At December 31, 1997 and 1996, the Company had $192 and $33, respectively, of mortgage servicing rights assets which are included in other assets.


(Continued)


                                                                            35.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------


ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowance for loan losses and may require the Banks to make additions to the allowance based on their judgment about information available to them at the time of their examination.

Loan impairment is reported when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when it is probable that all principal and interest amounts will not be collected according to the original terms of the loan.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation. Deprecation is computed on the accelerated and straight-line methods over the estimated useful lives of the assets.

INTANGIBLE ASSETS

The excess of the purchase price over the fair value of assets acquired for acquisition transactions accounted for as purchases is recorded as an intangible asset. Fair value adjustments for identifiable tangible assets are accreted and amortized over the lives of the respective assets. Core deposit intangibles are amortized on a straight line basis over ten years. Goodwill is amortized on a straight line basis over fifteen years.


(Continued)


                                                                            36.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------


INCOME TAXES

Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

EARNINGS PER SHARE

Basic earnings per share is based on weighted-average common shares outstanding. Diluted earnings per share assumes the issuance of any dilutive potential common shares using the treasury stock method. The accounting standard for computing earnings per share was revised for 1997, and all earnings per share previously reported are restated to follow the new standard.

PREFERRED STOCK

Terms of each class of preferred stock are as follows:

     PREFERRED STOCK: The Company's Certificate of Incorporation authorizes its Board of Directors to fix or alter the rights, preferences, privileges, and restrictions of 200,000 shares of Preferred Stock, including the dividend rights, original issue price, conversion rights, voting rights, terms of redemption, liquidation preferences, and sinking fund terms thereof, and the number of shares of each series subsequent to the issuance of shares of such series (but not below the number of shares outstanding). The Board of Directors has also fixed the rights, preferences, privileges, and restrictions with respect to 2,765 shares of Series A Preferred Stock, 1,092 shares of Series B Preferred Stock, and 4,500 shares of Series C Preferred Stock, as described below.

     SERIES A CONVERTIBLE PREFERRED STOCK: The Company has issued 2,762.24 of the 2,765 authorized shares of Series A Convertible Preferred Stock. Preferential cumulative cash dividends are payable quarterly at an annual rate of $75.00 per share. Dividends accrue on each share of Series A Preferred Stock from the date of issuance and from day to day, thereafter, whether or not earned or declared. The shares of Series A Preferred Stock are convertible into the number of shares of Common Stock that results from multiplying $1,000 by the number of shares of Series A Preferred Stock, subtracting from this product such realized after-tax loss of specified securities obtained in the acquisition of Prairie Bancorp, Inc. and dividing this result by the conversion price (1.075 times the Common Stock per share book value). Series A Preferred Stock is not redeemable for cash. Holders of shares of Series A Preferred Stock are not entitled to vote except: (i) as required by law; (ii) to approve the authorization or issuance of any shares of any class or series of stock which ranks senior or on a parity with the Series A Preferred Stock in respect of dividends and distributions upon the dissolution, liquidation, or winding up of the Company; (iii) during any period of time when two dividend payments on shares of Series A Preferred Stock have accrued but have not been paid;
     (iv) upon conversion of the shares of Series A


(Continued)


                                                                            37.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------


     Preferred Stock into shares of Common Stock; or (v) if the holders of Common Stock vote on a proposal to merge or otherwise enter into a transaction with a third party pursuant to which the Company is not the surviving entity. On dissolution, winding up, or liquidation of the Company, voluntary or otherwise, holders of Series A Preferred Stock will be entitled to receive, out of the assets of the Company available for distribution to stockholders, the amount of $1,000 per share, plus any accrued but unpaid dividends, before any payment or distribution may be made on shares of Common Stock or any other securities issued by the Company which rank junior to the Series A Preferred Stock.

     SERIES B MANDATORY REDEEMABLE PREFERRED STOCK: The Company has issued 857 of the 1,092 authorized shares of Series B Mandatory Redeemable Preferred Stock. Preferential cumulative cash dividends are payable quarterly at an annual rate of $60.00 per share. Dividends accrue on each share of Series B Preferred Stock from the date of issuance and from day to day, thereafter, whether or not earned or declared. Each original holder of Series B Preferred Stock (or upon such holder's deaths, their respective executors or personal representatives) will have the option, exercisable at their sole discretion, to sell, and the Company will be obligated to redeem, such holder's shares of Series B Preferred Stock upon the earlier to occur of the death of the respective original holder of Series B Preferred Stock or ten years after the original issuance date of the Series B Preferred Stock. The per share price payable by the Company for such shares of Series B Preferred Stock will be equal to $1,000 per share, plus any accrued but unpaid dividends. Notwithstanding the foregoing, the Company will not be obligated to redeem for cash any shares of Series B Preferred Stock if such redemption would cause it to be in violation of any statute, rule, or regulation or agreement to which it is a party relating to minimum capital requirements, provided that the Company is required to use its best efforts promptly to remedy any such violation and shall promptly complete the redemption of such shares after such violation has been cured. Holders of shares of Series B Preferred Stock are not entitled to vote except as required by law. On dissolution, wind up, or liquidation of the Company, voluntary or otherwise, holders of Series B Preferred Stock will be entitled to receive, out of the assets of the Company available for distribution to stockholders, the amount of $1,000 per share, plus any accrued but unpaid dividends, before any payment or distribution may be made on shares of Common Stock or any other securities issued by the Company which rank junior to the Series B Preferred Stock.

     SERIES C JUNIOR PARTICIPATING PREFERRED STOCK: The Company has authorized 4,500 shares of Series C Junior Participating Preferred Stock. The Series C Preferred Stock is only issuable upon exercise of rights issued pursuant to the Company's Stockholder Rights Plan. Each share of Series C Junior Participating Preferred Stock is entitled to, when, as and if declared, a minimum preferential quarterly dividend payment of $3.00 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of Common Stock. In the event of liquidation, dissolution, or winding up of the Company, the holders of the Series C Preferred Stock will be entitled to a minimum preferential payment of $1000 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 1,000 times the payment made per share of Common Stock. Each share of Series C Preferred Stock will have 1,000 votes, voting together with the Common


(CONTINUED)


                                                                            38.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------


     Stock. Finally, in the event of any merger, consolidation, or other transaction in which outstanding shares of Common Stock are converted or exchanged, each share of Series C Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

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

DIVIDEND RESTRICTION

Banking regulations require the maintenance of certain capital levels and may limit the amount of dividends which may be paid by the subsidiary bank to the holding company or by the holding company to stockholders.


(CONTINUED)


                                                                            39.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------


RECLASSIFICATIONS

Certain items in the financial statements, as of and for the years ended December 31, 1996 and 1995 have been reclassified, with no effect on net income, to conform with the current year presentation.

FUTURE ACCOUNTING CHANGES

New accounting standards have been issued which will require future reporting of comprehensive income (net income plus changes in holding gains and losses on securities available-for-sale) and may require redetermination of industry segment financial information.

NOTE 2.  BUSINESS ACQUISITIONS

On August 1, 1996, the Company acquired Credit Recovery Inc. (formerly LaSalle County Collections, Inc.) ("CRI"), a collection agency located in Ottawa, Illinois. The purchase price of $177 included the issuance of 9,090 shares of Common Stock, valued at $11.08 per share, and payment of $77 in cash. The Company recognized an intangible asset of $170 for the excess of purchase price over total assets acquired.

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


(CONTINUED)


                                                                            40.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------


Unaudited pro forma consolidated results of operations for the periods ending December 31, 1996 and 1995 as though Prairie and Country had been acquired as of January 1, 1995 follow:


                                                       Years ended
                                                       December 31,
                                                    ------------------
                                                      1996      1995
                                                    --------   -------
               Net interest income                  $ 17,965  $17,538
                                                    --------  -------
                                                    --------  -------
               Net income                              3,088    2,833
                                                    --------  -------
                                                    --------  -------

               Earnings per common share            $   0.68  $  0.61
                                                    --------  -------
                                                    --------  -------


The effects of the acquisition of "CRI" are not material and therefore have not been included in the above analysis. The pro forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the purchases actually been made at the beginning of the respective periods or of results which may occur in the future.

In 1997, the Company acquired additional minority interest shares, which resulted in additional goodwill of $82 being recorded.


(CONTINUED)


                                                                            41.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------


NOTE 3.  SECURITIES

Amortized costs and fair values of securities are summarized as follows:

                                                            Gross          Gross
AVAILABLE-FOR-SALE                       Amortized      Unrealized     Unrealized       Fair
December 31, 1997                           Cost           Gains          Losses        Value
                                         ------------------------------------------------------
U.S. Treasury                            $  19,071        $    98       $     (6)     $  19,163
U.S. government agencies and
 corporations                               59,341            173           (199)        59,315
U.S. government mortgage-backed
 securities                                 21,797            907             (9)        22,695
Collateralized mortgage obligations         57,800            528            (28)        58,300
Corporate bonds                                100              -              -            100
Other                                        4,001              -             (6)         3,995
                                         ---------        -------       --------      ---------

                                         $ 162,110        $ 1,706       $   (248)     $ 163,568
                                         ---------        -------       --------      ---------
                                         ---------        -------       --------      ---------

AVAILABLE-FOR-SALE
December 31, 1996

U.S. Treasury                            $  26,528        $   107       $   (117)     $  26,518
U.S. government agencies and
 corporations                               53,905            184           (535)        53,554
U.S. government mortgage-backed
 securities                                 49,266            293           (105)        49,454
Collateralized mortgage obligations         58,744            219           (143)        58,820
Corporate bonds                                192              -              -            192
Other                                           25              -            (25)             -
                                         ---------        -------       --------      ---------

                                         $ 188,660        $   803       $   (925)     $ 188,538
                                         ---------        -------       --------      ---------
                                         ---------        -------       --------      ---------

HELD-TO-MATURITY
December 31, 1997

States and political subdivisions        $  37,170        $   805       $   (135)     $  37,840
                                         ---------        -------       --------      ---------
                                         ---------        -------       --------      ---------

December 31, 1996

States and political subdivisions        $  35,017        $   496       $   (191)     $  35,322
                                         ---------        -------       --------      ---------
                                         ---------        -------       --------      ---------



(CONTINUED)


                                                                            42.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------


 The amortized cost and fair value of securities classified as held-to-maturity and available-for-sale at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                        Held-to-Maturity            Available-for-Sale
                                                    -----------------------      ------------------------
                                                   Amortized         Fair        Amortized        Fair
                                                      Cost           Value          Cost          Value
                                                    --------       --------      ---------      ---------
Due in one year or less                             $  5,240       $  5,255      $  21,842      $  21,837
Due after one year through five years                 13,867         14,035         27,564         27,583
Due after five years through ten years                15,571         15,500         29,106         29,158
Due after ten years                                    2,492          3,050              -              -
U.S. government mortgage-backed securities                 -              -         21,797         22,695
Collateralized mortgage obligations                        -              -         57,800         58,300
Equity securities                                          -              -          4,001          3,995
                                                    --------       --------      ---------      ---------

                                                    $ 37,170       $ 37,840      $ 162,110      $ 163,568
                                                    --------       --------      ---------      ---------
                                                    --------       --------      ---------      ---------

As of December 31, 1997, the Company held U.S. government agency structured notes and callable securities carried at fair values of $37,641 and $8,830, respectively. The amortized cost of these securities was $39,453 and $8,841, respectively, as of December 31, 1997.

Securities with carrying values of approximately $125,000 and $132,000 at December 31,1997 and 1996, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase and advances from the Federal Home Loan Bank, and for other purposes as required or permitted by law.

In connection with the 1996 acquisitions and in order to maintain the Company's interest rate risk, the Company elected to transfer certain securities held-to-maturity with an amortized cost of $2,242 and a fair value of $2,004 to available-for-sale. In addition, certain securities available-for-sale with an amortized cost of $395 and a fair value of $402 were transferred to held-to-maturity.

Realized gains and losses from the sale of securities available-for-sale follow:


                                              Years Ended
                                      --------December 31,-------
                                        1997      1996      1995
                                      -------   -------    ------
        Proceeds                      $28,773   $24,620    $6,230
        Realized gains                    287       137       172
        Realized losses                   (94)     (117)      (74)


Included in the 1997 realized losses is a $92 writedown of a corporate bond during 1997. The security is reported at amortized cost of $100, net of a loss allowance of $200.


(CONTINUED)


                                                                            43.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

NOTE 4.  LOANS

The major classifications of loans follow:

                                        December 31,
                                -------------------------
                                    1997          1996
                                -----------    ----------
Commercial                      $  102,367      $  95,929
Real estate                        224,489        203,732
Installment                         41,210         41,303
Other                                3,076          6,047
                                ----------      ---------
                                   371,142        347,011
                                ----------      ---------

Less:
     Unearned interest                 157            515
     Allowance for loan losses       3,188          3,068
                                ----------      ---------
                                     3,345          3,583
                                ----------      ---------

                                $  367,797      $ 343,428
                                ----------      ---------
                                ----------      ---------


Included in real estate loans are $3,235 and $2,162 of loans held for sale at December 31, 1997 and 1996, respectively.

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans were $66,535 and $49,778 at December 31, 1997 and 1996, respectively.

The following table presents data on impaired loans:

                                                                                 December 31,
                                                                     -------------------------------
                                                                      1997           1996       1995
                                                                     ------         ------     -----
Year-end impaired loans for which an allowance has been provided     $1,714         $   14      $733
Year-end impaired loans for which no allowance has been provided          -          1,080         -
                                                                     ------         ------      ----
Total loans determined to be impaired                                $1,714         $1,094      $733
                                                                     ------         ------      ----
                                                                     ------         ------      ----
Allowance for loan loss for impaired loans included
  in the allowance for loan losses                                   $  286         $    2      $500
                                                                     ------         ------      ----
                                                                     ------         ------      ----
Average recorded investment in impaired loans                        $2,375         $  947      $423
                                                                     ------         ------      ----
                                                                     ------         ------      ----
Interest income recognized from impaired loans                       $    6         $    -      $  -
                                                                     ------         ------      ----
                                                                     ------         ------      ----
Cash basis interest income recognized from impaired loans            $    -         $    -      $  -
                                                                     ------         ------      ----
                                                                     ------         ------      ----

(Continued)

                                                                             44.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


The Company and its subsidiaries conduct most of their business activities, including granting agribusiness, commercial, residential, and installment loans with customers in north central and west central Illinois. The Banks' loan portfolios include a concentration of loans to agricultural and agricultural-related industries amounting to approximately $67,386 and $61,978 as of December 31, 1997 and 1996, respectively. In addition, the Company has a concentration of commercial real estate loans of approximately $72,730 and $63,254 as of December 31, 1997 and 1996, respectively. Credit losses arising from lending transactions with agricultural entities compare favorably with the Banks' credit loss experience on the loan portfolio as a whole.

In the normal course of business, loans are made to executive officers, directors, and principal stockholders of the Company and its subsidiaries, and to parties which the Company or its directors, executive officers, and stockholders have the ability to significantly influence (related parties). In the opinion of management, the terms of these loans, including interest rates and collateral, are similar to those prevailing for comparable transactions with other customers and do not involve more than a normal risk of collectibility. Changes in such loans during the year ended December 31, 1997 follow:

     Balance at December 31, 1996                 $    6,372
       New loans, extensions, and modifications        6,622
       Repayments                                     (7,801)
                                                  ----------
     Balance at December 31, 1997                 $    5,193
                                                  ----------
                                                  ----------



(Continued)


                                                                             45.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


NOTE 5.  ALLOWANCE FOR LOAN LOSSES

An analysis of activity in the allowance for loan losses follows:

                                                         Years Ended
                                                         December 31,
                                             ---------------------------------
                                               1997         1996         1995
                                             -------      -------      -------

Balance at beginning of year                 $ 3,068      $ 2,014      $ 1,704
     Balance acquired                              -        1,292            -
     Provision for loan losses                 1,079        1,178          684
     Recoveries                                  248           98          163
     Loans charged off                        (1,207)      (1,514)        (537)
                                             -------      -------      -------
Balance at end of year                       $ 3,188      $ 3,068      $ 2,014
                                             -------      -------      -------
                                             -------      -------      -------

NOTE 6.  PREMISES AND EQUIPMENT

Premises and equipment consisted of:

                                                            December 31,
                                                        ----------------------
                                                          1997           1996
                                                        -------        -------
Land                                                    $ 1,645        $ 1,325
Buildings                                                12,774         10,893
Furniture and equipment                                  11,889         10,457
                                                        -------        -------
                                                         26,308         22,675
Less accumulated depreciation                            11,677          9,095
                                                        -------        -------

                                                        $14,631        $13,580
                                                        -------        -------
                                                        -------        -------

NOTE 7.  DEPOSITS

Deposit account balances by type are summarized as follows:

                                                            December 31,
                                                       -----------------------
                                                          1997          1996
                                                       --------       --------
Non-interest-bearing demand deposits                   $ 62,095       $ 65,864
Savings, NOW, and money market accounts                 148,095        159,614
Time deposits of $100 or more                            80,139         74,485
Other time deposits                                     237,418        243,781
                                                       --------       --------
                                                       $527,747       $543,744
                                                       --------       --------
                                                       --------       --------

(Continued)

                                                                             46.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


At December 31, 1997, the scheduled maturities of time deposits are as follows:


     Year                           Amount
     -------------------------------------
     1998                     $    246,738
     1999                           43,122
     2000                           20,532
     2001                            2,666
     2002 and thereafter             4,499
                              ------------
                              $    317,557
                              ------------
                              ------------


A maturity distribution of time certificates of deposit in denominations of $100 or more was as follows:


                                                             December 31,
                                                       ------------------------
                                                          1997          1996
                                                       --------       ---------
3 months or less                                       $ 30,327       $ 33,810
Over 3 months through 6 months                           13,680         17,047
Over 6 months through 12 months                          18,738          8,694
Over 12 months                                           17,394         14,934
                                                       --------       --------
                                                       $ 80,139       $ 74,485
                                                       --------       --------
                                                       --------       --------


NOTE 8.  BORROWED FUNDS

Borrowed funds include federal funds purchased and securities sold under agreements to repurchase, advances from the Federal Home Loan Bank, and notes payable to third parties.

A summary of short-term borrowings follows:

                                                             December 31,
                                                       ------------------------
                                                          1997          1996
                                                       --------       ---------

Federal funds purchased                                 $     -        $   800
Securities sold under agreements to repurchase           11,761         21,017
                                                        -------        -------
                                                        $11,761        $21,817
                                                        -------        -------
                                                        -------        -------


Federal funds purchased and securities sold under agreement to repurchase generally mature within one to ninety days from the transaction date.


(Continued)


                                                                             47.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


At December 31, 1997, the scheduled maturities of advances from the Federal Home Loan Bank were as follows:


     Year                          Amount
     ------------------------------------
     1998                     $     2,960
     2001                           2,000
     2002 and thereafter           11,495
                              -----------
                              $    16,455
                              -----------
                              -----------


Where required, the FHLB advances are secured by mortgage-backed securities held by the respective banks (Note 3), and one of the Bank's maintains a collateral pledge agreement covering secured advances whereby the Bank has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, first mortgages on improved residential property (not more than 90 days delinquent) aggregating no less than 167% of the outstanding secured advances from the Federal Home Loan Bank.

Notes payable consisted of the following at December 31, 1997 and 1996:


                                                         1997            1996
                                                         ----            ----
     Note payable to LaSalle National Bank; interest
     due quarterly at LIBOR plus 125 basis points
     (7.375% at December 31, 1997); balance due on
     September 1, 1998; secured by 100% of the stock
     of the subsidiary banks.                           $10,000        $     -

     $1,000,000 line of credit to LaSalle
     National Bank; interest due quarterly at prime
     rate (8.50% at December 31, 1997); balance due
     at September 1, 1998; secured by 100% of stock
     of subsidiary banks.                                     -              -

     Mortgage note payable to an individual, secured
     by land.  The note bears inputed interest at 8%
     and payments of principal and interest are due
     over the next three years in amounts of $50,000,
     $50,000, and $250,000.                                 261              -

     Note payable to LaSalle National Bank; interest
     due quarterly at a prime rate (8.25% at
     December 31, 1996); balance of all unpaid
     principal and accrued interest due
     August 2, 1997.                                          -         13,180
                                                        -------        -------
                                                        $10,261        $13,180
                                                        -------        -------
                                                        -------        -------



(Continued)


                                                                             48.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


The note payable agreements contain certain covenants which limit the amount of dividends paid, the purchase of other banks and/or businesses, the purchase of investments not in the ordinary course of business, the changes in capital structure, and the guarantees of other liabilities and obligations. In addition, the Company must maintain certain financial ratios. The Company was in compliance with all covenants for the year ended December 31, 1997.

Information concerning borrowed funds is as follows:


                                                            Years Ended December 31,
                                                     -------------------------------------
                                                       1997           1996           1995
                                                     -------------------------------------
FEDERAL FUNDS PURCHASED
Maximum month-end balance during the year            $11,200        $11,288        $     -
Average balance during the year                        2,451          2,448              -
Weighted average interest rate for the year             6.58%          5.26%             -%
Weighted average interest rate at year end                 -           7.50%             -%

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
Maximum month-end balance during the year            $11,861        $32,310        $15,511
Average balance during the year                       18,232         20,239          9,260
Weighted average interest rate for the year             5.53%          5.70%          5.73%
Weighted average interest rate at year end              5.80%          5.79%          5.49%

ADVANCES FROM THE FEDERAL HOME LOAN BANK
Maximum month-end balance during the year            $22,895        $15,422        $     -
Average balance during the year                        8,783         13,294              -
Weighted average interest rate for the year             6.18%          5.29%             -%
Weighted average interest rate at year end              5.78%          6.03%             -%

NOTES PAYABLE
Maximum month-end balance during the year            $17,419        $25,320        $ 4,946
Average balance during the year                       13,247          8,364          4,696
Weighted average interest rate for the year             7.98%          8.25%          9.00%
Weighted average interest rate at year end              7.40%          8.25%          9.16%




NOTE 9.  INCOME TAXES

Income taxes consisted of:


                                             Years ended
                                             December 31,
                                 --------------------------------------
                                   1997           1996           1995
                                 --------------------------------------
Federal
   Current                       $ 1,818          $ 918          $ 879
   Deferred                          252            (24)          (134)
                                  ------          -----          -----
                                   2,070            894            745

State
   Current                             -             96            140
   Deferred                           35            (21)            (4)
                                  ------          -----          -----
                                      35             75            136
                                  ------          -----          -----

                                  $2,105          $ 969          $ 881
                                  ------          -----          -----
                                  ------          -----          -----



(Continued)


                                                                             49.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


The Company's income tax expense differed from the statutory federal rate of 34% as follows:



                                                                             Years ended
                                                                             December 31,
                                                                ------------------------------------
                                                                 1997           1996           1995
                                                                ------------------------------------
Expected income taxes                                           $2,336         $1,293         $1,100
Income tax effect of
   Interest earned on tax free investments and loans              (632)          (535)          (472)
   Nondeductible interest expense incurred to
   carry tax-free investments and loans                             87             90             63
   Nondeductible amortization                                      199             67             23
   State income taxes, net of federal tax benefit                  220             50             90
   Other                                                          (105)             4             77
                                                                ------           ----           ----
                                                                $2,105         $  969         $  881
                                                                ------           ----           ----
                                                                ------           ----           ----



The significant components of deferred income tax assets and liabilities:


                                                              December 31,
                                                        ----------------------
                                                          1997           1996
                                                        ----------------------
Deferred tax assets
     Allowance for loan losses                          $   492         $  446
     Deferred compensation                                   33             25
     Other intangible assets                                482            577
     Securities available-for-sale                            -             48
     Other                                                    -             39
                                                        -------         ------
        TOTAL DEFERRED TAX ASSETS                         1,007          1,135

Deferred tax liabilities
     Depreciation                                          (486)          (532)
     Core deposit intangible                               (926)        (1,053)
     Securities available-for-sale                         (856)             -
     Other                                                 (380)             -
                                                        -------         ------
        TOTAL DEFERRED TAX LIABILITIES                   (2,648)        (1,585)
                                                        -------         ------

Net deferred tax liabilities                            $(1,641)        $ (450)
                                                        -------         ------
                                                        -------         ------



(Continued)


                                                                             50.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


NOTE 10.  BENEFIT PLANS

The Company's Employee Stock Ownership Plan (the "Plan") covers all full-time employees who have completed six months of service and have attained the minimum age of twenty and one-half years. Vesting in the Plan is based on years of continuous service. A participant is fully vested after seven years of credited service.

The Plan owns 439,368 shares of the Company's common stock. At December 31,1997, all shares held by the Plan were allocated to plan participants. The Plan operated as a leveraged employee stock ownership plan until April 1996, when the outstanding debt of the Plan was retired. Principal and interest on the loan had been required to be paid in quarterly installments.

Company contributions, when aggregated with the Plan's dividend and interest earnings, have been, at a minimum, equal to the amount required by the Plan to pay the principal and interest on the loan, plus the sum required to purchase allocated shares from terminated participants. The Company expenses all cash contributions made to the Plan. Contributions were $272, $252, and $237 for the years ended December 31, 1997, 1996, and 1995, respectively.

Prairie Bancorp, Inc. maintained a 401(k) salary reduction plan covering substantially all employees. Eligible employees may elect to make tax deferred contributions within a specified range of their compensation as defined in the plan. UnionBancorp, Inc. maintained their plan after the acquisitions and contributed at its discretion. Contributions to the plan are expensed currently and approximated $93 and $23 for the years ended December 31, 1997 and 1996, respectively.

NOTE 11.  STOCK OPTION PLAN

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


(Continued)


                                                                             51.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


A summary of the status of the Option Plan as of December 31, 1997, 1996, and 1995 and changes during the years ending on those dates is presented below.



                                                  1997                          1996                          1995
                                           -----------------------------------------------------------------------------------
                                                         Weighted-                      Weighted-                    Weighted-
                                                         Average                        Average                      Average
                                                         Exercise                       Exercise                     Exercise
                                           Shares          Price          Shares          Price         Shares         Price
                                           -----------------------------------------------------------------------------------
Outstanding at beginning
  of year                                  104,478        $  6.87         68,400        $  6.24         38,100        $  5.87
Granted                                     34,600          10.65         41,250           7.99         30,300           6.70
Exercised                                   (1,200)          6.75         (1,398)          6.97              -              -
Forfeited                                        -              -         (3,774)          8.65              -              -
                                           -------        -------        -------        -------         ------        -------

Outstanding at end of year                 137,878                       104,478           6.87         68,400           6.24
                                           -------                       -------                        ------
                                           -------                       -------                        ------
Options exercisable at year-end             50,570                        41,727           6.48         21,300           6.11
                                           -------                       -------                        ------
                                           -------                       -------                        ------
Weighted-average fair value of
  options granted during the year                            5.31                          3.32                          2.79
                                                          -------                       -------                       -------
                                                          -------                       -------                       -------



Grants under the Option Plan are accounted for following APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for incentive stock option grants under the Option Plan. Compensation cost charged to income for nonqualified stock option grants was $42, $26, and $19 for the years ended December 31, 1997, 1996, and 1995, respectively. Had compensation cost for all of the stock-based compensation plans been determined based on the grant date using the estimated fair value, reported income, and earnings per common share would have been reduced to the pro forma amounts shown below:

                                               1997          1996        1995
                                              --------------------------------
     Net income for common stockholders
        As reported                           $4,506       $2,729       $2,353
        Pro forma                              4,450        2,699        2,342
     Basic earnings per common share
        As reported                             1.09         1.00         1.10
        Pro forma                               1.08         0.99         1.10
     Diluted earnings per common stock
        As reported                             1.08          .99         1.09
        Pro forma                               1.07          .98         1.08


(Continued)


                                                                             52.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


The fair value of the options granted in 1997, 1996, and 1995 is estimated at $5.31, $3.36, and $2.79 or the date of grant using the Black Scholes options value model with the following assumptions:


                                                1997         1996         1995
                                                ----         ----         ----
     Dividend yield                             1.34%        1.74%        2.01%
     Risk free interest rate                    6.36%        5.23%        6.19%
     Assumed forfeiture rate                       -            -            -
     Average life                                  6            6            6


NOTE 12.  EARNINGS PER SHARE

A reconciliation of the numerators and denominators for earnings per common share computations for the years ended December 31 is presented below (dollars and shares in thousands).


                                                             1997        1996
                                                             ----        ----
     BASIC EARNINGS PER SHARE
        Net income available to common stockholders         $4,506      $2,729
                                                            ------      ------
                                                            ------      ------
        Weighted average common shares outstanding           4,126       2,731
                                                            ------      ------
                                                            ------      ------

            BASIC EARNINGS PER SHARE                         $1.09       $1.00
                                                            ------      ------
                                                            ------      ------

     EARNINGS PER SHARE ASSUMING DILUTION
        Net income (loss) available to common stockholders  $4,506      $2,729
                                                            ------      ------
                                                            ------      ------

        Weighted average common shares outstanding           4,126       2,731
        Add:  dilutive effect of assumed exercised
            Stock options                                       42          26
                                                            ------      ------

        Weighted average common and dilutive
        potential shares outstanding                         4,168       2,757
                                                            ------      ------
                                                            ------      ------

            Diluted earnings per share                      $ 1.08      $  .99
                                                            ------      ------
                                                            ------      ------


NOTE 13.  REGULATORY MATTERS

The Company and the subsidiary Banks are subject to regulatory capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.


(Continued)


                                                                             53.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1997, that the Company and the subsidiary Banks meet all capital adequacy requirements to which they are subject.

As of December 31, 1997, the most recent notification from the corresponding regulatory agency categorized the subsidiary Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's categories.



                                                                                                            To Be Well
                                                                                                         Capitalized Under
                                                                             To Be Adequately            Prompt Corrective
                                                  Actual                       Capitalized               Action Provisions
                                           -----------------------------------------------------------------------------------
                                           Amount           Ratio        Amount           Ratio        Amount           Ratio
                                           -----------------------------------------------------------------------------------
As of December 31, 1997
Total capital
  (to risk-weighted assets)
     UnionBancorp, Inc.                    $45,725          11.86%       $30,855           8.00%       $38,569          10.00%
     UnionBank                              27,633          12.05         18,342           8.00         22,927          10.00
     UnionBank/Central                       8,542          17.24          3,964           8.00          4,956          10.00
     UnionBank/West                         11,069          14.09          6,284           8.00          7,854          10.00

Tier I capital
  (to risk-weighted assets)
     UnionBancorp, Inc.                    $41,180          10.68%       $15,427           4.00%       $23,141           6.00%
     UnionBank                              25,790          11.25          9,171           4.00         13,756           6.00
     UnionBank/Central                       8,116          16.38          1,982           4.00          2,973           6.00
     UnionBank/West                         10,430          13.28          3,142           4.00          4,713           6.00

Tier I leverage ratio
  (to average assets)
     UnionBancorp, Inc.                    $41,180           6.64%       $24,781           4.00%       $30,976           5.00%
     UnionBank                              25,790           8.16         12,647           4.00         15,808           5.00
     UnionBank/Central                       8,116           8.39          3,870           4.00          4,838           5.00
     UnionBank/West                         10,430           7.10          5,872           4.00          7,340           5.00



(Continued)


                                                                             54.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


NOTE 14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, may not be realized in immediate settlement of the instrument.


CASH AND CASH EQUIVALENTS

The carrying amounts reported in the consolidated balance sheet for cash and cash equivalents approximate their fair values.

FEDERAL FUNDS SOLD

The stated carrying amounts of federal funds sold approximate their fair values.

SECURITIES: Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amount of accrued interest receivable approximates its fair value.

LOANS

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed-rate loans are estimated using discounted cash flow analyses, applying the interest rates currently offered to borrowers for loans of similar credit quality and comparable payment terms. The carrying amount of accrued interest receivable approximates its fair value.

DEPOSIT LIABILITIES

The fair values disclosed for demand deposits equal their carrying amounts, which represents the amount payable on demand. The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits. The carrying amount of accrued interest payable approximates its fair value.


(Continued)


                                                                             55.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


BORROWED FUNDS

The stated carrying amounts of federal funds purchased and securities sold under agreements to repurchase, advances from the Federal Home Loan Bank, and notes payable approximate their fair values based on rates and terms currently available for borrowings with similar terms and maturities. The mortgage payable is calculated using discounted cash flows that apply interest rates being currently offered to borrowers of similar credit quality and comparable payment terms.

OFF-BALANCE-SHEET INSTRUMENTS

Fair values for the Company's off-balance-sheet instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The fair values of these items are not material

The estimated fair values of the Company's financial instruments were as follows:



                                                                 December 31,
                                          ----------------------------------------------------
                                                  1997                          1996
                                          ----------------------------------------------------
                                          Carrying         Fair         Carrying        Fair
                                           Amount          Value         Amount         Value
                                           ------          -----         ------         -----
Financial assets
     Cash and cash equivalents            $ 22,826       $ 22,826       $ 29,236       $ 29,236
     Federal funds sold                      1,404          1,404         10,267         10,267
     Securities                            200,738        201,408        223,555        223,860
     Loans                                 367,797        368,180        348,428        348,043
     Accrued interest receivable             6,730          6,730          6,501          6,501

Financial liabilities
     Deposits                              527,747        527,762        543,744        545,433
     Federal funds purchased and
     securities sold under agreement
     to repurchase                          11,761         11,761         21,817         21,817
     Advances from the Federal Home
     Loan Bank                              16,455         16,455         10,021         10,021
     Notes payable                          10,261         10,261         13,180         13,180
     Accrued interest payable                3,819          3,819          3,931          3,931



(Continued)


                                                                             56.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


In addition, other assets and liabilities of the Company that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, nonfinancial instruments typically not recognized in financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the earnings potential of loan servicing rights, the earnings potential of the trust operations, the trained work force, customer goodwill, and similar items.


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

The Bank's exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written, is represented by the contractual amount of those instruments. The Banks use the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments. Financial instruments whose contract amounts represent credit risk are as follows:



                                                                                    Range of Rates
                                       Variable Rate   Fixed Rate        Total      on Fixed Rate
                                        Commitments    Commitments    Commitments    Commitments
                                        -----------    -----------    -----------    -----------
Commitments to extend credit
  and standby letters of credit
     December 31, 1997                     $58,103        $14,877        $72,980     8.00 - 10.95%
     December 31, 1996                      49,712         10,142         59,854     6.25 - 14.00%


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. For commitments to extend credit, the Banks evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained is based on management's credit evaluation of the customer.


(Continued)


                                                                             57.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


Collateral held varies, but may include accounts receivable; inventory; property, plant, and equipment; and income producing commercial properties.

Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan commitments to customers. The standby letters of credit are unsecured.

The Company has employment agreements with its executive officers and certain other management personnel. These agreements generally continue until terminated by the executive or the Company and provide for continued salary and benefits to the executive under certain circumstances. The agreements provide the employees with additional rights after a change of control of the Company occurs.

The Company does not engage in the use of interest rate swaps or futures, forwards, or option contracts.


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


(Continued)


                                                                             58.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


Condensed financial information for UnionBancorp, Inc. follows:

BALANCE SHEETS (PARENT COMPANY ONLY)


                                                            December 31,
                                                       -----------------------
ASSETS                                                   1997           1996
                                                       -----------------------
Cash and cash equivalents                              $    633       $      6
Investment in subsidiaries                               61,715         60,092
Premises and equipment                                      431            336
Other assets                                                278            285
                                                       --------       --------

                                                       $ 63,057       $ 60,719
                                                       --------       --------
                                                       --------       --------

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities

Notes payable                                          $ 10,000       $ 13,180
Other liabilities                                           619             99
                                                       --------       --------
                                                         10,619         13,279
                                                       --------       --------

Mandatory redeemable preferred stock                        857            857
                                                       --------       --------

Stockholders' equity                                     51,581         46,583
                                                       --------       --------

                                                       $ 63,057       $ 60,719
                                                       --------       --------
                                                       --------       --------


INCOME STATEMENTS (PARENT COMPANY ONLY)


                                                       Years ended
                                                       December 31,
                                              --------------------------------
                                               1997         1996         1995
                                              --------------------------------
Dividends from subsidiaries                   $6,244       $1,227       $1,532
Management fees and other                        369          977          981
Interest expense                                 991          690          422
Other expenses                                 2,589        1,768        1,275
Income tax benefit                            (1,321)        (545)        (217)
Equity in undistributed earnings of
  subsidiaries                                   411        2,543        1,320
                                              ------       ------       ------

       NET INCOME                              4,765        2,834        2,353

Less dividends on preferred stock                259          105            -
                                              ------       ------       ------

       NET INCOME ON COMMON STOCK             $4,506       $2,729       $2,353
                                              ------       ------       ------
                                              ------       ------       ------



(Continued)


                                                                             59.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


STATEMENTS OF CASH FLOWS (PARENT COMPANY ONLY)



                                                            Years ended
                                                            December 31,
                                                   --------------------------------
                                                      1997       1996         1995
                                                   --------------------------------
Cash Flows from Operating Activities
   Net income                                        $ 4,765   $ 2,834     $ 2,353
   Adjustments to reconcile net income
    to net cash provided by operating activities
      Depreciation                                        90        53          17
      Undistributed earnings of subsidiaries            (411)   (2,543)     (1,320)
      Amortization of deferred compensation -
       stock options                                      42        26          19
      Change in assets and liabilities
         (Increase) decrease in other assets               7      (145)        474
         Increase (decrease) in other liabilities        472        18        (134)
                                                     -------   -------     -------
            NET CASH PROVIDED BY OPERATING
              ACTIVITIES                               4,965       243       1,409
                                                     -------   -------     -------
Cash Flows from Investing Activities
   Investment in subsidiary                                -       (11)       (400)
   Purchases of premises and equipment                  (185)     (237)        (51)
   Purchase price paid for acquisitions                    -   (16,939)          -
                                                     -------   -------     -------
            NET CASH (USED IN) FINANCING ACTIVITIES     (185)  (17,187)       (451)
                                                     -------   -------     -------

Cash Flows from Financing Activities
   Net increase (decrease) in notes payable           (3,180)    4,884        (680)
   Dividend paid on common stock                        (722)     (316)       (284)
   Dividends paid on preferred stock                    (259)      (53)          -
   Redemption of qualifying directors' shares
     and exercise of stock options                         8        (1)          -
   Proceeds from issuance of common stock,
     net of cost                                           -    12,436           -
                                                     -------   -------     -------
            NET CASH PROVIDED BY (USED IN)
              FINANCING ACTIVITIES                    (4,153)   16,950        (964)
                                                     -------   -------     -------

            NET INCREASE (DECREASE) IN CASH AND
              CASH EQUIVALENTS                           627         6          (6)

Cash and cash equivalents
   Beginning of year                                       6         -           6
                                                     -------   -------     -------

   End of year                                       $   633   $     6     $     -
                                                     -------   -------     -------
                                                     -------   -------     -------



                                                                             60.