Form 10-K405, Exhibit 13
period 1998-12-31
UNIONBANCORP INC
filed 1999-03-26
CIK 1019650

                               UNIONBANCORP, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA


                                                                                     Years Ended December 31,
                                                             ----------------------------------------------------------------------
                                                                1998           1997           1996          1995            1994
                                                             ----------     ----------     ----------     ----------     ----------
                                                                           (Dollars in Thousands, Except Per Share Data)
STATEMENT OF INCOME DATA
   Interest income                                           $   47,720     $   46,039     $   31,037     $   21,368     $   18,627
   Interest expense                                              25,258         24,435         17,003         11,249          8,706
                                                             ----------     ----------     ----------     ----------     ----------
      Net interest income                                        22,462         21,604         14,034         10,119          9,921
   Provision for loan losses                                      1,635          1,079          1,178            684            660
                                                             ----------     ----------     ----------     ----------     ----------
      Net interest income after provision for loan losses        20,827         20,525         12,856          9,435          9,261

   Noninterest income                                             8,071          5,182          3,222          2,570          2,283
   Noninterest expense                                           20,733         18,764         12,248          8,771          8,247
                                                             ----------     ----------     ----------     ----------     ----------
   Net income before income taxes and minority interest           8,165          6,943          3,830          3,234          3,297
   Minority interest                                                 53             73             27           --             --
   Provision for income taxes                                     2,723          2,105            969            881            703
                                                             ----------     ----------     ----------     ----------     ----------
   Net income                                                $    5,389     $    4,765     $    2,834     $    2,353     $    2,594
                                                             ----------     ----------     ----------     ----------     ----------
                                                             ----------     ----------     ----------     ----------     ----------
   Net income on common stock                                $    5,130     $    4,506     $    2,729     $    2,353     $    2,594
                                                             ----------     ----------     ----------     ----------     ----------
                                                             ----------     ----------     ----------     ----------     ----------
PER SHARE DATA (1)
   Basic earnings per common shares (2)                      $     1.23     $     1.09     $     1.00     $     1.10     $     1.22
   Diluted earnings per common shares (2)                    $     1.22     $     1.08     $     0.99     $     1.09     $     1.21
   Cash dividends on common stock                                  0.15           0.18           0.14           0.13           0.12
   Dividend payout ratio for common stock                         12.34%         12.83%         11.58%         12.06%          9.57%
   Year-end book value per common share                      $    13.28     $    12.35     $    11.20     $    11.01     $     9.21
   Basic weighted average common shares outstanding (2)       4,157,745      4,125,902      2,730,600      2,131,737      2,131,737
   Diluted weighted average common shares outstanding (2)     4,210,739      4,167,764      2,756,806      2,165,428      2,150,073
   Period-end common shares outstanding                       4,262,359      4,135,830      4,114,801      2,131,737      2,131,737

BALANCE SHEET DATA
   Investments and federal funds sold                        $  176,069     $  202,142     $  233,822     $   95,182     $   86,460
   Total loans                                                  398,388        370,985        346,496        180,819        161,134
   Allowance for loan losses                                      3,858          3,188          3,068          2,014          1,704
   Total assets                                                 627,194        625,460        642,024        303,533        272,038
   Total deposits                                               517,638        527,747        543,744        261,727        232,334
   Stockholders' equity                                          57,091         51,581         46,583         22,975         19,629

EARNINGS PERFORMANCE DATA
   Return on average total assets                                  0.84%          0.77%          0.66%          0.83%          0.98%
   Return on average stockholders' equity                          9.98           9.78           9.32          10.83          13.29
   Return on average total assets, including mandatory
     redeemable preferred stock                                    0.84           0.77           0.66            N/A            N/A
   Return on average equity, including mandatory
     redeemable preferred stock                                    9.83           9.61           9.21            N/A            N/A
   Net interest margin ratio                                       4.01           3.95           3.72           4.12           4.38
   Efficiency ratio (3)                                           63.49          65.29          66.70          68.35          66.17

ASSET QUALITY RATIOS
   Nonperforming assets to total assets                            0.46%          0.49%          0.44%          0.95%          0.87%
   Nonperforming loans to total loans                              0.65           0.74           0.65           1.22           0.90
   Net loan charge-offs to average loans                           0.20           0.27           0.58           0.22           0.49
   Allowance for loan losses to total loans                        0.97           0.86           0.89           1.11           1.06
   Allowance for loan losses to nonperforming loans              148.50         116.91         135.75          90.93         117.44

CAPITAL RATIOS
   Average equity to average assets                                8.44%          8.00%          7.14%          7.67%          7.38%
   Total capital to risk adjusted assets                          12.23          11.86          10.87          12.35          12.28
   Tier 1 leverage ratio                                           7.66           6.76           7.76           7.95           7.68

--------------------------------------------------

(1)   Restated to reflect the three-for-one stock split which took effect
      May 20, 1996.
(2) Restated in accordance with Statement of Financial Accounting Standards No. 128 which took effect December 31, 1997.
(3) Calculated as noninterest expense less amortization of intangibles and expenses related to other real estate owned divided by the sum of net interest income before provisions for loan losses and total noninterest income excluding securities gains and losses and gain on sale of subsidiaries.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY


The following discussion provides additional information regarding the operations and financial condition of UnionBancorp, Inc. (the "Company") for the three years ended December 31, 1998. This discussion should be read in conjunction with "Selected Consolidated Financial Data," the consolidated financial statements of the Company, and the accompanying notes thereto.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This report, including the Letter to the Stockholders, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1993 as amended and Section 21E of the Securities Act of 1934 as amended. The Company intends such forward- looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market areas; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

GENERAL

The Company derives substantially all of its revenues and income from the operations of its banking subsidiaries (the Banks). The Banks provide a full range of commercial and consumer banking services to businesses and individuals, primarily in north central and west central Illinois. As of December 31, 1998, the Company had total assets of $627,194,000, net loans of $394,530,000, total deposits of $517,638,000, and total stockholders' equity of $57,091,000. Total assets have increased by .3% from year-end 1997 or a $1,734,000 increase. The increase in assets is primarily related to deposit growth and the October 30, 1998 acquisition of Mercier Insurance Agency L.P. which was recorded using the purchase method of accounting (see Note 2 of the consolidated financial statements). This growth was offset by various divestitures which were consummated during the fourth quarter of 1998. On November 30, 1998, the Company sold its 81.7% interest in Bank of Ladd, one of its subsidiary banks. At the date of sale, the Bank of Ladd had approximately $33,782,000 in total assets and $29,619,000 in total liabilities. In addition, on December 17, 1998, the Company sold a UnionBank/West branch location. At the date of sale, the branch had approximately $3,467,000 in total assets and $10,009,000 in total liabilities.

During the third quarter of 1996, the Company more than doubled its total assets, primarily through the acquisitions of Prairie Bancorp, Inc. ("Prairie") and Country Bancshares, Inc. ("Country"). The Prairie and Country acquisitions (the "Acquisitions") increased the organization to nine bank subsidiaries with 27 locations in 13 Illinois counties. In addition, during the fourth quarter of 1997, in conjunction with the reorganization and simplification of the corporate structure, the Company successfully consummated the merger of some of the affiliate banks into regional banking centers. This resulted in UnionBank, UnionBank/Central, and UnionBank/West being formed and the reduction of the organization from nine bank subsidiaries to five bank subsidiaries.

RESULTS OF OPERATIONS

NET INCOME

Net income was $5,389,000 for the year ended December 31, 1998 compared with net income of $4,765,000 for the year ended December 31, 1997, an increase of $624,000 or 13.1%. The increase in earnings per share in 1998 compared with 1997 was primarily attributed to the sustained growth in core noninterest income coupled with the continued growth in net interest income driven by the loan portfolio and the various nonrecurring transactions previously discussed.

Net income was $4,765,000 for the year ended December 31, 1997 compared with net income of $2,834,000 for the year ended December 31, 1996, an increase of $1,931,000 or 68.1%. The increase in earnings per share in 1997 compared with 1996 was primarily attributed to a full year of earnings from the banks acquired as part of the Acquisitions, which were consummated during the third quarter of 1996, and growth in the Company's loan portfolio.

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

Net interest income was $22,462,000 for 1998, an increase of $858,000 or 4.0%, compared with net interest income of $21,604,000 for 1997. The Company's average total interest-earning assets increased from $571,626,000 for 1997 to $590,008,000 for 1998 representing a 3.2% increase resulting primarily from the growth attributed to efforts to increase market share during 1998. The net interest margin (tax equivalent basis) increased to 4.01% at December 31, 1998 from

3.95% at December 31, 1997. The interest rates on average earning assets (tax equivalent basis) increased to 8.29% in 1998 from 8.22% in 1997, while rates on average interest-bearing liabilities increased to 4.87% in 1998 from 4.83% in 1997.

Net interest income was $21,604,000 for 1997, an increase of $7,570,000 or 53.9%, compared with net interest income of $14,034,000 for 1996. The Company's average total interest-earning assets increased from $399,328,000 for 1996 to $571,626,000 for 1997 representing a 43.2% increase resulting primarily from the growth attributed to the Acquisitions during 1996. The net interest margin (tax equivalent basis) increased to 3.95% at December 31, 1997 from 3.72% at December 31, 1996. The interest rates on average earning assets (tax equivalent basis) increased to 8.22% in 1997 from 7.98% in 1996, while rates on average interest-bearing liabilities remained relatively unchanged by increasing to 4.83% in 1997 from 4.80% in 1996. The increase in the yield on average earning assets was primarily driven by a change in the asset mix of the earning assets by shifting the emphasis toward loans which have a higher yield than securities. The nominal increase in the average rates paid on interest-bearing liabilities primarily resulted from increases in the interest rates on time deposits reflecting pressures in the marketplace for deposits.

The following table sets forth for each category of interest-earning assets and interest-bearing liabilities the average amounts outstanding, the interest earned or paid on such amounts, and the average rate paid for the years ended December 31, 1998, 1997, and 1996. The table also sets forth the average rate earned on all interest-earning assets, the average rate paid on all interest-bearing liabilities, and the net yield on average interest-earning assets for the same period.

                              AVERAGE BALANCE SHEET
                       AND ANALYSIS OF NET INTEREST INCOME
                             (DOLLARS IN THOUSANDS)


                                                                         For the Years Ended December 31,
                                                      -------------------------------------------------------------------------
                                                                      1998                               1997
                                                      ----------------------------------     ----------------------------------
                                                                  Interest                                Interest
                                                      Average     Income/        Average     Average      Income/       Average
                                                      Balance     Expense         Rate       Balance      Expense        Rate
                                                      -------     -------         ------     -------      -------        ------
ASSETS
INTEREST-EARNING ASSETS
   Interest-earning deposits                         $  1,568     $   142           9.06%    $    353     $    28          7.93%
   Securities (1)
      Taxable                                         149,807       9,016           6.02%     173,190      10,838          6.26%
      Nontaxable (2)                                   42,131       3,225           7.65%      32,618       2,566          7.87%
                                                     --------     -------    -----------     --------     -------   -----------
         Total  securities (tax equivalent)           191,938      12,241           6.38%     205,808      13,404          6.51%
                                                     --------     -------    -----------     --------     -------   -----------
      Federal funds sold                                5,942         333           5.60%       6,845         381          5.56%
                                                     --------     -------    -----------     --------     -------   -----------
      Loans (3)(4)
         Commercial                                   109,685      10,377           9.46%      97,407       9,274          9.52%
         Real estate                                  239,780      20,632           8.60%     216,911      18,693          8.62%
         Installment and other                         41,095       3,892           9.47%      44,302       4,124          9.31%
         Fees on loans                                   --         1,276            --%         --         1,092          --
                                                     --------     -------    -----------     --------     -------   -----------
            Net loans (tax equivalent)                390,560      36,177           9.26%     358,620      33,183          9.25%
                                                     --------     -------    -----------     --------     -------   -----------
               Total interest-earning assets          590,008      48,893           8.29%     571,626      46,996          8.22%
                                                     --------     -------    -----------     --------     -------   -----------

NON-INTEREST-EARNING ASSETS
   Cash and cash equivalents                           17,436                                  17,248
   Premises and equipment, net                         14,680                                  14,397
   Other assets                                        17,208                                  16,245
                                                     --------                                --------
      Total non-interest-earning assets                49,324                                  47,890
                                                     --------                                --------
         Total assets                                $639,332                                $619,516
                                                     --------                                --------
                                                     --------                                --------

LIABILITIES AND STOCKHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES
   NOW accounts                                      $ 56,668       1,353           2.39%    $ 55,883       1,396          2.50%
   Money market accounts                               29,300       1,040           3.55%      31,433       1,028          3.27%
   Savings deposits                                    61,740       1,848           2.99%      62,316       1,758          2.82%
   Time $100,000 and over                             106,187       5,809           5.47%      81,612       4,622          5.66%
   Other time deposits                                215,478      12,288           5.70%     231,766      12,860          5.55%
   Federal funds purchased and
     repurchase agreements                             16,773         953           5.68%      20,683       1,171          5.66%
   Advances from FHLB                                  21,727       1,226           5.64%       8,783         543          6.18%
   Notes payable                                       11,024         741           6.72%      13,247       1,057          7.98%
                                                     --------     -------    -----------     --------     -------   -----------
      Total interest-bearing liabilities              518,897      25,258           4.87%     505,723      24,435          4.83%
                                                     --------     -------    -----------     --------     -------   -----------
NON-INTEREST-BEARING LIABILITIES
   Non-interest-bearing deposits                       59,885                                 57,623
   Other liabilities                                    6,569                                  6,596
                                                     --------                               --------
   Stockholders' equity                                53,981                                 49,574
                                                     --------                               --------
   Total liabilities and stockholders' equity        $639,332                               $619,516
                                                     --------                               --------
                                                     --------                               --------
   Net interest income (tax equivalent)                          $ 23,635                                 $22,561
                                                                 --------                                 -------
                                                                 --------                                 -------
   Net interest income (tax equivalent) to
     total earning assets                                                           4.01%                                  3.95%

   Interest-bearing liabilities to earning assets       87.95%                                 88.47
                                                     --------                               --------


                                                          For the Years Ended December 31,
                                                          --------------------------------
                                                                        1996
                                                          --------------------------------
                                                                      Interest
                                                          Average     Income/      Average
                                                          Balance     Expense        Rate
                                                          -------     -------        -----
ASSETS
INTEREST-EARNING ASSETS
   Interest-earning deposits                             $     66     $     4           6.06%
   Securities (1)
      Taxable                                             122,653       7,316           5.96%
      Nontaxable (2)                                       26,994       2,051           7.60%
                                                         --------     -------    -----------
         Total  securities (tax equivalent)               149,647       9,367           6.26%
                                                         --------     -------    -----------
      Federal funds sold                                    5,637         298           5.29%
                                                         --------     -------    -----------
      Loans (3)(4)
         Commercial                                        72,210       6,793           9.41%
         Real estate                                      138,721      11,684           8.42%
         Installment and other                             33,047       3,062           9.27%
         Fees on loans                                       --           641           --
                                                         --------     -------    -----------
            Net loans (tax equivalent)                    243,978      22,180           9.09%
                                                         --------     -------    -----------
               Total interest-earning assets              399,328      31,849           7.98%
                                                         --------     -------    -----------

NON-INTEREST-EARNING ASSETS
   Cash and cash equivalents                                14,430
   Premises and equipment, net                               9,261
   Other assets                                              7,674
                                                          --------
      Total non-interest-earning assets                     31,365
                                                          --------
         Total assets                                    $ 430,693
                                                          --------
                                                          --------

LIABILITIES AND STOCKHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES
   NOW accounts                                          $ 40,755     $ 1,055           2.59%
   Money market accounts                                   25,333         804           3.17%
   Savings deposits                                        41,664       1,224           2.94%
   Time $100,000 and over                                  22,955       1,433           6.24%
   Other time deposits                                    194,957      10,723           5.50%
   Federal funds purchased and
     repurchase agreements                                 16,388         861           5.25%
   Advances from FHLB                                       3,427         213           6.21%
   Notes payable                                            8,364         690           8.25%
                                                         --------     -------    -----------
      Total interest-bearing liabilities                  353,843      17,003           4.80%
                                                         --------     -------    -----------
NON-INTEREST-BEARING LIABILITIES
   Non-interest-bearing deposits                           41,395
   Other liabilities                                        4,693
                                                           ------
      Total non-interest-bearing liabilities               46,088
                                                           ------
   Stockholders' equity                                    30,762
                                                           ------
   Total liabilities and stockholders' equity           $ 430,693
                                                           ------
                                                           ------
   Net interest income (tax equivalent)                               $14,846
                                                                      -------
                                                                      -------
   Net interest income (tax equivalent) to
     total earning assets                                                               3.72%

   Interest-bearing liabilities to earning assets           88.61%
                                                           ------



----------------------------------------------
(1) Average balance and average rate on securities classified as available-for-sale are based on historical amortized cost balances.
(2) Interest income and average rate on non-taxable securities are reflected on a tax equivalent basis based upon a statutory federal income tax rate of 34%.
(3) Nonaccrual loans are included in the average balances. (3) Overdraft loans are excluded in the average balances.

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

                             RATE/VOLUME ANALYSIS OF
                               NET INTEREST INCOME
                             (DOLLARS IN THOUSANDS)

                                                           For the Years Ended December 31,
                                      -----------------------------------------------------------------------------
                                                1998 Compared to 1997                 1997 Compared to 1996
                                      -----------------------------------        ----------------------------------
                                                   Change Due to                           Change Due to
                                      -----------------------------------        ----------------------------------
                                       Volume         Rate           Net          Volume       Rate           Net
                                      -------        -----        -------        -------       -----        -------
INTEREST INCOME:
   Interest-earning deposits          $   109        $   5        $   114        $    23       $   1        $    24
   Investment securities:
        Taxable                        (1,437)        (385)        (1,822)         3,147         375          3,522
        Non-taxable                       732          (73)           659            440          75            515
   Federal funds sold                     (50)           2            (48)            67          16             83
   Loans                                2,958           36          2,994         10,829         174         11,003
                                      -------        -----        -------        -------       -----        -------
        Total interest income           2,312         (415)         1,897         14,506         641         15,147
                                      -------        -----        -------        -------       -----        -------

INTEREST EXPENSE:
   NOW accounts                            19          (62)           (43)           379         (38)           341
   Money market accounts                  (73)          85             12            199          25            224
   Savings deposits                       (16)         106             90            584         (50)           534
   Time, $100,000 and over              1,347         (160)         1,187          3,334        (145)         3,189
   Other time                            (915)         343           (572)         2,042          95          2,137
   Federal funds purchased and
     repurchase agreements               (222)           4           (218)           239          71            310
   Advances from FHLB                     734          (51)           683            331          (1)           330
   Notes payable                         (213)        (103)          (316)           391         (24)           367
                                      -------        -----        -------        -------       -----        -------
        Total interest expense            661          162            823          7,499         (67)         7,432
                                      -------        -----        -------        -------       -----        -------
            Net interest margin       $ 1,651        $(577)       $ 1,074        $ 7,007       $ 708        $ 7,715
                                      -------        -----        -------        -------       -----        -------
                                      -------        -----        -------        -------       -----        -------

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

The 1998 provision for loan losses was $1,635,000 compared with $1,079,000 in 1997. Net charge-offs in 1998 were approximately $789,000. The provision for loan losses of $1,635,000 was made to bring the allowance for loan losses to the level management deemed adequate as of December 31, 1998.

The 1997 provision for loan losses was $1,079,000 compared with $1,178,000 in 1996. Net charge-offs in 1997 were approximately $959,000. The provision for loan losses of $1,079,000 was made to bring the allowance for loan losses to the level management deemed adequate as of December 31, 1997.

NONINTEREST INCOME

The following table shows the Company's noninterest income:

                               NONINTEREST INCOME
                             (DOLLARS IN THOUSANDS)


                                                    Years Ended December 31,
                                              ----------------------------------
                                               1998          1997          1996
                                              ------        ------        ------
Service charges                               $2,251        $1,854        $1,286
Merchant fee income                              833           670           524
Trust income                                     590           516           393
Mortgage banking operations                    1,518           751           425
Securities gains, net                             56           193            20
Insurance commissions and fees                   317          --            --
Gain on sale of subsidiaries, net                820          --            --
Other noninterest income                       1,686         1,198           574
                                              ------        ------        ------
      Total noninterest income                $8,071        $5,182        $3,222
                                              ------        ------        ------
                                              ------        ------        ------

Noninterest income totaled $8,071,000 for the year ended December 31, 1998, as compared to $5,182,000 for the same timeframe in 1997. Exclusive of net security gains, which totaled $56,000 during 1998 as compared to net securities gains of $193,000 in 1997, noninterest income increased by $3,026,000 or a 60.7% improvement. All categories of operating income contributed to the increase with the majority of the increase related to the growth in mortgage banking income, service charge income, and insurance commissions along with the $820,000 net gain relating to the divestitures recorded during the year. Specifically, mortgage banking income increased $767,000 during the year due to gains on sales of loans, which was the result of increased loan originations due to refinancings because of lower interest rates. These operations increased by over 102% from the prior year as the Company originated and sold in excess of $100 million of loans during the year. This growth was due to the low interest rate environment and aggressive sales force. Service charges on deposit accounts, one of the major components of noninterest income, consist of fees on both interest-bearing and non-interest-bearing deposit accounts as well as charges for items such as insufficient funds, overdrafts, and stop payment requests. The increase in service charge income to $2,251,000 for the year ended December 31, 1998 from $1,854,000 for the year ended December 31, 1997 was related to increases in deposit account balances and increases in the service charge schedule during 1998.

Noninterest income for 1997 was $5,182,000, an increase of $1,960,000 or 60.8% compared with $3,222,000 for 1996. These increases were primarily from internal deposit growth including the purchase of the deposits of additional bank subsidiaries during the third quarter of 1996 and the increased number and balance of non-interest and interest-bearing accounts. Specifically, service charges increased on demand deposit accounts, the largest component of non-interest-bearing deposit accounts, and charges grew for items such as insufficient funds and overdrafts, primarily on transactional deposit products such as demand, NOW, and money market accounts. The increase in service charge income to $1,854,000 for the year ended December 31, 1997 from $1,286,000 for the year ended December 31, 1996 was related to increases in deposit account balances and increases in the service charge schedule during 1997.

The Company, through its wholly owned subsidiary UnionTrust Corporation, provides trust services to its customers by acting as executor, administrator, trustee, or agent and in various other fiduciary capacities for client accounts. Total assets under management at December 31, 1998 and 1997 were approximately $143,574,000 and $110,641,000, respectively. Trust income, which is predominately comprised of assessed fees based on the market value of managed client portfolios, increased by $74,000 during 1998 and $123,000 during 1997.

In 1998, the Company acquired Mercier Insurance Agency L.P. The insurance agency provides a full range of insurance and brokerage services to its customers. The $317,000 in income is attributable to policies sold and brokerage services provided.

NONINTEREST EXPENSE

The following table shows the Company's noninterest expense:

                               NONINTEREST EXPENSE
                             (DOLLARS IN THOUSANDS)

                                                   Years Ended December 31,
                                             -----------------------------------
                                               1998         1997          1996
                                             -------       -------       -------
Salaries and employee benefits               $10,557       $ 9,231       $ 6,469
Occupancy expense, net                         1,520         1,532           899
Furniture and equipment expenses               1,788         1,599           977
Supplies and printing                            563           602           395
Telephone                                        576           472           277
Amortization of intangible assets                940           903           392
Other noninterest expense                      4,789         4,425         2,839
                                             -------       -------       -------
      Total noninterest expense              $20,733       $18,764       $12,248
                                             -------       -------       -------
                                             -------       -------       -------

Noninterest expense was $20,733,000 in 1998, an increase of $1,969,000 or 10.5% compared with noninterest expense of $18,764,000 for 1997. The increase was reflected in several categories of noninterest expense. The increase in salaries and employee benefits accounted for a majority of the increase and primarily was directly related to merit increases along with incentive payments relating to the mortgage banking operations. The increase in furniture and equipment expenses was largely related to the standardization of computer equipment in 1997 for the acquired entities. The increase in the other expense category was primarily associated with consulting fees, of which a significant portion of the expense was related to outsourcing the internal audit function, beginning in the second quarter of 1998. This increase was offset by a reduced increase in salaries and employee benefits as the Company reallocated the internal audit department to assist in other areas, coupled by the cost associated with the acquisition and divestitures recorded during the year.

Noninterest expense was $18,764,000 in 1997; an increase of $6,516,000 or 53.2% compared with $12,248,000 for 1996. The increase during 1997 was reflected in all categories of noninterest expense. The increases were primarily the result of a full year of incremental costs linked to the acquired subsidiaries.

INCOME TAXES

The Company recorded income tax expense of $2,723,000, $2,105,000, and $969,000 for the years ended December 31, 1998, 1997, and 1996, respectively, and effective tax rates were 33.6%, 30.6%, and 25.5%, respectively, for such periods. The Company's effective tax rate is lower than statutory rates because the Company derives interest income from municipal securities, which are exempt from federal tax.

PREFERRED STOCK DIVIDENDS

The Company paid $259,000 of preferred stock dividends in 1998 and 1997 as compared to $105,000 paid in 1996. The reason for this increase was the preferred stock being outstanding for the entire year in 1998 and 1997, as compared to only a portion of 1996.

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

One method of analyzing interest rate risk is to evaluate the balance of the Company's interest rate sensitivity position. A mix of assets and liabilities that are roughly equal in volume, term, and repricing represents a matched interest rate sensitivity position. Any excess of assets or liabilities in a particular period results in an interest rate sensitivity gap. The following table presents the interest rate sensitivity for the Company's interest-earning assets and interest-bearing liabilities at December 31, 1998. The table was prepared assuming loans prepay at varying degrees, based on type, maturity, and rate. All of the NOW accounts, money market accounts, and savings accounts reprice in three months or less, and certificates of deposit have been included based on contractual maturity.

                 INTEREST RATE SENSITIVE ASSETS AND LIABILITIES
                             (DOLLARS IN THOUSANDS)

                                                                                   December 31, 1998
                                                  ---------------------------------------------------------------------------------
                                                   3 Months      3 Months to    6 Months       1 Year to       Over
                                                   or Less        6 Months      to 1 Year       5 Years       5 Years       Total
                                                  ---------       --------       --------       --------      -------      --------
INTEREST-EARNING ASSETS
     Interest-bearing balances                    $   1,834       $   --         $   --         $   --        $  --        $  1,834
     Federal funds sold                                 450           --             --             --           --             450
     Securities                                      63,612          4,688         31,432         34,234       41,653       175,619
     Loans                                          108,974         37,760         49,232        158,783       43,639       398,388
                                                  ---------       --------       --------       --------      -------      --------
         Total interest-earning assets            $ 174,870       $ 42,448       $ 80,664       $193,017      $85,292      $576,291
                                                  ---------       --------       --------       --------      -------      --------
                                                  ---------       --------       --------       --------      -------      --------
INTEREST-BEARING LIABILITIES
     NOW accounts                                 $  55,742       $   --         $   --         $   --        $  --        $ 55,742
     Money market accounts                           31,934           --             --             --           --          31,934
     Savings                                         57,185           --             --             --           --          57,185
     Time, $100,000 and over                         42,264         26,056         30,033         33,882         --         132,235
     Other time                                      44,828         23,694         56,311         48,203          279       173,315
                                                  ---------       --------       --------       --------      -------      --------

         Total interest-bearing deposits            231,953         49,750         86,344         82,085          279       450,411

     Federal funds and repurchase agreements         10,068          2,128          1,673            986         --          14,855
     Advances from FHLB                                --            4,500          1,000         13,408        4,300        23,208
     Notes payable                                    7,000           --             --             --           --           7,000
                                                  ---------       --------       --------       --------      -------      --------
         Total interest-bearing liabilities       $ 249,021       $ 56,378       $ 89,017       $ 96,479      $ 4,579      $495,474
                                                  ---------       --------       --------       --------      -------      --------
                                                  ---------       --------       --------       --------      -------      --------
Period interest sensitivity gap                   $ (74,151)      $(13,930)      $ (8,353)      $ 96,538      $80,713      $ 80,817
Cumulative interest sensitivity gap                 (74,151)       (88,081)       (96,434)           104       80,817
Cumulative gap as a percent of total assets           11.46%         13.61%         14.90%        0.01%        12.47%
Cumulative interest-sensitive assets as a percent
  of cumulative interest-sensitive liabilities        70.22%         71.16%         75.55%      100.00%       116.29%


The Company undertakes this interest rate sensitivity analysis to monitor the potential risk to future earnings from the impact of possible future changes in interest rates on currently existing net asset or net liability positions. However, this type of analysis is as of a point-in-time, when in fact, the Company's interest rate sensitivity can quickly change as market conditions, customer needs, and management strategies change. Thus, interest rate changes do not affect all categories of assets and liabilities equally or at the same time. Pursuant to its investment policy, the Company does not purchase off-balance-sheet derivative financial instruments.

The preceding table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the repricing of certain assets and liabilities is discretionary and is subject to competitive and other pressures. As of December 31, 1998, the Banks held approximately $31,111,000 (at amortized cost) in mortgage-backed securities. Although the mortgage-backed securities have various stated maturities, it is not uncommon for mortgage-backed securities to prepay outstanding principal prior to stated maturities. As a result, assets and liabilities indicated as repricing within the same period may, in fact, reprice at different times and at different rate levels.

In addition to the aforementioned interest rate sensitivity analysis, the Company also measures its overall interest rate sensitivity through a net interest income analysis. The net interest income analysis measures the change in net interest income in the event of hypothetical changes in interest rates. This analysis assesses the risk of changes in net interest income in the event of a sudden and sustained 1.0% to 2.0% increase or decrease in market interest rates. The assumption in this table is that liabilities will reprice faster than assets due to market constraints and management's assessment of their assets and liabilities. The tables below present the Company's projected changes in net interest income for 1998 and 1997 for the various rate shock levels.

December 31, 1998                  Net Interest Income
-----------------       ------------------------------------------
                        Amount            Change            Change
                        ------            ------            ------
                                 (Dollars in Thousands)
      +200 bp         $ 20,811           $ (652)            (3.04)%
      +100 bp           21,155             (308)            (1.43)
      Base              21,463                -                   -
      -100 bp           21,542               80               .37
      -200 bp           20,882             (580)            (2.70)

Based upon the Company's model at December 31, 1998, the effect of an immediate 200 basis point increase in interest rates would decrease the Company's net interest income by 3.04% or approximately $652,000. The effect of an immediate 200 basis point decrease in rates would reduce the Company's net interest income by 2.70% or approximately $580,000. The reason for this is even though the preceding table shows the Company as having a negative gap, certain core deposits may not reprice when rates decrease depending on market conditions. This causes the decline in net interest income.

December 31, 1997                   Net Interest Income
-----------------       -------------------------------------------
                        Amount             Change            Change
                        ------             ------            ------
                                   (Dollars in Thousands)
      +200 bp         $ 19,362           $    412            2.17%
      +100 bp           19,178                228            1.20
      Base              18,950                  -                 -
      -100 bp           18,501               (449)          (2.37)
      -200 bp           17,254             (1,696)          (8.95)


Based upon the Company's model at December 31, 1997, the effect of an immediate 200 basis point increase in interest rates would increase the Company's net interest income by 2.17% or approximately $412,000. The effect of an immediate 200 basis point decrease in rates would reduce the Company's net interest income by 8.95% or approximately $1,696,000.

FINANCIAL CONDITION

LOANS AND ASSET QUALITY

The Company's loans are diversified by borrower and industry group. Loan growth has occurred every year over the past five years and can be attributed to increased loan demand, to the addition of new loan products, and to the Acquisitions. The growth in the loan portfolio in 1998 is primarily due to management's restructuring of the balance sheet to increase the net interest margin. The following table describes the composition of loans by major categories outstanding.

                                 LOAN PORTFOLIO
                             (DOLLARS IN THOUSANDS)

                                                     Aggregate Principal Amount
                              ---------------------------------------------------------------------
                                                            December 31,
                              ---------------------------------------------------------------------
                                 1998           1997           1996           1995           1994
                              ---------      ---------      ---------      ---------      ---------
Commercial                    $  74,481      $  62,936      $  60,152      $  38,298      $  36,802
Agricultural                     41,821         39,431         43,500         17,079         14,391
Real estate:
     Commercial mortgages        99,872         72,730         63,254         44,393         36,727
     Construction                13,935         14,393         13,549          7,437          5,047
     Agricultural                35,790         27,955         29,185         10,229         12,169
     1-4 family mortgages        96,921        109,411         91,697         36,637         33,623
Installment                      32,714         41,210         42,320         24,072         19,765
Other                             2,884          3,076          3,354          2,681          2,641
                              ---------      ---------      ---------      ---------      ---------
                                398,418        371,142        347,011        180,826        161,165
Unearned income                     (30)          (157)          (515)            (7)           (31)
                              ---------      ---------      ---------      ---------      ---------
Total loans                     398,388        370,985        346,496        180,819        161,134
Allowance for loan losses        (3,858)        (3,188)        (3,068)        (2,014)        (1,704)
                              ---------      ---------      ---------      ---------      ---------
     Loans, net               $ 394,530      $ 367,797      $ 343,428      $ 178,805      $ 159,430
                              ---------      ---------      ---------      ---------      ---------
                              ---------      ---------      ---------      ---------      ---------

                                                   Aggregate Principal Amount
                              ---------------------------------------------------------------------
                                                          December 31,
                              ---------------------------------------------------------------------
                                1998           1997           1996           1995            1994
                              ---------      ---------      ---------      ---------      ---------
                                               Percentage of Total Loan Portfolio
                              ---------------------------------------------------------------------
Commercial                        18.69%         16.96%         17.33%         21.18%         22.84%
Agricultural                      10.50          10.62          12.54           9.45           8.93
Real estate:
     Commercial mortgages         25.07          19.60          18.23          24.55          22.79
     Construction                  3.50           3.88           3.90           4.11           3.13
     Agricultural                  8.98           7.53           8.41           5.66           7.55
     1-4 family mortgages         24.33          29.48          26.42          20.26          20.86
Installment                        8.21          11.10          12.20          13.31          12.26
Other loans                         .72           0.83           0.97           1.48           1.64
                              ---------      ---------      ---------      ---------      ---------
     Gross loans                 100.00%        100.00%        100.00%        100.00%        100.00%
                              ---------      ---------      ---------      ---------      ---------
                              ---------      ---------      ---------      ---------      ---------

As of December 31, 1998 and 1997, commitments of the Banks under standby letters of credit and unused lines of credit totaled approximately $92,893 and $72,980, respectively.

Stated loan maturities (including rate loans reset to market interest rates) of the total loan portfolio, net of unearned income, at December 31, 1998 were as follows:

                           STATED LOAN MATURITIES (1)
                             (DOLLARS IN THOUSANDS)

                            Within         1 to 5         After 5
                            1 Year          Years          Years         Total
                           --------       --------       --------       --------
Commercial                 $ 41,582       $ 23,647       $  9,252       $ 74,481
Agricultural                 30,844          9,538          1,439         41,821
Real estate                  56,786         69,352        120,380        246,518
Installment                  11,005         22,886          1,677         35,568
                           --------       --------       --------       --------

      Total                $140,217       $125,423       $132,748       $398,388
                           --------       --------       --------       --------
                           --------       --------       --------       --------

--------------------
(1)  Maturities based upon contractual maturity dates

The maturities presented above are based upon contractual maturities. Many of these loans are made on a short-term basis with the possibility of renewal at time of maturity. All loans, however, are reviewed on a continuous basis for creditworthiness.

Rate sensitivities of the total loan portfolio, net of unearned income, at December 31, 1998 were as follows:

                                 LOAN REPRICING
                             (DOLLARS IN THOUSANDS)

                            Within         1 to 5         After 5
                            1 Year         Years           Years         Total
                           --------       --------       --------       --------
Fixed rate                 $ 97,494       $ 70,417       $ 30,360       $198,271
Variable rate                98,059         88,083         12,488        198,630
Impaired and not accruing
  and nonaccrual                412            284            791          1,487
                           --------       --------       --------       --------

      Total                $195,965       $158,784       $ 43,639       $398,388
                           --------       --------       --------       --------
                           --------       --------       --------       --------

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

The Company defines impaired loans to include all commercial loans and mortgage loans secured by commercial properties or five-plus family residences that are in nonaccrual status or were restructured after January 1, 1995.

Other nonperforming assets consist of real estate acquired through loan foreclosures or other workout situations and other assets acquired through repossessions. The following table summarizes nonperforming assets by category.

                              NONPERFORMING ASSETS
                             (DOLLARS IN THOUSANDS)

                                                               December 31,
                                          ------------------------------------------------------
                                           1998        1997        1996        1995        1994
                                          ------      ------      ------      ------      ------
Nonaccrual and impaired loans not
  accruing                                $1,487      $1,714      $1,774      $1,127      $  891
Impaired and other loans 90 days past
  due and still accruing interest          1,111       1,013         486       1,088         560
                                          ------      ------      ------      ------      ------
     Total nonperforming loans             2,598       2,727       2,260       2,215       1,451
Other real estate owned                      201         215         363         441         672
Other nonperforming assets (1)               100         100         192         240         240
                                          ------      ------      ------      ------      ------

     Total nonperforming assets           $2,899      $3,042      $2,815      $2,896      $2,363
                                          ------      ------      ------      ------      ------
                                          ------      ------      ------      ------      ------
Nonperforming loans to total loans          0.65%       0.74%       0.65%       1.22%       0.90%
Nonperforming assets to total loans         0.73        0.82        0.81        1.60        1.47
Nonperforming assets to total assets        0.46        0.49        0.44        0.95        0.87


------------------------
(1) Represents a single municipal security in default status.

The classification of a loan as impaired or nonaccrual does not necessarily indicate that the principal is uncollectible, in whole or in part. The Banks make a determination as to collectibility on a case-by-case basis. The Banks consider both the adequacy of the collateral and the other resources of the borrower in determining the steps to be taken to collect impaired or nonaccrual loans. The final determination as to the steps taken is made based upon the specific facts of each situation. Alternatives that are typically considered to collect impaired or nonaccrual loans are foreclosure, collection under guarantees, loan restructuring, or judicial collection actions.

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

Under Statement of Financial Accounting Standards No. 114 and No. 118, the Company defined loans that will be individually evaluated for impairment to include commercial loans and mortgages secured by commercial properties or five-plus family residences. All other smaller balance homogeneous loans are evaluated for impairment in total.

The following table sets forth a summary of other real estate owned and other collateral acquired at December 31, 1998:

                             OTHER REAL ESTATE OWNED
                             (DOLLARS IN THOUSANDS)

                                                       Number            Net Book
                                                         of              Carrying
                                                       Parcels             Value
                                                       -------             -----
Developed property                                           5             $183
Vacant land or unsold lots                                   1               18
                                                       -------             -----

      Total real estate                                      6              $201
                                                       -------             -----
                                                       -------             -----

ALLOWANCE FOR LOAN LOSSES

In originating loans, the Company recognizes that credit losses will be experienced and the risk of loss will vary with, among other things, general economic conditions; the type of loan being made; the creditworthiness of the borrower over the term of the loan; and in the case of a collateralized loan, the quality of the collateral for such loan. The allowance for loan losses represents the Company's estimate of the allowance necessary to provide for possible losses in the loan portfolio. In making this determination, the Company analyzes the ultimate collectibility of the loans in its portfolio, incorporating feedback provided by internal loan staff, the loan review function, and information provided by examinations performed by regulatory agencies. The Company makes an ongoing evaluation as to the adequacy of the allowance for loan losses. On a monthly basis, management of each of the subsidiary banks meets to review the adequacy of the allowance for loan losses. Commercial credits are graded by the loan officers and the Company's Loan Review Officer validates the officers' grades. In the event that the Loan Review Officer downgrades the loan, it is included in the allowance analysis at the lower grade. The grading system is in compliance with the regulatory classifications and the allowance is allocated to the loans based on the regulatory grading, except in instances where there are known differences (i.e., collateral value is nominal, etc.). To establish the appropriate level of the allowance, a sample of loans (including impaired and nonperforming loans) are reviewed and classified as to potential loss exposure. The analysis of the allowance for loan losses is comprised of three components: specific credit allocation, general portfolio allocation, and subjective determined allocation. Once these three components of the allowance are calculated, management calculates a historical component for each loan category based on the past five years of loan history and the Company's evaluation of qualitative factors including future economic and industry outlooks. The unallocated portion of the allowance is determined based on current economic conditions and trends in the portfolio including delinquencies and impairments, as well as changes in the composition of the portfolio. Commitments to extend credit and standby letters of credit are reviewed to determine whether credit risk exists. The determination by the Company of the appropriate level of its allowance for loan losses was $3,858,000 at December 31, 1998.

The allowance for loan losses is based on estimates, and ultimate losses will vary from current estimates. These estimates are reviewed monthly, and as adjustments, either positive or negative, become necessary, a corresponding increase or decrease is made in the provision for loan losses. The composition of the loan portfolio did not significantly change in 1998. There was a slight shift in the composition of the real estate loan portfolio from 1-4 family mortgage loans to commercial real estate loans. The methodology used to determine the adequacy of the allowance for loan losses is consistent with prior years and there were no reallocations. Despite the decrease in nonperforming loans and net charge-offs in 1998, the Company increased the provision for loan losses in 1998 in order to maintain the allowance for loan losses at a level deemed appropriate by management due to the growth in the loan portfolio and the slight shift in the composition of the portfolio. The following table presents a detailed analysis of the Company's allowance for loan losses.

                            ALLOWANCE FOR LOAN LOSSES
                             (DOLLARS IN THOUSANDS)

                                                                     December 31,
                                        ------------------------------------------------------------------
                                           1998           1997          1996          1995          1994
                                        ---------       --------      --------      --------      --------
Beginning balance                       $   3,188       $  3,068      $  2,014      $  1,704      $  1,787

Charge-offs:
     Commercial                               428            262           967           114           413
     Real estate mortgages                    169            386           181           173           371
     Installment and other loans              435            559           366           250           240
                                        ---------       --------      --------      --------      --------
         Total charge-offs                  1,032          1,207         1,514           537         1,024
                                        ---------       --------      --------      --------      --------
Recoveries:
     Commercial                                98             47            41            70           142
     Real estate mortgages                     37             88          --              56            83
     Installment and other loans              108            113            57            37            56
                                        ---------       --------      --------      --------      --------
         Total recoveries                     243            248            98           163           281
                                        ---------       --------      --------      --------      --------
Net charge-offs                               789            959         1,416           374           743
                                        ---------       --------      --------      --------      --------
Provision for loan losses                   1,635          1,079         1,178           684           660
Allowance associated with the
  Acquisitions (divestitures)                (176)          --           1,292          --            --
                                        ---------       --------      --------      --------      --------
Ending balance                          $   3,858       $  3,188      $  3,068      $  2,014      $  1,704
                                        ---------       --------      --------      --------      --------
                                        ---------       --------      --------      --------      --------
Period end total loans, net of
  unearned interest                     $ 398,388       $370,985      $346,496      $180,819      $161,134
                                        ---------       --------      --------      --------      --------
                                        ---------       --------      --------      --------      --------
Average loans                           $ 390,560       $358,620      $243,978      $173,004      $152,186
                                        ---------       --------      --------      --------      --------
                                        ---------       --------      --------      --------      --------
Ratio of net charge-offs to
  average loans                              0.20%          0.27%         0.58%         0.22%         0.49%
Ratio of provision for loan losses
  to average loans                           0.42           0.30          0.48          0.40          0.43
Ratio of allowance for loan losses
  to ending total loans                      0.97           0.86          0.89          1.11          1.06
Ratio of allowance for loan losses
  to total nonperforming loans             148.99         116.91        135.75         90.93        117.44
Ratio of allowance at end of period
  to average loans                           0.99           0.89          1.26          1.16          1.12


The following table sets forth an allocation of the allowance for loan losses among the various loan categories.

                   ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                             (DOLLARS IN THOUSANDS)

                                                                           December 31,
                               -----------------------------------------------------------------------------------------------------
                                      1998                1997                1996                 1995                 1994
                               ------------------   ------------------   -----------------   -------------------  ------------------
                                           Loan                 Loan                Loan                 Loan                 Loan
                                         Category             Category            Category              Category            Category
                                         to Gross             to Gross            to Gross              to Gross            To Gross
                               Amount     Loans     Amount     Loans     Amount    Loans      Amount     Loans     Amount    Loans
                               ------    --------   ------    --------   ------   --------    ------    --------   ------   --------
Commercial                     $1,213     29.19%    $  962     27.58%    $  776     29.87%    $  800     30.62%       327     31.76%
Real estate                     1,245     61.87      1,052     60.49        758     56.97        388     54.59        325     54.34
Installment and other loans       443      8.94        482     11.93        517     13.16        235     14.79        194     13.90
Unallocated                       957      --          692      --        1,017      --          591      --          858      --
                               ------    ------     ------    ------     ------    ------     ------    ------     ------    ------

   Total                       $3,858    100.00%    $3,188    100.00%    $3,068    100.00%    $2,014    100.00%    $1,704    100.00%
                               ------    ------     ------    ------     ------    ------     ------    ------     ------    ------
                               ------    ------     ------    ------     ------    ------     ------    ------     ------    ------

SECURITIES ACTIVITIES

The Company's securities portfolio, which represented 30.5% of the Company's earning asset base as of December 31, 1998, is managed to minimize interest rate risk, maintain sufficient liquidity, and maximize return. Investment securities which are classified as held-to-maturity are purchased with the intention to hold them to maturity. Securities classified as held-to-maturity are carried at historical cost. The Company's financial planning anticipates income streams based on normal maturity and reinvestment. Securities classified as available-for-sale are purchased with the intent to provide liquidity and to increase returns. The securities classified as available-for-sale are carried at fair value. The Company does not have any securities classified as trading.

Securities held-to-maturity, carried at amortized cost, were $41,847,000 at December 31, 1998 compared to $37,170,000 at December 31, 1997. The fair value of securities held-to-maturity was $43,073,000 at December 31, 1998 and $37,840,000 at December 31, 1997.

Securities available-for-sale, carried at fair value, were $133,772,000 at December 31, 1998 compared to $163,568,000 at December 31, 1997.

The consolidated securities portfolio includes several callable agency debentures, adjustable rate mortgage pass-throughs, and collateralized mortgage obligations with implied calls. The exposure of capital to market valuation adjustments existing at the time of the Prairie acquisition has been reduced by the reduction in relative size of the portfolio, the shortening of the average life of the securities by the passage of time, and the sale of floating rate securities with lower lifetime caps or reset limits. In addition, some of the callable securities that have been purchased have shorter final maturities which also reduces the sensitivity of the Economic Value of Equity (EVE) to changes in the level of interest rates.

The following table describes the composition of securities by major category and maturity.

                              SECURITIES PORTFOLIO
                             (DOLLARS IN THOUSANDS)

                                                                               December 31,
                                             ---------------------------------------------------------------------------------
                                                     1998                         1997                         1996
                                             ----------------------       -----------------------       ----------------------
                                                            % of                          % of                         % of
                                             Amount       Portfolio       Amount        Portfolio       Amount       Portfolio
                                             ------       ---------       ------        ---------       ------       ---------
Held-to-Maturity
   States and political subdivisions        $ 41,847        23.83%        $ 37,170        18.52%        $ 35,017        15.66%
                                            --------        -----         --------        -----         --------        -----
      Total                                 $ 41,847        23.83%        $ 37,170        18.52%        $ 35,017        15.66%
                                            --------        -----         --------        -----         --------        -----
                                            --------        -----         --------        -----         --------        -----
AVAILABLE-FOR-SALE
   U.S. Treasury                            $  6,891         3.92%        $ 19,163         9.55%        $ 26,518        11.86%
   U.S. government agencies
     and corporations                         49,330        28.09           59,315        29.54           53,554        23.96
   U.S. government agency
     mortgage backed securities               31,005        17.66           22,695        11.31           49,454        22.12
   Collateralized mortgage
     obligations                              43,208        24.60           58,300        29.04           58,820        26.31
   Corporate bonds                               100          .06              100         0.05              192         0.09
   Other securities                            3,238         1.84            3,995         1.99             --           --
                                            --------        -----         --------        -----         --------        -----

        Total                               $133,772        76.17%        $163,568        81.48%        $188,538        84.34%
                                            --------        -----         --------        -----         --------        -----
                                            --------        -----         --------        -----         --------        -----

The following table sets forth the contractual, callable or estimated maturities and yields of the securities portfolio as of December 31, 1998. Mortgage backed and collateralized mortgage obligation securities are included at estimated maturity.

                           MATURITY REPRICING SCHEDULE
                             (DOLLARS IN THOUSANDS)

                                                             Maturing or Repricing
                         --------------------------------------------------------------------------------------------------------
                                                       After 1 but           After 5 but
                             Within 1 Year           Within 5 Years         Within 10 Years          After 10 Years        Total
                         ---------------------    --------------------   ----------------------   ---------------------    ------
                         Amount          Yield    Amount         Yield   Amount           Yield   Amount          Yield    Amount
                         ------          -----    ------         -----   ------           -----   ------          -----    ------
HELD-TO-MATURITY
States and political
  subdivisions (1)       $ 5,701         7.21%   $14,702         7.07%   $ 20,379         6.76%   $ 1,065         7.11%   $ 41,847
                         -------         ----    -------         ----    --------         ----    -------         ----    --------
                         -------         ----    -------         ----    --------         ----    -------         ----    --------
AVAILABLE-FOR-SALE
U.S. Treasury            $   253         6.15%   $ 6,638         5.91%   $   --             -%    $  --             -%    $  6,891
U.S. government
  agencies and
  corporations            37,911         6.00     11,419         6.19        --           --         --           --        49,330
U.S. government
  agency mortgage
  backed securities        9,590         5.16      1,206         5.76       7,975         5.91     12,234         5.91      31,005
Collateralized
  mortgage obligations    43,039         4.91        169         8.03        --           --         --           --        43,208
Corporate bonds             --           --          100         --          --           --         --           --           100
Equity securities          3,238         --         --           --          --           --         --           --         3,238
                         -------                 -------                 --------                 -------                 --------


     Total               $94,031              $   19,532                  $ 7,975              $   12,234                 $133,772
                         -------              ----------                  -------              ----------                 --------
                         -------              ----------                  -------              ----------                 --------


------------------
(1) Rates on obligations of states and political subdivisions have been adjusted to tax equivalent yields using a 34% income tax rate

DEPOSIT ACTIVITIES

Deposits are attracted through the offering of a broad variety of deposit instruments, including checking accounts, money market accounts, regular savings accounts, term certificate accounts (including "jumbo" certificates in denominations of $100,000 or more), and retirement savings plans. The Company's average balance of total deposits was $529,258,000 for 1998, representing an increase of $8,625,000 or 1.7% compared with the average balance of total deposits for the year ended December 31, 1997. The increase in deposits was primarily due to the growth attributed to efforts to increase market share in 1998, which help offset the Bank of Ladd and UnionBank/West branch divestitures.

The following table sets forth certain information regarding the Banks' average deposits.

                                AVERAGE DEPOSITS
                             (DOLLARS IN THOUSANDS)

                                                                   For the Years Ended December 31,
                             -----------------------------------------------------------------------------------------------------
                                            1998                              1997                              1996
                             --------------------------------   -------------------------------    -------------------------------
                                             %        Average                  %        Average                   %        Average
                              Average       of         Rate     Average       of          Rate     Average        of         Rate
                              Amount       Total       Paid      Amount      Total        Paid     Amount        Total       Paid
                             --------     ------      ------    --------     ------      ------    --------     ------      ------
Non-interest-bearing
  demand deposits            $ 59,885      11.32%        --%    $ 57,623      11.07%        --%    $ 41,395      11.28%        --%
Savings accounts               61,740      11.67        2.99      62,316      11.97        2.82      41,664      11.35        2.94
Interest-bearing
  demand deposits              85,968      16.24        2.78      87,316      16.77        2.78      66,088      18.00        2.84
Time, less than $100,000      215,478      40.71        5.47     231,766      44.51        5.55     194,957      53.12        5.51
Time, $100,000 or more        106,187      20.06        5.70      81,612      15.68        5.66      22,955       6.25        6.24
                             --------     ------      ------    --------     ------      ------    --------     ------      ------

     Total deposits          $529,258     100.00%       4.22%   $520,633     100.00%       4.16%   $367,059     100.00%       4.16%
                             --------     ------      ------    --------     ------      ------    --------     ------      ------
                             --------     ------      ------    --------     ------      ------    --------     ------      ------

As of December 31, 1998, non-brokered time deposits over $100,000 represented 25.5% of total deposits, compared with 15.2% of total deposits as of December 31, 1997. The Banks do not have and do not solicit brokered deposits.

The following table sets forth the remaining maturities for time deposits of $100,000 or more at December 31, 1998.

                        TIME DEPOSITS OF $100,000 OR MORE
                             (DOLLARS IN THOUSANDS)

MATURITY RANGE

Three months or less                                                    $ 42,264
Over three months through six months                                      26,056
Over six months through twelve months                                     30,033
Over twelve months                                                        33,882
                                                                        --------

      Total                                                             $132,235
                                                                        --------
                                                                        --------

RETURN ON EQUITY AND ASSETS

The following table presents various ratios for the Company.

                           RETURN ON EQUITY AND ASSETS

                                                          For the Years Ended
                                                              December 31,
                                                      ----------------------------
                                                      1998        1997        1996
                                                      ----        ----        ----
Return on average assets                               .84%       0.77%       0.66%
Return on average equity                              9.98        9.78        9.32
Average equity to average assets                      8.44        8.00        7.14
Dividend payout ratio for common stock               12.34       12.83       11.58



The increase in the return on average assets and return on average equity ratios is primarily related to increased profitability caused by the sustained growth in core noninterest income, coupled with the continued growth in net interest income driven by the loan portfolio, and various nonrecurring transactions.

LIQUIDITY

The Company manages its liquidity position with the objective of maintaining sufficient funds to respond to the needs of depositors and borrowers and to take advantage of earnings enhancement opportunities. In addition to the normal inflow of funds from core-deposit growth together with repayments and maturities of loans and investments, the Company utilizes other short-term funding sources such as securities sold under agreements to repurchase, overnight federal funds purchased from correspondent banks, and the acceptance of short-term deposits from public entities and Federal Home Loan Bank advances.

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

The Company's cash flows are composed of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Net cash provided by operating activities was $2.6 million for 1998, $7.8 million for 1997, and $5.5 million for 1996. Net cash used by investing activities, consisting primarily of loan and investing funding, was $35.8 million for 1998. For the year ended December 31, 1997, net cash provided by investing activities was $9.3 million. For the year ended December 31, 1996, net cash used in investing activities was $9.6 million. Net cash provided by financing activities for 1998 was $35.0 million and consisted primarily of increases in deposits and Federal Home Loan Bank advances. Net cash used by financing activities for 1997 was $23.5 million, consisting primarily of decreases in deposits and securities sold under agreements to repurchase. Net cash provided by financing activities for 1996 was $17.2 million and was directly related to the proceeds from issuance of common stock.

The Banks' investment securities portfolios, federal funds sold, and cash and due from bank deposit balances serve as the primary sources of liquidity for the Company. At December 31, 1998, 26.7% of the Banks' interest-bearing liabilities were in the form of time deposits of $100,000 and over. Substantially all of such large deposits were obtained from the Banks' market areas and none of such deposits are brokered deposits. Management believes these deposits to be a stable source of funds. However, if a large number of these time deposits matured at approximately the same time and were not renewed, the Banks' liquidity could be adversely affected. Currently, the maturities of the Banks' large time deposits are spread throughout the year, with 32.0% maturing in the first quarter of 1999, 19.7% maturing in the second quarter of 1999, 22.7% maturing in the third and fourth quarters of 1999, and the remaining 25.6% maturing thereafter. The Banks monitor those maturities in an effort to minimize any adverse effect on liquidity.

The Company's borrowings included notes payable at December 31, 1998 in the principal amount of $7,000,000 payable to the Company's principal correspondent bank. The Company incurred this debt in connection with the Acquisitions and in the acquisition of Ottawa National Bank in 1991. The note is renewable annually, requires quarterly interest payments, and is collateralized by the Company's stock in the Banks.

The Company's principal source of funds for repayment of the indebtedness is dividends from the Banks. At December 31, 1998, approximately $1,847,000 was available for dividends without regulatory approval.

CAPITAL RESOURCES

The Banks are expected to meet a minimum risk-based capital to risk-weighted assets ratio of 8%, of which at least one-half (or 4%) must be in the form of Tier 1 (core) capital. The remaining one-half (or 4%) may be in the form of Tier 1 (core) or Tier 2 (supplementary) capital. The amount of loan loss allowance that may be included in capital is limited to 1.25% of risk-weighted assets. The ratio of Tier 1 (core) and the combined amount of Tier 1 (core) and Tier 2 (supplementary) capital to risk-weighted assets for the Company is 11.02% and 12.23%, respectively, at December 31, 1998. The Banks are currently, and expect to continue to be, in compliance with these guidelines.

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

The following table sets forth an analysis of the Company's capital ratios:

                            RISK-BASED CAPITAL RATIOS
                             (DOLLARS IN THOUSANDS)


                                                  DECEMBER 31,                Minimum     Well
                                       --------------------------------       Capital  Capitalized
                                       1998         1997           1996       Ratios     Ratios
                                       ----         ----           ----       ------     ------
Tier 1 risk-based capital           $ 47,297      $ 41,180      $ 36,242
Tier 2 risk-based capital              5,215         4,545         4,425
Total capital                         52,512        45,725        40,667
Risk-weighted assets                 429,325       385,685       374,028
Capital ratios
      Tier 1 risk-based capital        11.02%        10.68%         9.69%      4.00%     6.00%
      Tier 2 risk-based capital        12.23         11.86         10.87       8.00     10.00
      Leverage ratio                    7.66          6.64          7.76       4.00      5.00

As of December 31, 1998, the Tier 2 risk-based capital was comprised of $3,858,000 in allowance for loan losses, $857,000 of Mandatory Redeemable Series B Preferred Stock, and $500,000 of Series A Convertible Preferred Stock. The Series A Preferred Stock is convertible into common stock, subject to certain adjustments intended to offset the amount of losses incurred by the Company upon the post-closing sale of certain securities acquired in conjunction with the 1996 acquisition of Prairie.

ACCOUNTING MATTERS

NEW ACCOUNTING STANDARDS

Statement of Financial Accounting Standards (Statement) No. 133 on derivatives will, in 2000, require all derivatives to be recorded at fair value in the balance sheet, with changes in fair value charged or credited to income. If derivatives are documented and effective as hedges, the change in the derivative fair value will be offset by an equal change in the fair value of the hedged item. Under the new standard, securities held-to-maturity can no longer be hedged, except for changes in the issuer's creditworthiness. Therefore, upon adoption of Statement

No. 133, companies will have another one-time window of opportunity to reclassify held-to-maturity securities to either trading or available-for-sale, provided certain criteria are met. This Statement may be adopted early at the start of a calendar quarter. Since the Company has no significant derivative instruments or hedging activities, adoption of Statement No. 133 is not expected to have a material impact on the Company's financial statements. Management has not decided whether to adopt Statement No. 133 early.

Statement No. 134 on mortgage banking will, in 1999, allow mortgage loans that are securitized to be classified as trading; available-for-sale; or, in certain circumstances, held-to-maturity. Currently, these must be classified as trading. Since the Company has not securitized mortgage loans, Statement No. 134 is not expected to affect the Company.

American Institute of Certified Public Accountants Statement of Position 98-1, effective in 1999, sets the accounting requirement to capitalize costs incurred to develop or obtain software that is to be used solely to meet internal needs. Costs to capitalize are those direct costs incurred after the preliminary project stage, up to the date when all testing has been completed and the software is substantially ready for use. All training costs, research and development costs, costs incurred to convert data, and all other general and administrative costs are to be expensed as incurred. The capitalized cost of internal-use software is amortized over its useful life and reviewed for impairment using the criteria in Statement No. 121. Statement of Position 98-1 is not expected to have a material impact on the Company.

American Institute of Certified Public Accountants Statement of Position 98-5, also effective in 1999, requires all start-up, pre-opening, and organization costs to be expensed as incurred. Any such costs previously capitalized for financial reporting purposes must be written off to income at the start of the year. Statement of Position 98-5 is not expected to have a material impact on the Company.

The Financial Accounting Standards Board continues to study several issues, including recording all financial instruments at fair value and abolishing pooling-of-interests accounting. Also, it is likely that APB 25's measurement for stock option plans will be limited to employees and not to nonemployees such as directors, thereby causing compensation expense to be required for 1999 awards of stock options to outside directors.

YEAR 2000 COMPLIANCE

The federal banking regulators recently issued guidelines establishing minimum safety and soundness standards for achieving Year 2000 compliance. The guidelines, which took effect October 15, 1998 and apply to all FDIC-insured depository institutions, establish standards for developing and managing Year 2000 project plans, testing remediation efforts and planning for contingencies. The guidelines previously issued by the agencies under the auspices of the Federal Financial Institutions Examination Council (the "FFIEC") are not intended to replace or supplant the FFIEC guidelines which will continue to apply to all federally insured depository institutions.

The guidelines were issued under section 39 of the Federal Deposit Insurance Act (the "FDIA"), as amended, which requires the federal banking regulators to establish standards for the safe and sound operation of federally insured depository institutions. Under section 39 of the FDIA, if an institution fails to meet any of the standards established in the guidelines, the institution's primary federal regulator may require the institution to submit a plan for achieving compliance. If an institution fails to submit an acceptable compliance plan, or fails in any material respect to implement a compliance plan that has been accepted by its primary federal regulator, the regulator is required to issue an order directing the institution to cure the deficiency. Such an order is enforceable in court in the same manner as a cease and desist order. Until the deficiency cited in the regulator's order is cured, the regulator may restrict the institution's rate of growth or require the institution to take any action the regulator deems appropriate under the circumstances. In addition to the enforcement procedures established in section 39 of the FDIA, noncompliance with the standards established by the guidelines may also be grounds for other enforcement action by the federal banking regulators, including cease and desist orders and civil money penalty assessments.

The year 2000 has posed a unique set of challenges to those industries reliant on information technology. As a result of methods employed by early programmers, many software applications and operational programs may be unable to distinguish the year 2000 from the year 1900. If not effectively addressed, this problem could result in the production of inaccurate data, or, in the worst cases, the inability of the systems to continue to function altogether. Financial institutions are particularly vulnerable due to the industry's dependence on electronic data processing systems. In 1997, the Company started the process of identifying the hardware and software issues related to the year 2000 and the potential for those issues to adversely affect the Company's operations and those of its subsidiaries.

As discussed in the 1997 Annual Report to Stockholders, the Company has spent considerable time and resources regarding the impact of the Year 2000 issue with respect to its computer systems and applications as well as to its general operations, customers, and suppliers. The Company has developed a strategic plan for Year 2000 compliance which is being administered by a committee comprised of individuals from all functional areas of the Company as well as being reviewed by senior management and the Board of Directors. The plan follows guidelines set forth by the FFIEC.

The status of each of the five phases of the FFIEC Year 2000 plan are:

     1.   Awareness                 100% complete
     2.   Assessment                100% complete
     3.   Renovation                100% complete
     4.   Validation                85% complete
     5.   Implementation            80% complete

The 15% of validation which remains to be completed consists of two issues. The core processing system of a non-bank subsidiary, which was upgraded in January 1999 to a version documented and tested by the vendor as being Year 2000 compliant, must be tested. The on-line communication between the Banks and outside correspondents, which is being conducted pursuant to the testing schedules provided by the correspondents, is expected to be completed by March 31, 1999.

The 20% of implementation which remains to be completed consists of two issues. The software utilized for mortgage originations, which will be upgraded during the first quarter of 1999 to a version documented and tested by the vendor as being Year 2000 compliant, must be tested. A legacy system for ACH originations, which is being replaced during the first quarter of 1999 by a new system that is documented and tested by the vendor as being Year 2000 compliant, must be tested.

While the Company will incur some expenses during the next two years, the Company has not identified any situations at this time that will require material cost expenditures to become fully compliant. It is impossible at this time to quantify the estimated future costs due to possible business disruption caused by vendors, suppliers, customers, or even the possible loss of electric power or phone service; however, such cost could be substantial.

The Company is committed to achieving compliance, by focusing not only on its own data processing systems, but also in assisting its customers needs as well. Management has taken steps to educate and assist its customers with identification of Year 2000 compliance problems. In addition, management has proposed policy and procedure changes to help identify potential risks to the Company and to gain an understanding of how its customers are managing the risks associated with the Year 2000 issue. The Company has assessed the impact, if any, the Year 2000 will have on its credit risk and loan underwriting. In connection with potential credit risk related to the Year 2000 issue, the Company has contacted its commercial loan customers regarding their level of preparedness for the Year 2000. The corporate loan review officer maintains a current list of all customers that pose a potential liability to the Company due to the Year 2000 issue and regularly updates the Board of Directors.

Further, the Company has analyzed its liquidity position and how it could be affected by the Year 2000 issue. A plan has been developed that addresses liquidity issues that may arise. Overall, the Company feels that there are adequate sources available and that the costs associated with such sources will not have a material impact on the profits of the Company.

The Company has developed contingency plans for various Year 2000 problems and continues to revise those plans based on testing results and vendor notifications.

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

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors
UnionBancorp, Inc.
Ottawa, Illinois

We have audited the accompanying consolidated balance sheets of UnionBancorp, Inc. and Subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The 1996 consolidated financial statements were audited by other auditors whose report dated February 5, 1997 expressed an unqualified opinion on those statements.

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

In our opinion, the 1998 and 1997 consolidated financial statements referred to above present fairly, in all material respects, the financial position of UnionBancorp, Inc. and Subsidiaries as of December 31, 1998 and 1997 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                   Crowe, Chizek and Company LLP

Oak Brook, Illinois
February 5, 1999

UNIONBANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1998 AND 1997 (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                   1998          1997
                                                                                ---------    ---------
ASSETS
Cash and cash equivalents                                                       $  24,613    $  22,826
Federal funds sold                                                                    450        1,404
Securities available-for-sale                                                     133,772      163,568
Securities held-to-maturity (fair value of $43,073 in 1998
  and $37,840 in 1997)                                                             41,847       37,170
Loans                                                                             398,388      370,985
Allowance for loan losses                                                          (3,858)      (3,188)
                                                                                ---------    ---------
   Net loans                                                                      394,530      367,797
Premises and equipment, net                                                        13,853       14,631
Intangible assets, net                                                              9,099        9,898
Other assets                                                                        9,030        8,166
                                                                                ---------    ---------

       TOTAL ASSETS                                                             $ 627,194    $ 625,460
                                                                                ---------    ---------
                                                                                ---------    ---------

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
   Deposits
     Non-interest-bearing                                                       $  67,227    $  62,095
     Interest bearing                                                             450,411      465,652
                                                                                ---------    ---------
       Total deposits                                                             517,638      527,747
   Federal funds purchased and securities sold under
     agreements to repurchase                                                      14,855       11,761
   Advances from the Federal Home Loan Bank                                        23,208       16,455
   Notes payable                                                                    7,000       10,261
   Other liabilities                                                                6,545        6,154
                                                                                ---------    ---------
       TOTAL LIABILITIES                                                          569,246      572,378
                                                                                ---------    ---------

Minority interest in subsidiaries                                                    --            644
Mandatory redeemable preferred stock, Series B, no par value;
  1,092 shares authorized; 857 shares issued and outstanding                          857          857
                                                                                ---------    ---------

Stockholders' equity
   Preferred stock; 200,000 shares authorized; none issued                           --           --
   Series A Convertible Preferred Stock;  2,765 shares authorized,
     2,762.24 shares outstanding (aggregate liquidation preference of $2,762)         500          500
   Series C Preferred Stock; 4,500 shares authorized; none issued                    --           --
   Common stock, $1 par value; 10,000,000 shares authorized;
     4,533,622 and 4,407,093 shares outstanding in 1998
     and 1997, respectively                                                         4,534        4,407
   Surplus                                                                         21,471       19,705
   Retained earnings                                                               31,262       26,765
   Accumulated other comprehensive income                                              31          856
   Unearned compensation under stock option plans                                    (185)        (130)
                                                                                ---------    ---------
                                                                                   57,613       52,103
   Treasury stock, at cost; 271,263 shares in 1998 and 1997                          (522)        (522)
                                                                                ---------    ---------
       TOTAL STOCKHOLDERS' EQUITY                                                  57,091       51,581
                                                                                ---------    ---------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $ 627,194    $ 625,460
                                                                                ---------    ---------
                                                                                ---------    ---------

See Accompanying Notes to Consolidated Financial Statements.


UNIONBANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996 (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                     1998      1997     1996
                                                                   -------   -------   -------
Interest income
    Loans and fees on loans                                        $36,102   $33,098   $22,138
    Securities
       Taxable                                                       9,156    10,838     7,039
       Exempt from federal income taxes                              2,129     1,694     1,574
    Federal funds sold and other                                       333       409       286
                                                                   -------   -------   -------
       TOTAL INTEREST INCOME                                        47,720    46,039    31,037
                                                                   -------   -------   -------

Interest expense
    Deposits                                                        22,338    21,664    15,239
    Federal funds purchased and securities sold under agreements
      to repurchase                                                    953     1,171       861
    Advances from the Federal Home Loan Bank                         1,226       543       213
    Notes payable                                                      741     1,057       690
                                                                   -------   -------   -------
       TOTAL INTEREST EXPENSE                                       25,258    24,435    17,003
                                                                   -------   -------   -------
NET INTEREST INCOME                                                 22,462    21,604    14,034
Provision for loan losses                                            1,635     1,079     1,178
                                                                   -------   -------   -------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                 20,827    20,525    12,856
                                                                   -------   -------   -------

Noninterest income
    Service charges                                                  2,251     1,854     1,286
    Merchant fee income                                                833       670       524
    Trust income                                                       590       516       393
    Mortgage banking income                                          1,518       751       425
    Insurance commissions and fees                                     317      --        --
    Securities gains, net                                               56       193        20
    Gain on sale of subsidiaries                                       820      --        --
    Other income                                                     1,686     1,198       574
                                                                   -------   -------   -------
                                                                     8,071     5,182     3,222
                                                                   -------   -------   -------

Noninterest expenses
    Salaries and employee benefits                                  10,557     9,231     6,469
    Occupancy expense, net                                           1,520     1,532       899
    Furniture and equipment expense                                  1,788     1,599       977
    Supplies and printing                                              563       602       395
    Telephone                                                          576       472       277
    Amortization of intangible assets                                  940       903       392
    Other expenses                                                   4,789     4,425     2,839
                                                                   -------   -------   -------
                                                                    20,733    18,764    12,248
                                                                   -------   -------   -------
                                                                     8,165     6,943     3,830
Minority interest                                                       53        73        27
                                                                   -------   -------   -------
    INCOME BEFORE INCOME TAXES                                       8,112     6,870     3,803
Income taxes                                                         2,723     2,105       969
                                                                   -------   -------   -------
    NET INCOME                                                       5,389     4,765     2,834
Preferred stock dividends                                              259       259       105
                                                                   -------   -------   -------

NET INCOME FOR COMMON STOCKHOLDERS                                 $ 5,130   $ 4,506   $ 2,729
                                                                   -------   -------   -------
                                                                   -------   -------   -------
BASIC EARNINGS PER COMMON SHARE                                    $  1.23   $  1.09   $  1.00
                                                                   -------   -------   -------
                                                                   -------   -------   -------
DILUTED EARNINGS PER COMMON SHARE                                  $  1.22   $  1.08   $   .99
                                                                   -------   -------   -------
                                                                   -------   -------   -------


See Accompanying Notes to Consolidated Financial Statements.
                                                                              32

UNIONBANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996 (IN THOUSANDS)


                                                                                UNEARNED
                                   SERIES A                                    ACCUMULATED   COMPENSATION
                                  CONVERTIBLE                                     OTHER         UNDER
                                   PREFERRED   COMMON                 RETAINED COMPREHENSIVE    STOCK       TREASURY
                                     STOCK      STOCK     SURPLUS     EARNINGS    INCOME     OPTION PLANS     STOCK      TOTAL
                                  -----------  --------  ---------   --------- ------------- -------------  -------- ------------
Balance,
  January 1, 1996                  $   --     $  2,400   $  1,074    $ 20,568    $      2    $    (48)   $   (521)   $ 23,475
   Issuance of 1,266,398
     shares of common stock            --        1,266     12,221        --          --          --          --        13,487
   Cost to raise capital               --         --       (1,051)       --          --          --          --        (1,051)
   Common stock dividend               --         --         --          (316)       --          --          --          (316)
   Preferred stock dividends           --         --         --          (105)       --          --          --          (105)
   Stock issued for
     acquisitions (2,765 shares
     of Series A preferred
     stock and 719,666 shares
     of common stock)                   500        720      7,090        --          --          --          --         8,310
   Issuance of non-
     qualifying stock
     options                           --         --           69        --          --           (69)       --          --
   Amortization of un-
     earned compensation
     under stock option plans          --         --         --          --          --            26        --            26
   Redemption of
     qualifying directors'
     stock                             --         --         --          --          --          --            (1)         (1)
Comprehensive income
   Net income                          --         --         --         2,834        --          --          --         2,834
   Net decrease in fair value of
     securities classified as
     available-for-sale, net of
     income taxes and reclassi-
     fication adjustments              --         --         --          --           (76)       --          --           (76)
                                                                                                                     ------------
     Total comprehensive
       income                                                                                                           2,758
                                  -----------  --------  ---------   --------- ------------- -------------  -------- ------------
Balance,
  December 31, 1996                     500      4,386     19,403      22,981         (74)        (91)       (522)     46,583
   Issuance of 19,829 shares
     of common stock                   --           20        214        --          --          --          --           234
   Common stock dividend               --         --         --          (722)       --          --          --          (722)
   Preferred stock dividends           --         --         --          (259)       --          --          --          (259)
   Issuance of non-
     qualifying stock
     options                           --         --           81        --          --           (81)       --          --
   Exercise of stock options
     (1,200 shares)                    --            1          7        --          --          --          --             8
   Amortization of un-
     earned compensation
     under stock option plans          --         --         --          --          --            42        --            42
Comprehensive income
   Net income                          --         --         --         4,765        --          --          --         4,765
   Net increase in fair value of
     securities classified as
     available-for-sale, net of
     income taxes and reclass-
     ification adjustments             --         --         --          --           930        --          --           930
     Total comprehensive                                                                                             ------------
       income                                                                                                           5,695
                                  -----------  --------  ---------   --------- ------------- -------------  -------- ------------
Balance,
  December 31, 1997                     500      4,407     19,705      26,765         856        (130)       (522)     51,581


(Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996 (IN THOUSANDS)


                                                                               UNEARNED
                                    SERIES A                                 ACCUMULATED  COMPENSATION
                                   CONVERTIBLE                                  OTHER        UNDER
                                    PREFERRED   COMMON              RETAINED COMPREHENSIVE    STOCK      TREASURY
                                     STOCK      STOCK     SURPLUS   EARNINGS    INCOME     OPTION PLANS    STOCK      TOTAL
                                   ---------- ---------  ---------  -------- ------------- ------------  ---------  ----------
Balance,
  December 31, 1997                $    500   $  4,407   $ 19,705   $ 26,765    $    856    $   (130)   $   (522)   $ 51,581
   Common stock dividends              --         --         --         (633)       --          --          --          (633)
   Issuance of 123,529 shares
     of common stock                   --          124      1,621       --          --          --          --         1,745
   Preferred stock dividends           --         --         --         (259)       --          --          --          (259)
   Issuance of non-
     qualifying stock
     options                           --         --          120       --          --          (120)       --          --
   Exercise of stock options
     (3,000 shares)                    --            3         25       --          --          --          --            28
   Amortization of un-
     earned compensation
     under stock option plans          --         --         --         --          --            65        --            65
Comprehensive income
   Net income                          --         --         --        5,389        --          --          --         5,389
   Net decrease in fair value of
     securities classified as
     available-for-sale, net of
     income taxes and reclass-
     ification adjustments             --         --         --         --          (825)       --          --          (825)
     Total comprehensive
       income                                                                                                          4,564
                                   ---------- ---------  ---------  -------- ------------- ------------  ---------  ----------
Balance,
  December 31, 1998                $    500   $  4,534   $ 21,471   $ 31,262    $     31    $   (185)   $   (522)   $ 57,091
                                   ---------- ---------  ---------  -------- ------------- ------------  ---------  ----------
                                   ---------- ---------  ---------  -------- ------------- ------------  ---------  ----------


See Accompanying Notes to Consolidated Financial Statements.

UNIONBANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996 (IN THOUSANDS)


                                                                           1998        1997        1996
                                                                        --------    --------    --------
Cash flows from operating activities
    Net income                                                          $  5,389    $  4,765    $  2,834
    Adjustments to reconcile net income to net cash provided
      by operating activities
       Depreciation                                                        1,679       1,474         849
       Amortization of intangible assets                                     940         903         392
       Amortization of unearned compensation under stock
         option plans                                                         65          42          26
       Amortization of bond premiums, net                                    126         254         543
       Provision for loan losses                                           1,635       1,079       1,178
       Provision for deferred income taxes                                   (44)        287         (45)
       Securities gains, net                                                 (56)       (193)        (20)
       Gain on sale of subsidiaries, net                                    (820)       --          --
       Gain on sale of land and equipment                                   (143)        (76)       --
       Gain on sale of real estate acquired in settlement of loans            (4)        (51)       (134)
       Gain on sale of loans                                              (1,313)       (546)       (262)
       Net loans originated for sale                                      (4,507)       (527)        552
       Minority interest in net income of subsidiary                          53          73          27
       Change in assets and liabilities
          (Increase) decrease in other assets                                134        (165)          9
          Increase (decrease) in other liabilities                          (516)        509        (449)
                                                                        --------    --------    --------
              NET CASH PROVIDED BY OPERATING ACTIVITIES                    2,618       7,828       5,500

Cash flows from investing activities
    Securities
       Held-to-maturity
          Proceeds from calls, maturities, and paydowns                    6,333       3,108       4,429
          Purchases                                                      (13,208)     (5,367)     (5,247)
       Available-for-sale
          Proceeds from maturities and paydowns                           69,447      30,071      20,455
          Proceeds from sales                                              7,453      28,773      24,620
          Purchases                                                      (58,782)    (29,550)    (19,708)
    Net decrease in federal funds sold                                      (818)      8,863         167
    Net increase in loans                                                (42,838)    (24,831)    (21,841)
    Purchase of premises and equipment                                    (2,205)     (2,630)     (1,314)
    Proceeds from sale of real estate acquired in settlement of loans        420         655         575
    Proceeds from sale of land and equipment                                 832         181           3
    Bank and bank holding company acquisitions and sales, net of
      cash and cash equivalents received                                  (2,470)       --       (11,748)
                                                                        --------    --------    --------
          NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES            (35,836)      9,273      (9,609)


UNIONBANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996 (IN THOUSANDS)


                                                                   1998       1997         1996
                                                                ---------    --------   ---------
Cash flows from financing activities
    Net increase (decrease) in deposits                         $ 27,827    $(15,997)   $  1,747
    Net increase (decrease) in federal funds purchased
      and securities sold under agreements to repurchase           3,705     (10,056)      2,481
    Net increase (decrease) in advances from the
      Federal Home Loan Bank                                       7,598       6,434      (4,000)
    Payments on notes payable                                     (3,261)     (3,685)    (13,802)
    Proceeds from notes payable                                     --           766      18,686
    Dividends on common stock                                       (633)       (722)       (316)
    Dividends on preferred stock                                    (259)       (259)        (53)
    Proceeds from exercise of stock options                           28           8        --
    Redemption of qualifying directors' stock                       --          --            (1)
    Proceeds from issuance of common stock, net
      of costs to raise capital                                     --          --        12,436
                                                                --------    --------    --------
          NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES     35,005     (23,511)     17,178

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS               1,787      (6,410)     13,069

Cash and cash equivalents
    Beginning of year                                             22,826      29,236      16,167
                                                                --------    --------    --------

    End of year                                                 $ 24,613    $ 22,826    $ 29,236
                                                                --------    --------    --------
                                                                --------    --------    --------

Supplemental disclosures of cash flow information
    Cash payments for
       Interest                                                 $ 25,591    $ 24,547    $ 16,569
       Income taxes                                                2,387       1,966         921


UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 1.  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

UnionBancorp, Inc. (the "Company") is a bank holding company organized under the laws of the state of Delaware. Through its commercial bank and nonbank subsidiaries, the Company provides a full range of banking services to individual and corporate customers in the north central and west central Illinois areas. These services include demand, time, and savings deposits; lending; mortgage banking; insurance products; and trust services. The Company is subject to competition from other financial institutions and nonfinancial institutions providing financial services. Additionally, the Company and its bank subsidiaries (the "Banks") are subject to regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Company; its bank subsidiaries, UnionBank, UnionBank/West, UnionBank/Central,
UnionBank/Northwest; and its nonbank subsidiaries, Union Data Corp., Inc. and Union Trust Corporation. In addition, UnionBank has a nonbank subsidiary, UnionFinancial Services, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and with general practice in the banking industry. In preparing the financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The allowance for loan losses, fair values of financial instruments, and status of contingencies are particularly subject to change.

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

(Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)

Securities available-for-sale are carried at fair value with unrealized gains or losses, net of the related deferred income tax effect, reported in other comprehensive income.

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

The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due (usually 90 days). When the accrual of interest is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received and the principal is considered fully collectible.

The Banks originate certain loans for sale in the secondary market. These loans are recorded at the lower of aggregate cost or market value until they are sold. Net unrealized losses are recognized in a valuation allowance by charges to income. Gains or losses on sales of loans held for sale are computed using the specific-identification method and are reflected in income at the time of sale.

MORTGAGE SERVICING RIGHTS

The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market rate. The amount of impairment is the excess of the capitalized mortgage servicing rights over fair value. Any impairment of a grouping is reported as a valuation allowance. At December 31, 1998 and 1997, the Company had $727 and $192, respectively, of mortgage servicing rights assets which are included in other assets. There was no such valuation allowance recorded at year-end 1998 or 1997.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. Mortgage loans are charged off after being delinquent 180 days unless the collateral is sufficient to pay off the debt when liquidated.

(Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)

Consumer loans are charged off after 120 days of delinquency. The allowance is an amount that management believes will be adequate to absorb losses on existing loans based on evaluations of the collectibility of loans and prior loan loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowance for loan losses and may require the Banks to make additions to the allowance based on their judgment about information available to them at the time of their examination.

Loan impairment is reported when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when it is probable that all principal and interest amounts will not be collected according to the original terms of the loan.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line methods over the estimated useful lives of the assets.

INTANGIBLE ASSETS

The excess of the purchase price over the fair value of assets acquired for acquisition transactions accounted for as purchases is recorded as an intangible asset. Fair value adjustments for identifiable tangible assets are accreted and amortized over the lives of the respective assets. Core deposit intangibles are amortized on a straight-line basis over ten years. Goodwill is amortized on a straight-line basis over fifteen years.

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

(Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)

EARNINGS PER SHARE

Basic earnings per share is based on weighted-average common shares outstanding. Diluted earnings per share assumes the issuance of any dilutive potential common shares under stock options and Series A converted preferred shares using the treasury stock method. The accounting standard for computing earnings per share was revised for 1997, and all earnings per share previously reported are restated to follow the new standard.

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

     SERIES A CONVERTIBLE PREFERRED STOCK: The Company has issued 2,762.24 of the 2,765 authorized shares of Series A Convertible Preferred Stock. Preferential cumulative cash dividends are payable quarterly at an annual rate of $75.00 per share. Dividends accrue on each share of Series A Preferred Stock from the date of issuance and from day to day thereafter, whether or not earned or declared. The shares of Series A Preferred Stock are convertible into the number of shares of Common Stock that results from multiplying $1,000 by the number of shares of Series A Preferred Stock, subtracting from this product such realized after-tax loss of specified securities obtained in the acquisition of Prairie Bancorp, Inc. and dividing this result by the conversion price (1.075 times the Common Stock per share book value). Series A Preferred Stock is not redeemable for cash. Holders of shares of Series A Preferred Stock are not entitled to vote except: (i) as required by law; (ii) to approve the authorization or issuance of any shares of any class or series of stock which ranks senior or on a parity with the Series A Preferred Stock in respect of dividends and distributions upon the dissolution, liquidation, or winding up of the Company; (iii) during any period of time when two dividend payments on shares of Series A Preferred Stock have accrued but have not been paid;
     (iv) upon conversion of the shares of Series A Preferred Stock into shares of Common Stock; or (v) if the holders of Common Stock vote on a proposal to merge or otherwise enter into a transaction with a third party pursuant to which the Company is not the surviving entity. On dissolution, winding up, or liquidation of the Company, voluntary or otherwise, holders of Series A Preferred Stock will be entitled to receive, out of the assets of the Company available for distribution to stockholders, the amount of $1,000 per share, plus any accrued but unpaid dividends,

(Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)

     before any payment or distribution may be made on shares of Common Stock or any other securities issued by the Company which rank junior to the Series A Preferred Stock.

     SERIES B MANDATORY REDEEMABLE PREFERRED STOCK: The Company has issued 857 of the 1,092 authorized shares of Series B Mandatory Redeemable Preferred Stock. Preferential cumulative cash dividends are payable quarterly at an annual rate of $60.00 per share. Dividends accrue on each share of Series B Preferred Stock from the date of issuance and from day to day, thereafter, whether or not earned or declared. Each original holder of Series B Preferred Stock (or upon such holder's deaths, their respective executors or personal representatives) will have the option, exercisable at their sole discretion, to sell and the Company will be obligated to redeem such holder's shares of Series B Preferred Stock upon the earlier to occur of the death of the respective original holder of Series B Preferred Stock or ten years after the original issuance date of the Series B Preferred Stock. The per share price payable by the Company for such shares of Series B Preferred Stock will be equal to $1,000 per share, plus any accrued but unpaid dividends. Notwithstanding the foregoing, the Company will not be obligated to redeem for cash any shares of Series B Preferred Stock if such redemption would cause it to be in violation of any statute, rule, or regulation or agreement to which it is a party relating to minimum capital requirements, provided that the Company is required to use its best efforts promptly to remedy any such violation and shall promptly complete the redemption of such shares after such violation has been cured. Holders of shares of Series B Preferred Stock are not entitled to vote except as required by law. On dissolution, wind up, or liquidation of the Company, voluntary or otherwise, holders of Series B Preferred Stock will be entitled to receive, out of the assets of the Company available for distribution to stockholders, the amount of $1,000 per share, plus any accrued but unpaid dividends, before any payment or distribution may be made on shares of Common Stock or any other securities issued by the Company which rank junior to the Series B Preferred Stock.

     SERIES C JUNIOR PARTICIPATING PREFERRED STOCK: The Company has authorized 4,500 shares of Series C Junior Participating Preferred Stock. The Series C Preferred Stock is only issuable upon exercise of rights issued pursuant to the Company's Stockholder Rights Plan. Each share of Series C Junior Participating Preferred Stock is entitled to, when, as, and if declared, a minimum preferential quarterly dividend payment of $3.00 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of Common Stock. In the event of liquidation, dissolution, or winding up of the Company, the holders of the Series C Preferred Stock will be entitled to a minimum preferential payment of $1,000 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 1,000 times the payment made per share of Common Stock. Each share of Series C Preferred Stock will have 1,000 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation, or other transaction in which outstanding shares of Common Stock are converted or exchanged, each share of Series C Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

(Continued)

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

DIVIDEND RESTRICTION

Banking regulations require the maintenance of certain capital levels and may limit the amount of dividends which may be paid by the subsidiary banks to the holding company or by the holding company to stockholders.

(Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)

COMPREHENSIVE INCOME

Effective January 1, 1998, the Company retroactively adopted the provisions of Statement of Financial Accounting Standards No. 130 which requires comprehensive income to be reported for all periods. Comprehensive income includes both net income and other comprehensive income elements, including the change in unrealized gains and losses on securities available-for-sale, net of tax.

FUTURE ACCOUNTING CHANGES

Beginning January 1, 2000, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. This is not expected to have a material effect but will depend on derivative holdings when this standard is first adopted.

Mortgage loans originated in mortgage banking are converted into securities on occasion. A new accounting standard for 1999 will allow classifying these securities as available-for-sale, trading, or held-to-maturity, instead of the current requirement to classify as trading. This is not expected to have a material effect but the effect will vary depending on the level and designation of securitizations as well as on market price movements.


NOTE 2.  BUSINESS ACQUISITIONS AND DIVESTITURES

1998

On October 30, 1998, the Company acquired Mercier Insurance Agency L.P. ("Mercier"), an insurance agency located in Spring Valley, Illinois. At the date of acquisition, Mercier had approximately $1,729 of total assets and $1,005 of liabilities. In conjunction with the acquisition, the Company issued 123,529 shares of Common Stock valued at $1,745 and paid cash of $1,000. The total acquisition cost of $2,745 resulted in goodwill of $2,021. This transaction was recorded using the purchase method of accounting. As such, the results of operations of Mercier are excluded from the consolidated statements of income for the periods prior to the acquisition date. The effects of this transaction are not material, and therefore, details of the previously separate entity have not been included.

On November 30, 1998, the Company sold its 81.7% interest in one of its subsidiary banks, Bank of Ladd. At the date of sale, Bank of Ladd had approximately $33,782 in total assets and $29,619 in total liabilities. Earnings through November 30, 1998 approximated $291,000 and the sales price was $4,781.

(Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)

On December 17, 1998, the Company sold a UnionBank/West branch location. At the date of sale, the branch had approximately $3,467 in total assets and $10,009 in total liabilities. The sales price was $5,881.

1996

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

These acquisitions were recorded using the purchase method of accounting. As such, the results of operations of the acquired entities are excluded from the consolidated statements of income for the periods prior to the respective acquisition dates.

The unaudited pro forma consolidated results of operations which follow assume the acquisitions had occurred as of January 1, 1996. In addition to combining the historical results of operations of the companies, the pro forma calculations include purchase accounting adjustments related to the acquisitions and interest on borrowed funds.

Unaudited pro forma consolidated results of operations for the year ended December 31, 1996:


       Net interest income                                    $    17,965
                                                              -----------
                                                              -----------
       Net income                                                   3,088
                                                              -----------
                                                              -----------
       Earnings per common share                              $      0.68
                                                              -----------
                                                              -----------

(Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 3.  SECURITIES

Amortized costs and fair values of securities are summarized as follows:

                                                                         Gross          Gross
                                                        Amortized     Unrealized     Unrealized          Fair
                                                           Cost          Gains         Losses            Value
                                                           ----          -----         ------            -----
AVAILABLE-FOR-SALE
December 31, 1998
     U.S. Treasury                                   $      6,753     $       138    $         -    $      6,891
     U.S. government agencies and
       corporations                                        49,203             222            (95)         49,330
     U.S. government mortgage-backed
       securities                                          31,111              52           (158)         31,005
     Collateralized mortgage obligations                   43,315             474           (581)         43,208
     Corporate bonds                                          100               -              -             100
     Other                                                  3,238               -              -           3,238
                                                     ------------     -----------    -----------    ------------

                                                     $    133,720     $       886    $      (834)   $    133,772
                                                     ------------     -----------    -----------    ------------
                                                     ------------     -----------    -----------    ------------

December 31, 1997
     U.S. Treasury                                   $     19,071     $        98    $        (6)   $     19,163
     U.S. government agencies and
       corporations                                        59,341             173           (199)         59,315
     U.S. government mortgage-backed
       securities                                          21,797             907             (9)         22,695
     Collateralized mortgage obligations                   57,800             528            (28)         58,300
     Corporate bonds                                          100               -              -             100
     Other                                                  4,001               -             (6)          3,995
                                                     ------------     -----------    -----------    ------------

                                                     $    162,110     $     1,706    $      (248)   $    163,568
                                                     ------------     -----------    -----------    ------------
                                                     ------------     -----------    -----------    ------------

HELD-TO-MATURITY
December 31, 1998
     States and political subdivisions                $    41,847     $     1,245    $       (19)   $    43,073
                                                      -----------     -----------    ----------
                                                     ------------     -----------    -----------    ------------

December 31, 1997
     States and political subdivisions                $    37,170     $       805    $      (135)   $    37,840
                                                     ------------     -----------    -----------    ------------
                                                     ------------     -----------    -----------    ------------

(Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)

The amortized cost and fair value of securities classified as held-to-maturity and available-for-sale at December 31, 1998, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                          Held-to-Maturity              Available-For-Sale
                                                          ----------------              ------------------
                                                       Amortized        Fair         Amortized         Fair
                                                         Cost           Value          Cost            Value
                                                         ----           -----          ----            -----
Due in one year or less                              $     4,967     $     5,035   $     33,666   $     33,778
Due after one year through five years                     13,776          14,120         21,374         21,539
Due after five years through ten years                    21,109          21,831          1,016          1,004
Due after ten years                                        1,995           2,087              -              -
U.S. government mortgage-backed
  securities                                                   -               -         31,111         31,005
Collateralized mortgage obligations                            -               -         43,315         43,208
Equity securities                                              -               -          3,238          3,238
                                                     -----------     -----------   ------------   ------------

                                                     $    41,847     $    43,073   $    133,720   $    133,772
                                                     ------------     -----------    -----------    ------------
                                                     ------------     -----------    -----------    ------------

As of December 31, 1998, the Company held U.S. government agency structured notes and callable securities carried at fair values of $2,123 and $46,706, respectively. The amortized cost of these securities was $2,200 and $46,502, respectively, as of December 31, 1998.

Securities with carrying values of approximately $123,000 and $125,000 at December 31, 1998 and 1997, respectively, were pledged to secure public deposits and securities sold under agreements to repurchase and for other purposes as required or permitted by law.

Realized gains and losses from the sale of securities available-for-sale follow:


                                                                              Years Ended December 31,
                                                                              ------------------------
                                                                        1998            1997           1996
                                                                        ----            ----           ----
     Proceeds                                                        $     7,453    $    28,773    $    24,620
     Realized gains                                                           79            287            137
     Realized losses                                                         (23)           (94)          (117)


(Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 4.  LOANS

The major classifications of loans follow:

                                                                                           December 31,
                                                                                      --------------------
                                                                                      1998            1997
                                                                                      ----            ----

     Commercial                                                                   $    116,302    $    102,367
     Real estate                                                                       246,518         224,489
     Installment                                                                        32,714          41,210
     Other                                                                               2,884           3,076
                                                                                  ------------    ------------
                                                                                       398,418         371,142
                                                                                  ------------    ------------
     Less:
         Unearned interest                                                                  30             157
         Allowance for loan losses                                                       3,858           3,188
                                                                                  ------------    ------------
                                                                                         3,888           3,345
                                                                                  ------------    ------------

                                                                                  $    394,530    $    367,797
                                                                                   -----------    ------------
                                                                                   -----------    ------------

Included in real estate loans are $8,269 and $3,235 of loans held for sale at December 31, 1998 and 1997, respectively. In addition, there are $786 of Small Business Administration loans held for sale at December 31, 1998.

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans were $114,316 and $66,535 at December 31, 1998 and 1997, respectively.

The following table presents data on impaired loans:


                                                                                         December 31,
                                                                                 ----------------------------
                                                                                 1998        1997        1996
                                                                                 ----        ----        ----
    Year-end impaired loans for which an allowance
      has been provided                                                      $      432   $   1,714    $     14
    Year-end impaired loans for which no allowance
      has been provided                                                           1,105           -       1,080
                                                                             ----------   ---------    --------
    Total loans determined to be impaired                                    $    1,537   $   1,714    $  1,094
                                                                             ----------   ---------    --------
                                                                             ----------   ---------    --------

    Allowance for loan loss for impaired loans included
      in the allowance for loan losses                                       $      289   $     286    $      2
                                                                             ----------   ---------    --------
                                                                             ----------   ---------    --------
    Average recorded investment in impaired loans                            $    1,817   $   2,375    $    947
                                                                             ----------   ---------    --------
                                                                             ----------   ---------    --------
    Interest income recognized from impaired loans                           $       94   $       6    $      -
                                                                             ----------   ---------    --------
                                                                             ----------   ---------    --------
    Cash basis interest income recognized from impaired loans                $        -   $       -    $      -
                                                                             ----------   ---------    --------
                                                                             ----------   ---------    --------

(Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)

The Company and its subsidiaries conduct most of their business activities, including granting agribusiness, commercial, residential, and installment loans with customers in north central and west central Illinois. The Banks' loan portfolios include a concentration of loans to agricultural and agricultural-related industries amounting to approximately $77,611 and $67,386 as of December 31, 1998 and 1997, respectively. In addition, the Company has a concentration of commercial real estate loans of approximately $99,872 and $72,730 as of December 31, 1998 and 1997, respectively. Credit losses arising from lending transactions with agricultural entities compare favorably with the Banks' credit loss experience on the loan portfolio as a whole.

In the normal course of business, loans are made to executive officers, directors, and principal stockholders of the Company and its subsidiaries and to parties which the Company or its directors, executive officers, and stockholders have the ability to significantly influence (related parties). In the opinion of management, the terms of these loans, including interest rates and collateral, are similar to those prevailing for comparable transactions with other customers and do not involve more than a normal risk of collectibility. Changes in such loans during the year ended December 31, 1998 follow:


            Balance at December 31, 1997                             $     5,483
                New loans, extensions, and modifications                   9,826
                Repayments                                               (2,660)
                                                                     -----------

                  Balance at December 31, 1998                       $    12,649
                                                                     -----------
                                                                     -----------



NOTE 5.  ALLOWANCE FOR LOAN LOSSES

An analysis of activity in the allowance for loan losses follows:


                                                                                Years Ended December 31,
                                                                         -----------------------------------
                                                                         1998           1997            1996
                                                                         ----           ----            ----
     Balance at beginning of year                                    $     3,188    $     3,068    $     2,014
         Balance acquired (divested)                                        (176)             -          1,292
         Provision for loan losses                                         1,635          1,079          1,178
         Recoveries                                                          243            248             98
         Loans charged off                                                (1,032)        (1,207)        (1,514)
                                                                     -----------    -----------    -----------

     Balance at end of year                                          $     3,858    $     3,188    $     3,068
                                                                     -----------    -----------    -----------
                                                                     -----------    -----------    -----------


(Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 6.  PREMISES AND EQUIPMENT

Premises and equipment consisted of:

                                                                                             December 31,
                                                                                        ---------------------
                                                                                        1998             1997
                                                                                        ----             ----
     Land                                                                           $     1,017    $     1,645
     Buildings                                                                           11,901         12,774
     Furniture and equipment                                                             12,483         11,889
                                                                                    -----------    -----------
                                                                                         25,401         26,308
     Less accumulated depreciation                                                       11,548         11,677
                                                                                    -----------    -----------

                                                                                    $    13,853    $    14,631
                                                                                    -----------    -----------
                                                                                    -----------    -----------


NOTE 7.  DEPOSITS

Deposit account balances by type are summarized as follows:

                                                                                           December 31,
                                                                                      --------------------
                                                                                      1998            1997
                                                                                      ----            ----
     Non-interest-bearing demand deposits                                         $     67,227    $     62,095
     Savings, NOW, and money market accounts                                           144,861         148,095
     Time deposits of $100 or more                                                     132,235          80,139
     Other time deposits                                                               173,315         237,418
                                                                                  ------------    ------------

                                                                                  $    517,638    $    527,747
                                                                                  ------------    ------------
                                                                                  ------------    ------------

At December 31, 1998, the scheduled maturities of time deposits are as follows:


                 YEAR                                                            AMOUNT
                 ----                                                            ------
                 1999                                                           $    221,244
                 2000                                                                 55,689
                 2001                                                                 13,030
                 2002                                                                  2,476
                 2003 and thereafter                                                  13,111
                                                                                ---------------

                                                                                $    305,550
                                                                                ---------------
                                                                                ---------------

(Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)

A maturity distribution of time certificates of deposit in denominations of $100 or more was as follows:


                                                            December 31,
                                                        ---------------------
                                                        1998             1997
                                                        ----          ----
     3 months or less                              $     42,264    $    30,327
     Over 3 months through 6 months                      26,056         13,680
     Over 6 months through 12 months                     30,033         18,738
     Over 12 months                                      33,882         17,394
                                                   ------------    -----------

                                                   $    132,235    $    80,139
                                                   ------------    -----------
                                                   ------------    -----------


NOTE 8.  BORROWED FUNDS

Borrowed funds include federal funds purchased and securities sold under agreements to repurchase, advances from the Federal Home Loan Bank, and notes payable to third parties.

A summary of short-term borrowings follows:


                                                                          December 31,
                                                                      ---------------------
                                                                      1998             1997
                                                                      ----             ----
     Federal funds purchased                                       $     4,000    $         -
     Securities sold under agreements to repurchase                     10,855         11,761
                                                                   -----------    -----------

                                                                   $    14,855    $    11,761
                                                                  ------------    -----------
                                                                  ------------    -----------

Federal funds purchased and securities sold under agreement to repurchase generally mature within one to ninety days from the transaction date.

At December 31, 1998, the scheduled maturities of advances from the Federal Home Loan Bank are as follows:

                                                                                     Average
       Year                                                                       Interest rate       Amount
       ----                                                                       -------------       ------
     1999                                                                              4.85%       $     1,000
     2001                                                                              5.57              4,058
     2002                                                                              5.51              8,350
     Thereafter                                                                        5.48              9,800
                                                                                                   -----------


                                                                                                   $    23,208

Where required, the FHLB advances are secured by unspecified mortgage loans.

(Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)

Notes payable consisted of the following at December 31, 1998 and 1997:


                                                                                        1998          1997
                                                                                        ----          ----
     Line of credit loan ($10,000) to LaSalle National Bank; interest due quarterly at LIBOR (6.7382% at December 31, 1998); balance due on September
     1, 1999; secured by 100% of the stock of the subsidiary banks.     $               7,000      $10,000

     Revolving credit loan ($5,000) to LaSalle National Bank; interest due quarterly at prime rate (7.75% at December 31, 1998); balance due at
     September 1, 1999; secured by 100% of the stock of the subsidiary banks.               -            -

     Mortgage note payable to an individual, secured by land. The note bore imputed interest at 8% and payments of principal and interest were due
     over three years in amounts of $50,000, $50,000, and $250,000.                         -          261
                                                                                  -------------   ------------
                                                                                  $     7,000     $ 10,261
                                                                                  -------------   ------------
                                                                                  -------------   ------------

The note payable agreements contain certain covenants which limit the amount of dividends paid, the purchase of other banks and/or businesses, the purchase of investments not in the ordinary course of business, the changes in capital structure, and the guarantees of other liabilities and obligations. In addition, the Company must maintain certain financial ratios. The Company was in compliance with all covenants for the year ended December 31, 1998.

Information concerning borrowed funds is as follows:


                                                                              Years Ended December 31,
                                                                        ------------------------------------
                                                                        1998              1997          1996
                                                                        ----              ----          ----
    FEDERAL FUNDS PURCHASED
       Maximum month-end balance during the year                      $    6,050      $   11,200       $ 11,288
       Average balance during the year                                $    1,312      $    2,451       $  2,448
       Weighted average interest rate for the year                         6.53%            6.58%          5.26%
       Weighted average interest rate at year end                          6.00%                -%         7.50%

    SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
       Maximum month-end balance during the year                      $   23,844      $   11,861       $ 32,310
       Average balance during the year                                $   15,461      $   18,232       $ 20,239
       Weighted average interest rate for the year                         5.61%            5.53%          5.70%
       Weighted average interest rate at year end                          5.25%            5.80%          5.79%

    ADVANCES FROM THE FEDERAL HOME LOAN BANK
       Maximum month-end balance during the year                      $   25,955      $   22,895       $ 15,422
       Average balance during the year                                $   21,727      $    8,783       $ 13,294
       Weighted average interest rate for the year                         5.64%            6.18%          5.29%
       Weighted average interest rate at year end                          5.48%            5.78%          6.03%


(Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)



                                                                              Years Ended December 31,
                                                                        -----------------------------------
                                                                        1998              1997          1996
                                                                        ----              ----          ----
    NOTES PAYABLE
       Maximum month-end balance during the year                      $   12,130      $   17,419       $ 25,320
       Average balance during the year                                $   11,024      $   13,247       $  8,364
       Weighted average interest rate for the year                         7.14%            7.98%          8.25%
       Weighted average interest rate at year end                          6.74%            7.40%          8.25%


NOTE 9.  INCOME TAXES

Income taxes consisted of:

                                                                              Years Ended December 31,
                                                                         -------------------------------------
                                                                         1998           1997           1996
                                                                         ----           ----           ----
     Federal
         Current                                                     $     2,547    $     1,818    $       918
         Deferred                                                           (138)            12            (24)
                                                                     -----------    -----------    -----------
                                                                           2,409          1,830            894
     State
         Current                                                             220              -             96
         Deferred                                                             94            275            (21)
                                                                     -----------    -----------    -----------
                                                                             314            275             75
                                                                     -----------    -----------    -----------

                                                                     $     2,723    $     2,105    $       969
                                                                     -----------    -----------    -----------
                                                                     -----------    -----------    -----------

The Company's income tax expense differed from the statutory federal rate of 34% as follows:


                                                                              Years Ended December 31,
                                                                         ------------------------------------
                                                                         1998             1997          1996
                                                                         ----             ----          ----
     Expected income taxes                                           $     2,758    $     2,336    $     1,293
     Income tax effect of
         Interest earned on tax-free investments and loans                  (768)          (632)          (535)
         Nondeductible interest expense incurred to
           carry tax-free investments and loans                              115             87             90
         Nondeductible amortization                                          659            199             67
         State income taxes, net of federal tax benefit                      252            220             50
         Gain on sale of subsidiaries, net                                  (157)             -              -
         Other                                                              (136)          (105)             4
                                                                     -----------    -----------    -----------

                                                                     $     2,723    $     2,105    $       969
                                                                     -----------    -----------    -----------
                                                                     -----------    -----------    -----------

(Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)

The significant components of deferred income tax assets and liabilities consisted of:


                                                                                            December 31,
                                                                                        -------------------
                                                                                        1998           1997
                                                                                        ----           ----
     Deferred tax assets
         Allowance for loan losses                                                  $     1,033    $       492
         Deferred compensation                                                               25             33
                                                                                    -----------    -----------
              TOTAL DEFERRED TAX ASSETS                                                   1,058            525

     Deferred tax liabilities
         Depreciation                                                                      (546)          (486)
         Purchase accounting adjustments                                                   (360)          (444)
         Securities available-for-sale                                                      (20)          (856)
         Other                                                                             (893)          (380)
                                                                                    -----------    -----------
              TOTAL DEFERRED TAX LIABILITIES                                             (1,819)        (2,166)
                                                                                    -----------    -----------

                  Net deferred tax liabilities                                      $      (761)   $    (1,641)
                                                                                    -----------    -----------
                                                                                    -----------    -----------


NOTE 10.  BENEFIT PLANS

The Company's Employee Stock Ownership Plan (the "Plan") covers all full-time employees who have completed six months of service and have attained the minimum age of twenty and one-half years. Vesting in the Plan is based on years of continuous service. A participant is fully vested after seven years of credited service.

The Plan owns 439,368 shares of the Company's common stock. At December 31, 1998, all shares held by the Plan were allocated to Plan participants. The Plan operated as a leveraged employee stock ownership plan until April 1996, when the outstanding debt of the Plan was retired. Principal and interest on the loan had been required to be paid in quarterly installments.

Company contributions, when aggregated with the Plan's dividend and interest earnings, have been, at a minimum, equal to the amount required by the Plan to pay the principal and interest on the loan, plus the sum required to purchase allocated shares from terminated participants. The Company expenses all cash contributions made to the Plan. Contributions were $355, $272, and $252 for the years ended December 31, 1998, 1997, and 1996, respectively.

Effective January 1, 1998, the Company established a 401(k) salary reduction plan (the "401(k) plan") covering substantially all employees. Eligible employees may elect to make tax deferred contributions within a specified range of their compensation as defined in the 401(k) plan. The Company contributes at its discretion. Contributions to the 401(k) plan are expensed currently and approximated $145 for the year ended December 31, 1998. Prior to January 1, 1998, Prairie maintained a 401(k) salary reduction plan covering substantially all employees. UnionBancorp,

(Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)

Inc. maintained Prairie's plan after the acquisitions and contributed at its discretion until the plan was merged with the Company's 401(k) plan on January 1, 1998. Contributions to the plans were expensed and approximated $93 and $23 for the years ended December 31, 1997 and 1996, respectively.


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

A summary of the status of the Option Plan as of December 31, 1998, 1997, and 1996 and changes during the years ending on those dates is presented below.


                                                  1998                      1997                       1996
                                          -------------------------------------------------------------------------
                                                       Weighted-                Weighted-                 Weighted-
                                                        Average                  Average                   Average
                                                       Exercise                 Exercise                  Exercise
                                          Shares         Price       Shares       Price        Shares       Price
                                          ------       ---------     ------     --------       ------     --------
Outstanding at beginning
      of year                              137,878   $    7.81       104,478    $  6.87          68,400   $  6.24
    Granted                                 65,000       16.65        34,600      10.65          41,250      7.99
    Exercised                               (3,000)       5.04        (1,200)      6.75          (1,398)     6.97
    Forfeited                                    -           -             -          -          (3,774)     8.65
                                        ----------   ---------    ----------    -------      ----------   -------

    Outstanding at end of year             199,878       10.73       137,878       7.81         104,478      6.87
                                        ----------                ----------                 ----------
                                        ----------                ----------                 ----------

    Options exercisable at
      year-end                              71,895        7.12        50,570       6.58          41,727      6.48
                                        ----------                ----------                 ----------
                                        ----------                ----------                 ----------
    Weighted-average fair value
      of options granted during
      the year                                       $    6.93                  $  5.31                   $  3.32
                                                     ---------                  -------                   -------
                                                     ---------                  -------                   -------

(Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)

Options outstanding at year end 1998 were as follows:


                                                             Outstanding                    Exercisable
                                                      -------------------------------------------------------
                                                                      Weighted
                                                                       Average                       Weighted
                                                                      Remaining                       Average
          Range of                                                   Contractual                     Exercise
       Exercise Prices                                 Number           Life          Number           PRICE
       ---------------                                 ------        -----------      ------         --------

   $  5.04  -  $ 8.33                                 88,803          7 years         58,785       $    6.43
      9.67  -   13.00                                 46,075          9 years         13,110           10.20
     13.88  -   18.50                                 65,000         10 years              -               -
                                                  ------------    ------------      -----------    ---------

     Outstanding at year end                         199,878        8.4 years         71,895       $    7.12
                                                  ------------    ------------      -----------    ---------
                                                  ------------    ------------      -----------    ---------

Grants under the Option Plan are accounted for following APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for incentive stock option grants under the Option Plan. Compensation cost charged to income for nonqualified stock option grants was $65, $42, and $26, for the years ended December 31, 1998, 1997, and 1996, respectively. Had the compensation cost for all of the stock-based compensation plans been determined based on the grant date using the estimated fair value under FAS 123, reported income and earnings per common share would have been reduced to the pro forma amounts shown below:


                                                                         1998           1997           1996
                                                                         ----           ----           ----
Net income for common stockholders
         As reported                                                 $     5,130    $     4,506    $     2,729
         Pro forma                                                         5,000          4,450          2,699
     Basic earnings per common share
         As reported                                                       1.23            1.09           1.00
         Pro forma                                                         1.20            1.08           0.99
     Diluted earnings per common share
         As reported                                                       1.22            1.08           0.99
         Pro forma                                                         1.19            1.07           0.98

The fair value of the options granted in 1998, 1997, and 1996 is estimated at $6.93, $5.31, and $3.32 as of the date of grant using the Black Scholes options value model with the following assumptions:


                                                                            1998           1997         1996
                                                                            ----           ----         ----
     Dividend yield                                                          .92%          1.34%        1.74%
     Risk-free interest rate                                                4.60%          6.36%        5.23%
     Assumed forfeiture rate                                                    -             -            -
     Average life                                                               6             6            6
     Expected volatility of stock price                                    27.78%         24.04%        N/A

                                                                             555

(Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 12.  EARNINGS PER SHARE

A reconciliation of the numerators and denominators for earnings per common share computations for the years ended December 31 is presented below (dollars and shares in thousands). The Convertible Preferred Stock is antidilutive for all years presented and has not been included in the diluted earnings per share calculation.


                                                                           1998           1997          1996
                                                                           ----           ----          ----
    BASIC EARNINGS PER SHARE

       Net income available to common stockholders                      $     5,130   $     4,506   $     2,729
                                                                        -----------   -----------   -----------
                                                                        -----------   -----------   -----------

       Weighted average common shares outstanding                             4,158         4,126         2,731
                                                                        -----------   -----------   -----------
                                                                        -----------   -----------   -----------

          BASIC EARNINGS PER SHARE                                      $      1.23   $      1.09   $      1.00
                                                                        -----------   -----------   -----------
                                                                        -----------   -----------   -----------

       Weighted average common shares outstanding                             4,158         4,126         2,731
       Add:  dilutive effect of assumed exercised stock
         options                                                                 53            42            26
                                                                        -----------   -----------   -----------

       Weighted average common and dilutive
         potential shares outstanding                                         4,211         4,168         2,757
                                                                        -----------   -----------   -----------
                                                                        -----------   -----------   -----------

          DILUTED EARNINGS PER SHARE                                    $      1.22   $      1.08   $       .99
                                                                        -----------   -----------   -----------
                                                                        -----------   -----------   -----------


NOTE 13.  REGULATORY MATTERS

The Company and the Banks are subject to regulatory capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1998, that the Company and the Banks meet all capital adequacy requirements to which they are subject.

As of December 31, 1998, the most recent notification from the corresponding regulatory agency categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Banks' categories.

(Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)



                                                                                                   To Be Well
                                                                                                Capitalized Under
                                                                    To Be Adequately            Prompt Corrective
                                               Actual                  Capitalized              Action Provisions
                                        --------------------------------------------------------------------------
                                        Amount        Ratio         Amount       Ratio         Amount       Ratio
                                        ------        -----         ------       -----         ------       -----
As of December 31, 1998
    Total capital
     (to risk-weighted assets)
       UnionBancorp, Inc.             $   52,512     12.23%      $   34,346       8.00%      $   42,933     10.00%
       UnionBank                          29,207     11.03           21,193       8.00           26,491     10.00
       UnionBank/Central                   9,338     14.38            5,196       8.00            6,495     10.00
       UnionBank/West                     12,569     15.30            6,574       8.00            8,217     10.00

    Tier I capital
     (to risk-weighted assets)
       UnionBancorp, Inc.             $   47,297     11.02%      $   17,173       4.00%      $   25,760      6.00%
       UnionBank                          26,797     10.12           10,596       4.00           15,895      6.00
       UnionBank/Central                   8,815     13.57            2,598       4.00            3,897      6.00
       UnionBank/West                     11,775     14.33            3,287       4.00            4,930      6.00

    Tier I leverage ratio
      (to average assets)
       UnionBancorp, Inc.             $   47,297      7.66%      $   24,703       4.00%      $   30,879      5.00%
       UnionBank                          26,797      7.32           14,636       4.00           18,295      5.00
       UnionBank/Central                   8,815      8.61            4,095       4.00            5,119      5.00
       UnionBank/West                     11,775      9.41            5,007       4.00            6,259      5.00

As of December 31, 1997
    Total capital
      (to risk-weighted assets)
       UnionBancorp, Inc.             $   45,725     11.86%      $   30,855       8.00%      $   38,569     10.00%
       UnionBank                          27,633     12.05           18,342       8.00           22,927     10.00
       UnionBank/Central                   8,542     17.24            3,964       8.00            4,956     10.00
       UnionBank/West                     11,069     14.09            6,284       8.00            7,854     10.00

    Tier I capital
     (to risk-weighted assets)
       UnionBancorp, Inc.             $   41,180     10.68%      $   15,427       4.00%      $   23,141      6.00%
       UnionBank                          25,790     11.25            9,171       4.00           13,756      6.00
       UnionBank/Central                   8,116     16.38            1,982       4.00            2,973      6.00
       UnionBank/West                     10,430     13.28            3,142       4.00            4,713      6.00

    Tier I leverage ratio
      (to average assets)
       UnionBancorp, Inc.             $   41,180      6.64%      $   24,781       4.00%      $   30,976      5.00%
       UnionBank                          25,790      8.16           12,647       4.00           15,808      5.00
       UnionBank/Central                   8,116      8.39            3,870       4.00            4,838      5.00
       UnionBank/West                     10,430      7.10            5,872       4.00            7,340      5.00

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

DEPOSITS

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

OFF-BALANCE-SHEET INSTRUMENTS

Fair values for the Company's off-balance-sheet instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The fair values of these items are not material.

The estimated fair values of the Company's financial instruments were as follows:


                                                                          December 31,
                                                   -----------------------------------------------------------
                                                              1998                            1997
                                                   -----------------------          --------------------------
                                                   Carrying           Fair          Carrying           Fair
                                                    Amount            Value          Amount            Value
                                                   --------           -----         --------           -----
     Financial assets
         Cash and cash equivalents               $     24,613    $     24,613     $     22,826    $     22,826
         Federal funds sold                               450             450            1,404           1,404
         Securities                                   175,619         176,845          200,738         201,408
         Loans                                        394,530         395,776          367,797         368,180
         Accrued interest receivable                    6,549           6,549            6,730           6,730

     Financial liabilities
         Deposits                                     517,638         518,518          527,747         527,762
         Federal funds purchased and
           securities sold under
           agreements to repurchase                    14,855          14,855           11,761          11,761
         Advances from the Federal
           Home Loan Bank                              23,208          23,208           16,455          16,455
         Notes payable                                  7,000           7,000           10,261          10,261
         Accrued interest payable                       3,486           3,486            3,819           3,819

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

(Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)

rights, the earnings potential of the trust operations, the trained work force, customer goodwill, and similar items.


NOTE 15.  COMMITMENTS, CONTINGENCIES, AND CREDIT RISK

In the normal course of business, there are outstanding various contingent liabilities such as claims and legal actions, which are not reflected in the consolidated financial statements. In the opinion of management, no material losses are anticipated as a result of these actions or claims.

The Banks are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contractual amounts of these instruments reflect the extent of involvement in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual amount of those instruments. The Banks use the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments. Financial instruments whose contract amounts represent credit risk are as follows:


                                                                                                Range of Rates
                                              Variable Rate     Fixed Rate         Total         on Fixed Rate
                                               Commitments      Commitments     Commitments       Commitments
                                              -------------     -----------     -----------      -------------
    Commitments to extend credit
      and standby letters of credit
       December 31, 1998                       $  49,747       $   43,146       $  92,893        6.50 - 18.00%
       December 31, 1997                       $  57,440       $   15,540       $  72,980        8.00 - 18.00%

The Company also had a firm commitment from the secondary market to purchase approximately $8,269 of mortgage loans held for sale at December 31, 1998.

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

(Continued)

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

Condensed financial information for UnionBancorp, Inc. follows:

BALANCE SHEETS (PARENT COMPANY ONLY)


                                                                                            December 31,
                                                                                        ----------------
ASSETS                                                                                  1998             1997
                                                                                        ----             ----

Cash and cash equivalents                                                           $     1,554    $       633
Investment in subsidiaries                                                               63,591         61,715
Premises and equipment                                                                      515            431
Other assets                                                                                384            278
                                                                                    -----------    -----------

                                                                                    $    66,044    $    63,057
                                                                                    -----------    -----------
                                                                                    -----------    -----------

(Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)


LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities

Notes payable                                                                       $     7,000    $    10,000
Other liabilities                                                                         1,096            619
                                                                                    -----------    -----------
                                                                                          8,096         10,619

Mandatory redeemable preferred stock                                                        857            857
                                                                                    -----------    -----------

Stockholders' equity                                                                     57,091         51,581
                                                                                    -----------    -----------


                                                                                    $    66,044    $    63,057
                                                                                    -----------    -----------

INCOME STATEMENTS (PARENT COMPANY ONLY)


                                                                              Years Ended December 31,
                                                                         -----------------------------------
                                                                         1998           1997            1996
                                                                         ----           ----            ----

     Dividends from subsidiaries                                     $     3,851    $     6,244    $     1,227
     Management fees and other                                               282            369            977
     Gain on sale of subsidiaries                                          1,580              -              -
     Interest expense                                                        708            991            690
     Other expenses                                                        3,119          2,589          1,768
     Income tax benefit                                                   (1,156)        (1,321)          (545)
     Equity in undistributed earnings of subsidiaries                      2,347            411          2,543
                                                                     -----------    -----------    -----------

         NET INCOME                                                        5,389          4,765          2,834

     Less dividends on preferred stock                                       259            259            105
                                                                     -----------    -----------    -----------

         NET INCOME ON COMMON STOCK                                  $     5,130    $     4,506    $     2,729
                                                                     -----------    -----------    -----------
                                                                     -----------    -----------    -----------


(Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)

STATEMENTS OF CASH FLOWS (PARENT COMPANY ONLY)

                                                                             Years Ended December 31,
                                                                         --------------------------------------
                                                                         1998           1997             1996
                                                                         ----           ----             ----

Cash flows from operating activities
     Net income                                                      $     5,389    $     4,765    $     2,834
     Adjustments to reconcile net income to net
       cash provided by operating activities
         Depreciation                                                        107             90             53
         Undistributed earnings of subsidiaries                           (2,347)          (411)        (2,543)
         Amortization of deferred compensation -
           stock options                                                      65             42             26
         Gain on sale of subsidiaries                                     (1,580)             -              -
         (Increase) decrease in other assets                                (106)             7           (145)
         Increase (decrease) in other liabilities                            477            472              7
                                                                     -----------    -----------    -----------
              NET CASH PROVIDED BY OPERATING
                ACTIVITIES                                                 2,005          4,965            232
                                                                     -----------    -----------    -----------

Cash flows from investing activities
     Purchases of premises and equipment                                    (191)          (185)          (237)
     Bank holding company acquisitions and sales                           2,971              -        (16,939)
                                                                     -----------    -----------    -----------
         NET CASH PROVIDED BY (USED IN)
           FINANCING ACTIVITIES                                            2,780           (185)       (17,176)
                                                                     -----------    -----------    -----------

Cash flows from financing activities
     Net increase (decrease) in notes payable                             (3,000)        (3,180)         4,884
     Dividend paid on common stock                                          (633)          (722)          (316)
     Dividends paid on preferred stock                                      (259)          (259)           (53)
     Redemption of qualifying directors' shares
       and exercise of stock options                                          28              8             (1)
     Proceeds from issuance of common stock,
       net of cost                                                             -              -         12,436

         Net Cash Provided By (used in)
           Financing Activities                                           (3,864)        (4,153)        16,950
                                                                     -----------    -----------    -----------

         NET INCREASE IN CASH AND CASH EQUIVALENTS                           921            627              6

Cash and cash equivalents
     Beginning of year                                                       633              6              -
                                                                     -----------    -----------    -----------

     End of year                                                      $    1,554     $    633       $    6
                                                                     -----------    -----------    -----------
                                                                     -----------    -----------    -----------

(Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 17.  OTHER COMPREHENSIVE INCOME

Changes in other comprehensive income components and related taxes are as follows:

                                                                               Years Ended December 31,
                                                                         ------------------------------------
                                                                         1998           1997             1996
                                                                         ----           ----             ----
     Change in unrealized gains (losses) on
       securities available-for-sale                                 $    (1,350)   $     1,773    $      (105)
     Reclassification adjustment for gains
       recognized in income                                                  (56)          (193)           (20)
                                                                     -----------    -----------    -----------
         Net unrealized gains (losses)                                    (1,406)         1,580           (125)
     Tax expense (benefit)                                                   581           (650)            49
                                                                     -----------    -----------    -----------

     Other comprehensive income                                      $      (825)   $       930    $       (76)
                                                                     -----------    -----------    -----------
                                                                     -----------    -----------    -----------


NOTE 18.  SEGMENT INFORMATION

The reportable segments are determined by the products and services offered, primarily distinguished between banking and other operations. Loans, investments, and deposits provide the revenues in the banking segment, and mortgage banking, insurance, trust and holding company services are categorized as other segments. Prior to 1998, the Company did not offer insurance services.

The accounting policies used are the same as those described in the summary of significant accounting policies. Segment performance is evaluated using net interest income. Information reported internally for performance assessment follows.


                                                                     Banking           Other       Consolidated
                                                                     Segment         Segments         Totals
                                                                     -------         --------      ------------
1998
     Net interest income (loss)                                   $     23,186     $      (724)   $     22,462
     Other revenue                                                       4,834            3,237          8,071
     Other expense                                                      15,438           2,729          18,167
     Noncash items
         Depreciation                                                    1,460             219           1,679
         Provision for loan loss                                         1,635               -           1,635
         Goodwill and other intangibles                                    877              63             940
     Segment profit                                                      8,610            (498)          8,112
     Segment assets                                                    618,156           9,038         627,194


(Continued)

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)


                                                                     Banking           Other       Consolidated
                                                                     Segment         Segments         Totals
                                                                     -------         --------      ------------
1997
     Net interest income                                          $     22,549     $      (945)   $     21,604
     Other revenue                                                       3,915            1,267          5,182
     Other expense                                                      14,857           1,603          16,460
     Noncash items
         Depreciation                                                    1,340             134           1,474
         Provision for loan loss                                         1,079               -           1,079
         Goodwill and other intangibles                                    864              39             903
     Segment profit                                                      8,324          (1,454)          6,870
     Segment assets                                                    623,875           1,585         625,460

1996
     Net interest income                                          $     14,777     $      (743)   $     14,034
     Other revenue                                                       3,234               -           3,234
     Other expense                                                      10,669             377          11,046
     Noncash items
         Depreciation                                                      683             166             849
         Provision for loan loss                                         1,178               -           1,178
         Goodwill and other intangibles                                    341              51             392
     Segment profit                                                      5,140          (1,337)          3,803
     Segment assets                                                    641,387             637         642,024

                             65