Form 10-K405, Exhibit 13
period 1999-12-31
UNIONBANCORP INC
filed 2000-03-30
CIK 1019650

                                                     UNIONBANCORP, INC.
                                            SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                   Years Ended December 31,
                                                          -------------------------------------------------------------------------
                                                              1999           1998            1997          1996             1995
                                                          ------------   ------------   ------------    ------------   ------------
                                                                         (Dollars in Thousands, Except Per Share Data)
STATEMENT OF INCOME DATA
   Interest income                                        $     48,549   $     47,720   $     46,039    $     31,037   $     21,368
   Interest expense                                             24,897         25,258         24,435          17,003         11,249
                                                          ------------   ------------   ------------    ------------   ------------
     Net interest income                                        23,652         22,462         21,604          14,034         10,119
   Provision for loan losses                                     1,522          1,635          1,079           1,178            684
                                                          ------------   ------------   ------------    ------------   ------------
     Net interest income after provision for loan losses        22,130         20,827         20,525          12,856          9,435
   Noninterest income                                            9,488          8,071          5,182           3,222          2,570
   Noninterest expense                                          23,597         20,733         18,764          12,248          8,771
                                                          ------------   ------------   ------------    ------------   ------------
   Net income before income taxes and minority interest          8,021          8,165          6,943           3,830          3,234
   Minority interest                                                 -             53             73              27              -
   Provision for income taxes                                    2,514          2,723          2,105             969            881
                                                          ------------   ------------   ------------    ------------   ------------
   Net income                                             $      5,507   $      5,389   $      4,765    $      2,834   $      2,353
                                                          ============   ============   ============    ============   ============
   Net income on common stock                             $      5,248   $      5,130   $      4,506    $      2,729   $      2,353
                                                          ============   ============   ============    ============   ============

PER SHARE DATA (1)
   Basic earnings per common shares (2)                   $       1.28   $       1.23   $       1.09    $       1.00   $       1.10
   Diluted earnings per common shares (2)                         1.27           1.22           1.08            0.99           1.09
   Cash dividends on common stock                                 0.19           0.15           0.18            0.14           0.13
   Dividend payout ratio for common stock                        14.65%         12.34%         12.83%         11.58%          12.06%
   Year-end book value per common share                   $      13.80   $      13.28   $      12.35    $     11.20    $      11.01
   Basic weighted average common shares outstanding (2)      4,085,286      4,157,745      4,125,902       2,730,600      2,131,737
   Diluted weighted average common shares outstanding (2)    4,133,554      4,210,739      4,167,764       2,756,806      2,165,428
   Period-end common shares outstanding                      4,047,309      4,262,359      4,135,830       4,114,801      2,131,737

BALANCE SHEET DATA
   Securities and federal funds sold                      $    173,918   $    176,069   $    202,142    $    233,822   $     95,182
   Loans                                                       472,395        398,388        370,985         346,496        180,819
   Allowance for loan losses                                     3,691          3,858          3,188           3,068          2,014
   Total assets                                                704,077        627,194        625,460         642,024        303,533
   Total deposits                                              594,198        517,638        527,747         543,744        261,727
   Stockholders' equity                                         56,341         57,091         51,581          46,583         22,975

EARNINGS PERFORMANCE DATA
   Return on average total assets                                 0.83%          0.84%          0.77%           0.66%          0.83%
   Return on average stockholders' equity                         9.83           9.98           9.78            9.32          10.83
   Return on average total assets, including mandatory
     redeemable preferred stock                                   0.83           0.84           0.77            0.66            N/A
   Return on average equity, including mandatory
     redeemable preferred stock                                   9.68           9.83           9.61            9.21            N/A
   Net interest margin ratio                                      4.03           4.01           3.95            3.72           4.12
   Efficiency ratio (3)                                          67.11          63.49          65.29           66.70          68.35

ASSET QUALITY RATIOS
   Nonperforming assets to total assets                           0.57%          0.46%          0.49%           0.44%          0.95%
   Nonperforming loans to total loans                             0.74           0.65           0.74            0.65           1.22
   Net loan charge-offs to average loans                          0.38           0.20           0.27            0.58           0.22
   Allowance for loan losses to total loans                       0.78           0.97           0.86            0.89           1.11
   Allowance for loan losses to nonperforming loans             105.01         148.50         116.91          135.75          90.93

CAPITAL RATIOS
   Average equity to average assets                               8.42%          8.44%          8.00%           7.14%          7.67%
   Total capital to risk adjusted assets                         11.04           12.23         11.86           10.87          12.35
   Tier 1 leverage ratio                                          7.20            7.66          6.76            7.76           7.95

----------
(1) Restated to reflect the three-for-one stock split which took effect May 20, 1996.
(2) Restated in accordance with Statement of Financial Accounting Standards No. 128 which took effect December 31, 1997.
(3) Calculated as noninterest expense less amortization of intangibles and expenses related to other real estate owned divided by the sum of net interest income before provisions for loan losses and total noninterest income excluding securities gains and losses and gain on sale of subsidiaries.


                                                                              1.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF THE COMPANY


The following discussion provides additional information regarding the operations and financial condition of UnionBancorp, Inc. (the "Company") for the three years ended December 31, 1999. This discussion should be read in conjunction with "Selected Consolidated Financial Data," the consolidated financial statements of the Company, and the accompanying notes thereto.

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

GENERAL

The Company derives most of its revenues and income from the operations of its banking subsidiaries (the "Banks"), but also derives revenue from its nonbank subsidiaries, UnionFinancial Services, UnionData and UnionTrust. The Banks provide a full range of commercial and consumer banking services to businesses and individuals, primarily in north central and west central Illinois, while the nonbanks provide insurance, brokerage, asset management, trust and data processing service to the same regions.

As of December 31, 1999, the Company had total assets of $704,077,000, net loans of $468,704,000, total deposits of $594,198,000, and total stockholders' equity of $56,341,000. Total


                                                                              2.

assets increased by 12.3% from year-end 1998 or a $76,883,000 increase. Total net loans increased by 18.8% from year-end 1998 or a $74,174,000 increase. This loan growth was primarily funded by a $76,560,000 or 14.8% increase in deposits. The increases in both loans and deposits reflect the continued strength of the regional economy, increased market share and the expansion of the Company's delivery systems.

During the first quarter of 1999, UnionBank/West opened a branch office in Quincy, Illinois, and in the second quarter UnionBank opened a branch office in Mendota, Illinois. Both of these banking centers were established in order to further invest in growth markets. In addition, the Company announced that it had purchased 220,000 of its own shares in a privately negotiated transaction during the first quarter of 1999. During the fourth quarter of 1999, UnionBank/West acquired approximately $28,900,000 in deposits from the Rushville branch of Associated Bank, Illinois. The addition of the Rushville branch was intended to extend UnionBank/West operations into adjacent markets.

RESULTS OF OPERATIONS

NET INCOME

Net income was $5,507,000, or $1.27 per share (diluted), for the year ended December 31, 1999 compared with net income of $5,389,000, or $1.22 per share (diluted), for the year ended December 31, 1998. This represents a 4.1% increase in per share earnings and a 2.2% increase in net income. Cash earnings per share (diluted) equaled $1.39 for the year ended December 31, 1999. Cash earnings consist of the Company's earnings plus the income statement impact of the purchase accounting adjustments, tax affected where appropriate. The net income improvement in 1999 as compared to 1998 was the result of higher levels of noninterest income attributable primarily to insurance commissions and fees, an increase in net interest income driven by the loan portfolio and a decrease in taxes due to lower taxable income.

Return on average assets was 0.83% for the period compared to the 0.84% for the same period in 1998. Cash return on average assets for the period was 0.92%. Cash return on average assets consists of the cash earnings described above divided by average assets less intangibles. Return on average stockholders' equity was 9.83% for the period compared to 9.98% for the same period in 1998. Return on average tangible equity capital for the period equaled 12.4%.

Net income was $5,389,000 for the year ended December 31, 1998 compared with net income of $4,765,000 for the year ended December 31, 1997, an increase of $624,000 or 13.1%. The increase in earnings per share in 1998 compared with 1997 was primarily attributed to the sustained growth in core noninterest income coupled with the continued growth in net interest income driven by the loan portfolio and various nonrecurring transactions.

NET INTEREST INCOME

Net interest income is the difference between income earned on interest-earning assets and the interest expense incurred for the funding sources used to finance these assets. Changes in net interest income generally occur due to fluctuations in the volume of earning assets and paying


                                                                              3.

liabilities and rates earned and paid, respectively, on those assets and liabilities. The net yield on total interest-earning assets, also referred to as interest rate margin or net interest margin, represents net interest income divided by average interest-earning assets. The Company's long term objective is to manage those assets and liabilities to provide the largest possible amount of income while balancing interest rate, credit, liquidity and capital risks. For purposes of this discussion, both net interest income and margin have been adjusted to a fully tax equivalent basis for certain tax-exempt securities and loans.

Net interest income was $24,802,000 for 1999, an increase of $1,167,000 or 4.9%, compared with net interest income of $23,635,000 for 1998. Net interest income increased in 1999 due to a $48,000,000 increase in the volume of average loan balances outstanding accompanied by a reduction in the cost of funds of 27 basis points. The net interest margin increased to 4.03% at December 31, 1999 from 4.01% at December 31, 1998. This was due to the interest rates on average earning assets decreasing to 8.07% in 1999 from 8.29% in 1998, while rates on average interest-bearing liabilities decreased to 4.60% in 1999 from 4.87% in 1998.

The Company's average total interest-earning assets increased from $590,008,000 for 1998 to $615,730,000 for 1999, representing a 4.4% increase. The growth in interest-earning assets was primarily funded by internally generated deposits attributed to increased market share during 1999.

Net interest income was $23,635,000 for 1998, an increase of $1,074,000 or 4.8%, compared with net interest income of $22,561,000 for 1997. The Company's average total interest-earning assets increased from $571,626,000 for 1997 to $590,008,000 for 1998 representing a 3.2% increase resulting primarily from the growth attributed to efforts to increase market share during 1998. The net interest margin increased to 4.01% at December 31, 1998 from 3.95% at December 31, 1997. The interest rates on average earning assets increased to 8.29% in 1998 from 8.22% in 1997, while rates on average interest-bearing liabilities increased to 4.87% in 1998 from 4.83% in 1997.

The following table sets forth for each category of interest-earning assets and interest-bearing liabilities the average amounts outstanding, the interest earned or paid on such amounts, and the average rate paid for the years ended December 31, 1999, 1998, and 1997. The table also sets forth the average rate earned on all interest-earning assets, the average rate paid on all interest-bearing liabilities, and the net yield on average interest-earning assets for the same period.


                                                                              4.

                                                    AVERAGE BALANCE SHEET
                                             AND ANALYSIS OF NET INTEREST INCOME
                                                    (DOLLARS IN THOUSANDS)

                                                                          For the Years Ended December 31,
                                                         -----------------------------------------------------------------
                                                                      1999                               1998
                                                         ------------------------------     ------------------------------
                                                                    Interest                           Interest
                                                           Average   Income/    Average      Average    Income/   Average
                                                           Balance   Expense     Rate        Balance    Expense    Rate
                                                           -------   -------     ----        -------    -------    ----
ASSETS
INTEREST-EARNING ASSETS
   Interest-earning deposits                            $    1,801  $      92     5.11%   $     1,568  $    142     9.06%
   Securities (1)
      Taxable                                              133,156      8,060     6.05%       149,807     9,016     6.02%
      Nontaxable (2)                                        40,963      3,034     7.41%        42,131     3,225     7.65%
                                                        ----------  ---------  -------    -----------  --------  -------
         Total  securities (tax equivalent)                174,119     11,094     6.37%       191,938    12,241     6.38%
                                                        ----------  ---------  -------    -----------  --------  -------
      Federal funds sold                                     1,244         73     5.87%         5,942       333     5.60%
                                                        ----------  ---------  -------    -----------  --------  -------
      Loans (3)(4)
         Commercial                                        128,008     11,343     8.86%       109,685    10,377     9.46%
         Real estate                                       269,840     22,181     8.22%       239,780    20,632     8.60%
         Installment and other                              40,718      3,681     9.04%        41,095     3,892     9.47%
         Fees on loans                                           -      1,235        -              -     1,276        -
                                                        ----------  ---------  -------    -----------  --------  -------
            Net loans (tax equivalent)                     438,566     38,440     8.76%       390,560    36,177     9.26%
                                                        ----------  ---------  -------    -----------  --------  -------
               Total interest-earning assets               615,730     49,699     8.07%       590,008    48,893     8.29%
                                                        ----------  ---------  -------    -----------  --------  -------

NON-INTEREST-EARNING ASSETS
   Cash and cash equivalents                                20,801                             17,436
   Premises and equipment, net                              13,729                             14,680
   Other assets                                             15,090                             17,208
                                                        ----------                        -----------
      Total non-interest-earning assets                     49,620                             49,324
                                                        ----------                        -----------

         Total assets                                   $  665,350                        $   639,332
                                                        ==========                        ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES
   NOW accounts                                         $   55,888      1,281     2.29%   $    56,668     1,353     2.39%
   Money market accounts                                    33,864      1,189     3.51%        29,300     1,040     3.55%
   Savings deposits                                         57,240      1,543     2.70%        61,740     1,848     2.99%
   Time $100,000 and over                                  128,090      6,569     5.13%       106,187     5,809     5.47%
   Other time deposits                                     215,918     11,430     5.29%       215,478    12,288     5.70%
   Federal funds purchased and
     repurchase agreements                                  13,050        679     5.20%        16,773       953     5.68%
   Advances from FHLB                                       27,636      1,526     5.52%        21,727     1,226     5.64%
   Notes payable                                             9,530        680     7.14%        11,024       741     6.72%
                                                        ----------  ---------  -------    -----------  --------  -------
      Total interest-bearing liabilities                   541,216     24,897     4.60%       518,897    25,258     4.87%
                                                        ----------  ---------  -------    -----------  --------  -------
NON-INTEREST-BEARING LIABILITIES
   Non-interest-bearing deposits                            61,458                             59,885
   Other liabilities                                         6,656                              6,569
                                                        ----------                        -----------
      Total non-interest-bearing liabilities                68,114                             66,454
                                                        ----------                        -----------
   Stockholders' equity                                     56,020                             53,981
                                                        ----------                        -----------

   Total liabilities and stockholders' equity           $  665,350                        $   639,332
                                                        ==========                        ===========
   Net interest income (tax equivalent)                             $  24,802                          $  23,635
                                                                    =========                          =========
   Net interest income (tax equivalent) to
     total earning assets                                                         4.03%                             4.01%
                                                                               =======                           =======
   Interest-bearing liabilities to earning assets            87.90%                             87.95%
                                                        ==========                        ===========

                                                        For the Years Ended December 31,
                                                        ------------------------------
                                                                     1997
                                                        ------------------------------
                                                                   Interest
                                                          Average   Income/    Average
                                                          Balance   Expense     Rate
                                                          -------   -------     ----
ASSETS
INTEREST-EARNING ASSETS
   Interest-earning deposits                            $     353  $      28     7.93%
   Securities (1)
      Taxable                                             173,190     10,838     6.26%
      Nontaxable (2)                                       32,618      2,566     7.87%
                                                        ---------  ---------  -------
         Total  securities (tax equivalent)               205,808     13,404     6.51%
                                                        ---------  ---------  -------
      Federal funds sold                                    6,845        381     5.56%
                                                        ---------  ---------  -------
      Loans (3)(4)
         Commercial                                        97,407      9,274     9.52%
         Real estate                                      216,911     18,693     8.62%
         Installment and other                             44,302      4,124     9.31%
         Fees on loans                                          -      1,092        -
                                                        ---------  ---------  -------
            Net loans (tax equivalent)                    358,620     33,183     9.25%
                                                        ---------  ---------  -------
               Total interest-earning assets              571,626     46,996     8.22%
                                                        ---------  ---------  -------

NON-INTEREST-EARNING ASSETS
   Cash and cash equivalents                               17,248
   Premises and equipment, net                             14,397
   Other assets                                            16,245
                                                        ---------
      Total non-interest-earning assets                    47,890
                                                        ---------

         Total assets                                   $ 619,516
                                                        =========

LIABILITIES AND STOCKHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES
   NOW accounts                                         $  55,883      1,396     2.50%
   Money market accounts                                   31,433      1,028     3.27%
   Savings deposits                                        62,316      1,758     2.82%
   Time $100,000 and over                                  81,612      4,622     5.66%
   Other time deposits                                    231,766     12,860     5.55%
   Federal funds purchased and
     repurchase agreements                                 20,683      1,171     5.66%
   Advances from FHLB                                       8,783        543     6.18%
   Notes payable                                           13,247      1,057     7.98%
                                                        ---------  ---------  -------
      Total interest-bearing liabilities                  505,723     24,435     4.83%
                                                        ---------  ---------  -------
NON-INTEREST-BEARING LIABILITIES
   Non-interest-bearing deposits                           57,623
   Other liabilities                                        6,596
                                                        ---------
      Total non-interest-bearing liabilities               64,219
                                                        ---------
   Stockholders' equity                                    49,574
                                                        ---------

   Total liabilities and stockholders' equity           $ 619,516
                                                        =========
   Net interest income (tax equivalent)                            $  22,561
                                                                   =========
   Net interest income (tax equivalent) to
     total earning assets                                                        3.95%
                                                                              =======
   Interest-bearing liabilities to earning assets           88.47%
                                                        =========

----------
(1) Average balance and average rate on securities classified as available-for-sale are based on historical amortized cost balances.

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

                             RATE/VOLUME ANALYSIS OF
                               NET INTEREST INCOME
                             (DOLLARS IN THOUSANDS)

                                                            For the Years Ended December 31,
                                         ----------------------------------------------------------------------
                                                1999 Compared to 1998                1998 Compared to 1997
                                         ---------------------------------    ---------------------------------
                                                    Change Due to                        Change Due to
                                         ---------------------------------    ---------------------------------
                                          Volume        Rate         Net        Volume       Rate          Net
                                         ---------   ---------   ---------    ---------   ---------    --------
INTEREST INCOME:
   Interest-earning deposits             $      19   $     (69)  $     (50)   $     109   $       5    $    114
   Investment securities:
      Taxable                               (1,001)         45        (956)      (1,437)       (385)     (1,822)
      Nontaxable                              (127)        (64)       (191)         732         (73)        659
   Federal funds sold                         (275)         15        (260)         (50)          2         (48)
   Loans                                     4,286      (2,023)      2,263        2,958          36       2,994
                                         ---------   ---------   ---------    ---------   ---------    --------

      Total interest income                  2,902      (2,096)        806        2,312        (415)      1,897
                                         ---------   ---------   ---------    ---------   ---------    --------

INTEREST EXPENSE:
   NOW accounts                                (18)        (54)        (72)          19         (62)        (43)
   Money market accounts                       161         (12)        149          (73)         85          12
   Savings deposits                           (131)       (174)       (305)         (16)        106          90
   Time, $100,000 and over                   1,139        (379)        760        1,347        (160)      1,187
   Other time                                   25        (883)       (858)        (915)        343        (572)
   Federal funds purchased and
     repurchase agreements                    (198)        (76)       (274)        (222)          4        (218)
   Advances from FHLB                          327         (27)        300          734         (51)        683
   Notes payable                              (105)         44         (61)        (213)       (103)       (316)
                                         ---------   ---------   ----------   ---------   ---------    --------

      Total interest expense                 1,200      (1,561)       (361)         661         162         823
                                         ---------   ---------   ---------    ---------   ---------    --------

         Net interest margin             $   1,702   $    (535)  $   1,167    $   1,651   $    (577)   $  1,074
                                         =========   =========   =========    =========   =========    ========

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


                                                                              6.

The 1999 provision for loan losses totaled $1,522,000 compared with $1,635,000 in 1998. In addition to its regular provision to the allowance for loan losses, the Company made a special fourth quarter provision in the amount of $300,000. In 1999, the additional provision related to one $857,000 general contractor loan where the debtor filed for protection under Chapter 7 of the Bankruptcy Code on September 22, 1999. Approximately 76% of the outstanding balance was charged off due to management's investigation of likely collectibility. Net charge-offs in 1999 were approximately $1,689,000 compared with $789,000 in 1998. The provision for loan losses of $1,522,000 was made to bring the allowance for loan losses to the level management deemed adequate as of December 31, 1999.

The 1998 provision for loan losses was $1,635,000 compared with $1,079,000 in 1997. Net charge-offs in 1998 were approximately $789,000 as compared to $959,000 in 1997. The provision for loan losses of $1,635,000 was made to bring the allowance for loan losses to the level management deemed adequate as of December 31, 1998.

NONINTEREST INCOME

The following table shows the Company's noninterest income:

                               NONINTEREST INCOME
                             (DOLLARS IN THOUSANDS)

                                                Years Ended December 31,
                                       -----------------------------------------
                                           1999          1998            1997
                                       -----------    -----------    -----------
Service charges                        $     2,259    $     2,251    $     1,854
Merchant fee income                          1,116            833            670
Trust income                                   711            590            516
Mortgage banking operations                  1,301          1,518            751
Securities gains, net                           45             56            193
Insurance commissions and fees               2,595            317              -
Gain on sale of subsidiaries, net                -            820              -
Other noninterest income                     1,461          1,686          1,198
                                       -----------    -----------    -----------

     Total noninterest income          $     9,488    $     8,071    $     5,182
                                       ===========    ===========    ===========

Noninterest income consists of a wide variety of fee generating services viewed as traditional banking services as well as revenues earned by its insurance/brokerage, trust and data processing business segments. Noninterest income totaled $9,488,000 for the year ended December 31, 1999, as compared to $8,071,000 in 1998. This represents an increase of $1,417,000 or 17.56%. As a percentage of total income, noninterest income increased to 28.6% versus the 26.4% that existed at 1998.

The majority of the increase was related to insurance commissions and fees and merchant fee income. The Company, through its wholly owned subsidiary UnionFinancial Services, provides


                                                                              7.

a full range of insurance and brokerage services to its customers. The $2,278,000 year over year increase was attributable to a full year of policies sold and brokerage services provided.

Merchant fee income consists of transaction, processing, and rental fees related to the Company's credit card portfolio and ancillary products. A majority of the $283,000 increase was due to higher interchange fees and merchant discounts related to retail processing.

The Company, through its wholly owned subsidiary UnionTrust Corporation, provides trust services to its customers by acting as executor, administrator, trustee, or agent and in various other fiduciary capacities for client accounts. Total assets under management at December 31, 1999 and 1998 were approximately $145,582,000 and $143,574,000, respectively. Trust income, which is predominately comprised of assessed fees based on the market value of managed client portfolios, increased by $121,000 during 1999.

Service charges consist of fees on both interest bearing and noninterest bearing deposit accounts as well as charges for items such as insufficient funds and overdrafts. The increase of $8,000 was due to higher volumes of business checking accounts and the resulting higher service charges offset by lower overdraft and insufficient fund fees.

These improvements were offset by a $217,000 decline in mortgage banking income, as rising interest rates resulted in a reduction in the rate of mortgage refinancing and slowed real estate activity in general.

Noninterest income totaled $8,071,000 for the year ended December 31, 1998, as compared to $5,182,000 for 1997. Exclusive of net securities gains, which totaled $56,000 during 1998 as compared to net securities gains of $193,000 in 1997, noninterest income increased by $3,026,000 or a 60.7% improvement. All categories of operating income contributed to the increase with the majority of the increase related to the growth in mortgage banking income, service charge income, and insurance commissions along with the $820,000 net gain relating to the divestitures recorded during the year. Specifically, mortgage banking income increased $767,000 during the year due to gains on sales of loans, which was the result of increased loan originations due to refinancings because of lower interest rates. These operations increased by over 102% from the prior year as the Company originated and sold in excess of $100 million of loans during the year. This growth was due to the low interest rate environment and aggressive sales force. Service charges on deposit accounts, one of the major components of noninterest income, consist of fees on both interest-bearing and non-interest-bearing deposit accounts as well as charges for items such as insufficient funds, overdrafts, and stop payment requests. The increase in service charge income to $2,251,000 for 1998 from $1,854,000 for 1997 was related to increases in deposit account balances and increases in the service charge schedule during 1998.


                                                                              8.

NONINTEREST EXPENSE

The following table shows the Company's noninterest expense:

                               NONINTEREST EXPENSE
                             (DOLLARS IN THOUSANDS)

                                                Years Ended December 31,
                                       -----------------------------------------
                                           1999           1998           1997
                                       -----------    -----------    -----------
Salaries and employee benefits         $    12,244    $    10,557    $     9,231
Occupancy expense, net                       1,594          1,520          1,532
Furniture and equipment expenses             1,888          1,788          1,599
Supplies and printing                          538            563            602
Telephone                                      677            576            472
Amortization of intangible assets              897            940            903
Other noninterest expense                    5,759          4,789          4,425
                                       -----------    -----------    -----------

     Total noninterest expense         $    23,597    $    20,733    $    18,764
                                       ===========    ===========    ===========

In 1999, noninterest expense increased $2,846,000 or 13.8%. Salaries and employee benefits accounted for $1,687,000 or 59.3% of the increase. The increase in salaries and employee benefits expense for 1999 was primarily due to the acquisition in 1998 and the new locations in 1999. Approximately 89% or $1,501,000 of the increase was related to a full year of UnionFinancial Services salary and commission costs. The remaining variance was due to regular merit increases, basic incentive compensation, and the initial staffing and related compensations costs of two new banking centers.

The 4.9% increase in occupancy expense was largely related to operational costs of two new banking centers and a full year of UnionFinancial Services. Furniture and equipment costs increased 5.6% due to higher equipment depreciation expense as a result of purchases of furniture and equipment for the additional branches established in 1999 and a full year of UnionFinancial Services.

Approximately 49.2% or $412,000 of the increase in other expense was primarily associated with a full year of expense related to UnionFinancial Services. The remaining variance was primarily attributable to advertising and promotion campaigns targeted in markets for UnionFinancial Services and the new banking centers and interchange fee expense due to increased debit and credit card activity.

Noninterest expense was $20,733,000 in 1998, an increase of $1,969,000 or 10.5% compared with noninterest expense of $18,764,000 for 1997. The increase was reflected in several categories of noninterest expense. The increase in salaries and employee benefits accounted for a majority of the increase and primarily was directly related to merit increases along with incentive payments relating to the mortgage banking operations. The increase in furniture and equipment expenses


                                                                              9.

was largely related to the standardization of computer equipment in 1997 for the acquired entities. The increase in the other expense category was primarily associated with consulting fees, of which a significant portion of the expense was related to outsourcing the internal audit function, beginning in the second quarter of 1998. This increase was offset by a smaller increase in salaries and employee benefits as the Company reallocated the internal audit department to assist in other areas, coupled by the cost associated with the acquisition and divestitures recorded during the year.

INCOME TAXES

The Company recorded income tax expense of $2,514,000, $2,723,000, and $2,105,000, for the years ended December 31, 1999, 1998, and 1997, respectively, and effective tax rates were 31.3%, 33.6%, and 30.6%, respectively, for such periods. The Company's effective tax rate is lower than statutory rates because the Company derives interest income from municipal securities and loans, which are exempt from federal tax.

PREFERRED STOCK DIVIDENDS

The Company paid $259,000 of preferred stock dividends in 1999, 1998, and 1997.

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


                                                                             10.

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

One method of analyzing interest rate risk is to evaluate the balance of the Company's interest rate sensitivity position or "gap" analysis. Gap analysis is a static management tool used to identify mismatches or gaps in the repricing of assets and liabilities within specified periods of time. Any excess of assets or liabilities in a particular period results in an interest rate sensitivity gap. The following table presents the interest rate sensitivity for the Company's interest-earning assets and interest-bearing liabilities at December 31, 1999. The table was prepared assuming loans prepay at varying degrees, based on type, maturity, and rate.

                 INTEREST RATE SENSITIVE ASSETS AND LIABILITIES
                             (DOLLARS IN THOUSANDS)

                                                                         December 31, 1999
                                                     ----------------------------------------------------------
                                                       3 Months       3 Months to     6 Months       1 Year to
                                                        or Less        6 Months       to 1 Year       5 Years
                                                     ------------    ------------   ------------   ------------
INTEREST-EARNING ASSETS
     Interest-bearing balances                       $      1,998    $          -   $          -   $          -
     Federal funds sold                                        25               -              -              -
     Securities                                            57,471           8,914         17,922         42,190
         Loans                                            115,201          45,033         53,534        212,175
                                                     ------------    ------------   ------------   ------------

         Total interest-earning assets               $    174,695    $     53,947   $     71,456   $    254,365
                                                     ============    ============   ============   ============

INTEREST-BEARING LIABILITIES
     NOW accounts                                    $     58,747    $          -   $          -   $          -
     Money market accounts                                 37,601               -              -              -
     Savings                                               52,249               -              -              -
     Time, $100,000 and over                               48,618          48,289         36,359         16,727
     Other time                                            58,676          48,388         49,656         70,641
                                                     ------------    ------------   ------------   ------------

         Total interest-bearing deposits                  225,891          96,677         86,015         87,368

     Federal funds and repurchase agreements                3,792             481            559            476
     Advances from FHLB                                         -           9,000            525         20,908
     Notes payable                                          9,500               -              -              -
                                                     ------------    ------------   ------------   ------------
         Total interest-bearing liabilities          $    269,183    $    106,158   $     87,099   $    108,752
                                                     ============    ============   ============   ============

Period interest sensitivity gap                      $    (94,488)   $    (52,211)  $    (15,643)  $    145,613
Cumulative interest sensitivity gap                       (94,488)       (146,699)      (162,342)       (16,729)
Cumulative gap as a percent of total assets                (13.42)%        (20.84)%       (23.06)%        (2.38)%
Cumulative interest-sensitive assets as a percent
  of cumulative interest-sensitive liabilities              64.90%          60.92%         64.89%         97.07%

                                                           December 31, 1999
                                                     ---------------------------
                                                        Over
                                                       5 Years          Total
                                                     ------------   ------------
INTEREST-EARNING ASSETS
     Interest-bearing balances                       $          -   $      1,998
     Federal funds sold                                         -             25
     Securities                                            47,396        173,893
         Loans                                             46,452        472,395
                                                     ------------   ------------

         Total interest-earning assets               $     93,848   $    648,311
                                                     ============   ============

INTEREST-BEARING LIABILITIES
     NOW accounts                                    $          -   $     58,747
     Money market accounts                                      -         37,601
     Savings                                                    -         52,249
     Time, $100,000 and over                                    -        149,993
     Other time                                               613        227,974
                                                     ------------   ------------

         Total interest-bearing deposits                      613        526,564

     Federal funds and repurchase agreements                    -          5,308
     Advances from FHLB                                     2,300         32,733
     Notes payable                                              -          9,500
                                                     ------------   ------------
         Total interest-bearing liabilities          $      2,913   $    574,105
                                                     ============   ============

Period interest sensitivity gap                      $     90,935   $     74,206
Cumulative interest sensitivity gap                        74,206
Cumulative gap as a percent of total assets                 10.54%
Cumulative interest-sensitive assets as a percent
  of cumulative interest-sensitive liabilities             112.93%

The preceding table reflects a cumulative liability-sensitive balance sheet over a one year time frame which likely will more positively affect net interest income if interest rates fall than if they rise. However, while the gap analysis is widely used in the industry, it is unable to capture other factors affecting the sensitivity of the balance sheet, such as the time lags required for


                                      11.

certain assets and liabilities to reprice because of their varying sensitivity to changes in market interest rats. Furthermore, included in the total for rate-sensitive liabilities are $148,597,000 in NOW, money market and savings accounts. While immediately repriceable, the rates paid on these deposit accounts will not change in direct correlation with changes in the general level of short-term interest rates.

The Company undertakes this interest rate sensitivity analysis to monitor the potential risk to future earnings from the impact of possible future changes in interest rates on currently existing net asset or net liability positions. However, this type of analysis is as of a point-in-time, when in fact, the Company's interest rate sensitivity can quickly change as market conditions, customer needs, and management strategies change. Thus, the preceding table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the repricing of certain assets and liabilities is discretionary and is subject to competitive and other pressures. Pursuant to its investment policy, the Company does not purchase off-balance-sheet derivative financial instruments.

As of December 31, 1999, the Banks held approximately $35,837,000 and $30,888,000 (at amortized cost) in collateralized mortgage obligations and mortgage-backed securities. Although the securities have various stated maturities, it is not uncommon for the securities to prepay outstanding principal prior to stated maturities. As a result, assets and liabilities indicated as repricing within the same period may, in fact, reprice at different times and at different rate levels.

In addition to the interest rate sensitivity analysis, the Company also measures its overall interest rate sensitivity through a net interest income analysis. The net interest income analysis measures the change in net interest income in the event of hypothetical changes in interest rates. This analysis assesses the risk of changes in net interest income in the event of a sudden and sustained 100 to 200 basis point increase or decrease in market interest rates. The assumption in this table is that liabilities will reprice faster than assets due to market constraints and management's assessment of their assets and liabilities. The tables below present the Company's projected changes in net interest income for 1999 and 1998 for the various rate shock levels.

December 31, 1999                            Net Interest Income
-----------------             ------------------------------------------------
                                Amount              Change             Change
                              ---------           ---------           --------
                                            (Dollars in Thousands)
     +200 bp                  $  24,241           $  (1,405)          (5.48)%
     +100 bp                     24,870                (776)          (3.03)
     Base                        25,646                   -               -
     -100 bp                     26,178                 532            2.07
     -200 bp                     25,647                   1            0.00

Based upon the Company's model at December 31, 1999, the effect of an immediate 200 basis point increase in interest rates would decrease the Company's net interest income by 5.48% or approximately $1,405,000. The effect of an immediate 200 basis point decrease in rates would


                                                                             12.

increase the Company's net interest income by 0.00% or approximately $1,000. The reason for this is even though the preceding table shows the Company as having a negative gap, certain core deposits may not reprice when rates decrease depending on market conditions. This causes the decline in net interest income.

December 31, 1999                            Net Interest Income
-----------------             ------------------------------------------------
                                Amount              Change             Change
                              ---------           ---------           --------
                                            (Dollars in Thousands)
     +200 bp                  $  20,811           $    (652)          (3.04)%
     +100 bp                     21,155                (308)          (1.43)
     Base                        21,463                   -               -
     -100 bp                     21,542                  80            0.37
     -200 bp                     20,882                (580)          (2.70)

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


                                                                             13.

FINANCIAL CONDITION

LOANS AND ASSET QUALITY

The Company's loans are diversified by borrower and industry group. Loan growth has occurred every year over the past five years and can be attributed to increased loan demand, to the addition of new loan products, and to acquisitions. The growth in the loan portfolio in 1999 is primarily due to management's restructuring of the balance sheet to increase the net interest margin. The following table describes the composition of loans by major categories outstanding.

                                 LOAN PORTFOLIO
                             (DOLLARS IN THOUSANDS)

                                                                Aggregate Principal Amount
                                                                       December 31,
                                           --------------------------------------------------------------------
                                               1999           1998         1997           1996          1995
                                           -----------    -----------   -----------   -----------   -----------
Commercial                                 $   103,842    $    74,481   $    62,936   $    60,152   $    38,298
Agricultural                                    38,328         41,821        39,431        43,500        17,079
Real estate:
    Commercial mortgages                       126,645         99,872        72,730        63,254        44,393
    Construction                                15,786         13,935        14,393        13,549         7,437
    Agricultural                                38,847         35,790        27,955        29,185        10,229
    1-4 family mortgages                       102,695         96,921       109,411        91,697        36,637
Installment                                     43,644         32,714        41,210        42,320        24,072
Other                                            2,615          2,884         3,076         3,354         2,681
                                           -----------    -----------   -----------   -----------   -----------
                                               472,402        398,418       371,142       347,011       180,826
Unearned income                                     (7)           (30)         (157)         (515)           (7)
                                           -----------    -----------   -----------   -----------   ------------
Total loans                                    472,395        398,388       370,985       346,496       180,819
Allowance for loan losses                       (3,691)        (3,858)       (3,188)       (3,068)       (2,014)
                                           -----------    -----------   -----------   -----------   ------------

    Loans, net                             $   468,704    $   394,530   $   367,797   $   343,428   $   178,805
                                           ============   ===========   ===========   ===========   ===========

                                                                Aggregate Principal Amount
                                                                       December 31,
                                           --------------------------------------------------------------------
                                               1999           1998         1997           1996          1995
                                           -----------    -----------   -----------   -----------   -----------

                                                            Percentage of Total Loan Portfolio
                                           --------------------------------------------------------------------
Commercial                                       21.98%         18.69%        16.96%        17.33%         21.18%
Agricultural                                      8.11          10.50         10.62         12.54           9.45
Real estate:
    Commercial mortgages                         26.81          25.07         19.60         18.23          24.55
    Construction                                  3.34           3.50          3.88          3.90           4.11
    Agricultural                                  8.22           8.98          7.53          8.41           5.66
    1-4 family mortgages                         21.74          24.33         29.48         26.42          20.26
Installment                                       9.24           8.21         11.10         12.20          13.31
Other loans                                       0.56           0.72          0.83          0.97           1.48
                                           -----------    -----------   -----------   -----------   ------------

    Gross loans                                 100.00%        100.00%       100.00%       100.00%        100.00%
                                           ===========    ===========   ===========   ===========   ============


                                                                             14.

As of December 31, 1999 and 1998, commitments of the Banks under standby letters of credit and unused lines of credit totaled approximately $52,508 and $92,893, respectively.

Stated loan maturities (including rate loans reset to market interest rates) of the total loan portfolio, net of unearned income, at December 31, 1999 were as follows:

                           STATED LOAN MATURITIES (1)
                             (DOLLARS IN THOUSANDS)

                              Within          1 to 5          After 5
                              1 Year           Years           Years             Total
                           ------------    ------------     ------------    ------------
Commercial                 $     56,617    $     34,689     $     12,536    $    103,842
Agricultural                     26,730          10,146            1,452          38,328
Real estate                      56,297          83,849          143,827         283,973
Installment                      14,755          31,047              450          46,252
                           ------------    ------------     ------------    ------------

     Total                 $    154,399    $    159,731     $    158,265    $    472,395
                           ============    ============     ============    ============

----------
(1)  Maturities based upon contractual maturity dates

The maturities presented above are based upon contractual maturities. Many of these loans are made on a short-term basis with the possibility of renewal at time of maturity. All loans, however, are reviewed on a continuous basis for creditworthiness.

Rate sensitivities of the total loan portfolio, net of unearned income, at December 31, 1999 were as follows:

                                 LOAN REPRICING
                             (DOLLARS IN THOUSANDS)

                                 Within           1 to 5         After 5
                                 1 Year            Years          Years            Total
                              ------------    ------------     -----------    ------------
Fixed rate                    $     84,867    $     85,653     $    43,535    $    214,055
Variable rate                      126,823         125,667           2,901         255,391
Impaired and not accruing
  and nonaccrual                     2,078             855              16           2,949
                              ------------    ------------     -----------    ------------

     Total                    $    213,768    $    212,175     $    46,452    $    472,395
                              ============    ============     ===========    ============

NONPERFORMING ASSETS

The Company's financial statements are prepared on the accrual basis of accounting, including the recognition of interest income on its loan portfolio, unless a loan is placed on nonaccrual


                                                                             15.

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

Under Statement of Financial Accounting Standards No. 114 and No. 118, the Company defined loans that will be individually evaluated for impairment to include commercial loans and mortgages secured by commercial properties or five-plus family residences that are in nonaccrual status or were restructured. All other smaller balance homogeneous loans are evaluated for impairment in total.

Other nonperforming assets consist of real estate acquired through loan foreclosures or other workout situations and other assets acquired through repossessions.

Nonperforming loans totaled $3,515,000 at year end 1999 as compared to $2,598,000 at year end 1998, increasing as a percentage of total loans to 0.74% in 1999 from 0.65% in 1998. The increase in nonaccrual loans was primarily related to the inclusion of three credits during 1999. The following table summarizes nonperforming assets by category.

                              NONPERFORMING ASSETS
                             (DOLLARS IN THOUSANDS)

                                                                           December 31,
                                                 --------------------------------------------------------------
                                                    1999         1998          1997         1996         1995
                                                 ----------   ----------   ----------   ----------   ----------
Nonaccrual and impaired loans not
  accruing                                       $    2,949   $    1,487   $    1,714   $    1,774   $    1,127
Impaired and other loans 90 days past
  due and still accruing interest                       566        1,111        1,013          486        1,088
                                                 ----------   ----------   ----------   ----------   ----------
    Total nonperforming loans                         3,515        2,598        2,727        2,260        2,215
Other real estate owned                                 523          201          215          363          441
Other nonperforming assets (1)                            -          100          100          192          240
                                                 ----------   ----------   ----------   ----------   ----------

    Total nonperforming assets                   $    4,038   $    2,899   $    3,042   $    2,815   $    2,896
                                                 ==========   ==========   ==========   ==========   ==========

Nonperforming loans to total loans                  0.74%        0.65%         0.74%        0.65%        1.22%
Nonperforming assets to total loans                 0.85         0.73          0.82         0.81         1.60
Nonperforming assets to total assets                0.57         0.46          0.49         0.44         0.95

----------
(1)  Represents a single municipal security in default status.


                                                                             16.

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

The Company has a loan review function which is separate from the lending function and is responsible for the review of new and existing loans. Potential problem credits are monitored by the loan review function and are submitted for review to the loan committee and audit committee members.

The following table sets forth a summary of other real estate owned and other collateral acquired at December 31, 1999:

                             OTHER REAL ESTATE OWNED
                             (DOLLARS IN THOUSANDS)

                               Number        Net Book
                                 of          Carrying
                               Parcels         Value
                             -----------   -----------
Developed property                     7   $       523
                             ===========   ===========

ALLOWANCE FOR LOAN LOSSES

In originating loans, the Company recognizes that credit losses will be experienced and the risk of loss will vary with, among other things, general economic conditions; the type of loan being made; the creditworthiness of the borrower over the term of the loan; and in the case of a collateralized loan, the quality of the collateral for such loan. The allowance for loan losses represents the Company's estimate of the allowance necessary to provide for possible losses in the loan portfolio. In making this determination, the Company analyzes the ultimate collectibility of the loans in its portfolio, incorporating feedback provided by internal loan staff, the loan review function, and information provided by examinations performed by regulatory


                                                                             17.

agencies. The Company makes an ongoing evaluation as to the adequacy of the allowance for loan losses. On a monthly basis, management of each of the subsidiary banks meets to review the adequacy of the allowance for loan losses. Commercial credits are graded by the loan officers and the Company's Loan Review Officer validates the officers' grades. In the event that the Loan Review Officer downgrades the loan, it is included in the allowance analysis at the lower grade. The grading system is in compliance with the regulatory classifications and the allowance is allocated to the loans based on the regulatory grading, except in instances where there are known differences (i.e., collateral value is nominal, etc.). To establish the appropriate level of the allowance, a sample of loans (including impaired and nonperforming loans) are reviewed and classified as to potential loss exposure. The analysis of the allowance for loan losses is comprised of three components: specific credit allocation, general portfolio allocation, and subjective determined allocation. Once these three components of the allowance are calculated, management calculates a historical component for each loan category based on the past five years of loan history and the Company's evaluation of qualitative factors including future economic and industry outlooks. The unallocated portion of the allowance is determined based on current economic conditions and trends in the portfolio including delinquencies and impairments, as well as changes in the composition of the portfolio. Commitments to extend credit and standby letters of credit are reviewed to determine whether credit risk exists. The determination by the Company of the appropriate level of its allowance for loan losses was $3,691,000 at December 31, 1999.

The allowance for loan losses is based on estimates, and ultimate losses will vary from current estimates. These estimates are reviewed monthly, and as adjustments, either positive or negative, become necessary, a corresponding increase or decrease is made in the provision for loan losses. The composition of the loan portfolio did not significantly change in 1999. The methodology used to determine the adequacy of the allowance for loan losses is consistent with prior years and there were no reallocations. Despite the increase in nonperforming loans and net charge-offs in 1999, the Company decreased the provision for loan losses in 1999 in order to maintain the allowance for loan losses at a level deemed appropriate by management. The following table presents a detailed analysis of the Company's allowance for loan losses.


                                                                            18.

                            ALLOWANCE FOR LOAN LOSSES
                             (DOLLARS IN THOUSANDS)

                                                                       December 31,
                                           --------------------------------------------------------------------
                                               1999           1998         1997           1996          1995
                                           -----------    -----------   -----------   -----------   -----------
Beginning balance                          $     3,858    $     3,188   $     3,068   $     2,014   $     1,704

Charge-offs:
    Commercial                                   1,186            428           262           967           114
    Real estate mortgages                          346            169           386           181           173
    Installment and other loans                    340            435           559           366           250
                                           -----------    -----------   -----------   -----------   -----------
       Total charge-offs                         1,872          1,032         1,207         1,514           537
                                           -----------    -----------   -----------   -----------   -----------

Recoveries:
    Commercial                                      79             98            47            41            70
    Real estate mortgages                           22             37            88             -            56
    Installment and other loans                     82            108           113            57            37
                                           -----------    -----------   -----------   -----------   -----------
       Total recoveries                            183            243           248            98           163
                                           -----------    -----------   -----------   -----------   -----------

Net charge-offs                                  1,689            789           959         1,416           374
                                           -----------    -----------   -----------   -----------   -----------
Provision for loan losses                        1,522          1,635         1,079         1,178           684
Allowance associated with the
  Acquisitions (divestitures)                        -           (176)            -         1,292             -
                                           -----------    -----------   -----------   -----------   -----------

Ending balance                             $     3,691    $     3,858   $     3,188   $     3,068   $     2,014
                                           ===========    ===========   ===========   ===========   ===========

Period end total loans, net of
  unearned interest                        $   472,395    $   398,388   $   370,985   $   346,496   $   180,819
                                           ===========    ===========   ===========   ===========   ===========

Average loans                              $   440,284    $   390,560   $   358,620   $   243,978   $   173,004
                                           ===========    ===========   ===========   ===========   ===========

Ratio of net charge-offs to
  average loans                                   0.38%          0.20%         0.27%         0.58%          0.22%
Ratio of provision for loan losses
  to average loans                                0.35           0.42          0.30          0.48           0.40
Ratio of allowance for loan losses
  to ending total loans                           0.78           0.97          0.86          0.89           1.11
Ratio of allowance for loan losses
  to total nonperforming loans                  105.01         148.99        116.91        135.75          90.93
Ratio of allowance at end of period
  to average loans                                0.84           0.99          0.89          1.26           1.16


                                                                             19.

The following table sets forth an allocation of the allowance for loan losses among the various loan categories.

                   ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                             (DOLLARS IN THOUSANDS)

                                                                                    December 31,
                                -------------------------------------------------------------------------------------------
                                       1999                     1998                    1997                    1996
                                ------------------      -------------------     -------------------     ------------------
                                           Loan                      Loan                    Loan                    Loan
                                         Category                  Category                Category                Category
                                         to Gross                  to Gross                to Gross                to Gross
                                 Amount    Loans         Amount      Loans       Amount      Loans       Amount      Loans
                                ---------   ------      --------- --------      --------- --------      --------- --------
Commercial                      $   1,114    30.09%     $   1,213    29.19%     $     962    27.58%     $     776    29.87%
Real estate                         1,290    60.11          1,245    61.87          1,052    60.49            758    56.97
Installment and other loans           393     9.80            443     8.94            482    11.93            517    13.16
Unallocated                           894        -            957        -            692        -          1,017        -
                                ---------   ------      --------- --------      --------- --------      --------- --------

   Total                        $   3,691   100.00%     $   3,858   100.00%     $   3,188   100.00%     $   3,068   100.00%
                                =========   ======      ========= ========      ========= ========      =========   ======

                                     December 31,
                                -------------------
                                        1995
                                -------------------
                                             Loan
                                           Category
                                           to Gross
                                 Amount      Loans
                                --------- --------
Commercial                      $     800    30.62%
Real estate                           388    54.59
Installment and other loans           235    14.79
Unallocated                           591        -
                                --------- --------

   Total                        $   2,014   100.00%
                                =========   ======

SECURITIES ACTIVITIES

The Company's securities portfolio, which represented 26.7% of the Company's earning asset base as of December 31, 1999, is managed to minimize interest rate risk, maintain sufficient liquidity, and maximize return. The Company's financial planning anticipates income streams based on normal maturity and reinvestment. Securities classified as available-for-sale are purchased with the intent to provide liquidity and to increase returns. The securities classified as available-for-sale are carried at fair value. The Company does not have any securities classified as trading.

Securities held-to-maturity, carried at amortized cost, were $0 at December 31, 1999 compared to $41,847,000 at December 31, 1998. The fair value of securities held-to-maturity was $0 at December 31, 1999 and $43,073,000 at December 31, 1998.

Securities available-for-sale, carried at fair value, were $173,893,000 at December 31, 1999 compared to $133,772,000 at December 31, 1998.

On July 1, 1999, the Company adopted Statement No. 133, which allows the Company a one-time reclassification of securities held-to-maturity to available-for-sale or trading. The Company transferred securities with an amortized cost of $44,350,000 previously classified as held-to-maturity to available-for-sale upon adoption. The unrealized gain on the securities transferred was $106,000 on July 1, 1999 and the Company's equity increased by $66,000 as a result of the transfer.

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


                                                                             20.

The following table describes the composition of securities by major category and maturity.

                              SECURITIES PORTFOLIO
                             (DOLLARS IN THOUSANDS)

                                                                       December 31,
                                        ---------------------------------------------------------------------------
                                                  1999                      1998                     1997
                                        ---------------------     ----------------------     ----------------------
                                                      % of                       % of                       % of
                                          Amount    Portfolio       Amount     Portfolio       Amount     Portfolio
                                        ----------  ---------     ----------   ---------     ---------    ---------
HELD-TO-MATURITY
   States and political subdivisions    $        -         -%     $   41,847      23.83%     $   37,170     18.52%
                                        ----------   -------      ----------    -------      ==========   -------

     Total                              $        -         -%     $   41,847      23.83%     $   37,170     18.52%
                                        ==========   =======      ==========    =======      ==========   =======

AVAILABLE-FOR-SALE
   U.S. Treasury                        $    5,461    3.14%       $    6,891       3.92%     $   19,163      9.55%
   U.S. government agencies
     and corporations                       56,305    32.38           49,330      28.09          59,315     29.54
   U.S. government agency
     mortgage backed securities             29,962    17.23           31,005      17.66          22,695     11.31
   States and political
     subdivisions                           42,820    24.62                -          -               -          -
   Collateralized mortgage
     obligations                            35,481    20.40           43,208      24.60          58,300     29.04
   Corporate bonds                               -        -              100       0.06             100      0.05
   Other securities                          3,864     2.23            3,238       1.84           3,995      1.99
                                        ----------     ----       ----------    -------      ----------   -------

      Total                             $  173,893   100.00%      $  133,772      76.17%     $  163,568     81.48%
                                        ==========   ======       ==========    =======      ==========   =======


                                                                             21.

The following table sets forth the contractual, callable or estimated maturities and yields of the securities portfolio as of December 31, 1999. Mortgage backed and collateralized mortgage obligation securities are included at estimated maturity.

                           MATURITY REPRICING SCHEDULE
                             (DOLLARS IN THOUSANDS)

                                                            Maturing or Repricing
                             --------------------------------------------------------------------------------------
                                                   After 1 But        After 5 But
                               Within 1 Year      Within 5 Years     Within 10 Years   After 10 Years
                             ----------------   -----------------   ----------------  -----------------     Total
                              Amount    Yield    Amount     Yield    Amount    Yield   Amount     Yield    Amount
                             --------   -----   --------    -----   --------   -----  --------    -----   ---------
AVAILABLE-FOR-SALE
U.S. Treasury                $  1,501    6.43%  $  3,960     5.37%  $      -      -%  $      -        -%  $   5,461
U.S. government
  agencies and
  corporations                 25,584    7.00     26,844     5.94      3,877   6.99          -        -      56,305
U.S. government
  agency mortgage
  backed securities                 3   10.42        138     7.71     15,562   6.07     14,259     6.34      29,962
States and political
  Subdivisions (1)              4,110    6.41     15,107     6.69     21,928   6.70      1,675     8.40      42,820
  Collateralized
  mortgage obligations              -       -          -        -      9,715   5.57     25,766     5.68      35,481
Equity securities               3,864       -          -        -          -      -          -        -       3,864
                             --------           --------            --------          --------            ---------

     Total                   $ 35,062           $ 46,049            $ 51,082          $ 41,700            $ 173,893
                             ========           ========            ========          ========            =========

----------
(1) Rates on obligations of states and political subdivisions have been adjusted to tax equivalent yields using a 34% income tax rate

DEPOSIT ACTIVITIES

Deposits are attracted through the offering of a broad variety of deposit instruments, including checking accounts, money market accounts, regular savings accounts, term certificate accounts (including "jumbo" certificates in denominations of $100,000 or more), and retirement savings plans. The Company's average balance of total deposits was $552,458,000 for 1999, representing an increase of $23,200,000 or 4.4% compared with the average balance of total deposits for the year ended December 31, 1998. The increase in deposits was primarily due to the growth attributed to efforts to increase market share in 1999.


                                                                             22.

The following table sets forth certain information regarding the Banks' average deposits.

                                AVERAGE DEPOSITS
                             (DOLLARS IN THOUSANDS)

                                                       For the Years Ended December 31,
                         -----------------------------------------------------------------------------------------
                                      1999                           1998                          1997
                         --------------------------    ----------------------------   ----------------------------
                                        %    Average                   %     Average                 %     Average
                          Average      of     Rate       Average      of      Rate       Average    of      Rate
                          Amount      Total   Paid       Amount      Total    Paid       Amount    Total    Paid
                         --------    ------  -------   ---------   -------  -------   ---------   ------   ------
Non-interest-bearing
  demand deposits        $ 61,458     11.12%       -%  $  59,885     11.32%      -%   $  57,623    11.07%       -%
Savings accounts           57,240     10.36     2.70      61,740     11.67     2.99      62,316    11.97     2.82
Interest-bearing
  demand deposits          89,752     16.25     2.75      85,968     16.24     2.78      87,316    16.77     2.78
Time, less than $100,000  215,918     39.08     5.29     215,478     40.71     5.47     231,766    44.51     5.55
Time, $100,000 or more    128,090     23.19     5.13     106,187     20.06     5.70      81,612    15.68     5.66
                         --------    ------  -------   ---------   -------  -------   ---------   ------   ------

    Total deposits       $552,458    100.00%    3.98%  $ 529,258    100.00%    4.22%  $ 520,633   100.00%    4.16%
                         ========    ======  =======   =========   =======  =======   =========   ======   ======

As of December 31, 1999, nonbrokered time deposits over $100,000 represented 23.2% of total deposits, compared with 20.1% of total deposits as of December 31, 1998. The Company's large denomination time deposits are generally from customers within the local market areas of its subsidiary banks and provide a greater degree of stability than is typically associated with this source of funds.

The following table sets forth the remaining maturities for time deposits of $100,000 or more at December 31, 1999.

                        TIME DEPOSITS OF $100,000 OR MORE
                             (DOLLARS IN THOUSANDS)


MATURITY RANGE


     Three months or less                           $  48,618
     Over three months through six months              48,289
     Over six months through twelve months             36,359
     Over twelve months                                16,727
                                                    ---------

         Total                                      $ 149,993
                                                    =========


                                                                             23.

RETURN ON EQUITY AND ASSETS

The following table presents various ratios for the Company.

                           RETURN ON EQUITY AND ASSETS

                                                         For the Years Ended
                                                            December 31,
                                                  ------------------------------
                                                  1999         1998         1997
                                                  ----         ----         ----
Return on average assets                          0.83%        0.84%        0.77%
Return on average equity                          9.83         9.98         9.78
Average equity to average assets                  8.42         8.44         8.00
Dividend payout ratio for common stock           14.65        12.34        12.83

The decrease in the return on average assets and return on average equity ratios is primarily related to average assets and equity growing at a faster pace than the net income necessary to increase these performance ratios.


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

The Company classifies all of its investment securities as available-for-sale, thereby maintaining significant liquidity. The Company's liquidity position is further enhanced by structuring its loan portfolio interest payments as monthly and by the significant representation of retail credit and residential mortgage loans in the Company's loan portfolio, resulting in a steady stream of loan repayments. In managing its investment portfolio, the Company provides for staggered maturities so that cash flows are provided as such investments mature.


                                                                             24.

The Company's cash flows are comprised of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Net cash provided by operating activities was $3.8 million for 1999, $2.6 million for 1998, and $7.8 million for 1997. Net cash used by investing activities, consisting primarily of loan and investing funding, was $47.0 million for 1999. For the year ended December 31, 1998, net cash provided by investing activities was $35.8 million. For the year ended December 31, 1997, net cash used in investing activities was $9.3 million. Net cash provided by financing activities was $45.8 million for 1999 and $35.0 million for 1998, consisting primarily of increases in deposits and Federal Home Loan Bank advances. Net cash used by financing activities for 1997 was $23.5 million, consisting primarily of decreases in deposits and securities sold under agreements to repurchase.

The Banks' investment securities portfolios, federal funds sold, and cash and due from bank deposit balances serve as the primary sources of liquidity for the Company. At December 31, 1999, 23.4% of the Banks' interest-bearing liabilities were in the form of time deposits of $100,000 and over. Management believes these deposits to be a stable source of funds. However, if a large number of these time deposits matured at approximately the same time and were not renewed, the Banks' liquidity could be adversely affected. At year end 1999, the maturities of the Banks' large time deposits were spread throughout the year, with 32.4% maturing in the first quarter of 2000, 32.2% maturing in the second quarter of 2000, 24.2% maturing in the third and fourth quarters of 2000, and the remaining 11.2% maturing thereafter. The Banks monitor those maturities in an effort to minimize any adverse effect on liquidity.

The Company's borrowings included notes payable at December 31, 1999 in the principal amount of $9,500,000 payable to the Company's principal correspondent bank. The Company incurred approximately $2,500,000 of this debt in connection with the repurchase of 220,000 shares during the first quarter of 1999. The remaining balance was related to acquisitions. The note is renewable annually, requires quarterly interest payments, and is collateralized by the Company's stock in the Banks.

The Company's principal source of funds for repayment of the indebtedness is dividends from the Banks. At December 31, 1999, approximately $5.5 million was available for dividends without regulatory approval.

CAPITAL RESOURCES

The Banks are expected to meet a minimum risk-based capital to risk-weighted assets ratio of 8%, of which at least one-half (or 4%) must be in the form of Tier 1 (core) capital. The remaining one-half (or 4%) may be in the form of Tier 1 (core) or Tier 2 (supplementary) capital. The amount of loan loss allowance that may be included in capital is limited to 1.25% of risk-weighted assets. The ratio of Tier 1 (core) and the combined amount of Tier 1 (core) and Tier 2 (supplementary) capital to risk-weighted assets for the Company is 10.13% and 11.04%, respectively, at December 31, 1999. The Banks are currently, and expect to continue to be, in compliance with these guidelines.


                                                                             25.

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

The following table sets forth an analysis of the Company's capital ratios:

                            RISK-BASED CAPITAL RATIOS
                             (DOLLARS IN THOUSANDS)

                                                December 31,                Minimum         Well
                                     ---------------------------------      Capital      Capitalized
                                       1999         1998        1997        Ratios         Ratios
                                     --------     -------    ---------      -------      -----------
Tier 1 risk-based capital            $ 50,115    $ 47,297    $ 41,180
Tier 2 risk-based capital               4,548       5,215       4,545
Total capital                          54,663      52,512      45,725
Risk-weighted assets                  494,953     429,325     385,685
Capital ratios
     Tier 1 risk-based capital          10.13%     11.02%       10.68%        4.00%          6.00%
     Tier 2 risk-based capital          11.04      12.23        11.86         8.00          10.00
     Leverage ratio                      7.20       7.66         6.64         4.00           5.00

As of December 31, 1999, the Tier 2 risk-based capital was comprised of $3,691,000 in allowance for loan losses and $857,000 of Mandatory Redeemable Series B Preferred Stock. The Series A Preferred Stock is convertible into common stock, subject to certain adjustments intended to offset the amount of losses incurred by the Company upon the post-closing sale of certain securities acquired in conjunction with the 1996 acquisition of Prairie.

ACCOUNTING MATTERS

NEW ACCOUNTING STANDARDS

Statement of Financial Accounting Standards (Statement) No. 133 on derivatives will, in 2000, require all derivatives to be recorded at fair value in the balance sheet, with changes in fair value charged or credited to income. If derivatives are documented and effective as hedges, the change in the derivative fair value will be offset by an equal change in the fair value of the hedged item. Under the new standard, securities held-to-maturity can no longer be hedged, except for changes in the issuer's creditworthiness. Therefore, upon adoption of Statement No. 133, companies will have another one-time window of opportunity to reclassify held-to-


                                                                             26.

maturity securities to either trading or available-for-sale, provided certain criteria are met. This Statement may be adopted early at the start of a calendar quarter. The Company adopted Statement No. 133 on July 1, 1999 and it did not have a material impact on the Company's financial statements.

YEAR 2000 COMPLIANCE

The Year 2000 posed a unique set of challenges to those industries reliant on information technology. Financial institutions are particularly dependent on electronic data processing systems. In late 1996, the Company started the process of identifying the hardware and software issues required to be addressed to assure Year 2000 compliance. The Company began by assessing the issues related to the Year 2000 and the potential for those issues to adversely affect the Company's operations and those of its subsidiaries.

While the Company did incur some expenses, it did not require material cost expenditures to become fully compliant. Overall, the Company feels that there were adequate sources available and that the costs associated with such sources did not have a material impact on the profits of the Company.

As a result of the efforts of the Company's Year 2000 Committee, the Company and its subsidiaries experienced an uneventful transition from 1999 to 2000. There was no disruption of services to customers or with internal operations. Among the benefits derived from the time, effort and costs related to Year 2000 was a complete review and update of the Company's disaster recovery and contingency plans. As a result, the Company is now better prepared to deal with technical or natural disasters which could threaten the Company's operations. The Company will continue to remain aware of dates during 2000 which are considered critical, and will address issues, should they arise.

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


                                                                             27.

                                  [LETTERHEAD]

                          INDEPENDENT AUDITORS' REPORT


To the Stockholders and Board of Directors
UnionBancorp, Inc.


We have audited the accompanying consolidated balance sheets of UnionBancorp, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UnionBancorp, Inc. and Subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments on July 1, 1999 to conform with Statement of Financial Accounting Standards No. 133.


                                           /s/ Crowe, Chizek and Company LLP
                                             Crowe, Chizek and Company LLP

Oak Brook, Illinois
February 2, 2000


                                                                             28.

UNIONBANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1999 AND 1998 (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                           1999          1998
-------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                               $   27,205   $   24,613
Federal funds sold                                                                              25          450
Securities available-for-sale                                                              173,893      133,772
Securities held-to-maturity (fair value of $43,073 in 1998)                                      -       41,847
Loans                                                                                      472,395      398,388
Allowance for loan losses                                                                   (3,691)      (3,858)
                                                                                        ----------   ----------
   Net loans                                                                               468,704      394,530
Premises and equipment, net                                                                 13,446       13,853
Intangible assets, net                                                                      10,862        9,099
Mortgage servicing rights                                                                    1,201          727
Other assets                                                                                 8,741        8,303
                                                                                        ----------   ----------

       TOTAL ASSETS                                                                     $  704,077   $  627,194
                                                                                        ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
   Deposits
     Non-interest-bearing                                                               $   67,634   $   67,227
     Interest-bearing                                                                      526,564      450,411
                                                                                        ----------   ----------
       Total deposits                                                                      594,198      517,638
   Federal funds purchased and securities sold under
     agreements to repurchase                                                                5,308       14,855
   Advances from the Federal Home Loan Bank                                                 32,733       23,208
   Notes payable                                                                             9,500        7,000
   Other liabilities                                                                         5,140        6,545
                                                                                        ----------   ----------
       TOTAL LIABILITIES                                                                   646,879      569,246
                                                                                        ----------   ----------

Mandatory redeemable preferred stock, Series B, no par value;
  1,092 shares authorized; 857 shares issued and outstanding                                   857          857
                                                                                        ----------   ----------

Stockholders' equity
   Preferred stock; 200,000 shares authorized; none issued                                       -            -
   Series A Convertible Preferred Stock;  2,765 shares authorized,
     2,762.24 shares outstanding (aggregate liquidation preference of $2,762)                  500          500
   Series C Preferred Stock; 4,500 shares authorized; none issued                                -            -
   Common stock, $1 par value; 10,000,000 shares authorized;
     4,538,572 and 4,533,622 shares outstanding in 1999
     and 1998, respectively                                                                  4,539        4,534
   Surplus                                                                                  21,608       21,471
   Retained earnings                                                                        35,743       31,262
   Accumulated other comprehensive income (loss)                                            (1,995)          31
   Unearned compensation under stock option plans                                             (204)        (185)
                                                                                        ----------   ----------
                                                                                            60,191       57,613
   Treasury stock, at cost; 491,263 and 271,263 shares in 1999 and 1998                     (3,850)        (522)
                                                                                        ----------   ----------
       TOTAL STOCKHOLDERS' EQUITY                                                           56,341       57,091
                                                                                        ----------   ----------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                    $  704,077   $  627,194
                                                                                        ==========   ==========

See Accompanying Notes to Consolidated Financial Statements.


                                                                             29.

UNIONBANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997 (IN THOUSANDS, EXCEPT PER SHARE
DATA)

                                                                               1999         1998         1997
-------------------------------------------------------------------------------------------------------------------
Interest income
    Loans                                                                  $   38,323   $   36,102   $   33,098
    Securities
       Taxable                                                                  8,151        9,156       10,838
       Exempt from federal income taxes                                         2,002        2,129        1,694
    Federal funds sold and other                                                   73          333          409
                                                                           ----------   ----------   ----------
       TOTAL INTEREST INCOME                                                   48,549       47,720       46,039
                                                                           ----------   ----------   ----------

Interest expense
    Deposits                                                                   22,012       22,338       21,664
    Federal funds purchased and securities sold under agreements
      to repurchase                                                               679          953        1,171
    Advances from the Federal Home Loan Bank                                    1,526        1,226          543
    Notes payable                                                                 680          741        1,057
                                                                           ----------   ----------   ----------
       TOTAL INTEREST EXPENSE                                                  24,897       25,258       24,435
                                                                           ----------   ----------   ----------
NET INTEREST INCOME                                                            23,652       22,462       21,604
Provision for loan losses                                                       1,522        1,635        1,079
                                                                           ----------   ----------   ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                            22,130       20,827       20,525
                                                                           ----------   ----------   ----------

Noninterest income
    Service charges                                                             2,259        2,251        1,854
    Merchant fee income                                                         1,116          833          670
    Trust income                                                                  711          590          516
    Mortgage banking income                                                     1,301        1,518          751
    Insurance commissions and fees                                              2,595          317            -
    Securities gains, net                                                          45           56          193
    Gain on sale of subsidiaries                                                    -          820            -
    Other income                                                                1,461        1,686        1,198
                                                                           ----------   ----------   ----------
                                                                                9,488        8,071        5,182
                                                                           ----------   ----------   ----------

Noninterest expenses
    Salaries and employee benefits                                             12,244       10,557        9,231
    Occupancy expense, net                                                      1,594        1,520        1,532
    Furniture and equipment expense                                             1,888        1,788        1,599
    Supplies and printing                                                         538          563          602
    Telephone                                                                     677          576          472
    Amortization of intangible assets                                             897          940          903
    Other expenses                                                              5,759        4,789        4,425
                                                                           ----------   ----------   ----------
                                                                               23,597       20,733       18,764
                                                                           ----------   ----------   ----------
                                                                                8,021        8,165        6,943
Minority interest                                                                   -           53           73
                                                                           ----------   ----------   ----------
    INCOME BEFORE INCOME TAXES                                                  8,021        8,112        6,870
Income taxes                                                                    2,514        2,723        2,105
                                                                           ----------   ----------   ----------
    NET INCOME                                                                  5,507        5,389        4,765
Preferred stock dividends                                                         259          259          259
                                                                           ----------   ----------   ----------

NET INCOME FOR COMMON STOCKHOLDERS                                         $    5,248   $    5,130   $    4,506
                                                                           ==========   ==========   ==========
BASIC EARNINGS PER COMMON SHARE                                            $     1.28   $     1.23   $     1.09
                                                                           ==========   ==========   ==========
DILUTED EARNINGS PER COMMON SHARE                                          $     1.27   $     1.22   $     1.08
                                                                           ==========   ==========   ==========

See Accompanying Notes to Consolidated Financial Statements.


                                                                             30.

UNIONBANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997 (IN THOUSANDS, EXCEPT SHARE
DATA)

-------------------------------------------------------------------------------

                                  Series A                                            Accumulated
                                 Convertible                                             Other
                                  Preferred  Common                 Retained         Comprehensive
                                    Stock    Stock       Surplus    Earnings         Income (Loss)
                                 ----------- -------     -------    --------         -------------
Balance,
  January 1, 1997                   $ 500     $4,386     $19,403     $22,981           $ (74)
    Issuance of 19,829 shares
      of common stock                   -         20         214           -               -
    Common stock dividend               -          -           -        (722)              -
    Preferred stock dividends           -          -           -        (259)              -
    Issuance of non-
      qualifying stock options          -          -          81           -               -
    Exercise of stock options
      (1,200 shares)                    -          1           7           -               -
    Amortization of un-
      earned compensation
      under stock option plans          -          -           -           -               -
Comprehensive income
    Net income                          -          -           -       4,765               -
    Net increase in fair value of
      securities classified as
      available-for-sale, net of
      income taxes and reclassi-
      fication adjustments              -          -           -           -             930

        Total comprehensive
          income
                                    -----     ------     -------     -------           -----

Balance,
  December 31, 1997                   500      4,407      19,705      26,765             856
    Common stock dividends              -          -           -        (633)              -
    Issuance of 123,529 shares
      of common stock                   -        124       1,621           -               -
    Preferred stock dividends           -          -           -        (259)              -
    Issuance of non-
      qualifying stock options          -          -         120           -               -
    Exercise of stock options
      (3,000 shares)                    -          3          25           -               -
    Amortization of un-
      earned compensation
      under stock option plans          -          -           -           -               -
Comprehensive income
    Net income                          -          -           -       5,389               -
    Net decrease in fair value of
      securities classified as
      available-for-sale, net of
      income taxes and reclassi-
      fication adjustments              -          -           -           -            (825)

        Total comprehensive
          income
                                    -----     ------     -------     -------           -----

Balance,
  December 31, 1998                 $ 500     $4,534     $21,471     $31,262           $  31
                                    =====     ======     =======     =======           =====


                                     Unearned
                                   Compensation
                                       Under
                                       Stock           Treasury
                                   Option Plans          Stock             Total
                                   ------------        --------          --------
Balance,
  January 1, 1997                     $ (91)             $(522)           $46,583
    Issuance of 19,829 shares
      of common stock                     -                   -               234
    Common stock dividend                 -                   -              (722)
    Preferred stock dividends             -                   -              (259)
    Issuance of non-
      qualifying stock options          (81)                  -                 -
    Exercise of stock options
      (1,200 shares)                      -                   -                 8
    Amortization of un-
      earned compensation
      under stock option plans           42                   -                42
Comprehensive income
    Net income                            -                   -             4,765
    Net increase in fair value of
      securities classified as
      available-for-sale, net of
      income taxes and reclassi-
      fication adjustments                -                   -               930
                                                                           ------
        Total comprehensive
          income                                                            5,695
                                    -------            --------            ------

Balance,
  December 31, 1997                    (130)               (522)           51,581
    Common stock dividends                -                   -              (633)
    Issuance of 123,529 shares
      of common stock                     -                   -             1,745
    Preferred stock dividends             -                   -              (259)
    Issuance of non-
      qualifying stock options         (120)                  -                 -
    Exercise of stock options
      (3,000 shares)                      -                   -                28
    Amortization of un-
      earned compensation
      under stock option plans           65                   -                65
Comprehensive income
    Net income                            -                   -             5,389
    Net decrease in fair value of
      securities classified as
      available-for-sale, net of
      income taxes and reclassi-
      fication adjustments                -                   -              (825)
                                                                           ------
        Total comprehensive
          income                                                            4,564
                                    -------            --------            ------

Balance,
  December 31, 1998                 $  (185)              $(522)          $57,091
                                    =======            ========           =======

(Continued)


                                                                            31.

UNIONBANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997 (IN THOUSANDS, EXCEPT SHARE
DATA)

-------------------------------------------------------------------------------

                                         Series A                                                             Accumulated
                                        Convertible                                                              Other
                                         Preferred           Common                            Retained      Comprehensive
                                           Stock              Stock           Surplus          Earnings      Income (Loss)
                                        ------------         ------           -------          --------      -------------
Balance,
  December 31, 1998                        $500              $4,534           $21,471           $31,262       $    31
    Common stock dividends                    -                   -                 -              (767)            -
    Preferred stock dividends                 -                   -                 -              (259)            -
    Issuance of non-
      qualifying stock options                -                   -                98                 -             -
    Exercise of stock options
      (4,950 shares)                          -                   5                39                 -             -
    Amortization of un-
      earned compensation
      under stock option plans                -                   -                 -                 -             -
      Purchase 220,000 shares
      of treasury stock                       -                   -                 -                 -             -
Comprehensive income
    Net income                                -                   -                 -             5,507             -
    Effect of transfer of
      securities held-to-
      maturity to available-for-
      sale, net of income taxes               -                   -                 -                 -            65
    Net decrease in fair value of
      securities classified as
      available-for-sale, net of
      income taxes and reclassi-
      fication adjustments                    -                   -                 -                 -        (2,091)

        Total comprehensive
          income
                                           ----              ------           -------           -------      ---------

Balance,
  December 31, 1999                        $500              $4,539           $21,608           $35,743       $(1,995)
                                           ====              ======           =======           =======      =========

                                         Unearned
                                       Compensation
                                           Under
                                           Stock         Treasury
                                       Option Plans        Stock          Total
                                       ------------      ---------      --------
Balance,
  December 31, 1998                      $(185)           $ (522)       $ 57,091
    Common stock dividends                   -                  -          (767)
    Preferred stock dividends                -                  -          (259)
    Issuance of non-
      qualifying stock options             (98)                 -             -
    Exercise of stock options
      (4,950 shares)                         1                  -            45
    Amortization of un-
      earned compensation
      under stock option plans              78                  -            78
      Purchase 220,000 shares
      of treasury stock                      -             (3,328)       (3,328)
Comprehensive income
    Net income                               -                  -         5,507
    Effect of transfer of
      securities held-to-
      maturity to available-for-
      sale, net of income taxes              -                  -            65
    Net decrease in fair value of
      securities classified as
      available-for-sale, net of
      income taxes and reclassi-
      fication adjustments                   -                  -        (2,091)
                                                                       --------
        Total comprehensive
          income                                                          3,481
                                        -------           --------     --------

Balance,
  December 31, 1999                      $(204)           $(3,850)      $56,341
                                        =======           ========     ========


See Accompanying Notes to Consolidated Financial Statements.


                                                                             32.

UNIONBANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997 (IN THOUSANDS)

                                                                               1999         1998        1997
-------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
    Net income                                                             $    5,507   $    5,389   $    4,765
    Adjustments to reconcile net income to net cash provided
      by operating activities
       Depreciation                                                             1,650        1,679        1,474
       Amortization of intangible assets                                          897          940          903
       Amortization of unearned compensation under stock
         option plans                                                              78           65           42
       Amortization of bond premiums, net                                        (127)         126          254
       Provision for loan losses                                                1,522        1,635        1,079
       Provision for deferred income taxes                                       (255)         (44)         287
       Securities gains, net                                                      (45)         (56)        (193)
       Gain on sale of subsidiaries, net                                            -         (820)           -
       Gain on sale of land and equipment                                           -         (143)         (76)
       Gain on sale of real estate acquired in settlement of loans                (39)          (4)         (51)
       Gain on sale of loans                                                     (944)      (1,313)        (546)
       Net loans originated for sale                                           (5,015)      (4,507)        (527)
       Minority interest in net income of subsidiary                                -           53           73
       Change in assets and liabilities
          (Increase) decrease in other assets                                     430          134         (165)
          Increase (decrease) in other liabilities                                133         (516)         509
                                                                           ----------   ----------   ----------
              NET CASH PROVIDED BY OPERATING ACTIVITIES                         3,792        2,618        7,828

Cash flows from investing activities
    Securities
       Held-to-maturity
          Proceeds from calls, maturities, and paydowns                         1,167        6,333        3,108
          Purchases                                                            (2,773)     (13,208)      (5,367)
       Available-for-sale
          Proceeds from maturities and paydowns                                38,027       69,447       30,071
          Proceeds from sales                                                   5,655        7,453       28,773
          Purchases                                                           (43,487)     (58,782)     (29,550)
    Net increase (decrease) in federal funds sold                                (425)        (818)       8,863
    Net increase in loans                                                     (70,467)     (42,838)     (24,831)
    Purchase of premises and equipment                                         (1,140)      (2,205)      (2,630)
    Proceeds from sale of real estate acquired in settlement of loans             445          420          655
    Proceeds from sale of land and equipment                                        -          832          181
    Bank and bank holding company acquisitions and sales, net of
      cash and cash equivalents received                                       25,988       (2,470)           -
                                                                           ----------   ----------   ----------
          NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                 (47,010)     (35,836)       9,273


(Continued)


                                                                             33.

UNIONBANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997 (IN THOUSANDS)

                                                                               1999         1998         1997
-------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities
    Net increase (decrease) in deposits                                    $   47,641   $   27,827   $  (15,997)
    Net increase (decrease) in federal funds purchased
      and securities sold under agreements to repurchase                       (9,547)       3,705      (10,056)
    Net increase in advances from the
      Federal Home Loan Bank                                                    9,525        7,598        6,434
    Payments on notes payable                                                       -       (3,261)      (3,685)
    Proceeds from notes payable                                                 2,500            -          766
    Dividends on common stock                                                    (767)        (633)        (722)
    Dividends on preferred stock                                                 (259)        (259)        (259)
    Proceeds from exercise of stock options                                        45           28            8
    Purchase of treasury stock                                                 (3,328)           -            -
                                                                           ----------   ----------   ----------
          NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                  45,810       35,005      (23,511)
                                                                           ----------   ----------   ----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                            2,592        1,787       (6,410)

Cash and cash equivalents
    Beginning of year                                                          24,613       22,826       29,236
                                                                           ----------   ----------   ----------

    End of year                                                            $   27,205   $   24,613   $   22,826
                                                                           ==========   ==========   ==========

Supplemental disclosures of cash flow information
    Cash payments for
       Interest                                                            $   24,284   $   25,591   $   24,547
       Income taxes                                                             3,190        2,387        1,966


See Accompanying Notes to Consolidated Financial Statements.


                                                                             34.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------


NOTE 1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

UnionBancorp, Inc. (the "Company") is a bank holding company organized under the laws of the state of Delaware. Through its commercial bank and nonbank subsidiaries, the Company provides a full range of banking services to individual and corporate customers in the north central and west central Illinois areas. These services include demand, time, and savings deposits; lending; mortgage banking; insurance products; brokerage services; and trust services. The Company is subject to competition from other financial institutions and nonfinancial institutions providing financial services. Additionally, the Company and its bank subsidiaries (the "Banks") are subject to regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Company; its bank subsidiaries, UnionBank, UnionBank/West, UnionBank/Central,
UnionBank/Northwest; and its nonbank subsidiaries, UnionData Corp., Inc. and UnionTrust Corporation. In addition, UnionBank has a nonbank subsidiary, UnionFinancial Services, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles and with general practice in the banking industry. In preparing the financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. The allowance for loan losses, fair values of financial instruments, and status of contingencies are particularly subject to change.

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


NOTE 1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

available-for-sale are carried at fair value with unrealized gains or losses, net of the related deferred income tax effect, reported in other comprehensive income.

Interest income, adjusted for amortization of premiums and accretion of discounts, is included in earnings. Gains or losses from the sale of securities are determined using the specific identification method.

HEDGING ACTIVITIES

All derivative instruments are recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges are recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded.

LOANS

Loans are stated at the principal amount outstanding. Interest on loans is included in interest income over the term of the loan based upon the principal balance outstanding.

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

MORTGAGE SERVICING RIGHTS

The cost of mortgage servicing rights is amortized in proportion to and over the period of estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. The amount of impairment is the excess of the capitalized mortgage servicing rights over fair value. Any impairment of a grouping is reported as a valuation allowance.

(Continued)


                                                                             36.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------


NOTE 1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

ALLOWANCE FOR LOAN LOSSES

An allowance for loan losses has been established to provide for the probability that some loans may not be repaid in their entirety. The allowance is increased by provisions for loan losses charged to expense and decreased by charge-offs, net of recoveries. Although a loan is charged off by management when deemed uncollectible, collection efforts may continue and future recoveries may occur.

The allowance is maintained by management at a level considered adequate to cover losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations (including their financial position and collateral values), and other factors and estimates which are subject to change over time. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective and ultimate losses may vary from current estimates. These estimates are reviewed periodically, and as adjustments become necessary, they are reported in earnings in the periods in which they become known.

Loans are considered impaired if it is probable that full principal or interest payments will not be collected per the loan agreement. Each impaired loan is carried at the present value of expected cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to an impaired loan if the present value of cash flows or collateral value indicate the need for an allowance.

Smaller balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one-to-four-family residences; residential construction loans; and automobile, home equity, and second mortgage loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment.

(Continued)


                                                                             37.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------


NOTE 1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Provisions for depreciation and amortization, included in operating expenses, are computed on the straight-line method over the estimated useful lives of the assets. The cost of maintenance and repairs is charged to income as incurred; significant improvements are capitalized.

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

INCOME TAXES

Deferred tax assets and liabilities are recognized for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities and expected benefits of operating loss carryforwards and credit carryforwards. Deferred taxes are recognized for the estimated taxes ultimately payable or recoverable based on enacted tax laws. Changes in enacted tax rates and laws are reflected in the financial statements in the periods they occur.

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


NOTE 1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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


NOTE 1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

     STOCKHOLDER RIGHTS PLAN: On July 17, 1996, the Company declared a dividend of one preferred share purchase right ("Right") for each outstanding share of Common Stock. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series C Junior Participating Preferred Stock, no par value, of the Company at a price of $50.00 per one one-thousandth of a share of Preferred Stock ("Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of August 5, 1996, as the same may be amended from time to time ("Rights Agreement"), between the Company and Harris Trust and Savings Bank, as Rights Agent.

     The Rights are not exercisable until the earlier to occur of: (i) 10 days after a person or group ("Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock or (ii) 10 business days (or such later date as determined by the Board of Directors) following the commencement of a tender offer or exchange offer ("Distribution Date"). Unless extended, the Rights will expire on August 4, 2006.

(Continued)


                                                                             40.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------


NOTE 1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

LOSS CONTINGENCIES: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

COMPREHENSIVE INCOME

Comprehensive income includes both net income and other comprehensive income elements, including the change in unrealized gains and losses on securities available-for-sale, net of tax.


NOTE 2.  BUSINESS ACQUISITIONS AND DIVESTITURES

1999

On December 10, 1999, the Company acquired the Rushville branch of Associated Bank Illinois, National Association. At the date of purchase, the branch had deposits of $28,900, premises and equipment of $103, and loans of $4. The total acquired cost of $2,800 resulted in goodwill of $2,700. This transaction was recorded using the purchase method of accounting. As such, the

(Continued)


                                                                             41.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------


NOTE 2. BUSINESS ACQUISITIONS AND DIVESTITURES (Continued)

results of operations are excluded from the consolidated statements of income for periods prior to the acquisition date. The effects of this transaction are not material, and therefore, details of the previously separate entity have not been included.

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


NOTE 3.  SECURITIES

Amortized costs and fair values of securities are summarized as follows:

                                                                Gross          Gross
                                               Amortized     Unrealized     Unrealized          Fair
                                                  Cost          Gains         Losses            Value
                                                  ----          -----         ------            -----
AVAILABLE-FOR-SALE
December 31, 1999
     U.S. Treasury                          $      5,519     $         7    $       (65)   $      5,461
     U.S. government agencies                     57,797               3         (1,495)         56,305
     States and political subdivisions            43,245             260           (685)         42,820
     U.S. government mortgage-backed
       securities                                 30,888               4           (930)         29,962
     Collateralized mortgage obligations          35,837              30           (386)         35,481
     Equity securities                             3,864               -              -           3,864
                                            ------------     -----------    -----------    ------------

                                            $    177,150     $       304    $    (3,561)   $    173,893
                                            ============     ===========    ===========    ============

(Continued)


                                                                             42.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------


NOTE 3.  SECURITIES (Continued)

                                                                   Gross          Gross
                                                 Amortized      Unrealized     Unrealized         Fair
                                                   Cost            Gains         Losses           Value
                                                   ----            -----         ------           -----
AVAILABLE-FOR-SALE
December 31, 1998
     U.S. Treasury                            $      6,753     $       138    $         -    $      6,891
     U.S. government agencies                       49,203             222            (95)         49,330
     U.S. government mortgage-backed
       securities                                   31,111              52           (158)         31,005
     Collateralized mortgage obligations            43,315             474           (581)         43,208
     Corporate bonds                                   100               -              -             100
     Equity securities                               3,238               -              -           3,238
                                              ------------     -----------    -----------    ------------

                                              $    133,720     $       886    $      (834)   $    133,772
                                              ============     ===========    ===========    ============

HELD-TO-MATURITY
December 31, 1998
     States and political subdivisions        $     41,847     $     1,245    $       (19)   $    43,073
                                              ============     ===========    ===========    ===========

The amortized cost and fair value of securities classified as available-for-sale at December 31, 1999, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         Amortized          Fair
                                                           Cost             Value
                                                           ----             -----
      Due in one year or less                          $     31,711    $     31,194
      Due after one year through five years                  46,848          45,911
      Due after five years through ten years                 26,336          25,805
      Due after ten years                                     1,666           1,676
      U.S. government mortgage-backed securities             30,888          29,962
      Collateralized mortgage obligations                    35,837          35,481
      Equity securities                                       3,864           3,864
                                                       ------------    ------------

                                                       $    177,150    $    173,893
                                                       ============    ============

As of December 31, 1999, the Company held U.S. government agency structured notes and callable securities carried at fair values of $2,063 and $51,774, respectively. The amortized cost of these securities was $2,200 and $53,113, respectively, as of December 31, 1999.

Securities with carrying values of approximately $144,000 and $123,000 at December 31, 1999 and 1998, respectively, were pledged to secure public deposits and securities sold under agreements to repurchase and for other purposes as required or permitted by law.

(Continued)


                                                                             43.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------


NOTE 3.  SECURITIES (Continued)

Effective July 1, 1999, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. As permitted by SFAS No. 133, the Company reclassified all of its securities held-to-maturity to securities available-for-sale. The securities which were reclassified had a book value of $44,350 and a fair value of $44,456 at July 1, 1999.

Realized gains and losses from the sale of securities available-for-sale follow:

                                     Years Ended December 31,
                            -----------------------------------------
                               1999            1998           1997
                            -----------    -----------    -----------
     Proceeds               $     5,655    $     7,453    $    28,773
     Realized gains                  45             79            287
     Realized losses                  -            (23)           (94)


NOTE 4.  LOANS

The major classifications of loans follow:

                                     December 31,
                            ----------------------------
                                1999            1998
                            ------------    ------------
     Commercial             $    142,170    $    116,302
     Real estate                 283,973         246,518
     Installment                  43,644          32,714
     Other                         2,608           2,854
                            ------------    ------------
                                 472,395         398,388
                            ------------    ------------

The following table presents data on impaired loans:

                                                                             December 31,
                                                                 ----------------------------------
                                                                     1999        1998        1997
                                                                 ----------   ---------    --------
    Year-end impaired loans for which an allowance
      has been provided                                          $    1,063   $     432    $  1,714
    Year-end impaired loans for which no allowance
      has been provided                                               1,886       1,105           -
                                                                 ----------   ---------    --------
    Total loans determined to be impaired                        $    2,949   $   1,537    $  1,714
                                                                 ==========   =========    ========

    Allowance for loan loss for impaired loans included
      in the allowance for loan losses                           $      422   $     289    $    286
                                                                 ==========   =========    ========
    Average recorded investment in impaired loans                $    2,991   $   1,817    $  2,375
                                                                 ==========   =========    ========
    Interest income recognized from impaired loans               $        3   $      94    $      6
                                                                 ==========   =========    ========
    Cash basis interest income recognized from impaired loans    $        -   $       -    $      -
                                                                 ==========   =========    ========

(Continued)


                                                                             44.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------


NOTE 4.  LOANS (Continued)

The Company and its subsidiaries conduct most of their business activities, including granting agribusiness, commercial, residential, and installment loans, with customers in north central and west central Illinois. The Banks' loan portfolios include a concentration of loans to agricultural and agricultural-related industries amounting to approximately $77,175 and $77,611 as of December 31, 1999 and 1998, respectively. In addition, the Company has a concentration of commercial real estate loans of approximately $126,645 and $99,872 as of December 31, 1999 and 1998, respectively. Credit losses arising from lending transactions with agricultural entities compare favorably with the Banks' credit loss experience on the loan portfolio as a whole.

In the normal course of business, loans are made to executive officers, directors, and principal stockholders of the Company and its subsidiaries and to parties which the Company or its directors, executive officers, and stockholders have the ability to significantly influence (related parties). In the opinion of management, the terms of these loans, including interest rates and collateral, are similar to those prevailing for comparable transactions with other customers and do not involve more than a normal risk of collectibility. Changes in such loans during the year ended December 31, 1999 follow:

         Balance at December 31, 1998                       $      12,649
              New loans, extensions, and modifications             15,321
              Repayments                                          (12,673)
                                                            -------------

         Balance at December 31, 1999                       $      15,297
                                                            =============


NOTE 5.  LOAN SERVICING

The following summarizes the secondary mortgage market activities:

                                                        Years Ended December 31,
                                             ----------------------------------------------
                                                   1999            1998            1997
                                             -------------     ------------    ------------
     Proceeds from sale of mortgage loans    $      60,145     $     80,241    $     31,485
                                             =============     ============    ============

     Gain on sale of mortgage loans          $         944     $      1,313    $        546
                                             =============     ============    ============

(Continued)


                                                                             45.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

NOTE 5.  LOAN SERVICING (Continued)

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of these loans are summarized as follows:

                                     December 31,
                             ----------------------------
                                1999              1998
                             -----------     ------------
         FHLMC               $     21,971    $     28,780
         FNMA                     126,493          82,361
         SBA                        8,901           5,734
         SW OHIO                      303             718
         IHDA                       1,581           1,061
                             ------------    ------------

                             $    159,249    $    118,654
                             ============    ============

Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $590 and $406 at December 31, 1999 and 1998, respectively.

Following is an analysis of the changes in originated mortgage servicing rights:

                                                  Originated Mortgage
                                                   Servicing Rights
                                                   ----------------
Balance at January 1, 1997                          $         33
Originated mortgage servicing rights                         166
Amortization                                                  (7)
                                                    ------------

Balance at December 31, 1997                                 192
Originated mortgage servicing rights                         652
Amortization                                                (117)
                                                    ------------

Balance at December 31, 1998                                 727
Originated mortgage servicing rights                         594
Amortization                                                (120)
                                                    ------------

     Balance at December 31, 1999                   $      1,201
                                                    ============

Loans held for sale, which are included in real estate loans are summarized as follows:

                                                                      December 31,
                                                             ----------------------------
                                                                 1999             1998
                                                             ------------    ------------
         Secured by one-to-four-family residences            $      1,460    $      8,269
         Small Business Administration loans                        1,122             786
         Unrealized loss                                                -               -
                                                             ------------    ------------

                                                             $      2,582    $      9,055
                                                             ============    ============

(Continued)


                                                                             46.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------


NOTE 6.  ALLOWANCE FOR LOAN LOSSES

An analysis of activity in the allowance for loan losses follows:

                                                    Years Ended December 31,
                                             -----------------------------------
                                             1999           1998            1997
                                             ----           ----            ----
     Balance at beginning of year        $     3,858    $     3,188    $     3,068
         Balance acquired (divested)               -           (176)             -
         Provision for loan losses             1,522          1,635          1,079
         Recoveries                              183            243            248
         Loans charged off                    (1,872)        (1,032)        (1,207)
                                         -----------    -----------    -----------

     Balance at end of year              $     3,691    $     3,858    $     3,188
                                         ===========    ===========    ===========


NOTE 7.  PREMISES AND EQUIPMENT

Premises and equipment consisted of:

                                                          December 31,
                                                     ---------------------
                                                     1999             1998
                                                     ----             ----
     Land                                        $     1,122    $     1,017
     Buildings                                        13,245         11,901
     Furniture and equipment                          12,558         12,483
                                                 -----------    -----------
                                                      26,925         25,401
         Less accumulated depreciation                13,479         11,548
                                                 -----------    -----------

                                                 $    13,446    $    13,853
                                                 ===========    ===========

(Continued)


                                                                             47.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------


NOTE 8.  DEPOSITS

Deposit account balances by type are summarized as follows:

                                                            December 31,
                                                       --------------------
                                                       1999            1998
                                                       ----            ----
     Non-interest-bearing demand deposits          $     67,634    $     67,227
     Savings, NOW, and money market accounts            148,597         144,861
     Time deposits of $100 or more                      149,993         132,235
     Other time deposits                                227,974         173,315
                                                   ------------    ------------

                                                   $    594,198    $    517,638
                                                   ============    ============

At December 31, 1999, the scheduled maturities of time deposits are as follows:

                    Year                            Amount
                    ----                         ------------
                    2000                         $    291,685
                    2001                               42,902
                    2002                               28,367
                    2003                               11,730
                    2004 and thereafter                 3,283
                                                 ------------

                                                 $    377,967
                                                 ============

Time certificates of deposit in denominations of $100 or more mature as follows:

                                                          December 31,
                                                 ---------------------------
                                                      1999             1998
                                                 ------------    -----------
     3 months or less                            $     48,618    $    42,264
     Over 3 months through 6 months                    48,289         26,056
     Over 6 months through 12 months                   36,359         30,033
     Over 12 months                                    16,727         33,882
                                                 ------------    -----------

                                                 $    149,993    $   132,235
                                                 ============    ===========

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

A summary of short-term borrowings follows:

                                                               December 31,
                                                        --------------------------
                                                           1999             1998
                                                        ----------     -----------
     Federal funds purchased                            $     3,000    $     4,000
     Securities sold under agreements to repurchase           2,308         10,855
                                                        -----------    -----------

                                                        $     5,308    $    14,855
                                                        ===========    ===========

Federal funds purchased and securities sold under agreement to repurchase generally mature within one to ninety days from the transaction date.

At December 31, 1999, $16.5 million of Federal Home Loan Bank advances were callable. The scheduled maturities of advances from the Federal Home Loan Bank at December 31, 1999 are as follows:

                                               Average
       Year                                 Interest Rate       Amount
       ----                                 -------------    -----------
     2000                                        5.82%       $     9,525
     2001                                        5.56              4,058
     2002                                        7.43                350
     2003 and Thereafter                         5.70             18,800
                                                             -----------

                                                             $    32,733
                                                             ===========

Where required, the FHLB advances are secured by mortgage loans.

Notes payable consisted of the following at December 31, 1999 and 1998:

                                                                        1999          1998
                                                                        ----          ----
     Line of credit loan ($7,000) to LaSalle National Bank;
     interest due quarterly at six-month LIBOR (7.145% at
     December 31, 1999); balance due on October 1, 2000;
     secured by 100% of the stock of the subsidiary banks.            $ 7,000        $ 7,000

     Revolving credit loan ($10,000) to LaSalle National
     Bank; interest due quarterly at three-month LIBOR
     (7.3563% at December 31, 1999); balance due at October
     1, 2000; secured by 100% of the stock of the subsidiary
     banks.                                                             2,500              -
                                                                      -------        -------

                                                                      $ 9,500        $ 7,000
                                                                      =======        =======

(Continued)


                                                                             49.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA) (CONTINUED)
--------------------------------------------------------------------------------


NOTE 9.  BORROWED FUNDS (Continued)

The note payable agreements contain certain covenants which limit the amount of dividends paid, the purchase of other banks and/or businesses, the purchase of investments not in the ordinary course of business, the changes in capital structure, and the guarantees of other liabilities and obligations. In addition, the Company must maintain certain financial ratios. The Company was in compliance with all covenants for the year ended December 31, 1999.

Information concerning borrowed funds is as follows:

                                                                              Years Ended December 31,
                                                                      -----------------------------------------
                                                                        1999              1998          1997
                                                                      -----------------------------------------
    FEDERAL FUNDS PURCHASED
       Maximum month-end balance during the year                      $   13,000      $    6,050       $ 11,200
       Average balance during the year                                $    4,178      $    1,312       $  2,451
       Weighted average interest rate for the year                         5.33%            6.53%          6.58%
       Weighted average interest rate at year end                          6.00%            6.00%             -

    SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
       Maximum month-end balance during the year                      $   22,830      $   23,844       $ 11,861
       Average balance during the year                                $    8,872      $   15,461       $ 18,232
       Weighted average interest rate for the year                         5.22%            5.61%          5.53%
       Weighted average interest rate at year end                          5.78%            5.25%          5.80%

    ADVANCES FROM THE FEDERAL HOME LOAN BANK
       Maximum month-end balance during the year                      $   33,733      $   25,955       $ 22,895
       Average balance during the year                                $   27,636      $   21,727       $  8,783
       Weighted average interest rate for the year                         5.52%            5.64%          6.18%
       Weighted average interest rate at year end                          5.74%            5.48%          5.78%

    NOTES PAYABLE
       Maximum month-end balance during the year                      $   10,000      $   12,130       $ 17,419
       Average balance during the year                                $    9,530      $   11,024       $ 13,247
       Weighted average interest rate for the year                         7.14%            7.14%          7.98%
       Weighted average interest rate at year end                          7.20%            6.74%          7.40%

(Continued)


                                                                             50.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------


NOTE 10.  INCOME TAXES

Income taxes consisted of:

                                    Years Ended December 31,
                           -----------------------------------------
                               1999           1998           1997
                           -----------------------------------------
     Federal
         Current           $     2,394    $     2,547    $     1,818
         Deferred                    5           (138)            12
                           -----------    -----------    -----------
                                 2,399          2,409          1,830
     State
         Current                   375            220              -
         Deferred                 (260)            94            275
                           -----------    -----------    -----------
                                   115            314            275
                           -----------    -----------    -----------

                           $     2,514    $     2,723    $     2,105
                           ===========    ===========    ===========

The Company's income tax expense differed from the statutory federal rate of 34% as follows:

                                                                              Years Ended December 31,
                                                                     -----------------------------------------
                                                                         1999             1998          1997
                                                                     -----------------------------------------
     Expected income taxes                                           $     2,727    $     2,758    $     2,336
     Income tax effect of
         Interest earned on tax-free investments and loans                  (757)          (768)          (632)
         Nondeductible interest expense incurred to
           carry tax-free investments and loans                              112            115             87
         Nondeductible amortization                                          164            659            199
         State income taxes, net of federal tax benefit                      245            252            220
         Gain on sale of subsidiaries, net                                     -           (157)             -
         Other                                                                23           (136)          (105)
                                                                     -----------    -----------    -----------

                                                                     $     2,514    $     2,723    $     2,105
                                                                     ===========    ===========    ===========

(Continued)


                                                                             51.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------


NOTE 10.  INCOME TAXES (Continued)

The significant components of deferred income tax assets and liabilities consisted of:

                                                                       December 31,
                                                               --------------------------
                                                                   1999           1998
                                                               --------------------------
     Deferred tax assets
         Allowance for loan losses                             $     1,210    $     1,033
         Deferred compensation                                          20             25
         Securities available-for-sale                               1,262              -
                                                               -----------    -----------
              TOTAL DEFERRED TAX ASSETS                              2,492          1,058

     Deferred tax liabilities
         Depreciation                                                 (573)          (546)
         Basis adjustments arising from acquisitions                  (396)          (360)
         Securities available-for-sale                                   -            (20)
         Other                                                        (747)          (893)
                                                               -----------    -----------
              TOTAL DEFERRED TAX LIABILITIES                        (1,716)        (1,819)
                                                               -----------    -----------

                  Net deferred tax assets (liabilities)        $       776    $      (761)
                                                               ===========    ===========


NOTE 11.  BENEFIT PLANS

The Company's Employee Stock Ownership Plan (the "Plan") covers all full-time employees who have completed six months of service and have attained the minimum age of twenty and one-half years. Vesting in the Plan is based on years of continuous service. A participant is fully vested after seven years of credited service. The Plan owns 439,368 shares of the Company's Common Stock. All shares held by the Plan are allocated to plan participants. The Company expenses all cash contributions made to the Plan. Contributions were $512, $355, and $272 for the years ended December 31, 1999, 1998, and 1997, respectively.

Effective January 1, 1998, the Company established a 401(k) salary reduction plan (the "401(k) plan") covering substantially all employees. Eligible employees may elect to make tax deferred contributions within a specified range of their compensation as defined in the 401(k) plan. The Company contributes at its discretion. Contributions to the 401(k) plan are expensed currently and approximated $132 and $145 for the years ended December 31, 1999 and 1998, respectively. Prior to January 1, 1998, one of the acquired entities maintained a 401(k) salary reduction plan covering substantially all employees. UnionBancorp, Inc. maintained this plan after the acquisitions and contributed at its discretion until the plan was merged with the Company's 401(k) plan on January 1, 1998. Contributions to the plans were expensed and approximated $93 for the year ended December 31, 1997.

(Continued)


                                                                             52.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------


NOTE 12.  STOCK OPTION PLANS

In April 1993, the Company adopted the UnionBancorp 1993 Stock Option Plan (the "1993 Option Plan"). Under the 1993 Option Plan, nonqualified options, incentive stock options, and/or stock appreciation rights may be granted to employees and outside directors of the Company and its subsidiaries to purchase the Company's Common Stock at an exercise price to be determined by the 1993 Option Plan's administrative committee. Pursuant to the 1993 Option Plan, 600,000 shares of the Company's unissued Common Stock have been reserved and are available for issuance upon the exercise of options and rights granted under the 1993 Option Plan.

In 1999, the Company adopted the UnionBancorp, Inc. non-qualified Stock Option Plan (the "1999 Option Plan"). Under the 1999 Option Plan, nonqualified options may be granted to employees and eligible directors of the Company and its subsidiaries to purchase the Company's Common Stock at 100% of the fair market value on the date the option is granted. The Company has authorized 50,000 shares for issuance under the 1999 Option Plan. At December 31, 1999, 40,750 of the shares were granted and are exercisable in three years.

A summary of the status of the option plans as of December 31, 1999, 1998, and 1997 and changes during the years ending on those dates is presented below.

                                                  1999                      1998                       1997
                                        --------------------------------------------------------------------------
                                                       Weighted-                Weighted-                 Weighted-
                                                        Average                  Average                   Average
                                                       Exercise                 Exercise                  Exercise
                                          Shares         Price       Shares       Price        Shares       Price
                                        --------------------------------------------------------------------------
    Outstanding at beginning
      of year                              199,878   $   10.73       137,878    $  7.81         104,478   $  6.87
    Granted                                116,250       14.53        65,000      16.65          34,600     10.65
    Exercised                               (4,950)       5.88        (3,000)      5.04          (1,200)     6.75
    Forfeited                                 (500)      15.00             -          -               -         -
                                        ----------   ---------    ----------    -------      ----------   -------

    Outstanding at end of year             310,678       12.22       199,878      10.73         137,878      7.81
                                        ==========                ==========                 ==========

    Options exercisable at
      year end                             110,212   $    8.69        71,895    $  7.12          50,570   $  6.58
                                        ==========   =========    ==========    =======      ==========   =======
    Weighted-average fair value
      of options granted during
      the year                                       $    6.04                  $  6.93                   $  5.31
                                                     =========                  =======                   =======

(Continued)


                                                                             53.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------


NOTE 12.  STOCK OPTION PLANS (Continued)

Options outstanding at year-end 1999 were as follows:

                                                  ----OUTSTANDING-------        ------EXERCISABLE------
                                                                Weighted
                                                                 Average                       Weighted
                                                                Remaining                       Average
          Range of                                             Contractual                     Exercise
       Exercise Prices                           Number           Life          Number           Price
       ---------------                           ------           ----          ------           -----
   $ 5.04 -  $ 8.33                              83,853         6 years           70,487      $  6.51
     9.67 -   13.00                              72,075         8 years           25,125        10.34
    13.88 -   18.50                             154,750         9 years           14,600        16.35
                                                -------       ---------           ------      -------

     Outstanding at year end                    310,678       7.5 years          110,212      $  8.69
                                                =======       =========          =======      =======

Grants under the option plans are accounted for following APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for incentive stock option grants under the option plans. Compensation cost charged to income for nonqualified stock option grants was $78, $65, and $42, for the years ended December 31, 1999, 1998, and 1997, respectively. Had the compensation cost for all of the stock-based compensation plans been determined based on the grant date using the estimated fair value under SFAS No. 123, reported income and earnings per common share would have been reduced to the pro forma amounts shown below:

                                                   1999           1998           1997
                                                   ----           ----           ----
     Net income for common stockholders
         As reported                           $     5,248    $     5,130    $     4,506
         Pro forma                                   4,991          5,000          4,450
     Basic earnings per common share
         As reported                                 1.28            1.23           1.09
         Pro forma                                   1.22            1.20           1.08
     Diluted earnings per common share
         As reported                                 1.27            1.22           1.08
         Pro forma                                   1.21            1.19           1.07

The fair value of the options granted in 1999, 1998, and 1997 is estimated at $6.04, $6.93, and $5.31, as of the date of grant using the Black Scholes options value model with the following assumptions:

                                                    1999           1998         1997
                                                    ----           ----         ----
     Dividend yield                                 1.23%           .92%        1.34%
     Risk-free interest rate                        5.50           4.60%        6.36%
     Assumed forfeiture rate                           -              -            -
     Average life                                      7              6            6
     Expected volatility of stock price            28.69%         27.78%        24.04%

(Continued)


                                                                             54.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------


NOTE 13.  EARNINGS PER SHARE

A reconciliation of the numerators and denominators for earnings per common share computations for the years ended December 31 is presented below (shares in thousands). The Convertible Preferred Stock is antidilutive for all years presented and has not been included in the diluted earnings per share calculation. In addition, options to purchase 79,750 shares of common stock were outstanding at December 31, 1999 but were not included in the computation of diluted earnings per share because the exercise price was greater than the average market price and, therefore, were antidilutive.

                                                                      1999           1998          1997
                                                                      ----           ----          ----
    BASIC EARNINGS PER SHARE
       Net income available to common stockholders                 $     5,248   $     5,130   $     4,506
                                                                   ===========   ===========   ===========

       Weighted average common shares outstanding                        4,085         4,158         4,126
                                                                   ===========   ===========   ===========

          BASIC EARNINGS PER SHARE                                 $      1.28   $      1.23   $      1.09
                                                                   ===========   ===========   ===========

       Weighted average common shares outstanding                        4,085         4,158         4,126
       Add:  dilutive effect of assumed exercised stock options             48            53            42
                                                                   -----------   -----------   -----------

       Weighted average common and dilutive
         potential shares outstanding                                    4,133         4,211         4,168
                                                                   ===========   ===========   ===========

          DILUTED EARNINGS PER SHARE                               $      1.27   $      1.22   $      1.08
                                                                   ===========   ===========   ===========


NOTE 14.  REGULATORY MATTERS

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1999, that the Company and the Banks met all capital adequacy requirements to which they are subject.

(Continued)


                                                                             55.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------


NOTE 14.  REGULATORY MATTERS (Continued)

As of December 31, 1999, the most recent notification from the corresponding regulatory agency categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Banks' categories.

                                                                                                   To be Well
                                                                                                Capitalized Under
                                                                    To be Adequately            Prompt Corrective
                                               Actual                  Capitalized              Action Provisions
                                        --------------------------------------------------------------------------
                                        Amount        Ratio         Amount       Ratio         Amount       Ratio
                                        --------------------------------------------------------------------------
As of December 31, 1999
    Total capital
     (to risk-weighted assets)
       UnionBancorp, Inc.             $   54,663     11.04%      $   39,596       8.00%      $   49,495     10.00%
       UnionBank                          33,606     11.13           24,163       8.00           30,204     10.00
       UnionBank/Central                  10,108     13.67            5,914       8.00            7,392     10.00
       UnionBank/West                     13,178     13.05            8,077       8.00           10,096     10.00

    Tier I capital
     (to risk-weighted assets)
       UnionBancorp, Inc.             $   50,115     10.13%      $   19,798       4.00%      $   29,697      6.00%
       UnionBank                          31,175     10.32           12,082       4.00           18,122      6.00
       UnionBank/Central                   9,595     12.98            2,957       4.00            4,435      6.00
       UnionBank/West                     12,576     12.46            4,038       4.00            6,058      6.00

    Tier I leverage ratio
      (to average assets)
       UnionBancorp, Inc.             $   50,115      7.20%      $   27,834       4.00%      $   34,793      5.00%
       UnionBank                          31,175      7.88           15,823       4.00           19,778      5.00
       UnionBank/Central                   9,595      8.37            4,583       4.00            5,729      5.00
       UnionBank/West                     12,576      7.61            6,606       4.00            8,258      5.00

(Continued)


                                                                             56.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------


NOTE 14.  REGULATORY MATTERS (Continued)

                                                                                                   To be Well
                                                                                                Capitalized Under
                                                                    To be Adequately            Prompt Corrective
                                               Actual                  Capitalized              Action Provisions
                                        --------------------------------------------------------------------------
                                        Amount        Ratio         Amount       Ratio         Amount       Ratio
                                        --------------------------------------------------------------------------
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


NOTE 15.  FAIR VALUE OF FINANCIAL INSTRUMENTS

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


NOTE 15.  FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

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

(Continued)


                                                                             58.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------


NOTE 15.  FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The estimated fair values of the Company's financial instruments were as follows:

                                                                          December 31,
                                                   -----------------------------------------------------------
                                                              1999                            1998
                                                   -----------------------------------------------------------
                                                   Carrying           Fair          Carrying           Fair
                                                    Amount            Value          Amount            Value
                                                    ------            -----          ------            -----
     Financial assets
         Cash and cash equivalents               $     27,205    $     27,205     $     24,613    $     24,613
         Federal funds sold                                25              25              450             450
         Securities                                   173,893         173,893          175,619         176,845
         Loans                                        468,704         468,570          394,530         395,776
         Accrued interest receivable                    6,560           6,560            6,549           6,549

     Financial liabilities
         Deposits                                     594,198         594,632          517,638         518,518
         Federal funds purchased and
           securities sold under
           agreements to repurchase                     5,308           5,308           14,855          14,855
         Advances from the Federal
           Home Loan Bank                              32,733          32,625           23,208          23,208
         Notes payable                                  9,500           9,500            7,000           7,000
         Accrued interest payable                       4,099           4,099            3,486           3,486

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


NOTE 16.  COMMITMENTS, CONTINGENCIES, AND CREDIT RISK

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


NOTE 16.  COMMITMENTS, CONTINGENCIES, AND CREDIT RISK (Continued)

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

                                                                                                     Range of Rates
                               Standby Letters   Variable Rate      Fixed Rate          Total         On Fixed Rate
                                  of Credit       Commitments       Commitments      Commitments       Commitments
                                  ---------       -----------       -----------      -----------       -----------
Commitments to extend credit
and standby letters of credit
      December 31, 1999          $   2,004        $   19,074         $  31,430        $   52,508      6.00% - 18.00%
      December 31, 1998          $   2,680        $   47,067         $  43,146        $   92,893      6.50% - 18.00%

The Company also had a firm commitment from the secondary market to purchase approximately $1,460 of mortgage loans held for sale at December 31, 1999.

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

(Continued)


                                                                             60.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------


NOTE 17.  CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY

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

Condensed financial information for UnionBancorp, Inc. follows:

BALANCE SHEETS (PARENT COMPANY ONLY)

                                                     December 31,
                                             ---------------------------
ASSETS                                           1999             1998
                                             ---------------------------
Cash and cash equivalents                    $       497    $     1,554
Investment in subsidiaries                        65,836         63,591
Premises and equipment                               497            515
Other assets                                         386            384
                                             -----------    -----------

                                             $    67,216    $    66,044
                                             ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

                                                     December 31,
                                             ---------------------------
Liabilities                                      1999             1998
                                             ---------------------------
Notes payable                                $     9,500    $     7,000
Other liabilities                                    518          1,096
                                             -----------    -----------
                                                  10,018          8,096

Mandatory redeemable preferred stock                 857            857

Stockholders' equity                              56,341         57,091
                                             -----------    -----------

                                             $    67,216    $    66,044
                                             ===========    ===========

(Continued)


                                                                             61.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------


NOTE 17.  CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY (Continued)

INCOME STATEMENTS (PARENT COMPANY ONLY)

                                                                              Years Ended December 31,
                                                                     -----------------------------------------
                                                                         1999           1998            1997
                                                                     -----------------------------------------
     Dividends from subsidiaries                                     $     3,346    $     3,851    $     6,244
     Management fees and other                                                38            282            369
     Gain on sale of subsidiaries                                              -          1,580              -
     Interest expense                                                        670            708            991
     Other expenses                                                        2,791          3,119          2,589
     Income tax benefit                                                   (1,297)        (1,156)        (1,321)
     Equity in undistributed earnings of subsidiaries                      4,287          2,347            411
                                                                     -----------    -----------    -----------

         NET INCOME                                                        5,507          5,389          4,765

         Less dividends on preferred stock                                   259            259            259
                                                                     -----------    -----------    -----------

              NET INCOME ON COMMON STOCK                             $     5,248    $     5,130    $     4,506
                                                                     ===========    ===========    ===========

STATEMENTS OF CASH FLOWS (PARENT COMPANY ONLY)

                                                                              Years Ended December 31,
                                                                     -----------------------------------------
                                                                         1999           1998             1997
                                                                     -----------------------------------------
Cash flows from operating activities
     Net income                                                      $     5,507    $     5,389    $     4,765
     Adjustments to reconcile net income to net
       cash provided by operating activities
         Depreciation                                                        121            107             90
         Undistributed earnings of subsidiaries                           (4,287)        (2,347)          (411)
         Amortization of deferred compensation -
           stock options                                                      78             65             42
         Gain on sale of subsidiaries                                          -         (1,580)             -
         (Increase) decrease in other assets                                  (1)          (106)             7
         Increase (decrease) in other liabilities                           (563)           477            472
                                                                     -----------    -----------    -----------
              NET CASH PROVIDED BY OPERATING
                ACTIVITIES                                                   855          2,005          4,965
                                                                     -----------    -----------    -----------

Cash flows from investing activities
     Purchases of premises and equipment                                    (103)          (191)          (185)
     Bank holding company acquisitions and sales                               -          2,971              -
                                                                     -----------    -----------    -----------
         NET CASH PROVIDED BY (USED IN)
           FINANCING ACTIVITIES                                             (103)         2,780           (185)
                                                                     -----------    -----------    -----------

(Continued)


                                                                             62.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------


NOTE 17.  CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY (Continued)

                                                                              Years Ended December 31,
                                                                     -----------------------------------------
                                                                         1999           1998             1997
                                                                     -----------------------------------------
Cash flows from financing activities
     Net increase (decrease) in notes payable                              2,500         (3,000)        (3,180)
     Dividend paid on common stock                                          (767)          (633)          (722)
     Dividends paid on preferred stock                                      (259)          (259)          (259)
     Redemption of qualifying directors' shares
       and exercise of stock options                                          45             28              8
     Purchase of treasury stock                                           (3,328)             -              -
                                                                     -----------    -----------    -----------
         NET CASH USED IN FINANCING ACTIVITIES                            (1,809)        (3,864)        (4,153)
                                                                     -----------    -----------    -----------

         NET INCREASE (DECREASE) IN CASH AND
           CASH EQUIVALENTS                                               (1,057)           921            627

Cash and cash equivalents
     Beginning of year                                                     1,554            633              6
                                                                     -----------    -----------    -----------

     End of year                                                     $       497    $     1,554    $       633
                                                                     ===========    ===========    ===========


NOTE 18.  OTHER COMPREHENSIVE INCOME (LOSS)

Changes in other comprehensive income (loss) components and related taxes are as follows:

                                                                              Years Ended December 31,
                                                                     -----------------------------------------
                                                                         1999           1998             1997
                                                                     -----------------------------------------
     Change in unrealized gains (losses) on
       securities available-for-sale                                 $    (3,291)   $    (1,350)   $     1,773
     Reclassification adjustment for gains
       recognized in income                                                 (124)           (56)          (193)
     Reclassification adjustment for unrealized
       gains on securities held-to-maturity
       transferred to available-for-sale                                     106              -              -
                                                                     -----------    -----------    -----------
         Net unrealized gains (losses)                                    (3,309)        (1,406)         1,580
     Tax expense (benefit)                                                 1,283            581           (650)
                                                                     -----------    -----------    -----------

     Other comprehensive income (loss)                               $    (2,026)   $      (825)   $       930
                                                                     ===========    ===========    ===========

(Continued)


                                                                             63.

UNIONBANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------


NOTE 19.  SEGMENT INFORMATION

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

                                                                     Banking           Other       Consolidated
                                                                     Segment         Segments         Totals
                                                                     -------         --------         ------
1999
     Net interest income (loss)                                   $     24,319     $      (667)   $     23,652
     Other revenue                                                       5,850            3,638          9,488
     Other expense                                                      17,852            3,198         21,050
     Noncash items
         Depreciation                                                      953             697           1,650
         Provision for loan loss                                         1,522               -           1,522
         Goodwill and other intangibles                                    702             195             897
     Segment profit                                                      9,140          (1,119)          8,021
     Segment assets                                                    695,795           8,212         704,007

1998
     Net interest income (loss)                                   $     23,186     $      (724)   $     22,462
     Other revenue                                                       4,834           3,237           8,071
     Other expense                                                      15,438           2,729          18,167
     Noncash items
         Depreciation                                                    1,460             219           1,679
         Provision for loan loss                                         1,635               -           1,635
         Goodwill and other intangibles                                    877              63             940
     Segment profit                                                      8,610            (498)          8,112
     Segment assets                                                    618,156           9,038         627,194

1997
     Net interest income (loss)                                   $     22,549     $      (945)   $     21,604
     Other revenue                                                       3,915           1,267           5,182
     Other expense                                                      14,857           1,603          16,460
     Noncash items
         Depreciation                                                    1,340             134           1,474
         Provision for loan loss                                         1,079               -           1,079
         Goodwill and other intangibles                                    864              39             903
     Segment profit                                                      8,324          (1,454)          6,870
     Segment assets                                                    623,875           1,585         625,460

                                                                             64.