Form 10-K, Exhibit 13
period 2000-12-31
UNIONBANCORP INC
filed 2001-03-19
CIK 1019650

annual report two-thousand



                               UnionBancorp, Inc.

Dear Fellow Stockholders,

As we rang in the highly anticipated year 2000, we had feelings of nostalgia and a commitment to our past coupled with our desire to move forward and experience elevated prosperity. The theme of this year's annual report, "bridging," seems more than fitting in a year defined by transition and new beginnings for both this organization and the world as a whole.

During the year 2000, our primary focus was to enhance long-term stockholder value. In this regard, we have made some difficult decisions, which resulted in reduced year 2000 earnings, but which we believe were necessary to solidify this organization's bright future. In addition to providing our communities with exceptional financial products and services, the company placed a renewed emphasis on asset quality, revenue diversification, expense management and, above all, strong and committed leadership. An overall increase in non-performing loans, especially related to one commercial credit, resulted in an additional loan provision of over $3 million. This, along with severance expenses and an overall softening of the economy, had significant impact on year 2000 earnings. Still, the company moved forward and continued to thrive despite numerous obstacles.

Throughout our rich history, our guiding principles have remained unchanged. Established at a time when friendly, professional service, financial trust and personal integrity were the hallmarks of community banking, our core values continue to serve as the foundation on which all business is built. Operating as one unit, with a strong board of directors, and an empowered staff, our management team leads the effort to be our community's BEST financial resource:
Building, Earning and Serving-Together.

In an effort to improve future earnings and position ourselves as the premier financial services company in the communities we serve, the company has undergone a series of restructuring initiatives. We have organized our brokerage, asset management, trust and insurance entities into a single source, more readily accessible to customers and likely to provide increased non-interest revenues. Integrating technology with traditional services came in the form of expanded electronic offerings including online cash management, electronic checking and expanded internet services. Finally, we have promoted and engaged a team of talented senior managers to lead our efforts. These changes came at a price.

Our common stock ended the year at a disappointing level and our diluted earnings per share for the year decreased by $0.61 from the previous year to $0.66. These numbers reflect our Company's bold efforts to meet the profound changes occurring in the financial services industry as well as the demands of a new age. With an experienced senior management team and dedicated and talented employees already assembled, we believe that our efforts in 2000 will allow us to move forward with a stronger balance sheet and earnings potential for the year 2001 and beyond. We remain committed to asset quality, improving efficiencies, stabilizing net interest margins and increasing non-interest income, as we strive to enhance stockholder value.

As a company, the year 2000 was a time to unite. Integrating our products and services, incorporating our core values into our daily tasks and linking our solid past to our bright future, we built the bridge to the 21st century. On behalf of the entire UnionBancorp family, we thank you for your continued support, and we look forward to serving you during the year 2001.


/s/ CHARLES J. GRAKO                            /s/ JOHN A. TRAINOR
-----------------------------                   --------------------------------
Charles J. Grako                                John A. Trainor
President & CEO                                 Chairman of the Board
UnionBancorp, Inc.                              UnionBancorp, Inc


                        [GRAPHIC OMITTED]  bridging resources to our communities

Peru, Illinois

[GRAPHIC OMITTED]

Providing our customers with a bridge between traditional banking and other innovative financial services has long been the hallmark of UnionBancorp. Michael and Sue Rose of Streator, who utilize the investment management services of the company for all their family members, noted, "Each of us is catered to each step of the way."

As Michael Vezzetti, President and CEO of UnionTrust Corporation, puts it, "Our services are, by definition, customized to fit each client's individual needs. That is, of course, true in the traditional banking side, but especially true with the more non-traditional services like trust, asset management and insurance." Just ask Betty Woodrich, who says of our Peggy Swain, "Peggy has been just super! I feel very fortunate." Offering personal customized financial services to customers like the Roses and Mrs. Woodrich reinforces the UnionBancorp values of building, earning, and serving-together.

As the year 2000 closed, UnionBancorp announced an even more aggressive strategy to link all the financial services offered in each region and subsidiary. The move will streamline services for customers seeking banking, insurance, trust and investment services. A new company is being formed which will be called UnionFinancial Services and Trust Company. This will be the merger of UnionFinancial Services, Inc. into UnionTrust Corporation with the resulting company being a subsidiary of UnionBank. The plan will employ licensed insurance and investments agents in all four of UnionBank's regions. Dave Maciejewski, Insurance Agency Manager, noted that, "We can offer investment advisory, risk management, trust and banking services through our in-house financial network. This gives us the opportunity to satisfy the customer's needs through a wide variety of services." Customers are able to obtain loans, checking, insurance, employee benefit plans, IRAs, mutual funds, trust and other financial needs in one place. In 2000, over 30% of UnionBancorp's revenue came from non-interest income related products and services. The company's strategy will be to extend this revenue enhancement significantly over the next 3 years. The integration of trust, brokerage and insurance services with the company's traditional banking services is key to UnionBancorp's effort to become a more efficient, community-based, financial services resource. According to Sue Peffley, Executive Vice President of UnionFinancial Services, "This is an example of how the best efforts of an entire company can serve not only our customers with better service, but shareholders as well. We will gain efficiencies through combined marketing efforts, continuous local bank education programs, combined facilities, shared systems and staffs, and financial reporting."


choices

                               UnionBancorp, Inc.

Princeton, Illinois

[GRAPHIC OMITTED]

While family dairy farms in Illinois have been steadily disappearing over the years, the Broers family dairy farm in Northwest Bureau County has expanded and remained profitable, with the help of UnionBank/Central. Their operation survives largely because Doug and Linda Broers and their three children, David, Jeannie and Kay, are willing to adapt to changes in the agricultural economy, and they take pride in running a top-notch operation.

The Broers are "getting themselves situated" financially and are "feeling comfortable," but times haven't always been easy. In 1994, Doug and Linda realized that in order to continue running a profitable dairy farm that would provide a living for both of them and David, they would have to milk more cows. Working with UnionBank/Central, they financed an expansion of the barn and milking parlor that allowed for more cows, but success also brought some unexpected growth. Daughters Jeannie and Kay wanted to become working partners in the dairy and UnionBank/Central gave them each a loan to purchase cows. "If you want to stay in the dairy business, you're going to have to go bigger or get out," said Linda. "You've got to have a bank that's going to work with you." The Broers work with Dan McAlvey, UnionBank/Central Community Bank President, and Jason VanLanduit, Loan Officer, who is also a family friend. Jason went to school with the Broers children and worked several summers on the dairy farm. Linda said, "It's nice to walk into a bank when you know the people there and they know who you are." The year she and Doug proposed a major refinancing project, Linda said, "The bank insisted I take a financial course, and it did me a lot of good." The operation continues to expand as they are building a large addition to the barn, have purchased 100 cows from a dairy farm 15 miles away and are renting the facilities to house them, again using UnionBank/Central to help their dairy grow. UnionBank/Central has worked with each member of the family and seen what they've accomplished over the last five years. "When we were having problems in 1997 and 1998, UnionBank/Central helped us refinance, and we got back on track. Things have been running well since then," said Linda. "Doug keeps thinking he wants to get more cows, and we'll continue working with the bank," she says. "Financially, we can see having more animals is making it easier." Their current herd stands at over 300 Holstein and Ayrshire cows. "Our goal is to have the largest Ayrshire farm in the U.S.," said David. "With the continued help from UnionBank/Central, I think we can do that." Building, earning, serving together, the Broers family values reflect the standard philosophy of UnionBancorp. From parent to child to grandchild, UnionBank/Central bridges generations, whose dream is working together and staying together, to profit and grow as a family.


generations

                               UnionBancorp, Inc.

Macomb, Illinois

[GRAPHIC OMITTED]

Bridging the diverse cultural needs of university students is always a priority in Macomb, Illinois, home of UnionBank/West and Western Illinois University. In 2000, the bank created and introduced the "E- Account," an Internet banking account accessible worldwide via the Internet. The campus was buzzing about it when Arwa Sulieman returned from her home in Sudan last summer. "I kept hearing people talk about the new E-Account," she stated. The new account attracts students by being totally free of monthly fees and charges, earning interest on balances over $500, and the students love the convenient Internet access. "Students and parents can log on to their accounts and make transactions from any country in the world," said Patti Woodrum, Director of Marketing and Sales for UnionBank/West. As an added plus, each account comes with a free check card that is accepted at over 500,000 locations worldwide. Students like the convenience of the E-Account and the ability to check balances anytime, anywhere. "It's tough enough being thousands of miles away from home without having to worry about whether or not you have money in the bank," said Garry Johnson, Vice President of Student Services at WIU. Johnson says that UnionBank/West is a good example of the way the community reaches out to welcome the international students. UnionBank/West provides on-campus orientation utilizing translators to explain check writing, overdrafts, debits, and other banking issues. Arwa Sulieman serves as Student President of WIU's International Friendship Club and assists with UnionBank/West presentations during student orientation. "In orientation, they explained it pretty well," she said, "Then students go to UnionBank/West for a first- hand look at differences between U.S. and foreign banks." The new E-account and student orientations at Western Illinois University are examples of the innovative way UnionBank/West employees bridge different communities and even nations. These endeavors reinforce the personal service and community commitment shared by all UnionBancorp employees, expressed in our core values: Building, Earning, Serving- Together.


nations

                               UnionBancorp, Inc.

Hanover, Illinois

[GRAPHIC OMITTED]

Bridging dreams to reality is a common thread that binds the community banking spirit of UnionBancorp to its customers. Just ask "P. D." Palmer, a businessman, automotive specialist, and Corvette fanatic. "If it wasn't for you people, my dream would not have come true," says P. D.

His dream-come-true is Palmer Automotive Specialties in Elizabeth, Illinois. A former drag racer, P. D. financed his college education by racing a '65 Corvette he bought in 1967. From 1968 to 1996 he worked for a local car dealer, but in the evenings, he went home to do what he knew and loved best: building engines in his shop. Soon, he started working on racing motors for others as a second job, the one he loved to do. When a couple of customers became national champions, the business snowballed. In 1996, he "went solo" building engines in his shop at home. During his first two years, he received over 200 letters and phone calls from former customers who still wanted him to fix their vehicles. "This was not in my plan. All I really wanted to do was build engines and do automotive machine work." When it came time to expand and move into a larger facility, P. D. turned to UnionBank/Northwest for financial backing. "Once UnionBank loaned me the money and stood behind me, I knew there was no problem. I knew if I came into town and did it the right way and took care of people the way they should be taken care of, I'd be successful." The company has experienced exceptional growth over the past two years and now P. D. has his own crew of five, repairing and servicing cars and trucks. P. D. concentrates on what he knows best and loves; building race engines, primarily for drag racing and truck pulling drivers throughout the Midwest. Like UnionBancorp, he also believes in hiring the "best in the world," taking care of his customers, and doing things the "right way." Doing it the right way means surrounding himself with good people; people like Dave Winter, Vice President and Branch Manager in Elizabeth and the late Bob Gustafson, former President and CEO at UnionBank/Northwest in Hanover. As is often the case, close friendships result from business connections like the one between UnionBank/Northwest and Palmer Automotive Specialties. P. D. endearingly called Bob Gustafson "Uncle Bob." "He was someone you could sit down and talk to and be open with," said P. D., "and it's the same with Dave Winter." Listening to our customers has been the UnionBancorp way for generations. While the names and faces may change over the years, we continue to celebrate the entrepreneurial spirit; helping individuals, families, businesses, and communities bridge their dreams to reality.


dreams

                               UnionBancorp, Inc.

Sandwich, Illinois

[GRAPHIC OMITTED]

Two of the most prominent buildings in the community of Sandwich, Illinois, show how UnionBank stands as a bridge between the modern and historic aspects of our communities, promoting and preserving our city's culture and architecture.

The historic Sandwich Opera House, built in 1878, regularly hosts live performances including world- renowned musicians, plays, and children's programs for up to 310 people. "We are so small and intimate, there's not a seat in the house where you can't see and hear great." said Sandy Black, Executive Director. By contrast, the WOW 7 Cinema, completed and opened in 1998, hosts customers to the most current movies, in seven separate theaters, each with stadium seating, digital sound systems and technologically savvy, curved, cinemascope screens. "We have one of the most advanced cinema and sound systems in the area," said Ralph Webb, President and co-owner of WOW Theater, Inc.

The new cinema "came to be" through a UnionBank feasibility study, statistics from the movie industry, a prime location and the financial creativity of UnionBank Vice President, Bob Baker. "I like Bob. He's always been helpful and he's the type of guy that I can just lay my cards on the table and talk to," said Ralph. At the WOW, the cushy, high back stadium-style seats have cup holders, and seats close to the screen recline to alleviate neck strain. Screens are slightly curved, for better presentation and to eliminate reflections. The sound system is "the best around," able to handle the latest digital and surround-sound formats. No holds were barred in either the construction of the new cinema or the restoration and preservation of the Opera House.

While construction of the WOW 7 Cinema ran "pretty smoothly," according to Ralph, the same cannot be said for the Opera House restoration. Sandy recalls tears flowing at one point, when torrential rains caused the backstage wall to collapse, threatening the project's completion. The disaster set construction behind by a year and a half, but the Sandwich community, including UnionBank, persevered, restoring the Opera House to its historical style and elegant warmth, complete with recreated stencils and graffiti on the jail walls. Sandy "thinks the world of" UnionBank's personal service and calls the staff a "great bunch of people." According to Bob, a Sandwich resident, "Our community has a long tradition of hosting the area's best social and civic entertainment venues, including the Sandwich Opera House, Sandwich Fair and the summer-long Sandwich Antiques Market. The WOW Cinema was a natural for this community and we were proud to have managed the financing of this excellent facility for our community." Community spirit, love of entertainment and the support of UnionBank bind together these two architecturally significant structures by drawing citizens from Sandwich and many surrounding communities together to enrich their lives.


cultures

                               UnionBancorp, Inc.

Ottawa, Illinois

[GRAPHIC OMITTED]

Linking e-commerce with personal, professional service has become the differentiating factor in successful community banking. UnionBank provides that ideal balance, according to Rockey Cioni, President of Etna Oil in Ottawa, Illinois. UnionBank "stays on the leading edge of whatever the banking industry is doing, to provide new conveniences to their customers," said Rockey.

Etna Oil has leveraged UnionData's payroll, cash management, UB-Online, ATM and credit card electronic services to enhance its bottom line and expand its services. The Payroll Services became a "bigger benefit as the company grew and in-house payroll became quite time-consuming," says Kevin Anderson, of Etna Oil's internal controls department. Kevin uses UnionBank's Cash Management combined with Internet banking to give Etna Oil "better hands-on money management." With UB-Online, Kevin can manage cash, transfer funds on a moment's notice, determine if daily gasoline deposits are being paid in a timely manner, and report back to Rockey within minutes. "That speed is very, very important in decision making," said Kevin.

Etna Oil is a Shell Oil Company wholesaler, a business started by Rockey's grandfather, Vincent, 45 years ago. Rockey's father, Jerry, who passed away last year, set the company's philosophy: Know what's right; do it right; because it is right. "Now I'm continuing on and can see the value in having a good bank with diversified services," said Rockey. "It meets all facets of our business." "It's nice to see UnionBank grow into other central Illinois communities. The more towns they're in, the more we can bank with them and utilize their services," said Rockey. All six of the company's "direct- run" stores have UnionBancorp ATM machines, which he sees as a "fantastic customer convenience" increasing the sale of his other customer conveniences. "There's always been a real good relationship, good rapport, and I can always count on Van Jackson and Julie Wheatland when we need money for a new service station," he says. The newest station, financed by UnionBank, opened in December 2000 in Peru, Illinois and "it's already meeting and exceeding expectations," according to Rockey. "We continue to grow, and as long as UnionBank continues to be on the leading edge of the banking industry, keeping us abreast of any changes, that's all we can ask. "


technologies

                               UnionBancorp, Inc.

Streator, Illinois

[GRAPHIC OMITTED]

Community stewardship is the keystone of UnionBancorp's link to its communities. "UnionBank is very, very good about giving their people time to serve and help the community," says Betty Di Gusto, Executive Director and 35-year veteran of the United Way program in Streator, Illinois. She finds that people in the financial business are very helpful and keep her abreast of trends and happenings in the community that might affect the annual fund-raising campaign. Betty says she has received invaluable help from UnionBancorp executives Jimmie Lansford and Charlie Grako and says she can "call on them anytime." Of all the people she has worked with during her 35 years with United Way, she misses "Mister Mac" the most. T. Earl McNamara, former UnionBank President, who passed away in 1994, was the first President of Community Chest, precursor to the United Way, which opened its first campaign headquarters in 1949 at Union National Bank, cornerstone of the present UnionBancorp. He truly believed in United Way and embodied the community stewardship that was invested in people like Bob Young, Director of Ag Services for UnionBank. Bob serves on the board of directors for The Streator Child Development Center that is funded by United Way and is also active in United Way campaigns. "Bob is a very, very good worker on whom United Way relies, especially for work in the rural area," says Betty. According to Sue Novotney, director of the day care facility, "Money from United Way is used to subsidize child care expenses for people who meet certain criteria regarding family size and income. This is a wonderful opportunity for individuals who may not otherwise be able to choose quality care for their children, and the positive environment for their children affords education, social interaction and nutritional benefits as well." In addition to Bob Young, Betty notes, "Whenever I need something, I can call on Everett Solon, President and CEO, or Kathy Yuhas, Administrative Assistant, and I know that they'll find the information or person for me." Marcia Mehock, who recently retired from UnionBank, and Debbie Tombaugh, UnionBank Vice President, are always willing to undertake the challenging job of getting the last few resources needed to reach campaign goals. Peggy Swain of UnionTrust Corporation, who served as United Way 2000 Campaign Chairperson, was recently honored for 25 years of service and says, "Just about everybody at UnionBank has played a part in United Way." Betty now sits at Mister Mac's desk, which was recently moved to the Streator Area United Way headquarters, an unbreakable bridge that survives as a symbol of UnionBancorp's commitment to the community. From the new employee who donates a portion of a hard week's salary to the executive officers in charge of the corporation, the bridge between community stewardship and UnionBancorp remains strong.


stewardship

                               UnionBancorp, Inc.

selected consolidated financial data
--------------------------------------------------------------------------------
Years ended December 31, 2000, 1999, 1998, 1997 and 1996 (In Thousands, Except Share Data)

                                                              2000          1999          1998          1997          1996
                                                           ----------    ----------    ----------    ----------    ----------
STATEMENT OF INCOME DATA
   Interest income                                         $   54,208    $   48,549    $   47,720    $   46,039    $   31,037
   Interest expense                                            30,685        24,897        25,258        24,435        17,003
                                                           ----------    ----------    ----------    ----------    ----------
   Net interest income                                         23,523        23,652        22,462        21,604        14,034
   Provision for loan losses                                    4,858         1,522         1,635         1,079         1,178
                                                           ----------    ----------    ----------    ----------    ----------
   Net interest income after provision for loan losses         18,665        22,130        20,827        20,525        12,856
   Noninterest income                                          11,140         9,488         8,071         5,182         3,222
   Noninterest expense                                         25,885        23,597        20,733        18,764        12,248
                                                           ----------    ----------    ----------    ----------    ----------
   Net income before income taxes and minority interest         3,920         8,021         8,165         6,943         3,830
   Minority interest                                               --            --            53            73            27
   Provision for income taxes                                   1,017         2,514         2,723         2,105           969
                                                           ----------    ----------    ----------    ----------    ----------
   Net income                                              $    2,903    $    5,507    $    5,389    $    4,765    $    2,834
                                                           ==========    ==========    ==========    ==========    ==========
   Net income on common stock                              $    2,644    $    5,248    $    5,130    $    4,506    $    2,729
                                                           ==========    ==========    ==========    ==========    ==========

PER SHARE DATA(1)
   Basic earnings per common shares(2)$                          0.66    $     1.28    $     1.23    $     1.09    $     1.00
   Diluted earnings per common shares(2)                         0.66          1.27          1.22          1.08          0.99
   Cash dividends on common stock                                0.24          0.19          0.15          0.18          0.14
   Dividend payout ratio for common stock                       35.93%        14.65%        12.34%        12.83%        11.58%
   Year-end book value per common share                    $    14.76    $    13.80    $    13.28    $    12.35    $    11.20
   Basic weighted average common shares outstanding(2)      3,979,895     4,085,286     4,157,745     4,125,902     2,730,600
   Diluted weighted average common shares outstanding(2)    4,006,793     4,133,554     4,210,739     4,167,764     2,756,806
   Period-end common shares outstanding                     3,965,548     4,047,309     4,262,359     4,135,830     4,114,801

BALANCE SHEET DATA
   Securities and federal funds sold                       $  192,719    $  173,918    $  176,069    $  202,142    $  233,822
   Loans                                                      505,094       472,395       398,388       370,985       346,496
   Allowance for loan losses                                    6,414         3,691         3,858         3,188         3,068
   Total assets                                               758,733       704,077       627,194       625,460       642,024
   Total deposits                                             636,003       594,198       517,638       527,747       543,744
   Stockholders' equity                                        59,035        56,341        57,091        51,581        46,583

EARNINGS PERFORMANCE DATA
   Return on average total assets                                0.40%         0.83%         0.84%         0.77%         0.66%
   Return on average stockholders' equity                        5.09          9.83          9.98          9.78          9.32
   Return on average total assets, including mandatory
     redeemable preferred stock                                  0.40          0.83          0.84          0.77          0.66
   Return on average equity, including mandatory
     redeemable preferred stock                                  5.01          9.68          9.83          9.61          9.21
   Net interest margin ratio                                     3.67          4.03          4.01          3.95          3.72
   Efficiency ratio(3)                                          69.49         67.11         63.49         65.29         66.70

ASSET QUALITY RATIOS
   Nonperforming assets to total assets                          1.10%         0.57%         0.46%         0.49%         0.44%
   Nonperforming loans to total loans                            1.56          0.74          0.65          0.74          0.65
   Net loan charge-offs to average loans                         0.44          0.38          0.20          0.27          0.58
   Allowance for loan losses to total loans                      1.27          0.78          0.97          0.86          0.89
   Allowance for loan losses to nonperforming loans             81.41        105.01        148.50        116.91        135.75

CAPITAL RATIOS
   Average equity to average assets                              7.90%         8.42%         8.44%         8.00%         7.14%
   Total capital to risk adjusted assets                        10.99         11.04         12.23         11.86         10.87
   Tier 1 leverage ratio                                         6.90          7.20          7.66          6.76          7.76

-------------------------------------
(1)Restated to reflect the three-for-one stock split which took effect May 20, 1996.

(2)Restated in accordance with Statement of Financial Accounting Standards No. 128 which took effect December 31, 1997.

(3)Calculated as noninterest expense less amortization of intangibles and expenses related to other real estate owned divided by the sum of net interest income before provisions for loan losses and total noninterest income excluding securities gains and losses and gain on sale of subsidiaries.

independent auditor's report
--------------------------------------------------------------------------------
Stockholders and Board of Directors
UnionBancorp, Inc.

We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of UnionBancorp, Inc. as of December 31, 2000 and 1999, the related consolidated statements of income, stockholders' equity, and cash flows (not presented herein) for the years then ended; and in our report dated February 6, 2001, we expressed an unqualified opinion on those consolidated financial statements.

In our opinion, the information set forth in the accompanying condensed consolidated balance sheets as of December 31, 2000 and 1999 and the condensed consolidated statements of income and stockholders' equity for the years then ended is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.


Oak Brook, Illinois                            /s/ CROWE, CHIZEK AND COMPANY LLP
February 6, 2001                               ---------------------------------
                                               Crowe, Chizek and Company LLP


annual meeting
--------------------------------------------------------------------------------
April 24, 2001 - Tuesday - 10:00 a.m.
Starved Rock Lodge and Conference Center
Routes 178 & 71, Utica, Illinois 61373



stockholder services
--------------------------------------------------------------------------------
To obtain copies of the 2000 Annual Report and 10-K, which includes the full consolidated financial statements of the Company and the related notes thereto, as required to be filed with the Securities and Exchange Commission, please send a written request to: Investor Relations, UnionBancorp, Inc., 321 West Main Street, Ottawa, Illinois 61350.

Stockholders should direct inquiries concerning their stock, change of name, address or ownership, report lost certificates or consolidate accounts to the Company's transfer agent at: 1-312-360-5393 or write: Computershare Investor Services, Stockholder Services Division, 2 North LaSalle Street, Chicago, Illinois 60602.



stock trading information
--------------------------------------------------------------------------------
UnionBancorp, Inc. common stock is traded on the Nasdaq Stock Market under the symbol UBCD. Our primary market makers also quote shares: First Tennessee Securities Corp.; Hoefer & Arnett, Inc.; Knight Securities L.P.; Sandler O'Neill & Partners; Spear, Leeds & Kellogg; and Trident Securities, Inc.

[GRAPHIC OMITTED]

unionbancorp, inc. board of directors
--------------------------------------------------------------------------------
seated left to right:

Charles J. Grako
President & Chief Executive Officer
UnionBancorp, Inc.
Director since 2000

John A. Trainor
Chairman of the Board
UnionBancorp, Inc.
President
Trainor Grain & Supply Co.
Director since 1985

Walter E. Breipohl
Real Estate Broker
Kaszynski/Breipohl Realtors/Developers
Director since 1993

Dennis J. McDonnell
Director
Global Decisions Group
Director since 2000

Robert J. Doty
Farm Management
Director since 1996

L. Paul Broadus
President
Broadus Oil Corporation
Director since 1986


standing left to right:

I. J. Reinhardt, Jr.
General Manager
St. Louis Beverage Co.
Director since 1991

Lawrence J. McGrogan
President
Handy Foods, Inc.
Director since 1987

Jimmie D. Lansford
Executive Vice President/ Organizational Development
& Planning
UnionBancorp, Inc.
Director since 1988

Richard J. Berry
Attorney
Myers, Daugherity, Berry, O'Conor & Kuzma, Ltd.
Director since 1985

Scott C. Sullivan
Attorney
Williams & McCarthy
Director since 1996

John A. Shinkle (not pictured)
Executive Vice President
& Director
Synovus Securities, Inc.
Director since 1997


unionbancorp, inc. officers
--------------------------------------------------------------------------------
Charles J. Grako
President & Chief Executive Officer

Jimmie D. Lansford
Executive Vice President/ Organizational Development
& Planning

Gaylon E. Martin
Senior Vice President/
Chief Credit Officer

Kurt R. Stevenson
Vice President/
Chief Financial Officer

Robert L. Davidson
Vice President/Chief Investment Officer & Asset Liability Manager

Philip L. Olivero
Vice President/Risk Management

Suzanne Fechter
Secretary/Treasurer
banking and affiliate locations (as of 3-2-01)


UnionBank
Directors:
 Richard J. Berry
 Walter E. Breipohl
 L. Paul Broadus
 Terry H. Cross
 Donald L. Haag
 Jimmie D. Lansford
 Vincent R. Luckey
 Lawrence J. McGrogan
 I.J. Reinhardt, Jr.
 Michael Ruiz
 Everett J. Solon
 John A. Trainor

Locations:
 Mendota:
   1403 13th Avenue
 Ottawa:
   122 W. Madison Street
   400 Etna Road
   401 E. McKinley Road
   119 W. Jefferson Street
 Peru:
   1311 Shooting Park Rd.
 Plano:
   15 W. South Street
 Sandwich:
   202 Indian Springs Dr.
 Streator:
   201 E. Main Street
   200 E. Main Street
   24 Danny's Drive


UnionBank/Northwest
Directors:
 Paul F. Crandall
 Mark S. Klippert
 Jimmie D. Lansford
 Joseph E. Nack
 LaVerle Streicher
 Scott C. Sullivan
 William M. Wolter
 Marvin Wurster

Locations:
 Elizabeth:
   112 N. Main Street
 Hanover:
   215 Jefferson Street


UnionBank/Central
Directors:
 Randy Cady
 Rick R. Clary
 Robert J. Doty
 Charles J. Grako
 Richard A. Palmer
 H. Curtiz Plautz
 Donald R. Rayfield
 Robert L. Sharp
 John E. Thompson

Locations:
 Manlius:
   109 W. Maple Street
 Princeton:
   601 S. Main Street
   1839 N. Main Street
 Tampico:
   120 Main Street
 Tiskilwa:
   100 Main Street


UnionBank/West
Directors:
 Charles J. Grako
 Dennis Iversen
 Alan Mays
 James Rinella
 Donald L. Sharp
 Leroy A. Ufkes
 Sam B. White

Locations:
 Blandinsville:
   135 S. Main Street
 Carthage:
   1395 Buchanan Street
 East Hannibal:
   Highways 106 & 36,
   P.O. Box 79
 Ferris:
   520 W. Main Street
 Macomb:
   440 N. Lafayette
 Paloma:
   Highway 24, P.O. Box 71
 Quincy:
   2442 Broadway
 Rushville:
   116 S. Congress St.


UnionFinancial Services, Inc.
Directors:
 Dennis J. McDonnell
 John A. Shinkle
 Kurt R. Stevenson

Locations:
 Mendota:
   1403 13th Avenue
 Peru:
   1311 Shooting Park Rd.
 Quincy:
   2442 Broadway
 Rushville:
   116 S. Congress St.
 Spring Valley:
   120 E. Dakota Street


UnionTrust Corporation
Directors:
 Terry H. Cross
 Jerry L. Halterman
 Sheryl H. Kuzma
 William E. Steep
 Michael V. Vezzetti

Locations:
 Ottawa:
   122 W. Madison Street
 Peru:
   1311 Shooting Park Rd.
 Princeton:
   1839 N. Main Street
 Quincy:
   2442 Broadway
 Streator:
   200 E. Main Street


UnionData Corp, Inc.
Directors:
 William H. Franklin, Jr.
 Patrick J. Gibbons III
 Charles J. Grako
 I.J. Reinhardt, Jr.
 Daniel J. Reynolds
 William K. Walsh

Location:
 Streator:
   200 E. Main Street


321 West Main Street
Ottawa, IL 61350
www.ubcd.com

12