Form 10-K, Exhibit 13
period 2001-12-31
UNIONBANCORP INC
filed 2002-03-15
CIK 1019650

Dear Fellow Stockholders,

Historically, the year 2001 will be remembered not only for the tragic events of September 11, but, more importantly, as a period of reaffirmation-a time when our communities, our nation and our world rose to unprecedented challenges and answered the demands of a new era. While the actions of any organization pale in comparison to the brutal acts perpetrated against our nation, we, as a company, found strength in many of the same guiding principles. Our organization, like the nation, turned to those core values, which have brought us to where we are and will, undoubtedly, lead us throughout the journey ahead. Together, we worked toward enhancing our asset quality, improving operations and more effectively utilizing technology, all in an effort to provide the highest level of quality customer service possible. The employees of UnionBancorp, Inc. proved once again to be our company's greatest resource, as well as our customers' greatest resource. Together, we continued to define the organization's focus, in our quest to be our communities' BEST financial resource.

Building. Committed to solidifying the company's already strong foundation, asset quality continued to be a major focal point. Throughout the year, the Asset Quality Committee played a vital role in ensuring prudent lending practices throughout the organization through revised lending policies, a greater focus on the education and training of the lending and support staff and the recruitment of seasoned loan personnel. During the fourth quarter, as the economy continued in recession, management announced a $2.9 million addition to the loan loss allowance as a result of various seasoned commercial credits, an overall increase in non-performing loans, general concerns over asset quality and an increase in charge-offs throughout the first three quarters. Although the provision did have a material impact on fourth quarter earnings, the company believed this proactive approach was necessary to more fully realize its long-term objectives.

Earning. The year began with two consecutive quarters of record earnings, a direct result of programs implemented in late 2000 aimed at enhancing operational efficiencies, more effectively utilizing technology and realigning the way that products and services are offered to our customers. While economic woes during the latter half of the year wreaked havoc throughout the industry, the performance of our organization remained strong. Our common stock ended the year with a 37% increase over the close of 2000, with diluted earnings per share of $1.05, as compared with $0.66 in 2000. Overall, the company saw great improvements in earnings in 2001, despite periods of economic uncertainty, compression in the net interest margin and a decline in global consumer confidence. Indeed, throughout 2001, the company proved that it could weather any economic storm with a diverse line of products and services, a talented staff and a commitment to fiscal responsibility.

Serving. Dedicated to better serving the needs of our customers, the company began implementation of several initiatives in late 2001 including a new telephone banking system, which will allow customers to access their accounts 24 hours a day, seven days a week, and a centralized marketing information system that provides for a more proactive approach toward our customer management relationship process. These initiatives, along with an extensive revamping of our market and media plan, not only allowed us to better serve our customers but also resulted in lower marketing costs, enhanced revenue opportunities, more directed media usage and the initiation of a new sales and service training program.

Together. The year 2001 was perhaps most focused on what we believe are our greatest assets-our employees. Recognizing the importance of employee development, the company placed special attention on several training initiatives and continued to expand the "corporate university" concept. Programs like Leadership 101, UB a Star, and Customer Value Communications have enhanced leadership skills through employee education and empowerment. From these efforts, the company has experienced greater employee retention, higher productivity and an increase in core deposits. Together, the employees of UnionBancorp, Inc., the driving force of the organization, have met the challenges of an changing industry, never losing sight of our commitment to quality customer service and our role in the communities we serve. Together, through the focused efforts of a talented team, we also reaffirmed our commitment to you, our stockholders, by providing you with a greater return on your investment, along with a continued emphasis on enhancing long-term growth.

The historical impact of the year 2001 is one, which will be felt for generations to come. As a company, we, too, found the year to be a time to focus on those principles, which have guided our success thus far and will continue to shape our future. Today, the company stands stronger, committed to building, earning and serving-together. On behalf of all the employees of UnionBancorp, Inc., we thank you for your continued support and look forward to serving you throughout 2002.



/s/ JOHN A. TRAINOR                                         /s/ CHARLES J. GRAKO
John A. Trainor                                             Charles J. Grako
Chairman of the Board                                       President & CEO
UnionBancorp, Inc.                                          UnionBancorp, Inc.



                unionbancorp, inc. annual report two thousand one unionbancorp, inc. annual report two thousand one efficiency
                    ----------------------------------------
                           a recipe for success . . .


                                [GRAPHIC OMITTED]


Recognizing that all departments contribute, whether directly or indirectly, to the profitability of our company, the Operations Committee of UnionBancorp, Inc. assembled a cross-section of employees to assess current organizational practices. By gathering input from banking, insurance and information technology specialists, the group was able to identify areas in which the company could enhance operational efficiencies, reduce expenses and more effectively prepare for future growth, while providing optimal quality service to our customers.

Throughout 2001, the committee focused on a series of standardization initiatives, beginning with our internal policies and procedures. Seamless to our customers, these steps ensured that, even in our smallest communities, customers could reap the benefits of our diverse product line. By focusing on the increased use of technology, the company's flow of information became faster, thus improving service and lowering operating expenses. In the latter half of the year, centralizing segments of our proof and accounts payable functions further streamlined bank operations and allowed employees more time for relationship development with our customers. In addition, this group engaged in several behind-the-scenes projects, which provided a cost savings to the company, including the consolidation of outgoing cash letters and ATM processing. The committee also spearheaded an initiative to lower our Federal Reserve requirement, which resulted in an improvement to the net interest margin.

Just like any "recipe," the recipe for success calls for the right mixture of ingredients. Together, the employees of UnionBancorp, Inc. identified ways to enhance stockholder value, not only through growth but also through efficiencies and a commitment to fiscal responsibility, each day blending talent and hard work, mixed with dedication and integrity.

                unionbancorp, inc. annual report two thousand one



                                 communications
                    ----------------------------------------
                             finding solutions . . .


                                [GRAPHIC OMITTED]


To maintain a high level of communication with our customers and to measure the results of our sales and service efforts, the Marketing Committee engaged in a variety of programs throughout 2001. To begin the process, the team conducted research, which provided data on how and why people choose our organization. With these results, we were able to develop and implement strategies designed to best meet the needs of our customers, with a more customized marketing plan.

Focusing on further enhancing the relationship between our employees and our customers, the company also launched a new sales, service and coaching program called Customer Value Communications. The program utilizes in-house "teachers" throughout the organization and provides employees with techniques on how to more effectively assess and meet customers' financial needs. The unique series is one of many aimed at greater customer satisfaction.

Technology will also lend a hand in improving marketing communications, through a new customer relationship and profitability management software system. The system will allow us to construct product and service "packages" like the two launched in 2001. Our E-Checking package, for example, combines checking, Internet and electronic delivery services, while the Eagle package incorporates high-return products like the money market, checking and a sweep feature.

Always in search of better ways to serve our customers, the Marketing Committee took the lead in 2001, finding innovative new methods of improving communication with our communities and with each other. With members representing the banks, insurance and trust, technology and human resources, the committee focused on the importance of customer feedback, quality control and customized sales and service training initiatives, never losing sight of our commitment to excellence.

                unionbancorp, inc. annual report two thousand one



                                     access
                    ----------------------------------------
                         the speed of information . . .


                                [GRAPHIC OMITTED]


In today's ever-changing business environment, our quality of service and speed of delivery are critical components to achieving success. Often times, these are the characteristics, which differentiate us from our competitors. During 2001, the company placed a special emphasis on enhancing customer relationships and improving profitability, through the advanced use of technology. The Technology Committee, an in-house team dedicated to aligning technology with our core strategic business plan, focused on addressing current and future communication needs through several new initiatives.

Guided by a three-year plan, the committee led a corporate network upgrade project for our Wide Area Network and Local Area Network. This resulted in a faster, more resilient system, which combined voice and data communications. Complementing our current Internet banking system, the company initiated work on an automated telephone-banking unit to allow customers to transact business 24 hours a day, seven days a week via telephone.

For years 2002 and 2003, the company is focusing on other value-added technologies, aimed at improving our quality of service, workflow and speed of delivery. An upgrade of our core processing system will allow for future growth, and the use of imaging, for checks and other documents, will create a more paperless, efficient work environment.

As we move forward, the ability to share data in real time, on demand by our customers, will be critical. The initiatives set forth by the Technology Committee will allow us to continue to meet the needs of customers faster, more efficiently and with an even higher degree of quality. Together, the heightened use of technology, coupled with our commitment to exceptional customer service, will guide the organization, as the face of business continues to evolve.

                unionbancorp, inc. annual report two thousand one



                                     control
                    ----------------------------------------
                        building a solid foundation . . .


                                [GRAPHIC OMITTED]


Throughout 2001, the Asset Quality Committee continued to focus on strengthening the foundation of the organization through monitoring, measuring and managing the core issues surrounding asset quality. Risks associated with interest rates, liquidity and credit, as well as capital adequacy, were examined by the company's lending team, in an effort to achieve optimum earnings while remaining cognizant of stockholder value.

The nation's tense economic climate sparked forward-thinking companies to proactively address asset quality issues. Our company was no exception. The committee continued its focus on the early detection and correction of potential problem credits. Recognizing that lending is indeed a risk-management business, the company set out to solidify its portfolio through diversification. Avoiding undue concentration of credit in higher risk industries, we continued to expand our credit grading system and review process.

When an already unstable economy plummeted, as a result of the terrorist attacks on the U.S., our company continued to carry out the practices, which were in place, to combat external factors beyond our control. The company, focused on balancing short-term earnings with long-term strategic objectives, again considered those large credits with the potential for risk in calculating their loan loss reserve.

Through its efforts, the Asset Quality Committee, along with other members of the company's lending and management staff, continued to ensure the long-term viability of the organization through its focus on our foundation. By enhancing the company's process for evaluating credit, detecting problem credits early and resolving credit issues timely, the committee has successfully addressed issues surrounding asset quality in a proactive manner without compromising our ability to serve customers.

                unionbancorp, inc. annual report two thousand one



                                   empowerment
                    ----------------------------------------
                      employees - our greatest assets . . .


                                [GRAPHIC OMITTED]


As a company, the year 2001 was perhaps most focused on what we consider to be our greatest assets-our employees. Recognizing the importance of employee development, the company placed special attention on education and training initiatives and continued the development of a "corporate university." In addition to a myriad of longstanding programs focusing on retail banking, operations and technology, the organization embraced several new training programs and philosophies.

UB a STAR (Successful Training Achieves Results) commenced in 2001, encompassing Orientation & Public Relations, Professionalism, Product Knowledge and a two-year executive training series. These courses focus on the personal and professional development of our employees and touch at the very heart of our company's philosophy of promoting internally, maintaining employee satisfaction and improving overall financial performance.

Leadership 101, an intensive three-day workshop to enhance employees' leadership skills, continues to be one of the company's greatest achievements in the area of employee development. With 40 graduates since its inception in the fall of 2000, the company is pleased to report a 98% retention rate and several promotions earned by participants. A follow-up to the program, Leadership 201, is in development for 2002.

This year, the company launched a sales and service training program, Customer Value Communications, aimed at giving our employees a new sense of excitement and confidence when working with customers. This unique series focuses on identifying customer needs, active listening and product packaging, all under the direction of in-house facilitators. Graduates take away with them real-world practical tools to fine-tune their skills and better serve our customers.

The year 2001 will be remembered historically as a time of triumph, filled with individuals who rose to the challenge of what seemed to be insurmountable tasks. Each day, we call on our employees, the driving force of the organization, to meet the challenges of an ever-changing industry, never losing sight of our commitment to quality customer service and our role in the communities we serve. They have met that challenge wholeheartedly and to them we say "thank you." Hats off to the stars of UB...our greatest assets!

                unionbancorp, inc. annual report two thousand one



                                     guiding
                    ----------------------------------------
                           management by example . . .


                                [GRAPHIC OMITTED]


In the previous pages, you met several employees charged with enhancing asset quality, more effectively utilizing technology, increasing operational efficiencies and improving customer communications. All of these efforts, as well as many more, stemmed from UnionBancorp's senior management team. Ultimately, it was the direction set forth by this group of committed leaders that guided our success and has continued to prepare the organization for long-term growth and viability.

Comprised of subsidiary presidents and representatives from finance, marketing, human resources and information technology, the Senior Management Committee serves as the regular decision making body for the organization. Committed to improving asset quality, more effectively utilizing technology and better serving the needs of our customers, the Committee focused on those projects and activities, which clearly enhanced service to our customers, as well as increased stockholder value. The Committee also focused on what we consider to be our most important assets, our employees, through targeted training initiatives, leadership development programs and employee recognition.

Perhaps the most critical mission of our senior management team this year was to refocus the company on its core values, with a renewed commitment to serving our customers, communities, stockholders and staff. During 2001, our senior management team advanced the speed and quality of information, rededicated the company to employee development and focused on providing solid, fiscally responsible earnings improvement. Together, the Senior Management Committee, along with a talented staff, will, undoubtedly, meet the challenges of 2002 and beyond - Building, Earning and Serving Together, as our communities' BEST financial resource.

                unionbancorp, inc. annual report two thousand one



selected consolidated financial data
----------------------------------------
Years ended December 31, 2001, 2000, 1999, 1998 and 1997 (In Thousands, Except
Share Data)

                                                               2001          2000          1999          1998          1997
                                                            ----------    ----------    ----------    ----------    ----------
Statement of Income Data
   Interest income                                          $   53,829    $   54,208    $   48,549    $   47,720    $   46,039
   Interest expense                                             29,385        30,685        24,897        25,258        24,435
                                                            ----------    ----------    ----------    ----------    ----------
      Net interest income                                       24,444        23,523        23,652        22,462        21,604
   Provision for loan losses                                     4,161         4,858         1,522         1,635         1,079
                                                            ----------    ----------    ----------    ----------    ----------
      Net interest income after provision for loan losses       20,283        18,665        22,130        20,827        20,525
   Noninterest income                                           11,920        11,140         9,488         8,071         5,182
   Noninterest expense                                          26,212        25,885        23,597        20,733        18,764
                                                            ----------    ----------    ----------    ----------    ----------
   Net income before income taxes and minority interest          5,991         3,920         8,021         8,165         6,943
   Minority interest                                                --            --            --            53            73
   Provision for income taxes                                    1,537         1,017         2,514         2,723         2,105
                                                            ----------    ----------    ----------    ----------    ----------
   Net income                                               $    4,454    $    2,903    $    5,507    $    5,389    $    4,765
                                                            ==========    ==========    ==========    ==========    ==========
   Net income on common stock                               $    4,197    $    2,644    $    5,248    $    5,130    $    4,506
                                                            ==========    ==========    ==========    ==========    ==========

Per Share Data
   Basic earnings per common shares                         $     1.06    $     0.66    $     1.28    $     1.23    $     1.09
   Diluted earnings per common shares                             1.05          0.66          1.27          1.22          1.08
   Cash dividends on common stock                                 0.27          0.24          0.19          0.15          0.18
   Dividend payout ratio for common stock                        25.59%        35.93%        14.65%        12.34%        12.83%
   Year-end book value per common share                     $    15.91    $    14.76    $    13.80    $    13.28    $    12.35
   Basic weighted average common shares outstanding          3,974,205     3,979,895     4,085,286     4,157,745     4,125,902
   Diluted weighted average common shares outstanding        4,008,867     4,006,793     4,133,554     4,210,739     4,167,764
   Period-end common shares outstanding                      3,979,056     3,965,548     4,047,309     4,262,359     4,135,830

Balance Sheet Data
   Securities and federal funds sold                        $  186,282    $  192,719    $  173,918    $  176,069    $  202,142
   Loans                                                       504,968       505,094       472,395       398,388       370,985
   Allowance for loan losses                                     6,295         6,414         3,691         3,858         3,188
   Total assets                                                748,307       758,733       704,077       627,194       625,460
   Total deposits                                              612,144       636,003       594,198       517,638       527,747
   Stockholders' equity                                         63,814        59,035        56,341        57,091        51,581

Earnings Performance Data
   Return on average total assets                                 0.59%         0.40%         0.83%         0.84%         0.77%
   Return on average stockholders' equity                         7.04          5.09          9.83          9.98          9.78
   Return on average total assets, including mandatory
    redeemable preferred stock                                    0.59          0.40          0.83          0.84          0.77
   Return on average equity, including mandatory
    redeemable preferred stock                                    6.95          5.01          9.68          9.83          9.61
   Net interest margin ratio                                      3.64          3.67          4.03          4.01          3.95
   Efficiency ratio(1)                                           68.14         69.49         67.11         63.49         65.29

Asset Quality Ratios
   Nonperforming assets to total assets                           1.44%         1.10%         0.57%         0.46%         0.49%
   Nonperforming loans to total loans                             1.76          1.56          0.74          0.65          0.74
   Net loan charge-offs to average loans                          0.85          0.44          0.38          0.20          0.27
   Allowance for loan losses to total loans                       1.25          1.27          0.78          0.97          0.86
   Allowance for loan losses to nonperforming loans              70.93         81.41        105.01        148.50        116.91

Capital Ratios
   Average equity to average assets                               8.37%         7.90%         8.42%         8.44%         8.00%
   Total capital to risk adjusted assets                         11.66         10.99         11.04         12.23         11.86
   Tier 1 leverage ratio                                          7.54          6.90          7.20          7.66          6.76

-----------------------------------

(1) Calculated as noninterest expense less amortization of intangibles and expenses related to other real estate owned, divided by the sum of net interest income, less investment mark to market adjustments, before provision for loan losses and total noninterest income excluding securities gains and losses.

                unionbancorp, inc. annual report two thousand one



independent auditor's report
--------------------------------------------------------------------------------

Stockholders and Board of Directors
UnionBancorp, Inc.

We have audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheets of UnionBancorp, Inc. as of December 31, 2001 and 2000, the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended (not presented herein); and in our report dated January 25, 2002, we expressed an unqualified opinion on those consolidated financial statements.

In our opinion, the information set forth in the accompanying condensed consolidated balance sheets as of December 31, 2001 and 2000 and the condensed consolidated statements of income and stockholders' equity for the years then ended is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.


Oak Brook, Illinois
January 25, 2002

                                       /s/ CROWE, CHIZEK AND COMPANY LLP
                                       Crowe, Chizek and Company LLP



annual meeting
--------------------------------------------------------------------------------

April 23, 2002 - Tuesday - 10:00 a.m.
Starved Rock Lodge and Conference Center
Routes 178 & 71, Utica, Illinois 61373



stockholder services
--------------------------------------------------------------------------------

To obtain copies of the 2001 Annual Report and Form 10-K, which includes the full consolidated financial statements of the Company and the related notes thereto, as required to be filed with the Securities and Exchange Commission, please send a written request to: Investor Relations, UnionBancorp, Inc., 321 West Main Street, Ottawa, Illinois 61350.

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



stock trading information
--------------------------------------------------------------------------------

UnionBancorp, Inc. common stock is traded on the Nasdaq Stock Market under the symbol UBCD. Our primary market makers also quote shares: First Tennessee Securities Corp.; Hoefer & Arnett, Inc.; Howe Barnes Investments, Inc.; Keefe, Bruyette & Woods, Inc.; Knight Securities L.P.; Spear, Leeds & Kellogg; Trident Securities, Inc.; and Wedbush Morgan Securities, Inc.

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

Jimmie D. Lansford
Executive Vice President/
  Organizational Development
  & Planning

Gaylon E. Martin
Senior Vice President/
  Chief Credit Officer

Kurt R. Stevenson
Vice President/
  Chief Financial Officer

Robert L. Davidson
Vice President/Chief Investment
  Officer & Asset Liability Manager

Suzanne Fechter
Secretary/Treasurer



banking and affiliate locations
--------------------------------------------------------------------------------

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

Peru:
  1311 Shooting Park Rd.

Plano:
  15 W. South Street

Sandwich:
  202 Indian Springs Dr.

Streator:
  201 E. Main Street
  200 E. Main Street
  24 Danny's Drive


UnionBank/Central

Directors:
  Randy Cady
  Rick R. Clary
  Robert J. Doty
  Charles J. Grako
  Richard A. Palmer
  H. Curtis Plautz
  Donald R. Rayfield
  Robert L. Sharp
  John E. Thompson

Locations:

Manlius:
  109 W. Maple Street

Princeton:
  601 S. Main Street
  1839 N. Main Street

Tampico:
  120 Main Street

Tiskilwa:
  100 Main Street


UnionBank/Northwest

Directors:
  Rick R. Clary
  Paul F. Crandall
  Mark S. Klippert
  Jimmie D. Lansford
  Joseph E. Nack
  LaVerle Streicher
  Scott C. Sullivan
  William M. Wolter
  Marvin Wurster

Locations:

Elizabeth:
  112 N. Main Street

Hanover:
  215 Jefferson Street


UnionBank/West

Directors:
  Charles J. Grako
  Dennis Iversen
  Gaylon E. Martin
  Alan Mays
  James Rinella
  Donald L. Sharp
  Leroy A. Ufkes
  Sam B. White

Locations:

Blandinsville:
  135 S. Main Street

Carthage:
  1395 Buchanan Street

East Hannibal:
  Highways 106 & 36, P.O. Box 79

Macomb:
  440 N. Lafayette

Paloma:
  Highway 24, P.O. Box 71

Quincy:
  2442 Broadway

Rushville:
  116 S. Congress St.


UnionFinancial
Services & Trust Company

Directors:
  Jerry L. Halterman
  Sheryl H. Kuzma
  Dennis J. McDonnell
  John A. Shinkle
  William E. Steep
  Paul R. Tingley

Locations:

Mendota:
  1403 13th Avenue

Ottawa:
  122 W. Madison Street

Peru:
  1311 Shooting Park Rd.
  4 West US Highway 6

Princeton:
  1839 N. Main Street

Quincy:
  2442 Broadway

Rushville:
  116 S. Congress St.

Streator:
  200 E. Main Street



                unionbancorp, inc. annual report two thousand one unionbancorp, inc. annual report two thousand one the year in review

                                   January 1:
          UnionBancorp, Inc. begins 2001 with assets of $758.7 million and stockholders' equity of $59.0 million.

                                   January 3:
 The Board of Directors of UnionBancorp, Inc. declares a quarterly common stock dividend of $0.06 for the fourth quarter of 2000. The dividend is payable on
    January 26, 2001 to stockholders of record as of January 12, 2001. This represents the 63rd consecutive quarter of dividends paid.

                                  January 16:
     The Company names Gaylon E. Martin, Sr. Vice President and Chief Credit
                          Officer of UnionBancorp, Inc.

                                    March 23:
 The Board of Directors of UnionBancorp, Inc. declares a quarterly common stock dividend of $0.06 for the first quarter of 2001. The dividend is payable on April 27, 2001 to stockholders of record as of April 13, 2001.

                                    April 20:
   The Company announces record first quarter 2001 earnings of $0.37 per fully diluted share.

                                    June 21:
 The Board of Directors of UnionBancorp, Inc. declares a quarterly common stock dividend of $0.07 for the second quarter of 2001. The dividend is payable on July 27, 2001 to stockholders of record as of July 13, 2001 and represents a 17%
                    increase in the quarterly cash dividend.

                                    July 20:
 The Company announces another record quarter, with earnings of $0.38 per fully diluted share for the second quarter 2001.

                                  September 20:
 The Board of Directors of UnionBancorp, Inc. approves a 3-year technology plan to overhaul the company's communications network, install a telephone banking system and initiate a customer profitability and marketing system.

                                  September 20:
 The Board of Directors of UnionBancorp, Inc. declares a quarterly common stock dividend of $0.07 for the third quarter of 2001. The dividend is payable on October 26, 2001 to stockholders of record as of October 12, 2001.

                                   October 1:
   UnionFinancial Services, Inc. and UnionTrust Corporation are integrated to a single company now known as UnionFinancial Services & Trust Company which offers trust, brokerage and insurance products and services.
                 Paul R. Tingley will serve as President & CEO.

                                   October 1:
    UnionData Corp, Inc. merges into the holding company and will be known as UnionBancorp, Inc.'s Information Technology (IT) Department.

                                   October 19:
      The Company announces third quarter 2001 earnings of $0.35 per fully diluted share.

                                   November 9:
   The Company publicly announces its intention to open a UnionBank branch in Yorkville, IL. The facility is expected to open in the fourth quarter of 2002.

                                  December 31:
  UnionBancorp, Inc. ends 2001 with assets of $ 748.3 million and stockholders'
                            equity of $ 63.8 million.

                                [GRAPHIC OMITTED]


unionbancorp, inc. board of directors
--------------------------------------------------------------------------------

standing left to right: front row

John A. Trainor
Chairman of the Board
UnionBancorp, Inc.
President
Trainor Grain & Supply Co.
Director since 1985

Charles J. Grako
President & Chief Executive Officer
UnionBancorp, Inc.
Director since 2000

Scott C. Sullivan
Attorney
Williams & McCarthy
Director since 1996

Lawrence J. McGrogan
President
Handy Foods, Inc.
Director since 1987

I. J. Reinhardt, Jr.
General Manager
St. Louis Beverage Co.
Director since 1991


standing left to right: back row

Richard J. Berry
Attorney
Myers, Berry, O'Conor
  & Kuzma, Ltd.
Director since 1985

Jimmie D. Lansford
Executive Vice President/
  Organizational Development
  & Planning
UnionBancorp, Inc.
Director since 1988

Dennis J. McDonnell
Chairman
McDonnell Investment
  Management, LLC
Director since 2000

Walter E. Breipohl
Broker/Owner
Kaszynski/Breipohl Realtors
Director since 1993

John A. Shinkle
Executive Vice President
  & Director
Synovus Securities, Inc.
Director since 1997

Robert J. Doty
Farm Management
Director since 1996

L. Paul Broadus
President
Broadus Oil Corporation
Director since 1986



                unionbancorp, inc. annual report two thousand one

                                       21