Form 10-K, Exhibit 13
period 2002-12-31
UNIONBANCORP INC
filed 2003-03-20
CIK 1019650

U N I O N B A N C O R P , I N C .


                         Together We're Growing Strong.


Dear Fellow Stockholders,

Amidst a sea of geopolitical risks, one story seemed to dominate the headlines of 2002. Not homeland terror, political unrest, the energy crisis or even the impending threat of war received more media attention than the issue of corporate governance. Marked by accounting fraud and improper earnings calculations, the year 2002 spelled disappointing earnings for many companies and diminishing portfolios for most investors.

As a company, we, too, felt the profound effects of the global marketplace. Yet, despite a continued difficult interest rate environment and few signs of an economic recovery any time soon, we ended 2002 with an overall sense of optimism for the road ahead. With a stable net interest margin and increasing levels of fee-based income, the Company experienced a substantial rise in core deposits and another record year in our mortgage banking division. In an effort to enhance and more effectively utilize our capital, we also moved forward with the construction of our new branch facility in Yorkville, one of the fastest growing Chicago suburbs.

Perhaps, though, the most significant achievement for year 2002 came by way of improvements with our asset quality. While it continues to be a sizable challenge, prior steps taken to strengthen reserves and improve our credit culture yielded a much stronger balance sheet and a 46.4% decrease in non-performing loans since year-end 2001.

                               [GRAPHIC OMITTED]

Success was also marked by a notable improvement in our stock price, despite the third consecutive year of depressed domestic markets. In a year when most stocks performed status quo, at best, our company experienced 9.35% appreciation in stock value during 2002. Our management team attributes this accomplishment to the hard work and dedication of our staff and an unwavering commitment to be our communities' BEST financial resource by building, earning and serving, together.

As we close the final chapter of 2002, we do so with pride and a great enthusiasm for our future. Together, with a dedicated board of directors, an experienced management team and a talented staff, our company is committed to meeting the needs of our customers, communities and you, our stockholders. On behalf of the entire UnionBancorp family, we thank you for your continued support and look forward to serving you throughout 2003.



/s/ DENNIS J. MCDONNELL                     /s/ CHARLES J. GRAKO
----------------------------------          ------------------------------------
Dennis J. McDonnell                         Charles J. Grako
Chairman of the Board                       President & CEO
UnionBancorp, Inc.                          UnionBancorp, Inc.

               UNIONBANCORP, INC. annual report two thousand two


               o      mortgage lending

               o      insurance services

               o      financial planning

               o      traditional banking products


               Just starting out...it can be a new and adventurous time for young families.

               Weddings, births and, of course, that first home are the hallmark events of this unique phase of life. Together, our team of skilled professionals helps young families everyday with getting their first mortgage, meeting insurance needs and planning for the future with products like education IRA's and mutual funds. We're also able to meet those "traditional" banking needs such as checking and savings financial planning accounts, debit/check cards and safe deposit box. Just as we have done for seven generations of families, UB continues to be our communities' BEST financial resource. Building, Earning and Serving-Together, the financial offerings of UB can ensure that young families get a solid start for a bright and rewarding future.


                               [GRAPHIC OMITTED]


       ESTATE PLANNING FINANCIAL PLANNING CHECKING SAVINGS INSURANCE RETIREMENT PLANNING INVESTMENT SERVICES EDUCATION SAVINGS PLANS
                                STUDENT CHECKING

                        U N I O N B A N C O R P , I N C .

               UNIONBANCORP, INC. annual report two thousand two



                                [GRAPHIC OMITTED]




      CHECKING  CREDIT CARDS  ONLINE BANKING  CONSUMER & HOME EQUITY LOANS
          COMMERCIAL LOANS  MORTGAGE LENDING  ASSET MANAGEMENT SERVICES

               UNIONBANCORP, INC. annual report two thousand two

               o      traditional banking products

               o      online banking

               o      consumer lending

               o      education savings plans


               Sending your children off to college can be a bittersweet time.

               The pride in a parent's eyes is often coupled with fear and anxiety over their son or daughter being away from home for the first time, as well as the enormous financial burden college can present. Together, the UB family of financial services can help ease those worries. Our student checking package, complete with free online banking and a debit/check card are perfect to help parents and their children make the most of the college years. A personal loan or the distribution of an educational savings plan can also help keep college costs from hindering your lifestyle. Together, we're making a difference in the lives of today's mature families.


                                [GRAPHIC OMITTED]



       ESTATE PLANNING FINANCIAL PLANNING CHECKING SAVINGS INSURANCE RETIREMENT PLANNING INVESTMENT SERVICES EDUCATION SAVINGS PLANS
                                STUDENT CHECKING

                        U N I O N B A N C O R P , I N C .

               UNIONBANCORP, INC. annual report two thousand two


                                [GRAPHIC OMITTED]









      CHECKING  CREDIT CARDS  ONLINE BANKING  CONSUMER & HOME EQUITY LOANS
          COMMERCIAL LOANS  MORTGAGE LENDING  ASSET MANAGEMENT SERVICES

               UNIONBANCORP, INC. annual report two thousand two

               o      prime time 50

               o      investment services

               o      personal lines of credit

               o      retirement planning


               Today's empty nesters are more physically active, financially savvy and entrepreneurial than ever before.

               Together, with UB as their financial partner, thousands of customers have taken advantage of the many benefits of our Prime Time 50 Club to meet their ever-changing financial needs at this stage of life. Prime Timers also enjoy free and discounted bank products and services and personal consultations on their insurance, brokerage and trust needs. From helping finance a child's wedding to estate planning, together, the UB family of financial services brings convenience, opportunities and peace of mind to our customers everyday.



                               [GRAPHIC OMITTED]


       ESTATE PLANNING FINANCIAL PLANNING CHECKING SAVINGS INSURANCE RETIREMENT PLANNING INVESTMENT SERVICES EDUCATION SAVINGS PLANS
                                STUDENT CHECKING

                        U N I O N B A N C O R P , I N C .

               UNIONBANCORP, INC. annual report two thousand two



                                [GRAPHIC OMITTED]





      CHECKING  CREDIT CARDS  ONLINE BANKING  CONSUMER & HOME EQUITY LOANS
          COMMERCIAL LOANS  MORTGAGE LENDING  ASSET MANAGEMENT SERVICES

               UNIONBANCORP, INC. annual report two thousand two

               o      retirement planning

               o      estate planning

               o      insurance services

               o      trust services


               There's no better way to spend those golden years than with the comfort of knowing your financial needs will be met without becoming a burden to your loved ones.

               Together, the broad scope of products and services the UB family has to offer can make the transition into retirement a smooth one. Our financial planning experts help customers prepare for their retirement through investments and IRA plans. Living wills and estate planning ensure that this time can be spent focusing on what is most important to our customers without financial UB as their individuals and families years doing the things with financial freedom and security.

                               [GRAPHIC OMITTED]


       ESTATE PLANNING FINANCIAL PLANNING CHECKING SAVINGS INSURANCE RETIREMENT PLANNING INVESTMENT SERVICES EDUCATION SAVINGS PLANS
                                STUDENT CHECKING

                        U N I O N B A N C O R P , I N C .

               UNIONBANCORP, INC. annual report two thousand two



                                [GRAPHIC OMITTED]



      CHECKING  CREDIT CARDS  ONLINE BANKING  CONSUMER & HOME EQUITY LOANS
          COMMERCIAL LOANS  MORTGAGE LENDING  ASSET MANAGEMENT SERVICES

                        U N I O N B A N C O R P , I N C .

               UNIONBANCORP, INC. annual report two thousand two


SELECTED CONSOLIDATED FINANCIAL DATA
------------------------------------
(Dollars in Thousands, Except Per Share Data)(Unaudited)

                                                                2002          2001          2000          1999            1998
                                                             ----------    ----------    ----------    ----------    ----------
Statement of Income Data
    Interest income                                          $   45,509    $   53,829    $   54,208    $   48,549    $   47,720
    Interest expense                                             20,186        29,385        30,685        24,897        25,258
                                                             ----------    ----------    ----------    ----------    ----------
       Net interest income                                       25,323        24,444        23,523        23,652        22,462
    Provision for loan losses                                     3,574         4,161         4,858         1,522         1,635
                                                             ----------    ----------    ----------    ----------    ----------
       Net interest income after provision for loan losses       21,749        20,283        18,665        22,130        20,827
    Noninterest income                                           12,455        11,920        11,140         9,488         8,071
    Noninterest expense                                          29,026        26,212        25,885        23,597        20,733
                                                             ----------    ----------    ----------    ----------    ----------
    Income (Loss) before income taxes                             5,178         5,991         3,920         8,021         8,165
    Provision (Benefit) for income taxes                          1,134         1,537         1,017         2,514         2,723
                                                             ----------    ----------    ----------    ----------    ----------
    Net income (Loss)                                             4,044    $    4,454    $    2,903    $    5,507    $    5,389
                                                             ----------    ----------    ----------    ----------    ----------
    Net income (Loss) on common stock                             3,787    $    4,197    $    2,644    $    5,248    $    5,130
                                                             ==========    ==========    ==========    ==========    ==========
Per Share Data
    Basic earnings per common shares                         $     0.95    $     1.06    $     0.66    $     1.28    $     1.23
    Diluted earnings per common shares                             0.94          1.05          0.66          1.27          1.22
    Cash dividends on common stock                                 0.31          0.27          0.24          0.19          0.15
    Dividend payout ratio for common stock                        32.59%        25.59%        35.93%        14.65%        12.34%
    Book value per common share                              $    16.97    $    15.91    $    14.76    $    13.80    $    13.28
    Basic weighted average common shares outstanding          3,979,750     3,974,205     3,979,895     4,085,286     4,157,745
    Diluted weighted average common shares outstanding        4,027,441     4,008,867     4,006,793     4,133,554     4,210,739
    Period-end common shares outstanding                      3,980,946     3,979,056     3,965,548     4,047,309     4,262,359

Balance Sheet Data
    Securities                                               $  227,229    $  186,282    $  192,719    $  173,918    $  176,069
    Loans                                                       483,229       504,968       505,094       472,395       398,388
    Allowance for loan losses                                     6,450         6,295         6,414         3,691         3,858
    Total assets                                                791,616       748,307       758,733       704,077       627,194
    Total deposits                                              641,958       612,144       636,003       594,198       517,638
    Stockholders' equity                                         68,064        63,814        59,035        56,341        57,091

Earnings Performance Data
    Return on average total assets                                 0.53%         0.59%         0.40%         0.83%         0.84%
    Return on average stockholders' equity                         6.11          7.04          5.09          9.83          9.98
    Return on average total assets, including mandatory
     redeemable preferred stock                                    0.53          0.59          0.40          0.83          0.84
    Return on average equity, including mandatory
     redeemable preferred stock                                    6.03          6.95          5.01          9.68          9.83
    Net interest margin ratio                                      3.74          3.64          3.67          4.03          4.01
    Efficiency ratio (1)                                          71.73         68.14         69.49         67.11         63.49

Asset Quality Ratios
    Nonperforming assets to total assets                           0.80%         1.44%         1.10%         0.57%         0.46%
    Nonperforming loans to total loans                             0.99          1.76          1.56          0.74          0.65
    Net loan charge-offs to average loans                          0.70          0.85          0.44          0.38          0.20
    Allowance for loan losses to total loans                       1.33          1.25          1.27          0.78          0.97
    Allowance for loan losses to nonperforming loans             135.50         70.93         81.41        105.01        148.50

Capital Ratios
    Average equity to average assets                               8.71%         8.37%         7.90%         8.42%         8.44%
    Total capital to risk adjusted assets                         11.84         11.66         10.99         11.04         12.23
    Tier 1 leverage ratio                                          7.48          7.54          6.90          7.20          7.66


(1) Calculated as noninterest expense less amortization of intangibles and expenses related to other real estate owned, divided by the sum of net interest income, less investment mark to market adjustments, before provision for loan losses and total noninterest income excluding securities gains and losses.

                        U N I O N B A N C O R P , I N C .

               UNIONBANCORP, INC. annual report two thousand two


INDEPENDENT AUDITOR'S REPORT
--------------------------------------------------------------------------------

Stockholders and Board of Directors
UnionBancorp, Inc.
Ottawa, Illinois

We have audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheets of UnionBancorp, Inc. as of December 31, 2002 and 2001 the related consolidated statements of income, stockholder's equity, and cash flows for the years then ended (not presented herein); and in our report dated January 24, 2003, we expressed an unqualified opinion on those consolidated financial statements.

In our opinion, the information set forth in the accompanying condensed consolidated balance sheets as of December 31, 2002 and 2001, and the condensed consolidated statements of income and stockholders' equity for the years then ended is fairly stated, in relation to the consolidated financial statements from which it has been derived.


Oak Brook, Illinois
January 24, 2003
                                       /s/ CROWE CHIZEK AND COMPANY LLP
                                       Crowe Chizek and Company LLP


ANNUAL MEETING
--------------------------------------------------------------------------------

April 22, 2003 - Tuesday - 10:00 a.m.
Starved Rock Lodge and Conference Center
Routes 178 & 71, Utica, Illinois, 61373


STOCKHOLDERS SERVICES
--------------------------------------------------------------------------------

To obtain copies of the 2002 Annual Report and From 10-K, which includes the full consolidated financial statements of the Company and the related notes thereto, as required to be filed with the Securities and Exchange Commission, please send a written request to: Investor Relations, UnionBancorp, Inc., 321 West Main Street, Ottawa, Illinois, 61350.


STOCK TRADING INFORMATION
--------------------------------------------------------------------------------

UnionBancorp, Inc. common stock is traded on the Nasdaq Stock Market under the symbol UBCD. Our primary market makers also quote shares: Hoefer & Arnett, Inc.; Howe Barnes Investments, Inc.; Knight Securities L.P.; and Spear, Leeds & Kellogg. Crowe, Chizek and Company LLP


       ESTATE PLANNING FINANCIAL PLANNING CHECKING SAVINGS INSURANCE RETIREMENT PLANNING INVESTMENT SERVICES EDUCATION SAVINGS PLANS
                                STUDENT CHECKING

                        U N I O N B A N C O R P , I N C .

               UNIONBANCORP, INC. annual report two thousand two


UNIONBANCORP, INC. OFFICERS
--------------------------------------------------------------------------------

Charles J. Grako
President & Chief
 Executive Officer

Gaylon E. Martin
Senior Vice President/
 Chief Credit Officer

Kurt R. Stevenson
Vice President/
 Chief Financial Officer

Brian M. Petzold
Chief Technology Officer

Jimmie D. Lansford
Executive Vice President/
 Organizational Development
 & Planning

Robert L. Davidson
Senior Vice President/
 Chief Investment Officer
 & Asset Liability Manager

Rodney G. Hewitt
Risk Assessment Officer

Suzanne Fetcher
Secretary/Treasurer


BANKING AND AFFILIATE LOCATIONS
--------------------------------------------------------------------------------

UnionBank

Directors:
 Richard J. Berry
 Walter E. Breipohl
 Terry H. Cross
 Donald L. Haag
 Jimmie D. Lansford
 Vincent R. Luckey
 I.J. Reinhardt, Jr.
 Michael Ruiz
 Everett J. Solon
 John A. Trainor

Locations:
Mendota:
 1403 13th Avenue
Ottawa:
 122 W. Madison Street
 400 Etna Road
 401 E. McKinley Road
 119 W. Jefferson Street
Peru:
 1311 Shooting Park Road
Plano:
 15 W. South Street
Sandwich:
 202 Indian Springs Drive
Streator:
 201 E. Main Street
 200 E. Main Street
 24 Danny's Drive


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

Locations:
Manlius:
 109 W. Maple Street
Princeton:
 601 S. Main Street
 1839 N. Main Street
Tampico:
 120 Main Street
Tiskilwa:
 100 Main Street


UnionBank/West

Directors:
 Charles J. Grako
 Dennis Iversen
 Gaylon E. Martin
 Alan Mays
 James Rinella
 Donald L. Sharp
 Leroy A. Ufkes
 Sam B. White

Locations:
Blandinsville:
 135 S. Main Street
Carthage:
 1395 Buchanan Street
Macomb:
 440 N. Lafayette Street
Paloma:
 Highway 24, P.O. Box 71
Quincy:
 2442 Broadway Street
Rushville:
 116 S. Congress Street


UnionFinancial
Services & Trust Company

Directors:
 Jerry L. Halterman
 Sheryl H. Kuzma
 Dennis J. McDonnell
 John A. Shinkle
 William E. Steep
 Paul R. Tingley

Locations:
Clayton:
 110 E. Main Street
Mendota:
 1403 13th Avenue
Ottawa:
 122 W. Madison Street
Peru:
 1311 Shooting Park Road
 4 West US Highway 6
Princeton:
 1839 N. Main Street
Quincy:
 2442 Broadway Street
Rushville:
 116 S. Congress Street
Sandwich:
 202 Indian Springs Drive
Streator:
 200 E. Main Street


UnionBank/Northwest

Directors:
 Paul F. Crandall
 Shane R. Gerber
 Mark S. Klippert
 Joseph E. Nack
 LaVerle Streicher
 Scott C. Sullivan
 William M. Wolter
 Marvin Wurster

Locations:
 Elizabeth:
  112 N. Main Street
 Hanover:
  215 Jefferson Street


      CHECKING  CREDIT CARDS  ONLINE BANKING  CONSUMER & HOME EQUITY LOANS
          COMMERCIAL LOANS  MORTGAGE LENDING  ASSET MANAGEMENT SERVICES

                        U N I O N B A N C O R P , I N C .

               UNIONBANCORP, INC. annual report two thousand two

THE YEAR IN REVIEW 2002
--------------------------------------------------------------------------------

January 1, 2002:
UnionBancorp, Inc. begins 2002 with assets of $748.3 million and stockholders' equity of $63.8 million.

February 22, 2002:
The Company names Shane R. Gerber, President and Chief Executive Officer of UnionBank/Northwest.

February 22, 2002:
UnionBancorp, Inc. and UnionBank receive awards from the USDA Rural Development Office for their efforts in successfully facilitating families to purchase their first homes through the USDA program.

April 15, 2002:
The Board of Directors of UnionBancorp, Inc. declares a quarterly common stock dividend of $0.07. The dividend is payable on April 26, 2002 to stockholders of record as of April 12, 2002.

April 19, 2002:
The Company announces first quarter 2002 earnings of $0.30 per fully diluted share.

May 17, 2002:
The Company names Dennis R. Iversen, President and Chief Executive Officer of UnionBank/West.

June 26, 2002:
The Company announces that Dennis J. McDonnell has been appointed Chairman of the Board of UnionBancorp, Inc.

June 26, 2002:
The Board of Directors of UnionBancorp, Inc. declares a quarterly common stock dividend of $0.08. This represents a 14% increase in the quarterly cash dividend. The dividend is payable on July 26, 2002 to stockholders of record as of July 12, 2002.

July 19, 2002:
The Company announces second quarter 2002 earnings of $0.04 per fully diluted share.

September 27, 2002:
The Board of Directors of UnionBancorp, Inc. declares a quarterly common stock dividend of $0.08. The dividend is payable on October 25, 2002 to stockholders of record as of October 11, 2002.

October 18, 2002:
The Company announces third quarter 2002 earnings of $0.27 per fully diluted share.

December 20, 2002:
The Board of Directors of UnionBancorp, Inc. declares a quarterly common stock dividend of $0.08. The dividend is payable on January 24, 2003 to stockholders of record as of January 10, 2003.

December 31, 2002:
UnionBancorp, Inc. ends 2002 with assets of $791.6 million and stockholders' equity of $68.1 million.

       ESTATE PLANNING FINANCIAL PLANNING CHECKING SAVINGS INSURANCE RETIREMENT PLANNING INVESTMENT SERVICES EDUCATION SAVINGS PLANS
                                STUDENT CHECKING

                        U N I O N B A N C O R P , I N C .

               UNIONBANCORP, INC. annual report two thousand two


                                [GRAPHIC OMITTED]

UNIONBANCORP, INC. BOARD OF DIRECTORS
--------------------------------------------------------------------------------
           standing left to right: front row

Walter E. Breipohl
Broker/Owner
Kaszynski/Breipohl Realtors
Director since 1993

I. J. Reinhardt, Jr.
General Manager
St. Louis Beverage Co.
Director since 1991

Charles J. Grako
President & Chief Executive Officer
UnionBancorp, Inc.
Director since 2000

Scott C. Sullivan
Attorney
Williams & McCarthy
Director since 1996


standing left to right: back row

Richard J. Berry
Attorney
Myers, Berry, O'Conor
 & Kuzma, Ltd.
Director since 1985

Dennis J. McDonnell
Chairman of the Board
UnionBancorp, Inc.
McDonnell Investment Management, LLC
Director since 2000

John A. Trainor
President
Trainor Grain & Supply Co.
Director since 1985

Robert J. Doty
Farm Management
Director since 1996


not pictured

John A. Shinkle
Executive Vice President & Director
Synovus Securities, Inc.
Director since 1997


      CHECKING  CREDIT CARDS  ONLINE BANKING  CONSUMER & HOME EQUITY LOANS
          COMMERCIAL LOANS  MORTGAGE LENDING  ASSET MANAGEMENT SERVICES

                               [GRAPHIC OMITTED]

                        U N I O N B A N C O R P , I N C
                     321 West Main Street, Ottawa, IL 61350
                                  www.ubcd.com

                                  NASDAQ: UBCD


                               [GRAPHIC OMITTED]


                            ESTATE PLANNING  FINANCIAL
                              PLANNING  INVESTMENTS
                            CREDIT CARDS  ONLINE BANKING