Form 10-K, Exhibit 13
period 2003-12-31
UNIONBANCORP INC
filed 2004-03-24
CIK 1019650

Building, Earning, & Serving - Together







                               2003 Annual Report





                                [GRAPHIC OMITTED]



                             [GRAPHIC LOGO OMITTED]
                                       ub

                       U N I O N B A N C O R P , I N C .
                     321 West Main Street, Ottawa, IL 61350
                                  www.ubcd.com

                                  NASDAQ: UBCD

                     Building, Earning & Serving - Together

                                      2003


                        U N I O N B A N C O R P , I N C .
                                [GRAPHIC OMITTED]
                                     report



                             [GRAPHIC LOGO OMITTED]
                                       ub

[GRAPHIC OMITTED]

table of contents



   letter to stockholders                                                    1

        new beginnings in yorkville                                          2

        a shareholders' tradition                                            3

        stewardship in our communities                                       4

        our employee strength                                                5

   financial statements

        selected consolidated financial data                                 6

        condensed consolidated balance sheets                                7

        condensed statements of income                                       8

        condensed statements of stockholders' equity                         9

   auditors report                                                          10

   corporate information                                                    10

   officer listing                                                          11

   business locations                                                       11

   our mission                                                              12

   board of directors                                                       13

                                                               [GRAPHIC OMITTED]
                                                         UnionBancorp, Inc. 2003

                                                               [GRAPHIC OMITTED]

dear fellow stockholders,

As we reflect on the accomplishments, challenges and events of year 2003, we do so with the confidence that we have become a stronger organization.

Throughout the year, the Company embarked on numerous initiatives designed to optimize internal efficiencies, improve revenues and position the organization for future growth. Among the most notable of these projects was the successful merger of two of our banking subsidiaries. UnionBank/Central was successfully absorbed into our flagship entity, UnionBank, yielding greater economies of scale, internal consistency and standardization, and the streamlining of various backroom and reporting functions. Seamless to our customers, the action was the first of a two-phase process, with UnionBank/West and UnionBank/Northwest scheduled to merge into UnionBank during the first quarter of 2004.

The Company also focused much of its attention during 2003 on revenue generation. In addition to the success of such products as eFree checking and the Eagle Money Market Account, the Company again experienced strong performance in the mortgage banking division. Record levels of production were recorded, as consumers continued to take advantage of the favorable interest rate environment. Enhanced revenue was also realized by way of fee-based income, primarily on our overdraft protection offerings.

Recognizing the importance of market expansion, UnionBank officially joined the Yorkville community in December of 2003, our first de novo endeavor since 1999. Tagged as the "branch of the future," the Yorkville office combines a community banking environment with a comprehensive offering of financial products, expanded services and state-of-the-art technology for a unique retail banking experience.

While managing these growth efforts, we remained focused on addressing asset quality issues that have continued to negatively impact operating performance. Numerous initiatives, including the establishment of a Senior Credit Committee and extensive revision of the Company's lending policies and procedures, were implemented to monitor loan quality, evaluate loan requests, and ensure the overall integrity of our credit process. We continue to take a proactive stance on non-performing loans and commit the necessary resources to staff training and development.

While cognizant of the obstacles and challenges the global marketplace will present, we remain committed to positioning the Company for future growth opportunities. As we move forward, a strategic market focus, a strong concentration on operational efficiencies and, of course, an unwavering dedication to exceptional customer service will guide us through the strongest and weakest of economic times.

On behalf of the entire UnionBancorp family, we thank you for your continued support and reaffirm our commitment to enhancing shareholder value in 2004.


/s/ DENNIS J. MCDONNELL                /s/ DEWEY R. YAEGER

Dennis J. McDonnell                    Dewey R. Yaeger
Chairman of the Board                  President & CEO
UnionBancorp, Inc.                     UnionBancorp, Inc.

                                          Building, Earning & Serving - Together

                                                               [GRAPHIC OMITTED]
                                                         UnionBancorp, Inc. 2003

                                                               [GRAPHIC OMITTED]
new beginnings in yorkville


Building for a stronger future, the Board of Directors and management team of UnionBancorp continuously strive for ways to enhance our branch distribution network and provide an optimal level of both service and convenience for our customers.

In addition to the introduction of new products and services and the enhancement of existing ones, our entrance into new markets has positioned us to expand our already broad and diverse service area, making us the financial services company of choice for over 33,000 households.

In December of 2003, UnionBank was welcomed into the City of Yorkville, one of the fastest growing Chicago suburbs. Putting a 21st century spin on traditional banking, the facility comes equipped with large-screen plasma screens which display financial news for our market-conscious customer, a children's play area, extended Sunday hours and a complimentary coffee bar for our suburban commuters, all within a spacious, contemporary structure. Featured above are Personal Banking Supervisor Griffin Leininger and Kelly Davis of Panera Bread, a customer of UnionBank who also coordinates the branch coffee bar.


                                [GRAPHIC OMITTED]

Building, Earning & Serving - Together

                                                               [GRAPHIC OMITTED]
                                                         UnionBancorp, Inc. 2003

                                                               [GRAPHIC OMITTED]


a shareholder's tradition of involvement


Earning a fair return for our shareholders remains a guiding principle of our organization.

In 1874, with just 40 shareholders and less than $110,000 in total deposits, it may have been unimaginable to our founders that we would one day have over 1,000 shareholders and nearly $800 million in total assets. Today, we are proud to be publicly traded on the world's first truly global securities market, the NASDAQ. And, through it all, an unwavering commitment to our shareholders, the individuals who have made our vision possible, has remained. In December of 2003, the Board of Directors of UnionBancorp, Inc. approved payment of the 75th consecutive quarter of dividends to our shareholders.


For generations, shareholder Patricia (Plumb) Breen's family has played an integral role in the town of Streator and with UnionBank. It was her great, great uncle, Civil War Colonel Ralph Plumb, who founded and incorporated the City of Streator and her great grandfather, Samuel Walter Plumb, who founded what is known today as UnionBank. Patricia's grandmother, Levancia Plumb, was also the President of Union National for more than 20 years and was one of only two women bank presidents in the nation at the time. In fact, each generation of Patricia's family has played a part in shaping our Company's history, with grandfather Samuel Walter Plumb, Jr. following in his father's footsteps and serving as our President in the 1920's. Some 50 years later, Patricia's father, who served as a Vice President for UnionBank, bought Patricia and her husband Richard, UnionBank's former Purchasing Agent, their first shares of UnionBank stock. Little did they know then that the corner bank they were investors in would someday grow into a multi-million dollar corporation, with locations throughout the State of Illinois.

                                [GRAPHIC OMITTED]

                                          Building, Earning & Serving - Together

                                                               [GRAPHIC OMITTED]
                                                         UnionBancorp, Inc. 2003

                                                               [GRAPHIC OMITTED]


a commitment of stewardship in the communities we serve


Serving the communities in which we reside has always been a top priority for the employees of UnionBancorp.

We recognize that involvement in our communities yields a better way of life for our customers, employees and citizens and creates a winning situation for all involved. In 2003, our staff and management team logged countless hours, supporting virtually all aspects of the communities we serve. From volunteering at local schools and chambers of commerce to taking part in national fundraisers for groups like the March of Dimes, the American Cancer Society and the United Way, our employees assume leadership roles in a variety of worthwhile charitable causes.

Acting as a member of the Board of Directors of Ottawa's Reddick Mansion Association, Commercial Loan Officer Mike Wickkiser is doing his part to positively impact the City of Ottawa and to preserve the rich legacy of a local historical landmark. He volunteers his time to raise money to preserve and refurbish this 22-room, pre-Civil War mansion, visionary in its architectural quality and complexity. Considered to be one of the most expensive and ornate Italianate residences ever constructed in the Midwest during the mid-1800's, this splendid mansion, which the Reddick family called home for some 30 years, is now open to visitors and tourists thanks to the efforts of concerned citizens like Mike Wickkiser and Esther Funk, pictured above, board member of the Reddick Mansion Association and director of the local campfire council.


                                [GRAPHIC OMITTED]

Building, Earning & Serving - Together

                                                               [GRAPHIC OMITTED]
                                                         UnionBancorp, Inc. 2003

                                                               [GRAPHIC OMITTED]


some of our greatest strengths are our employees


Together, the employees of UnionBancorp have been serving the financial needs of our customers for more than seven generations.

With expertise in banking, insurance, investments and trust services, our staff provides quality service in a friendly and professional environment. Employing over 400 individuals, the management of UnionBancorp, Inc. takes pride in our comprehensive employee benefits and career development programs, designed to enrich the lives of our employees and their families.

While UnionBancorp boasts of many long-term employees, there is perhaps no greater remaining historian than Catherine "Kitty Lou" Miller, who, in September of 2003, celebrated 44 years of service. Much has changed in the organization, the industry and even the world since Kitty first made her way through the doors of Union National Bank on that fall day in 1959. That was before man landed on the moon, before the Vietnam War and long before the advent of the personal computer. Employees could not yet fathom the automatic teller machine, online home banking or that a financial services organization, born out of Streator, Illinois, would one day span 15 counties. In 2000, following in the footsteps of her mother, daughter Keri embarked on her UB career within a slightly different financial landscape. One thing, though, has remained unchanged- a dedicated family of professionals committed to providing exceptional customer service.


                                [GRAPHIC OMITTED]

                                          Building, Earning & Serving - Together

                                                               [GRAPHIC OMITTED]
                                                         UnionBancorp, Inc. 2003


selected consolidated financial data

(in thousands, except share data) (unaudited)

                                                               2003            2002           2001           2000           1999
                                                           -----------     -----------    -----------    -----------    -----------
Statement of Income Data
  Interest income                                          $    41,086     $    45,509    $    53,829    $    54,208    $    48,549
  Interest expense                                              15,961          20,186         29,385         30,685         24,897
                                                           -----------     -----------    -----------    -----------    -----------
     Net interest income                                        25,125          25,323         24,444         23,523         23,652
  Provision for loan losses                                      8,236           3,574          4,161          4,858          1,522
                                                           -----------     -----------    -----------    -----------    -----------
     Net interest income after provision for loan losses        16,889          21,749         20,283         18,665         22,130
  Noninterest income                                            13,719          12,455         11,920         11,140          9,488
  Noninterest expense                                           28,607          29,026         26,212         25,885         23,597
                                                           -----------     -----------    -----------    -----------    -----------
  Income (loss) before income taxes                              2,001           5,178          5,991          3,920          8,021
  Provision (benefit) for income taxes                            (129)          1,134          1,537          1,017          2,514
                                                           -----------     -----------    -----------    -----------    -----------
  Net income (loss)                                        $     2,130     $     4,044    $     4,454    $     2,903    $     5,507
  Net income (loss) on common stock                        $     1,937     $     3,787    $     4,197    $     2,644    $     5,248
                                                           ===========     ===========    ===========    ===========    ===========
Per Share Data
  Basic earnings per common shares                         $      0.48     $      0.95    $      1.06    $      0.66    $      1.28
  Diluted earnings per common shares                              0.48            0.94           1.05           0.66           1.27
  Cash dividends on common stock                                  0.35            0.31           0.27           0.24           0.19
  Dividend payout ratio for common stock                         74.39%          32.59%         25.59%         35.93%         14.65%
  Book value per common share                              $     16.77     $     16.97    $     15.91    $     14.76    $     13.80
  Basic weighted average common shares outstanding           3,997,464       3,979,750      3,974,205      3,979,895      4,085,286
  Diluted weighted average common shares outstanding         4,069,220       4,027,441      4,008,867      4,006,793      4,133,554
  Period-end common shares outstanding                       4,026,850       3,980,946      3,979,056      3,965,548      4,047,309

Balance Sheet Data
  Securities                                               $   252,248     $   227,229    $   186,282    $   192,719    $   173,918
  Loans                                                        476,812         483,229        504,968        505,094        472,395
  Allowance for loan losses                                      9,011           6,450          6,295          6,414          3,691
  Total assets                                                 793,422         791,616        748,307        758,733        704,077
  Total deposits                                               638,032         641,958        612,144        636,003        594,198
  Stockholders' equity                                          68,047          68,064         63,814         59,035         56,341

Earnings Performance Data
  Return on average total assets                                  0.28%           0.53%          0.59%          0.40%          0.83%
  Return on average stockholders' equity                          3.16            6.11           7.04           5.09           9.83
  Return on average total assets, including mandatory
   redeemable preferred stock                                     0.28            0.53           0.59           0.40           0.83
  Return on average equity, including mandatory
   redeemable preferred stock                                     3.16            6.03           6.95           5.01           9.68
  Net interest margin ratio                                       3.65            3.74           3.64           3.67           4.03
  Efficiency ratio(1)                                            72.25           71.73          68.14          69.49          67.11

Asset Quality Ratios
  Nonperforming assets to total assets                            1.10%           0.80%          1.44%          1.10%          0.57%
  Nonperforming loans to total loans                              1.78            0.99           1.76           1.56           0.74
  Net loan charge-offs to average loans                           1.18            0.70           0.85           0.44           0.38
  Allowance for loan losses to total loans                        1.89            1.33           1.25           1.27           0.78
  Allowance for loan losses to nonperforming loans              106.30          135.50          70.93          81.41         105.01

Capital Ratios
  Average equity to average assets                                8.87%           8.71%          8.37%          7.90%          8.42%
  Total capital to risk adjusted assets                          12.15           11.84          11.66          10.99          11.04
  Tier 1 leverage ratio                                           7.60            7.48           7.54           6.90           7.20

(1) Calculated as noninterest expense less amortization of intangibles and expenses related to other real estate owned, divided by the sum of net interest income, less investment mark to market adjustments, before provision for loan losses and total noninterest income excluding securities gains and losses.

Building, Earning & Serving - Together

                                                               [GRAPHIC OMITTED]
                                                         UnionBancorp, Inc. 2003

condensed consolidated balance sheet

December 31, 2003 and 2002 (in thousands, except share data)

                                                                   2003           2002
                                                                ----------     ----------
ASSETS
Cash and cash equivalents                                       $   22,198     $   38,962
Securities available-for-sale                                      252,248        227,229
Loans                                                              476,812        483,229
Allowance for loan losses                                           (9,011)        (6,450)
                                                                ----------     ----------
   Net loans                                                       467,801        476,779
Cash value of life insurance                                        14,379         13,776
Mortgage servicing rights                                            2,775          2,640
Premises and equipment, net                                         16,576         14,055
Goodwill                                                             7,642          7,642
Intangible assets, net                                               1,232            873
Other real estate                                                      227          1,557
Other assets                                                         8,344          8,103
                                                                ----------     ----------
       Total assets                                             $  793,422     $  791,616
                                                                ==========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits
    Non-interest-bearing                                        $   89,424     $   90,606
    Interest-bearing                                               548,608        551,352
                                                                ----------     ----------
       Total deposits                                              638,032        641,958
  Federal funds purchased and securities sold under
    agreements to repurchase                                         1,533          3,588
  Federal Home Loan Bank advances                                   72,450         61,750
  Notes payable                                                      7,873          8,275
  Series B mandatory redeemable preferred stock                        831             --
  Other liabilities                                                  4,656          7,150
                                                                ----------     ----------
       Total liabilities                                           725,375        722,721

Series B mandatory redeemable preferred stock                           --            831
                                                                ----------     ----------

Stockholders' equity
  Preferred stock                                                       --             --
  Series A Convertible Preferred Stock (aggregate
    liquidation preference of $2,762)                                  500            500
  Series C Preferred Stock                                              --             --
  Common stock, $1 par value, 10,000,000 shares authorized;
    4,627,613 and 4,571,209 shares issued in 2003 and 2002           4,628          4,571
  Surplus                                                           22,484         21,856
  Retained earnings                                                 43,609         43,113
  Accumulated other comprehensive income                             2,141          3,171
  Unearned compensation under stock option plans                        (2)           (23)
                                                                ----------     ----------
                                                                    73,360         73,188
Treasury stock, at cost (600,763 shares at December 31, 2003
  and 590,263 shares at December 31, 2002)                          (5,313)        (5,124)
                                                                ----------     ----------
       Total stockholders' equity                                   68,047         68,064
                                                                ----------     ----------

          Total liabilities and stockholders' equity            $  793,422     $  791,616
                                                                ==========     ==========

                                          Building, Earning & Serving - Together

                                                               [GRAPHIC OMITTED]
                                                         UnionBancorp, Inc. 2003

condensed consolidated statements of income

Years Ended December 31, 2003 and 2002 (in thousands, except per share data)

                                                         2003           2002
                                                      ----------     ----------
Interest income
  Loans                                               $   32,693     $   36,283
  Securities
    Taxable                                                6,805          7,377
    Exempt from federal income taxes                       1,533          1,702
  Federal funds sold and other                                55            147
                                                      ----------     ----------
     Total interest income                                41,086         45,509

Interest expense
  Deposits                                                12,453         17,145
  Federal funds purchased and securities sold under
    agreements to repurchase                                 122            170
  Advances from the Federal Home Loan Bank                 2,997          2,514
  Notes payable and other                                    389            357
                                                      ----------     ----------
     Total interest expense                               15,961         20,186
                                                      ----------     ----------
Net interest income                                       25,125         25,323
Provision for loan losses                                  8,236          3,574
                                                      ----------     ----------
Net interest income after provision for loan losses       16,889         21,749

Noninterest income
  Service charges                                          3,090          2,812
  Merchant fee income                                        560          1,185
  Trust income                                               701            775
  Mortgage banking income                                  3,947          2,843
  Insurance and brokerage commissions and fees             2,318          2,188
  Securities gains, net                                      281            407
  Other income                                             2,822          2,245
                                                      ----------     ----------
                                                          13,719         12,455
Noninterest expenses
  Salaries and employee benefits                          16,020         15,284
  Occupancy, net                                           2,138          1,868
  Furniture and equipment                                  2,094          1,820
  Supplies and printing                                      541            525
  Telephone                                                  874          1,074
  Other real estate owned                                    178            919
  Amortization of intangibles assets                         247            245
  Other                                                    6,515          7,291
                                                      ----------     ----------
                                                          28,607         29,026
                                                      ----------     ----------
Income before income taxes                                 2,001          5,178

Income taxes                                                (129)         1,134
                                                      ----------     ----------
Net Income                                                 2,130          4,044
Preferred stock dividends                                    193            257
                                                      ----------     ----------
Net income for common stockholders                    $    1,937     $    3,787
                                                      ==========     ==========
Basic earnings per common share                       $     0.48     $     0.95
                                                      ==========     ==========
Diluted earnings per common share                     $     0.48     $     0.94
                                                      ==========     ==========
08

Building, Earning & Serving - Together

                                                               [GRAPHIC OMITTED]
                                                         UnionBancorp, Inc. 2003

condensed consolidated statements of stockholders' equity

Years Ended December 31, 2003 and 2002 (in thousands, except share data)

                                                                                                  Unearned
                                                                                                Compensation
                                    Series A                                       Accumulated     Under
                                   Convertible                                        Other        Stock
                                    Preferred     Common                Retained   Comprehensive   Option     Treasury
                                      Stock       Stock      Surplus    Earnings      Income       Plans        Stock       Total
                                    ---------   ---------   ---------   ---------    ---------    --------    --------    ---------
Balance,
  January 1, 2002                   $     500   $   4,569   $  21,841   $  40,560    $   1,536    $    (68)   $ (5,124)   $  63,814
    Common stock dividends                 --          --          --      (1,234)          --          --          --       (1,234)
    Preferred stock dividends              --          --          --        (257)          --          --          --         (257)
    Exercise of stock
      options (1,890 shares)               --           2          15          --           --          --          --           17
    Amortization of
      unearned compen-
      sation under stock
      option plans                         --          --          --          --           --          45          --           45
    Comprehensive income
      Net income                           --          --          --       4,044           --          --          --        4,044
      Net increase in fair
         value of securities
         classified as available-
         for-sale, net of income
         taxes and
         reclassification
         adjustments                       --          --          --          --        1,635          --          --        1,635
                                                                                                                          ---------
    Total comprehensive income                                                                                                5,679
                                    ---------   ---------   ---------   ---------    ---------    --------    --------    ---------
Balance,
  December 31, 2002                 $     500   $   4,571   $  21,856   $  43,113    $   3,171    $    (23)   $ (5,124)   $  68,064
    Common stock dividends                 --          --          --      (1,441)          --          --          --       (1,441)
    Preferred stock dividends              --          --          --        (193)          --          --          --         (193)
    Exercise of stock
      options (56,404 shares)              --          57         628          --           --          --          --          685
    Amortization of
      unearned compen-
      sation under stock
      option plans                         --          --          --          --           --          21          --           21
    Purchase of 10,500 shares
      of treasury stock                    --          --          --          --           --          --        (189)        (189)
    Comprehensive income
      Net income                           --          --          --       2,130           --          --          --        2,130
      Net decrease in fair
         value of securities
         classified as available-
         for-sale, net of income
         taxes and
         reclassification
         adjustments                       --          --          --          --       (1,030)         --          --       (1,030)
                                                                                                                          ---------
    Total comprehensive income                                                                                                1,100
                                    ---------   ---------   ---------   ---------    ---------    --------    --------    ---------
Balance,
  December 31, 2003                 $     500   $   4,628   $  22,484   $  43,609    $   2,141    $     (2)   $ (5,313)   $  68,047
                                    =========   =========   =========   =========    =========    ========    ========    =========


                                          Building, Earning & Serving - Together

                                                               [GRAPHIC OMITTED]
                                                         UnionBancorp, Inc. 2003




     independent auditors report
----------------------------------------

     Stockholders and Board of Directors
     UnionBancorp, Inc.
     Ottawa, Illinois

     We have audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheets of UnionBancorp, Inc. as of December 31, 2003 and 2002 and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended (not presented herein), and in our report dated January 23, 2004, we expressed an unqualified opinion on those consolidated financial statements.

     In our opinion, the information set forth in the accompanying condensed consolidated balance sheets as of December 31, 2003 and 2002, and the condensed consolidated statements of income and stockholders' equity for the years then ended is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.


     Oak Brook, Illinois
     January 23, 2004                   /s/ Crowe Chizek and Company LLC


     annual meeting
----------------------------------------

     April 27, 2004 - Tuesday - 10:00 a.m.
     Starved Rock Lodge and Conference Center
     Routes 178 & 71, Utica, Illinois 61373


     stockholder services
----------------------------------------

     To obtain copies of the 2003 Annual Report and Form 10-K, which includes the full consolidated financial statements of the Company and the related notes thereto, as required to be filed with the Securities and Exchange Commission, please send a written request to: Investor Relations, UnionBancorp, Inc., 321 West Main Street, Ottawa, Illinois 61350.

     Stockholders should direct inquiries concerning their stock, change of name, address or ownership, report lost certificates or consolidate accounts to the Company's transfer agent at: 1-312-360-5393 or write:
     Computershare Investor Services, Stockholder Services Division, 2 North LaSalle Street, Chicago, Illinois 60602.


     stock trading information
----------------------------------------

     UnionBancorp, Inc. common stock is traded on the Nasdaq Stock Market under the symbol UBCD. Our primary market makers also quote shares: Hoefer & Arnett, Inc.; Howe Barnes Investments, Inc.; Knight Securities L.P.; and Spear, Leeds & Kellogg.

Building, Earning & Serving - Together

                                                               [GRAPHIC OMITTED]
                                                         UnionBancorp, Inc. 2003

     unionbancorp, inc. officers
----------------------------------------

     Dennis J. McDonnell                      Robert L. Davidson                            James M. Bartoloni
     Chairman of the Board                    Senior Vice President/Chief Investment        Assistant Vice President/ Head of Credit
                                                Officer & Asset Liability Manager             Administration
     Dewey R. Yaeger
     President & Chief Executive Officer      Rick R. Clary                                 Brian M. Petzold
                                              Vice President/ Chief Operating Officer       Chief Technology Officer
     Jimmie D. Lansford
     Executive Vice President/                Kenneth A. Jones                              Rodney G. Hewitt
       Organizational Development             Vice President/ Lending Division              Risk Management Officer
       & Planning
                                              Heather M. Hammitt                            Suzanne Fechter
     Kurt R. Stevenson                        Vice President/ Director of Human             Secretary/Treasurer
     Senior Vice President/                     Resources
       Chief Financial Officer


     banking and affiliate locations
----------------------------------------

     UnionBank                           UnionBank/West                  UnionBank/Northwest           UnionFinancial
                                                                                                       Services & Trust Company
     Directors:                          Directors:                      Directors:
      Richard J. Berry                    Dennis R. Iversen               Paul F. Crandall             Directors:
      Walter E. Breipohl                  Kenneth A. Jones                Shane R. Gerber               Donald L. Haag
      Randy L. Cady                       Alan Mays                       Mark S. Klippert              Dennis J. McDonnell
      Rick R. Clary                       James Rinella                   Joseph E. Nack                John A. Shinkle
      Robert J. Doty                      Donald L. Sharp                 LaVerle Streicher             Everett J. Solon
      Donald L. Haag                      LeRoy A. Ufkes                  Scott C. Sullivan             William E. Steep
      Vincent R. Luckey                   Sam B. White                    William M. Wolter             Dewey R. Yaeger
      Donald R. Rayfield                  Dewey R. Yaeger                 Marvin Wurster
      I.J. Reinhardt, Jr.                                                                              Locations:
      Michael D. Ruiz                    Locations:                      Locations:                     Clayton:
      John A. Trainor                     Blandinsville:                  Elizabeth:                      102 S. Jefferson
      Dewey R. Yaeger                       135 S. Main Street              112 N. Main Street          Macomb:
                                          Carthage:                       Hanover:                        440 N. Lafayette Street
     Locations:                             1395 Buchanan Street            215 Jefferson Street        Mendota:
      Manlius:                            Macomb:                                                         1403 13th Avenue
        109 W. Maple Street                 440 N. Lafayette Street                                     Ottawa:
      Mendota:                            Paloma:                                                         122 W. Madison Street
        1403 13th Avenue                    Highway 24, P.O. Box 71                                     Peru:
      Ottawa:                             Quincy:                                                         1311 Shooting Park Road
        122 W. Madison Street               2442 Broadway Street                                          4 West US Highway 6
        400 Etna Road                     Rushville:                                                      944 4th Street
        401 E. McKinley Road                116 S. Congress Street                                      Princeton:
        119 W. Jefferson Street                                                                           1839 N. Main Street
      Peru:                                                                                             Quincy:
        1311 Shooting Park Road                                                                           2442 Broadway Street
      Plano:                                                                                            Rushville:
        15 W. South Street                                                                                116 S. Congress Street
      Princeton:                                                                                        Sandwich:
        601 S. Main Street                                                                                202 Indian Springs Drive
        1839 N. Main Street                                                                             Streator:
      Sandwich:                                                                                           201 E. Main Street
        202 Indian Springs Drive
      Streator:
        201 E. Main Street
        24 Danny's Drive
      Tampico:
        120 Main Street
      Tiskilwa:
        100 Main Street
      Yorkville:
        208 E. Veterans Parkway

                                          Building, Earning & Serving - Together

                                                               [GRAPHIC OMITTED]
                                                         UnionBancorp, Inc. 2003

                                                               [GRAPHIC OMITTED]

our mission...

UnionBancorp, Inc. is a financial services company established to serve the financial needs of our clients.

Our purpose is to supply quality financial services on a competitive basis for our subsidiaries, clients and customers, security for the bank, a positive self-fulfilling environment for our employees, and a reasonable return to our stockholders.

To accomplish our mission, we shall be a market-driven organization committed to excellence. We shall maintain a close relationship with our clients while providing them superior products and services in an innovative atmosphere. In doing this, we will expand our leadership position while meeting the challenges of an ever-changing environment.

The fundamental considerations shall be the maintenance of a sound institution; never losing sight of our fiduciary responsibility to our stockholders and the civic responsibility to the communities that we serve.

Building, Earning & Serving - Together

                                                               [GRAPHIC OMITTED]
                                                         UnionBancorp, Inc. 2003

unionbancorp, inc. board of directors


standing left to right: front row

I. J. Reinhardt, Jr.                        Scott C. Sullivan
General Manager                             Attorney
St. Louis Beverage Co.                      Williams & McCarthy
Director since 1991                         Director since 1996

Dewey R. Yaeger                             Robert J. Doty
President & Chief Executive Officer         Farm Management
UnionBancorp, Inc.                          Director since 1996
Director since 2003
                                                               [GRAPHIC OMITTED]
------------------------------------------------------

standing left to right: back row

Dennis J. McDonnell                         Richard J. Berry
Chairman of the Board                       Attorney
UnionBancorp, Inc.                          Myers, Berry, O'Conor
McDonnell Investment Management,             & Kuzma, Ltd.
 LLC                                        Director since 1985
Director since 2000
                                            John A. Trainor
Walter E. Breipohl                          President
Broker/Owner                                Trainor Grain & Supply Co.
Kaszynski/Breipohl Realtors                 Director since 1985
Director since 1993

John A. Shinkle
Executive Vice President & Director
Synovus Securities, Inc.
Director since 1997

                                          Building, Earning & Serving - Together